UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MERCER INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

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(1)	Title of each class of securities to which transaction applies:

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(1)	Amount Previously Paid: $10,236.11

(2)	Form, Schedule or Registration Statement No.: Form S-4

(3)	Filing Party: Mercer International Inc.

(4)	Date Filed: February 29, 2012

PRELIMINARY PROXY STATEMENT

MERCER INTERNATIONAL INC.

Dear Shareholders of Mercer International Inc.:

You are cordially invited to attend a special meeting (the “Special Meeting”) of shareholders of Mercer International Inc. (the “Company” or “Mercer”) to approve the issuance of shares of Mercer’s common stock (the “Mercer Shares”) in connection with an offer for all of the outstanding common shares (the “Fibrek Shares”) of Fibrek Inc. (“Fibrek”), a Canadian company whose common shares are listed on the Toronto Stock Exchange. The Company and MERC Acquisition Inc., its wholly-owned subsidiary, have made an offer (the “Offer”) to Fibrek’s shareholders to acquire all of the issued and outstanding Fibrek Shares, in exchange for cash and/or Mercer Shares. Shareholders of Fibrek who accept and tender their shares in the Offer will have the option to receive either: C$1.30 in cash per Fibrek Share; 0.1540 of a Mercer Share per Fibrek Share; or C$0.54 in cash plus 0.0903 of a Mercer Share per Fibrek Share, subject to maximum cash consideration of C$70.0 million and maximum share consideration of 11,741,496 Mercer Shares. Before we can complete the Offer, we must obtain the approval of the Company’s shareholders for the Mercer Shares to be issued in the Offer, and we are sending you the accompanying proxy statement for this purpose.

The Special Meeting will be held at 10:00 am, local time, on April 10, 2012, at 1000-925 West Georgia Street, Vancouver, British Columbia, Canada, unless postponed or adjourned to a later date. At the Company’s special meeting, the Company will ask its shareholders to approve, among other proposals, the issuance of the Mercer Shares in connection with the Offer, as described in the accompanying proxy statement.

After careful consideration, the Company’s board of directors has approved the Offer, including the issuance of Mercer Shares in connection with the Offer, and has determined that the Offer and such issuance of Mercer Shares is in the best interests of the Company and its shareholders. Accordingly, the Company’s board of directors unanimously recommends that the Company’s shareholders vote FOR each of the proposals put to the Company’s shareholders at the Special Meeting.

The Mercer Shares are listed on the NASDAQ Global Market under the symbol “MERC” and on the Toronto Stock Exchange under the symbol “MRI.U”. On March 8, 2012, the last practicable trading day before the date of this proxy statement, the closing sale price of Mercer Shares was $7.87 per share as reported on the NASDAQ Global Market. The Fibrek Shares are traded on the Toronto Stock Exchange under the symbol “FBK”. On March 8, 2012, the last practicable trading day before the date of the accompanying proxy statement, the closing sale price of a Fibrek Share was C$1.18 per share as reported on the Toronto Stock Exchange.

More information about the Company, Fibrek and the Offer is contained in the accompanying proxy statement. The Company urges you to read the accompanying proxy statement carefully and in its entirety. In particular, you should carefully consider the matters discussed in the section entitled “Risk Factors”, beginning on page 25 of the accompanying proxy statement.

The Company’s board of directors has set March 9, 2012 as the record date for determining holders of the Mercer Shares entitled to vote at the Special Meeting or any adjournment, postponement or rescheduling thereof. If you are a record holder of Mercer Shares on that date, you are urged to complete, date and sign the enclosed proxy card and promptly return it to us. Your vote is very important, regardless of the number of Mercer Shares you own. Please read the accompanying proxy statement carefully and cast your proxy vote as promptly as possible.

The Company is excited about the opportunities the proposed acquisition of Fibrek may bring to the Company’s shareholders, and thanks you for your consideration and continued support.

Jimmy S.H. Lee Chairman of the Board

None of the Securities and Exchange Commission, any state securities commission, any Canadian securities regulator or any other regulatory authority has approved or disapproved the securities of the Company to be issued in connection with the Offer, or passed upon the accuracy or adequacy of this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated March 12, 2012, and is first being mailed to the Company’s shareholders on or about March 13, 2012.

ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Mercer that is not included or delivered with this proxy statement. You can obtain this information by requesting it in writing or by telephone from Mercer at the following address:

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia, Canada V6C 1G8

Telephone: (604) 684-1099

Attention: Investor Relations

We will provide promptly without charge to you, upon request, a copy of any document incorporated by reference into this proxy statement, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. In order to ensure timely delivery of the documents in advance of the Special Meeting, any request should be made at least five (5) business days before the Special Meeting, or April 3, 2012. See the section entitled “Where You Can Find More Information” for additional details about where you can find information about Mercer.

MERCER INTERNATIONAL INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On April 10, 2012

To the Shareholders of Mercer International Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Mercer International Inc. (the “Company” or “Mercer”) will be held on April 10, 2012 at 1000 – 925 West Georgia Street, Vancouver at 10:00 am (Vancouver time) for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of up to 15,000,000 additional shares of Mercer’s common stock, par value $1.00, in connection with the Company’s offer to acquire all of the issued and outstanding shares of Fibrek Inc. by way of a take-over bid (the “Offer”); and

2.	To consider and vote upon a motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described above.

The board of directors of the Company has fixed the close of business on March 9, 2012 as the record date for the determination of shareholders entitled to vote at the meeting or any adjournment, postponement or rescheduling thereof.

The foregoing proposals and the Offer are more fully described in the proxy statement accompanying this Notice. A list of Mercer shareholders entitled to vote at the special meeting will be available for examination during regular business hours at our principal executive offices at 1120 – 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8 ten (10) calendar days prior to the special meeting.

By Order of the Board of Directors,

Jimmy S.H. Lee Chairman of the Board March 12, 2012

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE THE PROXY CARD THAT ACCOMPANIES THIS NOTICE OF SPECIAL MEETING OF SHAREHOLDERS, OR VOTE USING THE INTERNET OR TELEPHONE, AS PROMPTLY AS POSSIBLE, IN ORDER TO ENSURE THE PRESENCE OF A QUORUM. A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

(i)

(ii)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein contain “forward-looking statements”. Generally, forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties and other factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the following:

•	we will incur additional indebtedness following completion of the Offer;

•

the Offer is conditional upon, among other things, the receipt of consents and approvals from governmental authorities that could delay completion of the Offer or impose conditions on us and Fibrek Inc. (“Fibrek”) that could in turn result in an adverse effect on the business or financial condition of Mercer following our acquisition of Fibrek;

•

if the conditions under the Support Agreement are not met or waived, the Offer cannot be completed. The outcome of the appeal of the decision of the Bureau de décision may also have an impact on the completion of the Offer. Failure to complete the Offer could have a material adverse impact on the market price of the Fibrek Shares;

•	change-of-control provisions in Fibrek’s agreements triggered in connection with the acquisition of Fibrek may lead to adverse consequences;

•

if less than 66 2/3% of Fibrek’s shareholders tender their shares in the Offer, Mercer will not be able to effect a subsequent acquisition transaction of the remaining Fibrek Shares and Fibrek will continue to have minority shareholders;

•	the date on which the Offer will close is uncertain;

•	our acquisition of Fibrek might not be successfully completed without the possibility of Fibrek shareholders exercising dissent rights in connection with a second step transaction;

•	there might be difficulties in integrating Fibrek’s business and operations into our business and operations;

•	integrating Fibrek may divert Mercer’s management’s attention away from our operations;

•	failure to retain key employees could diminish the benefits of the Offer;

•	the market price of Mercer Shares could decline as a result of the large number of such shares that will become eligible for sale after the completion of the Offer;

•	the issuance of Mercer Shares to Fibrek shareholders in connection with the Offer will reduce the percentage ownership of current Mercer shareholders;

•

Fibrek’s current shareholders will own a large percentage of Mercer Shares after the completion of the Offer, and will have significant influence over the outcome of corporate actions requiring shareholder approval; such shareholders’ priorities for Mercer’s business may be different from Mercer’s current shareholders;

•	our business is highly cyclical in nature;

•	our level of indebtedness could negatively impact our financial condition and results of operations;

•	a weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources;

(iii)

•	cyclical fluctuations in the price and supply of our raw materials could adversely affect our business;

•	we operate in highly competitive markets;

•	we are exposed to currency exchange rate and interest rate fluctuations;

•	increases in our capital expenditures or maintenance costs could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations;

•	we use derivatives to manage certain risk which has caused significant fluctuations in our operating results;

•	we are subject to extensive environmental regulation and we could have environmental liabilities at our facilities;

•	our business is subject to risks associated with climate change and social and government responses thereto;

•	Project Blue Mill may not generate the results or benefits we expect;

•	we are subject to risks related to our employees;

•	we rely on government grants and guarantees and participate in European statutory programs;

•	we are dependent on key personnel;

•	we may experience material disruptions to our production;

•	we may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters;

•	our insurance coverage may not be adequate;

•	we rely on third parties for transportation services; and

•	other risks to Fibrek Inc.’s business.

Given these uncertainties, you should not place undue reliance on our forward-looking statements. You should read this proxy statement and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from what we expect. The foregoing review of important factors is not exhaustive or necessarily in order of importance and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this proxy statement. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time, and it is not possible for us to predict all such factors. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in or incorporated by reference in this proxy statement, whether as a result of new information, future events or otherwise.

INFORMATION CONCERNING FIBREK

Except as otherwise indicated herein, the information concerning Fibrek contained in this proxy statement has been taken from or is based upon Fibrek’s and other publicly available documents and records. Although Mercer has no knowledge that would indicate that any statements contained herein concerning Fibrek taken from or based upon such documents and records are untrue or incomplete, neither Mercer nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Fibrek’s financial statements, or for any failure by Fibrek to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information and are unknown to Mercer. Mercer has limited means of verifying the accuracy or completeness of any of the information contained herein that is derived from Fibrek’s publicly available documents or records or whether there has been any failure by Fibrek to disclose events that may have occurred or may affect the significance or accuracy of any information.

(iv)

Financial statements for Fibrek included in this proxy statement have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which differ from U.S. generally accepted accounting principles (“GAAP”) in certain material respects, and thus may not be comparable to financial statements of U.S. companies.

EXCHANGE RATES

Our reporting currency and financial statements included in this proxy statement are in Euros, as a significant majority of our business transactions are originally denominated in Euros. We translate non-Euro denominated assets and liabilities at the rate of exchange on the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the period.

Additionally, since Fibrek is a Canadian public company, its reporting currency and financial statements included in this proxy statement are in Canadian dollars. Fibrek translates non-Canadian dollar denominated assets and liabilities at the rate of exchange on the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the period.

The following table sets out exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”) for the conversion of Euros and Canadian dollars to U.S. dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for these periods:

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(€/$)
End of period	0.7708	0.7536	0.6977	0.7184	0.6848
High for period	0.6723	0.6879	0.6623	0.6246	0.6729
Low for period	0.7736	0.8362	0.7970	0.8035	0.7750
Average for period	0.7186	0.7541	0.7176	0.6826	0.7304
	(C$/$)
End of period	1.0168	1.0009	1.0461	1.2240	0.9881
High for period	0.9448	0.9960	1.0289	0.9717	0.9168
Low for period	1.0605	1.0776	1.2995	1.2971	1.1852
Average for period	0.9887	1.0298	1.1412	1.0660	1.0740

On March 2, 2012, the date of the most recent weekly publication of the Noon Buying Rate before the filing of this proxy statement, the Noon Buying Rate for the conversion of Euros and Canadian dollars to U.S. dollars was €0.7574 per U.S. dollar and C$0.9887 per U.S. dollar.

In addition, certain financial information relating to our Celgar mill included in this proxy statement is stated in Canadian dollars while we report our financial results in Euros. The following table sets out exchange rates, based on the noon rate provided by the Bank of Canada (the “Daily Noon Rate”), for the conversion of Canadian dollars to Euros in effect at the end of the following periods, the average exchange rates during these periods (based on Daily Noon Rates) and the range of high and low exchange rates for these periods:

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(C$/€)
End of period	1.3193	1.3319	1.5000	1.7046	1.4428
High for period	1.2847	1.2478	1.4936	1.4489	1.3448
Low for period	1.4305	1.5067	1.6920	1.7316	1.5628
Average for period	1.3761	1.3671	1.5851	1.5603	1.4690

(v)

On March 8, 2012, the Daily Noon Rate for the conversion of Canadian dollars to Euros was C$1.3151 per Euro.

NON-GAAP FINANCIAL MEASURES

This proxy statement contains “non-GAAP financial measures” that is, financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Specifically, we make use of the non-GAAP measure “Operating EBITDA”.

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. We use Operating EBITDA as a benchmark measurement of our own operating results and as a benchmark relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) noncontrolling interests on our Stendal mill operations; (v) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (vi) the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental operational performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA or EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our operational performance in addition to our GAAP financial statements incorporated by reference into this proxy statement.

INDUSTRY AND MARKET DATA

In this proxy statement, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share information and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed. Although we believe this information is reliable, we have not independently verified, or cannot guarantee, the accuracy or completeness of that information and investors should use caution in placing reliance on such information.

Statements in this proxy statement or incorporated by reference into this proxy statement concerning the production capacity of our pulp mills are management estimates based primarily on historically achieved levels of production and assumptions regarding maintenance downtime. Statements concerning electrical generating

(vi)

capacity at our mills are also management estimates based primarily on our expected pulp production (which largely determines the amount of electricity we can generate) and assumptions regarding maintenance downtime, in each case within manufacturers’ specifications of capacity.

In this proxy statement, please note the following:

•

references to “we”, “our”, “us”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise, and references to “Mercer Inc.” mean Mercer International Inc., excluding its subsidiaries;

•	all references to monetary amounts are to “Euros”, the lawful currency adopted by most members of the European Union, unless otherwise stated;

•	“€” refers to Euros; “$” refers to U.S. dollars; and “C$” refers to Canadian dollars;

•	References to “MW” mean megawatts and “MWh” mean megawatt hours; and

•	References to “ADMT” refers to air-dried metric tonnes.

(vii)

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERCER SPECIAL MEETING

Pursuant to the terms of the support agreement between Mercer and Fibrek dated February 9, 2012 (the “Support Agreement”), Mercer and MERC Acquisition Ltd., its wholly owned subsidiary, have made an offer to Fibrek’s shareholders to acquire all of the issued and outstanding common shares of Fibrek (“Fibrek Shares”) including any Fibrek Shares that become issued and outstanding upon the exercise of any options issued under Fibrek’s stock option plan prior to the expiration of the offer, in exchange for cash and/or newly issued shares of Mercer’s common stock (“Mercer Shares”). This proxy statement contains important information about the Support Agreement, the Offer and the special meeting of Mercer’s shareholders (the “Special Meeting”). The following section provides answers to certain anticipated questions about the Offer, and the Special Meeting. Please note that this section may not address all issues that may be important to you as a Mercer shareholder. Accordingly, you should carefully read this entire proxy statement, including each of the annexes.

Q.	Why am I receiving this proxy statement?

A.	Mercer has entered into the Support Agreement, pursuant to which Mercer has commenced the Offer for all outstanding Fibrek Shares. As a result of being listed for trading on the NASDAQ Global Market, issuances of Mercer Shares are subject to NASDAQ listing rules. We are currently permitted to issue just under 20% of the total outstanding Mercer Shares (being approximately 11,155,840 Mercer Shares) without shareholder approval. However, under NASDAQ Listing Rule 5635(a), we must seek shareholder approval with respect to issuances of our common stock when the shares to be issued are being issued in connection with the acquisition of the stock of another company and are equal to, or in excess of 20% of the number of Mercer Shares outstanding before the issuance. Because completion of the Offer contemplated by the Support Agreement would currently require us to issue 11,741,496 Mercer Shares, or approximately 21% of the currently outstanding Mercer Shares, we are asking you to approve the issuance of up to 15,000,000 Mercer Shares, as well as the other proposals described in this proxy statement. We are seeking approval to issue more Mercer Shares than currently contemplated by the Offer and Support Agreement to provide us with flexibility to address fluctuations in market prices and conditions and, if we elect to do so and if required, to match or compete with any alternative offer for Fibrek. We are holding the Special Meeting in order to obtain, among other things, shareholder approval of the issuance of Mercer Shares pursuant to the Support Agreement.

Q.	Who is soliciting my proxy?

A.	This proxy statement is being used by the board of directors of Mercer to solicit your proxy for use at the Special Meeting.

Q.	When and where is the Special Meeting of shareholders?

A.	The Special Meeting will be held on April 10, 2012 at 1000 – 925 West Georgia Street, Vancouver, British Columbia, Canada at 10:00 am (Vancouver time).

Q.	Who can vote at the meeting?

A.	Registered shareholders of Mercer who own Mercer Shares on March 9, 2012 (the “Record Date”), may attend and vote at the Special Meeting. Each Mercer Share is entitled to one vote. There were 55,779,204 Mercer Shares outstanding on the Record Date. If you own your Mercer Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Mercer Shares should be voted. Your broker or nominee will generally provide you with appropriate forms at the time you receive this proxy statement. If you own your Mercer Shares through a brokerage account or nominee, you cannot vote in person at the Special Meeting unless you receive a proxy from the broker or the nominee.

Q.	What am I being asked to approve?

A.	You are being asked to approve the issuance of up to 15,000,000 new Mercer Shares in connection with the Offer. We currently anticipate using approximately 11,741,496 Mercer Shares as consideration under the Offer. We are seeking approval to issue more Mercer Shares than currently contemplated by the Support Agreement to provide us with flexibility to address fluctuations in market prices and conditions and, if we elect to do so and if required, to match or compete with any alternative offer for Fibrek.

Q.	How do I vote?

A:	Registered shareholders of Mercer may vote in person at the Special Meeting, by mail, by phone or on the internet.

Voting by Mail. Complete, date, sign and mail the proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the proxy, your Mercer Shares will be voted as you instruct. Please see the proxy for voting instructions.

Voting in Person. If you attend the Special Meeting, you may vote as instructed at the meeting. However, if you hold your Mercer Shares in street name (that is, through a broker/dealer or other nominee), you will need to bring to the meeting a proxy delivered to you by such nominee reflecting your ownership of Mercer Shares as of the Record Date.

Voting on the Internet. Go to www.proxyvoting.com/merc and follow the instructions. You should have your proxy in hand when you access the website.

Voting by Telephone. Call the toll-free number listed on the proxy from any touch-tone telephone and follow the instructions. You should have your proxy in hand when you call.

If you own your Mercer Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one proxy?

A:	It means that you hold Mercer Shares in multiple accounts. Please complete and return all proxies to ensure that all your Mercer Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my proxy?

A:	If you are a registered shareholder of Mercer, you may revoke your proxy and change your vote at any time before it is voted at the Special Meeting. You may do this by:

•	sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the proxy is revoked; or

•

submitting another proxy with a later date over the internet, by telephone or to our registrar and transfer agent at the following address: Computershare Shareowner Services P.O. Box 3550, South Hackensack, NJ 07606-9250 ; or

•	voting at the Special Meeting.

Your proxy will not be revoked if you attend the Special Meeting but do not vote.

If you own your Mercer Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Mercer Shares be voted if I do not sign and return my proxy?

A:	If your Mercer Shares are registered in your name, they will not be voted unless you submit your proxy or vote in person at the Special Meeting. If your Mercer Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Mercer Shares unless you provide instructions.

Q.	May I vote in person at the Special Meeting of shareholders?

A.	If your Mercer Shares are registered directly in your name with Mercer’s transfer agent, then you are considered to be the shareholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Mercer. If you are a Mercer shareholder of record, you may attend the Special Meeting and vote your Mercer Shares in person. However, even if you plan to attend the Special Meeting in person, Mercer requests that you sign and return the enclosed Mercer proxy card or vote your Mercer Shares by telephone or via the Internet to ensure that your Mercer Shares will be represented at the Special Meeting, if you are unable to attend.

If you own your Mercer Shares in “street name,” the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card to return to your broker or other nominee to direct them to vote on your behalf. If you own your Mercer Shares in “street name,” you are not the shareholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a proxy from the broker, trustee or nominee that holds your Mercer Shares, giving you the right to vote the Mercer Shares at the meeting.

Q.	If my Mercer Shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your Mercer Shares without instructions from you. Brokers are not expected to have discretionary authority to vote for the Mercer proposals. Therefore, in order to make sure that your vote is counted, you should instruct your broker to vote your Mercer Shares following the procedures provided by your broker.

Q:	Who will count the votes?

A:	Agents of the Company will tabulate the proxies. Additionally, votes cast by registered shareholders of Mercer voting in person at the Special Meeting are tabulated by a person who is appointed by our management before the meeting.

Q:	How many Shares must be present to hold the Special Meeting?

A:	To hold the Special Meeting and conduct business, at least one-third of the outstanding Mercer Shares entitled to vote at the Special Meeting must be present at the meeting. This is called a quorum.

Votes are counted as present at the Special Meeting if a registered shareholder of Mercer either:

•	is present and votes in person at the Special Meeting; or

•	has properly submitted a proxy.

Abstentions and broker non-votes (Mercer Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of a quorum.

About the Offer

Q.	Why is Mercer proposing to acquire Fibrek?

A.	The board of directors of Mercer has determined that the Offer is in the best interests of Mercer and its shareholders in part because it presents a compelling strategic opportunity for Mercer to expand both its pulp production capacity and its production and sale of renewable energy. The successful completion of the Offer will also allow Mercer to further diversify its business geographically. For a complete discussion of Mercer’s reasons for making the Offer, see the section entitled “The Offer—Mercer’s Reasons for Commencing the Offer” in this proxy statement.

Q.	What vote is required to consummate the Offer?

A.	To consummate the Offer, Mercer shareholders must approve the issuance of Mercer Shares to be issued in exchange for Fibrek Shares tendered in the Offer. The approval of the issuance of Mercer Shares to be issued in connection with the Offer requires the affirmative vote of a majority of the Mercer Shares present in person or represented by proxy and entitled to vote at the Special Meeting at which a quorum is present, whether voting in person or represented by proxy at the Special Meeting.

In connection with this shareholder vote, Mercer has entered into voting support agreements with two institutional shareholders and its President and Chief Executive Officer who collectively hold, directly or indirectly, approximately 44% of the outstanding Mercer Shares. These shareholders have pledged, pursuant to the terms of their respective voting support agreements, to vote all of their Mercer Shares in favor of the motion to approve the issuance of the Mercer Shares at the Special Meeting. See the section entitled “Certain Agreements Related to the Offer—Voting Support Agreements” in this proxy statement. These voting support agreements are available on the SEC’s web site at http://www.sec.gov.

Q.	Are there other conditions that need to be satisfied to consummate the Offer?

A.	In addition to the requirement of obtaining Mercer shareholder approval, the number of Fibrek Shares validly deposited under the Offer, and not withdrawn at the expiry date, together with any Fibrek Shares and Special Warrants (defined herein) held by Mercer must represent at least 50.1% of the outstanding Fibrek Shares on a fully diluted basis. The Offer is also conditional on the receipt of certain regulatory approvals and our Registration Statement on Form S-4 being declared effective by the SEC. For a summary of the conditions that need to be satisfied to consummate the Offer, see the section entitled “The Support Agreement” in this proxy statement.

Q.	What will Fibrek shareholders receive if they accept the Offer?

A.	Shareholders of Fibrek who accept the Offer will have the option to receive either C$1.30 in cash per Fibrek Share, 0.1540 of a Mercer Share, or C$0.54 in cash plus 0.0903 of a Mercer Share per Fibrek Share, subject to proration. No fractional Mercer Shares will be issued in the Offer. Tendering shareholders of Fibrek will receive cash in lieu of fractional shares.

Q.	Will the number of Mercer Shares issuable to Fibrek shareholders in connection with the Offer be subject to any adjustment, for example if Mercer’s stock price fluctuates?

A.	No. The share exchange ratio is fixed at 0.1540 of a Mercer Share or 0.0903 of a Mercer Share plus C$0.54 in cash for every Fibrek Share tendered in the Offer.

Q.	Is there a maximum number of Mercer Shares that can be issued in the Offer?

Under the Offer, the maximum aggregate share consideration will be 11,741,496 Mercer Shares and the maximum aggregate cash consideration is C$70.0 million.

Q.	What will be the relative ownership of Mercer after the Offer?

A.	If all of the Fibrek Shares currently outstanding are tendered in the Offer, post-Offer the current shareholders of Mercer will hold approximately 83% of the outstanding Mercer Shares and the current shareholders of Fibrek will hold approximately 17% of the outstanding Mercer Shares.

Q.	Will Mercer Shares issued in connection with the Offer be registered and listed on an exchange?

A.	Yes. The Mercer Shares issued will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are expected to be listed on the NASDAQ Global Market under the symbol “MERC” and on the Toronto Stock Exchange under the symbol “MRI.U”.

Q.	Will there be any contractual transfer restrictions affecting the Mercer Shares issued in connection with the Offer?

A.	No, the Mercer Shares issued pursuant to the Offer will not be subject to any contractual transfer restrictions.

Q.	How does Mercer intend to finance the cash portion of the Offer?

A.	We intend to finance the cash portion of the Offer, any second step transaction and any related fees with: (i) our existing cash, cash equivalents and marketable securities on hand; (ii) advances under our existing credit facilities; and/or (iii) advances from three new credit facilities aggregating C$70 million pursuant to three commitment letters from Québec based capital providers. See “The Offer – Source and Amount of Funds” for further information regarding how Mercer intends to fund the cash portion of the Offer and “Selected Historical and Pro Forma Combined Financial Data” for a description of the pro forma impact of the C$70 million in additional financing on Mercer’s balance sheet and statement of operations.

Q.	What impact will the Special Warrants issued pursuant to the Special Warrant Agreement have on Mercer’s shareholders?

A.	In connection with the Offer, Mercer and Fibrek entered into the Special Warrant Agreement whereby Mercer agreed to purchase 32,320,000 Special Warrants of Fibrek on a private placement basis, at a price of C$1.00 per Special Warrant. The Special Warrants are convertible into Fibrek Shares on a one-for-one basis. Conversion is automatic in certain events and otherwise at the option of Mercer. The Special Warrants are also redeemable by Mercer and Fibrek at their subscription price in certain stipulated events. See “Certain Agreements Related to the Offer – Special Warrant Agreement” for a detailed description of the terms of the Special Warrant Agreement.

While any Special Warrants held by Mercer shall be counted towards the minimum tender condition required to consummate the Offer, the completion of the private placement of the Special Warrants is not a condition of the Offer. Other than the acquisition of Fibrek Shares on conversion of the Special Warrants, Mercer’s shareholders will not be impacted by an event triggering conversion.

Q.	What will happen to the Fibrek options and other rights to acquire or receive Fibrek Shares?

A.	In accordance with the terms of the Support Agreement, we expect, prior to the expiry of the Offer, all unvested options to acquire Fibrek Shares to be accelerated and a cashless exercise of such options to be effected solely for the purpose of tendering the resulting Fibrek Shares under the Offer.

Q.	Will there be any change to the Mercer Shares held by Mercer shareholders?

A.	No. The Offer does not result in any changes to the existing Mercer Shares. The current shareholders of Mercer will continue to be shareholders of Mercer after the Offer.

Q.	Who will be the directors of Mercer following the Offer?

A.	The current composition of Mercer’s board of directors will not change as a result of the Offer. See Annex H “Directors of Mercer” for a detailed biography of each current director of Mercer.

Q:	Do Mercer shareholders have appraisal or dissenters’ rights in connection with the Offer?

A.	No. Mercer shareholders do not have appraisal or dissenters’ rights in connection with the issuance of the Mercer Shares to be issued in the Offer.

Q.	As a Mercer shareholder, how does the Mercer board of directors recommend that I vote?

A.	The Mercer board of directors has determined that the Support Agreement and the transactions contemplated thereby, including the Offer and the issuance of Mercer Shares in connection therewith, are advisable and in the best interests of Mercer and its shareholders. After careful consideration, the Mercer board of directors recommends that Mercer shareholders vote:

•	FOR Proposal No. 1 to approve the issuance of new Mercer Shares in connection with the Offer; and

•

FOR Proposal No. 2 to approve any motion to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting in favor of Proposal No. 1.

Q.	What risks should I consider in deciding how to vote?

A.	You should carefully read this entire proxy statement, including each of the annexes, and pay specific attention to the section entitled “Risk Factors”, which sets forth certain risks and uncertainties related to the Offer and the business of Mercer.

Q.	When do you expect the Offer to close?

A.	Mercer cannot predict the exact timing of the closing of the Offer and the related transactions. Mercer launched the Offer on February 29, 2012 in accordance with the terms of the Support Agreement and applicable securities laws. The Offer will be open for acceptance for at least 35 days and is set to expire on April 6, 2012, unless extended or withdrawn by Mercer. The closing of the Offer is also subject to the satisfaction of certain customary conditions, including, among other things, there being validly deposited under the Offer, and not withdrawn at the expiry date, that number of Fibrek Shares which, together with any Fibrek Shares and Special Warrants held by Mercer, represent at least 50.1% of the outstanding Fibrek Shares on a fully diluted basis, receipt of the requisite regulatory approvals and consents, a Registration Statement on Form S-4 to register the Mercer Shares to be issued in the Offer being declared effective by the SEC and the absence of a material change with respect to Fibrek. For more information regarding timing, see the section entitled “The Support Agreement” in this proxy statement.

Q.	What do Mercer shareholders need to do now?

A.	Mercer urges its shareholders to read this proxy statement carefully and in its entirety, including its annexes, and to consider how the Offer affects them. If you are a shareholder of Mercer as of the Record Date, you are further urged to provide your proxy instructions by mailing your signed Mercer proxy card in the enclosed return envelope or by voting by telephone or via the internet following the instructions on your proxy card. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your Mercer Shares can be voted at the Special Meeting.

Q.	Who can help answer my questions?

A.	If you are a Mercer shareholder and would like additional copies, without charge, of this proxy statement, or if you have questions about the Offer, including the procedures for voting your Mercer Shares, you should contact:

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia, Canada V6C 1G8

Telephone: (604) 684-1099

Attention: Investor Relations

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire proxy statement, including annexes, and the other documents to which this proxy statement refers, to fully understand the proposals to be considered at the Special Meeting.

Information About Mercer International Inc., MERC Acquisition Inc. and Fibrek Inc.

Mercer International Inc.

Mercer International Inc.

700 West Pender Street

Suite 1120

Vancouver, British Columbia

V6C 1G8 Canada

Telephone: (604) 684-1099

Mercer Inc. is a Washington corporation and our shares of common stock are quoted and listed for trading on the NASDAQ Global Market (MERC) and listed in U.S. dollars on the Toronto Stock Exchange (MRI.U).

We are currently the largest publicly traded producer of market northern bleached softwood kraft, or “NBSK”, pulp in the world. Our operations are located in Eastern Germany and Western Canada. We operate three NBSK pulp mills with a consolidated annual production capacity of approximately 1.5 million ADMTs. We are the sole NBSK pulp producer, and the only significant producer of pulp for resale, known as “market pulp”, in Germany, which is the largest pulp import market in Europe.

Our principal executive offices are located at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8, and our telephone number is (604) 684-1099. Mercer’s website is www.mercerint.com

MERC Acquisition Inc.

MERC Acquisition Inc.

925 West Georgia Street

Suite 1000

Vancouver, British Columbia

V6C 3L2 Canada

Telephone: (604) 662-8808

MERC Acquisition Inc. (“Mercer Acquisition”) is a corporation incorporated under the Canada Business Corporations Act (the “CBCA”) and is a wholly owned subsidiary of Mercer. Mercer Acquisition was organized solely for the purpose of making the Offer and has not otherwise conducted any business activities to date.

Fibrek Inc.

Fibrek Inc.

625 René-Lévesque Blvd. W., Suite 700

Montréal, Québec

H3B 1R2, Canada

Telephone: (514) 871-0550

Fibrek was incorporated on March 24, 2010 pursuant to the provisions of the CBCA for the purpose of participating in an arrangement under Section 192 of the CBCA pursuant to which SFK Pulp Fund completed its reorganization, on May 25, 2010, from an income trust structure to a corporation named “Fibrek Inc.”

Fibrek is a leading producer and marketer of virgin and recycled kraft pulp operating three mills: the Saint-Félicien mill, the Fairmont mill, and the Menominee mill, with a combined annual production capacity of approximately 760,000 tonnes. The Saint-Félicien mill provides NBSK pulp to various sectors of the paper industry in Canada, the U.S. and Europe, for use in the production of specialized products. The Fairmont mill and the Menominee mill manufacture air-dried recycled bleached kraft pulp, or “RBK” pulp and primarily supply manufacturers of fine uncoated paper, tissue paper for commercial and industrial uses, and coated paper in the U.S.

Fibrek’s principal executive offices are located at 625 René-Lévesque Blvd. W., Suite 700, Montréal, Québec, H3B 1R2, Canada, and Fibrek’s telephone number is (514) 871-0550. Fibrek’s website is www.fibrek.com.

The Offer (see page 40)

Pursuant to the Offer, we are offering to purchase all of the issued and outstanding Fibrek Shares for the following consideration per Fibrek Share tendered:

•	C$1.30 in cash;

•	0.1540 of a Mercer Share; or

•	C$0.54 in cash plus 0.0903 of a Mercer Share.

Fibrek’s shareholders tendering their Fibrek Shares will have the option of selecting one of the preceding options, subject to proration necessary to effect the maximum aggregate cash consideration of C$70.0 million and the maximum aggregate share consideration of 11,741,496 Mercer Shares. Such proration will be based on the number of Fibrek Shares acquired in proportion to the number of issued and outstanding Fibrek Shares as of the applicable take-up date. No fractional Mercer Shares will be issued in the Offer.

Mercer’s Reasons for commencing the Offer (see page 43)

The Mercer board of directors has concluded that the acquisition of Fibrek through the Offer presents a compelling strategic opportunity to expand both its pulp production capacity and its production and sale of renewable energy and allow Mercer to further diversify its business geographically. In reaching its decision to approve the Offer, the Mercer board of directors considered a number of factors including, among other factors:

•	The acquisition of Fibrek fits within Mercer’s strategy of focusing on world-class production assets that produce high quality pulp;

•	The ability of the Saint-Félicien mill to produce and sell surplus renewable energy is in line with Mercer’s goal of increasing its revenues from energy sales;

•	Fibrek’s mills are complementary to Mercer’s existing operations and, through active management, we believe that the operations of Fibrek will generate increased value for Mercer’s shareholders; and

•

Mercer’s board of directors has received an opinion from Raymond James Ltd. (“Raymond James”), its financial advisor, to the effect that, as of the date of the opinion, the Offer is fair from a financial point of view to Mercer’s shareholders.

Risk Factors (see page 25)

Mercer and Fibrek are subject to numerous risks associated with their businesses and their industries. In addition, risks related to the Offer, including the possibility that the closing of the Offer may be delayed or not be completed at all, poses a number of unique risks to Mercer shareholders, including the following risks:

•	Mercer may not realize all of the anticipated benefits of the successful completion of the Offer;

•	we will incur additional indebtedness following the completion of the Offer;

•	there may be difficulties integrating Fibrek’s business and operations into our business and operations;

•

after the consummation of the Offer, Fibrek’s current shareholders could have significant influence over the outcome of corporate actions requiring shareholder approval and such shareholders’ priorities for Mercer’s business may be different from Mercer’s current shareholders;

•

if less than 66 2/3% of Fibrek’s current shareholders tender their shares in the Offer, Mercer will not be able to effect a second step transaction of the remaining Fibrek Shares and Fibrek will likely continue to have minority shareholders;

•

Mercer and Fibrek both have incurred and will incur significant expenses as a result of the Offer, which will reduce the amount of capital available to fund Mercer’s business after the successful completion of the Offer;

•	the market price of Mercer Shares could decline as a result of the large number of shares that will become eligible for sale after the Offer is completed; and

•	if the conditions to the completion of the Offer are not met or waived, the Offer will not occur.

These risks and other risks are discussed in greater detail in the section entitled “Risk Factors” and elsewhere in this proxy statement. Mercer encourages you to read and consider all of these risks carefully.

Market Price and Dividend Information (see page 23)

The closing sale price per Mercer Share as reported on the NASDAQ Global Market on February 9, 2012, the last full trading day prior to the public announcement of entry into the Support Agreement, was $8.25 and the closing sale price per Mercer Share on March 8, 2012 (the last practicable trading date before the filing of this proxy statement) as reported on the NASDAQ Global Market was $7.87. Following the successful completion of the Offer, Mercer Shares, including the Mercer Shares issued in connection with the Offer, are expected to continue to trade on the NASDAQ Global Market under the symbol “MERC” and on the Toronto Stock Exchange under the symbol “MRI.U”. Mercer has never declared or paid cash dividends on its capital stock.

Mercer currently intends to retain earnings, if any, to finance the growth and development of its business and does not expect to pay any cash dividends to its shareholders in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Mercer’s board of directors and subject to the terms of the Company’s senior indebtedness.

The closing sale price per Fibrek Share as reported on the Toronto Stock Exchange on February 9, 2012, the last full trading day prior to the public announcement of entry into the Support Agreement, was C$1.13, and the closing sale price per Fibrek Share on March 9, 2012 (the last practicable trading date before the filing of this proxy statement) as reported on the Toronto Stock Exchange was C$1.18.

For more information, see the section entitled “Market Price and Dividend Information”.

Opinion of Raymond James to the Board of Directors of Mercer (see page 43)

At the February 9, 2012 meeting of Mercer’s board of directors, Raymond James rendered its oral opinion to the board of directors, subsequently confirmed in writing, to the effect that, as of February 9, 2012, and based upon and subject to certain matters stated therein, the Offer is fair, from a financial point of view, to Mercer’s shareholders. See Annex F, “Opinion of Raymond James Ltd.” Holders of Mercer Shares are encouraged to read the opinion carefully in its entirety.

Overview of the Support Agreement (see page 56)

The Support Agreement contains the principal terms and conditions of the proposed Offer.

Non-Solicitation

Until the earlier of either the closing of the Offer or the termination of the Support Agreement, Fibrek shall not, directly or indirectly, through any officer, director, employee, representative or agent, as the case may be, solicit, invite or encourage any person to consider the purchase of any Fibrek Shares or Fibrek’s business or assets or take any action of any kind which might reasonably be expected to reduce the likelihood of success of the Offer.

Moreover, neither party to the Support Agreement nor any of its subsidiaries shall without the prior written consent of the other party initiate discussions with any third party regarding any transfer of rights or other transaction which could reasonably be expected to have a material adverse effect on the Offer .

For a more complete discussion of the exclusivity provisions, see the section entitled “The Support Agreement—Non-Solicitation” in this Proxy Statement.

Conditions to Closing of the Offer

In order to consummate the Offer, among other conditions, Mercer shareholders must approve the issuance of Mercer Shares in connection with the Offer, the number of Fibrek Shares deposited under the Offer, together with any Fibrek Shares and Special Warrants held by Mercer at the expiry of the Offer must represent at least 50.1% of the outstanding Fibrek Shares on a fully diluted basis, requisite regulatory consents must be acquired and the Registration Statement on Form S-4 registering the Mercer Shares to be issued in the Offer must be declared effective by the SEC. For a summary of the conditions to the closing of the Offer, see the section entitled “The Support Agreement” in this proxy statement.

Termination of the Support Agreement

It is possible that the Offer and the transactions contemplated by the Support Agreement will not be completed. This might happen if, for example, either party is in default or has materially breached its covenants or obligations as specified in the Support Agreement and the non-breaching party provides written notice of such breach. For a more complete discussion of the manner in which the Support Agreement may terminate, see the section entitled “The Support Agreement—Termination of the Support Agreement” in this proxy statement.

Termination Fee

Upon the occurrence of certain events, Fibrek has agreed to pay Mercer an amount equal to C$8,500,000. In certain other circumstances, Mercer may be entitled to an expense reimbursement of C$2,000,000. For a more complete discussion of the termination fee, see the section entitled “The Support Agreement—Termination Fee” in this proxy statement.

Interests of Certain Persons in the Offer (see page 67)

Mercer

To the knowledge of Mercer, no director or executive officer of Mercer, nor any of their affiliates, have any interests in the Offer that differ from, or are in addition to, their interests as holders of Mercer Shares. As of March 9, 2012, the directors and executive officers of Mercer, together with their affiliates, beneficially owned in the aggregate approximately 2,735,022 Mercer Shares (including options held by them that are exercisable within 60 days), entitling them to exercise approximately 4.9% of the voting power of the Mercer Shares at the Special Meeting.

Fibrek

As of March 9, 2012, the directors and executive officers of Fibrek, together with their affiliates, beneficially owned in the aggregate 3,860,982 Fibrek Shares, or approximately 2.9% of the outstanding Fibrek Shares on a fully diluted basis.

Voting Support Agreements (see page 61)

Mercer has entered into voting support agreements with two institutional shareholders and its President and Chief Executive Officer who collectively hold, directly or indirectly, approximately 44% of the outstanding Mercer Shares. These shareholders have agreed, pursuant to the terms of their respective voting support agreements, to vote all of their Mercer Shares in favor of the motion to approve the issuance of the Mercer Shares at the Special Meeting. See the section entitled “Certain Agreements Related to the Offer—Voting Support Agreements” in this proxy statement.

Ownership of Mercer Following the Offer (see page 55)

After the successful completion of the Offer, the percentage ownership of the outstanding shares of Mercer held by current Mercer shareholders and current Fibrek shareholders will depend on the percentage of Fibrek Shares that are tendered pursuant to the Offer. If all of the Fibrek Shares currently outstanding (which excludes any Fibrek Shares that may be issued or issuable after the date of this proxy statement) are tendered in the Offer, post-Offer the current shareholders of Mercer will hold approximately 83% of the outstanding Mercer Shares and the current shareholders of Fibrek will hold approximately 17% of the outstanding Mercer Shares.

Regulatory Approvals (see page 50)

The Offer is subject to regulatory approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States (the “HSR Act”), the Competition Act in Canada (the “Competition Act”), the Investment Canada Act (the “ICA”) and the approval by the SEC of a Registration Statement on Form S-4 registering the Mercer Shares to be issued in connection with the Offer under the Securities Act.

NASDAQ and Toronto Stock Exchange Listing (see page 54)

Pursuant to the terms of the Support Agreement, Mercer will use reasonable commercial efforts to cause all Mercer Shares to be issued in connection with the Offer to be approved for listing on the NASDAQ Global Market and the Toronto Stock Exchange at their time of issue.

Anticipated Accounting Treatment (see page 54)

Mercer will account for the potential acquisition of Fibrek as a purchase of the business, which means that the assets and liabilities of Fibrek will be recorded at their fair value and the results of operations of Fibrek will be included in Mercer’s results from and after the effective time of such acquisition. The acquisition method of accounting is based on Accounting Standards Codification Topic 805, Business Combinations.

Appraisal Rights and Dissenters’ Rights (see page 50)

Mercer shareholders are not entitled to dissenters’ rights or appraisal rights under the Washington Business Corporations Act (the “WBCA”) in connection with the Offer.

Mercer Board of Directors (see page 55)

Following the closing of the Offer, the board of directors of Mercer will consist of seven directors, comprised of all of the current Mercer directors. See Annex H “Directors of Mercer” for a detailed biography of each current director of Mercer.

Comparison of Shareholder Rights

The rights of holders of Fibrek Shares are governed by Fibrek’s articles of incorporation and the CBCA. The rights of Mercer’s shareholders are governed by Mercer’s articles of incorporation, Mercer’s by-laws and the WBCA. Accordingly, the rights associated with Fibrek Shares are different from the rights associated with Mercer Shares. After the successful completion of the Offer, Fibrek shareholders who have tendered their Fibrek Shares will become Mercer shareholders and will have rights that are different from those they have now as Fibrek shareholders. See Annex C to this proxy statement entitled “Comparison of Shareholders Rights and Corporate Governance Matters” for a discussion of certain aspects of Washington corporate law and Canadian corporate law, and the different rights associated with Mercer Shares and Fibrek Shares.

The Mercer Special Meeting of Shareholders (see page 36)

The Special Meeting will be held at 10:00 am, at 1000 – 925 West Georgia Street, Vancouver, British Columbia, Canada, Vancouver time, on April 10, 2012. Only holders of record of Mercer Shares at the close of business on the Record Date are entitled to notice of, attendance at and to vote at, the Special Meeting. As of the Record Date, there were 55,779,204 Mercer Shares outstanding and entitled to vote at the Special Meeting, held by approximately 328 holders of record. Each holder of Mercer Shares is entitled to one vote for each Mercer Share owned as of the Record Date.

There are two proposals at the Special Meeting. The first is a proposal to approve the issuance of new Mercer Shares in connection with the Offer. The second is a proposal to consider and vote upon a motion to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal. If you are a Mercer shareholder, failure to return your proxy card or otherwise provide proxy instructions or vote your Mercer Shares in person will result in your Mercer Shares not being counted for purposes of determining whether a quorum is present at the Special Meeting. In the event that a quorum is not reached or the necessary votes are not received, the Special Meeting will have to be adjourned and recalled to obtain a quorum and the necessary votes.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present selected historical financial data for Mercer and Fibrek and comparative historical and unaudited pro forma per share data for Mercer and Fibrek.

Selected Historical Financial Data of Mercer

The following table sets forth selected historical financial and operating data as at and for the periods indicated. The following selected financial data is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and related notes and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this proxy statement.

	Years Ended December 31,
	2011	2010	2009	2008	2007(1)
	(Euro in thousands, other than per share and per ADMT amounts)
Statement of Operations Data
Revenues
Pulp	€831,396	€856,311	€577,298	€689,320	€704,391
Energy	€57,972	€44,225	€42,501	€30,971	€22,904

	€889,368	€900,536	€619,799	€720,291	€727,295
Costs and expenses	€778,249	€732,793	€632,598	€706,962	€657,709
Operating income (loss)	€111,119	€167,743	€(12,799)	€13,329	€69,586
Gain (loss) on derivative instruments	€(1,418)	€1,899	€(5,760)	€(25,228)	€20,357
Interest expense	€58,995	€67,621	€64,770	€65,756	€71,400
Investment income (loss)	€1,501	€468	€(1,804)	€(1,174)	€4,453
Income (loss) from continuing operations after income taxes(2)	€54,006	€94,748	€(72,125)	€(85,540)	€23,640
Net income (loss) per share attributable to common shareholders from continuing operations
Basic	€1.00	€2.24	€(1.71)	€(2.00)	€0.62
Diluted	€0.89	€1.56	€(1.71)	€(2.00)	€0.58
Weighted average shares outstanding (in thousands)
Basic	50,117	38,591	36,297	36,285	36,081
Diluted	56,986	56,963	36,297	36,285	45,303
Balance Sheet Data
Current assets	€373,226	€356,880	€200,934	€258,901	€290,259
Current liabilities	€126,067	€125,197	€101,784	€104,527	€121,516
Working capital	€247,159	€231,683	€99,150	€154,374	€168,743
Total assets	€1,217,250	€1,216,075	€1,083,831	€1,151,600	€1,272,393
Long-term liabilities	€807,641	€877,315	€896,074	€914,970	€895,262
Total equity	€283,542	€213,563	€85,973	€132,103	€255,615
Other Data
Pulp sales volume (ADMTs)	1,427,924	1,428,638	1,445,461	1,423,300	1,352,590
Pulp production (ADMTs)	1,453,677	1,426,286	1,397,441	1,424,987	1,404,673
Average pulp price realized (per ADMT)(3)	€574	€591	€393	€478	€516

(1)	The presentation for 2007 has been modified to conform to the presentation requirements as prescribed in the Accounting Standards Codification Topic 810, Consolidations.
(2)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased.
(3)	Our average realized pulp price reflects customer discounts and price movements between the order and shipment date.

Selected Historical Financial Data of Fibrek

The following table sets forth selected historical financial and operating data of Fibrek, presented in accordance with IFRS as at and for the periods indicated. The following selected financial data is qualified in its entirety by, and should be read in conjunction with, Fibrek’s consolidated financial statements and related notes attached as Annex A to this proxy statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Fibrek” attached as Annex B to this proxy statement.

Financial statements for Fibrek attached as Annex A to this proxy statement have been prepared in accordance with IFRS, which differs from GAAP in certain material respects, and thus they may not be comparable to financial statements of U.S. companies.

	Years Ended December 31,
	2011(1)		2010(1)
	(Canadian Dollars in thousands, other than per share and per ADMT amounts)
Statement of Operations Data
Total Sales	C$	537,690	C$	556,539
Profit (loss) from operations	C$	5,388	C$	35,022
Net income (loss)	C$	(64,031)	C$	16,594
Net income (loss) per share
Basic	C$	(0.49)	C$	0.15
Diluted	C$	(0.49)	C$	0.12
Balance Sheet Data
Total assets	C$	481,792	C$	555,900
Long-term liabilities	C$	156,068	C$	112,918
Other Data
Pulp sales volume (ADMTs)
NBSK pulp		341,441		343,627
RBK pulp		346,481		368,538

Total pulp sales volume		687,922		712,165

(1)	Selected financial data presented in accordance with IFRS.

Unaudited Pro Forma Consolidated Balance Sheet

As at December 31, 2011

(In thousands of Euros)

	Mercer GAAP	Fibrek IFRS	Adjustments GAAP	Note	Fibrek GAAP	Acquisition Adjustments	Note	Pro Forma Consolidated
ASSETS
Current assets
Cash and cash equivalents	€105,072	€4,226	€—		€4,226	€—		€109,298
Marketable securities	12,216	24	—		24	—		12,240
Receivables	120,487	47,975	—		47,975	—		168,462
Inventories	120,539	75,698	—		75,698	—		196,237
Prepaid expenses and other	8,162	2,420	—		2,420	—		10,582
Deferred income tax	6,750	—	—		—	—		6,750

Total current assets	373,226	130,343	—		130,343	—		503,569
Long-term assets
Property, plant and equipment	820,974	233,267	135,790	4(a)(b)(c)	369,057	(198,013)	4(k)	992,018
Deferred note issuance and other	10,763	1,577	1,358	4(g)	2,935	(1,604)	4(n)(k)	12,094
Deferred income tax	12,287	—	—		—	—		12,287
Note receivable	—	—	—		—	—		—

	844,024	234,844	137,148		371,992	(199,617)		1,016,399

Total assets	€1,217,250	€365,187	€137,148		€502,335	€(199,617)		€1,519,968

LIABILITIES
Current liabilities
Accounts payable and other	€99,640	€50,490	€—		€50,490	€7,262	4(h)(i)(j)(n)	€157,392
Pension and other post-retirement benefit obligations	756	—	—		—	—		756
Debt	25,671	1,528	334	4(g)	1,862	3,790	4(n)	31,323

Total current liabilities	126,067	52,018	334		52,352	11,052		189,471

Long-term liabilities
Debt	708,415	84,860	1,024	4(g)	85,884	48,552	4(n)(q)	842,851
Unrealized interest rate derivative losses	52,391	—	—		—	—		52,391
Pension and other post-retirement benefit obligations	31,197	28,924	—		28,924	—		60,121
Capital leases and other	13,053	4,512	(827)	4(d)	3,685	—		16,738
Deferred income tax	2,585	—	—		—	—		2,585

	807,641	118,296	197		118,493	48,552		974,686

Total liabilities	€933,708	€170,314	€531		€170,845	€59,604		€1,164,157

EQUITY
Shareholders’ equity
Share capital	€247,642	€527,960	€—		€527,960	€(452,162)	4(m)(p)	€323,440
Paid-in capital	(4,857)	—	—		—	716	4(q)	(4,141)
Retained earnings (deficit)	37,985	(331,427)	148,171	4(a) to (f)	(183,256)	179,011	4(m)(i)	33,740
Accumulated other comprehensive income	21,346	(1,660)	(11,554)	4(e)(f)	(13,214)	13,214	4(m)	21,346

Total shareholder equity	302,116	194,873	136,617		331,490	(259,221)		374,385

Noncontrolling deficit	(18,574)	—	—		—	—		(18,574)

Total equity	283,542	194,873	136,617		331,490	(259,221)		355,811

Total liabilities and equity	€1,217,250	€365,187	€137,148		€502,335	€(199,617)		€1,519,968

The accompanying notes are an integral part of these financial statements.

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2011

(In thousands of Euros, except per share data)

	Mercer GAAP	Fibrek IFRS	Adjustments GAAP	Note	Fibrek GAAP	Acquisition Adjustments	Note	Pro Forma Consolidated
Revenues
Pulp	€831,396	€390,735	€—		€390,735	€—		€1,222,131
Energy	57,972	—	—		—	—		57,972

	889,368	390,735	—		390,735	—		1,280,103
Costs and expenses
Operating costs	683,718	347,752	4,834	4(c)	352,586	—		1,036,304
Operating depreciation and amortization	55,760	26,067	528	4(b)(c)	26,595	(10,200)	4(l)	72,155

	149,890	16,916	(5,362)		11,554	10,200		171,644
Selling, general and administrative expenses	38,771	12,131	—		12,131	—		50,902

Operating income (loss)	111,119	4,785	(5,362)		(577)	10,200		120,742

Other income (expense)
Impairment	—	(45,771)	45,771	4(a)	—	—		—
Interest expense	(58,995)	(8,270)	—		(8,270)	(4,068)	4(o)	(71,333)
Investment income	1,501	140	—		140	—		1,641
Foreign exchange gain on debt	1,175	—	—		—	—		1,175
Gain (loss) on extinguishment of debt	(71)	2,000	—		2,000	—		1,929
Gain (loss) on derivative instruments	(1,418)	538	—		538	—		(880)

Total other income (expense)	(57,808)	(51,363)	45,771		(5,592)	(4,068)		(67,468)

Income (loss) before income taxes	53,311	(46,578)	40,409		(6,169)	6,132		53,274
Income tax benefit (provision)
Current	(1,682)	49	—		49	—		(1,633)
Deferred	2,377	—	—		—	—		2,377

Net income (loss)	54,006	(46,529)	40,409		(6,120)	6,132		54,018
Less: net income attributable to noncontrolling interest	(3,931)	—	—		—	—		(3,931)

Net income (loss) attributable to common shareholders	€50,075	€(46,529)	€40,409		€(6,120)	€6,132		€50,087

Net income per share attributable to common shareholders
Basic	€1.00							€0.81

Diluted	€0.89							€0.74

The accompanying notes are an integral part of these financial statements.

Notes To The Unaudited Pro Forma Consolidated Financial Statements

(In thousands of Euros, except shares and per share data)

Note 1. Basis of Presentation

The unaudited pro forma consolidated balance sheet of Mercer International Inc. (“Mercer” or the “Company”) as at December 31, 2011, and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2011 have been prepared by Mercer, after giving effect to the business combination between Mercer and Fibrek Inc. (“Fibrek”) as if it had occurred on December 31, 2011 for the unaudited pro forma consolidated balance sheet and on January 1, 2011 for the unaudited pro forma consolidated statement of operations. These unaudited pro forma consolidated financial statements have been compiled from, and include:

(a)	a pro forma consolidated balance sheet combining the audited consolidated balance sheet of Mercer as at December 31, 2011 and the audited consolidated statement of financial position of Fibrek as at December 31, 2011;

(b)	a pro forma consolidated statement of operations combining the audited consolidated statement of operations of Mercer for the year ended December 31, 2011 and the audited consolidated statement of earnings for Fibrek for the year ended December 31, 2011.

The financial statements of Mercer have been prepared in conformity with GAAP. The financial statements of Fibrek have been prepared in conformity with IFRS and have been reconciled with GAAP.

It is the Company’s opinion that the pro forma consolidated balance sheet and pro forma consolidated statement of operations include all adjustments necessary for the fair presentation, in all material respects, of the pro forma financial statements as if the offer described in Note 3 to the pro forma consolidated financial statements had occurred as of the applicable dates. The adjustments and assumptions required to reflect the offer as of the applicable dates are described in Note 4 to the pro forma consolidated financial statements. The pro forma information is based on preliminary estimates; the final amounts recorded for the offer may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The offer is reflected in the pro forma consolidated financial statements as being accounted for based on the acquisition method in accordance with the Accounting Standards Codification Topic 805, Business Combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 3 to the pro forma consolidated financial statements. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed have been measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurements utilized estimates based on key assumptions of the offer, including historical and current market data. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final fair value of assets acquired and liabilities assumed will be determined after the offer is complete, and may differ materially from the information presented.

The pro forma consolidated financial statements do not reflect cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the offer.

The unaudited pro forma consolidated financial statements should be read in conjunction with Mercer’s audited consolidated financial statements for the year ended December 31, 2011 and Fibrek’s audited consolidated financial statements for the year ended December 31, 2011.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of these pro forma consolidated financial statements are those set out in Mercer’s audited consolidated financial statements of the year ended December 31, 2011. Fibrek follows IFRS, as outlined in Fibrek’s consolidated financial statements as at December 31, 2011. As a result, in preparation of the pro forma financial statements, several adjustments were made to the Fibrek consolidated financial statements to conform to GAAP.

The pro forma consolidated financial statements are prepared in Euros (“€”), Mercer’s reporting currency. Fibrek’s audited consolidated financial statements are reported in Canadian dollars (“C$”). Mercer translated Fibrek’s consolidated statement of financial position to Euros using the exchange rate as at December 31, 2011 (C$1.3193 to €1.00) and translated Fibrek’s consolidated statement of earnings at the average rate of exchange for the year ended December 31, 2011 (C$1.3761 to €1.00).

Certain amounts in Fibrek’s consolidated financial statements have been reclassified to conform to Mercer’s presentation.

Further accounting policy differences may be identified after completion and integration of the offer.

Note 3. Acquisition

On February 9, 2012, Mercer entered into a Support Agreement with Fibrek for Mercer to acquire all of the Fibrek Shares by way of a take-over bid.

Pursuant to the offer, Fibrek shareholders will have the ability, on an individual basis, to elect to receive:

•	C$1.30 in cash per Fibrek Share subject to proration;

•	0.1540 of a Mercer Share per Fibrek Share subject to proration; or

•	C$0.54 in cash plus 0.0903 of a Mercer Share per Fibrek Share,

subject to proration necessary to effect a maximum aggregate cash consideration of C$70.0 million (€53,058) and a maximum aggregate share consideration of 11,741,496 Mercer Shares. Total consideration is C$1.30 per Fibrek Share or approximately C$170.0 million (€128,856). For the purpose of the pro forma consolidated financial statements we have assumed the maximum permitted amount of cash of C$70.0 million, net of C$5.6 million (€4,226) cash acquired from Fibrek and the cash given to Fibrek for the Warrants described in the following paragraph.

Concurrently with the execution of the Support Agreement, Mercer has agreed to purchase 32,320,000 special warrants (the “Warrants”) at a price of C$1.00 per Warrant (the “Warrant Placement”) for total consideration of C$32.3 million (€24,498). Each Warrant is convertible into a Fibrek Share on a one-for-one basis. Conversion is automatic in certain events and otherwise at the option of Mercer. The Warrants are also redeemable, including by Fibrek, at their subscription price in certain events. Completion of the Warrant Placement is subject to, among other things, obtaining Toronto Stock Exchange approval.

On February 23, 2012, the Bureau de décision dismissed Abitibi’s request to cease trade the Offer and granted an order to cease trade the Warrant Placement. Subsequently, on February 24, 2012, Fibrek announced that it intended to appeal the decision to cease trade the Warrant Placement rendered by the Bureau de décision. For the purpose of the pro forma financial statements, we have assumed the Warrants will be issued.

Note 3. Acquisition (continued)

Mercer is financing the cash portion of the offer by way of C$70.0 million of new credit facilities established with Québec based capital providers and/or cash in hand and/or existing credit facilities. For the purpose of the pro forma financial statements, we have assumed the new credit facilities will finance the cash portion of the offer.

Mercer has completed a preliminary estimate of the fair value of all identifiable assets acquired and liabilities assumed. The fair value of all the assets acquired and liabilities assumed will ultimately be determined after the closing of the offer. Therefore, it is likely that the fair value of the assets acquired and liabilities assumed will vary from those shown below, and the differences may be material.

Purchase price:
Cash issued for shares	€48,832
Shares	75,798

€124,630

Fair value of assets acquired and liabilities assumed as at December 31, 2011:
Current assets, net of cash acquired	€126,117
Property, plant and equipment	171,044
Other long-term assets	581
Current liabilities, excluding current portion of long-term debt	(52,757)
Long-term debt	(87,746)
Employee future benefits	(28,924)
Other long-term liabilities	(3,685)

€124,630

Note 4. Pro Forma Assumptions and Adjustments

The pro forma consolidated financial statements include the following pro forma assumptions and adjustments.

Adjustments from IFRS to GAAP:

(a)	Reverse property, plant and equipment impairments of €151,557 recorded under IFRS. Under IFRS, a write-down of assets is required if the recoverable amount is less than its carrying amount. The recoverable amount is determined using discounted estimated future cash flows. Under GAAP, a write-down to estimate fair value is required only if the undiscounted future cash flows of the assets is less than the carrying amount. Using undiscounted cash flows Fibrek’s assets are not impaired. Of the €151,557 impairment reversal, €45,771 was recorded in net income and €105,786 decreased the opening deficit.

(b)	Recognize accumulated depreciation expense in property, plant and equipment of €10,382 as a result of the impairment reversal noted in Note 4(a) above. Depreciation expense of €4,977 was recorded in net income and an adjustment of €5,405 increased the opening deficit.

(c)

Expense major maintenance costs of €5,385 capitalized in property, plant and equipment under IFRS as at December 31, 2011. Under IFRS, major inspections and overhauls are accounted for as a separate component of property, plant and equipment and amortized until the next major inspection or overhaul, and under GAAP these costs are directly expensed. As part of this adjustment, €4,834 was recorded to

Note 4. Pro Forma Assumptions and Adjustments (continued)

operating costs for the current year maintenance costs, €4,449 of depreciation expense was reversed and the remaining balance of €5,000 increased the opening deficit.

(d)	Reduce the landfill closure obligation by €827 for the change in discount rate used to calculate the obligation. Under IFRS, asset retirement obligations are calculated using a rate that reflects current market assessments of the time value of money and the risks specific to the liability. Under GAAP, the discount rate used is the risk-free interest rate adjusted for the effect of Fibrek’s credit standing. The adjustment decreased the opening deficit by €827.

(e)	Upon the adoption of IFRS, Fibrek elected to apply the first time adoption exemption to recognize all unrecognized actuarial losses of €7,988 in deficit. Under GAAP, unrecognized actuarial losses are recorded in accumulated other comprehensive income, consequently these costs have been reclassified.

(f)	Upon the adoption of IFRS, Fibrek recognized the unrealized loss on translation of financial statements of foreign operations of €3,566 in deficit. Under GAAP, the unrealized loss is recorded in accumulated other comprehensive income, consequently these costs have been reclassified.

(g)	Under IFRS, a portion of Fibrek’s deferred finance costs of €1,024 are included as an offset to the long-term portion of debt and €334 are included as an offset to the current portion of debt. Under GAAP these costs are recorded as an asset.

Acquisition of Fibrek:

(h)	Increase in accounts payable and other of €1,895 representing Fibrek’s estimated costs associated with the offer.

(i)	Increase in accounts payable and other and deficit of €4,245 representing Mercer’s estimated costs associated with the offer. These costs have been excluded from the pro forma consolidated statement of operations as they are non-recurring.

(j)	Increase in accounts payable and other of €372 associated with Fibrek’s performance share program as a result of the assumed change in control.

(k)	Recognition of the property, plant and equipment preliminary estimated fair value adjustment of €198,013 and the write off of Fibrek’s deferred financing costs of €2,354, based on the preliminary estimated purchase price allocation.

(l)	Preliminary estimated depreciation of €10,200 associated with the property, plant and equipment fair value adjustment calculated using a 20 year useful life.

(m)	Elimination of Fibrek’s shareholders’ equity.

Financing for the Fibrek acquisition:

(n)	Recognition of credit facilities totalling C$70.0 million (€53,058) required to finance the offer. The long term portion of the credit facilities is €49,268 and the current portion of the credit facilities is €3,790. Finance costs related to the offer amounted to €750 and were included in accounts payable and other as at December 31, 2011.

(o)	Recognition of interest expense totalling €4,068 on the credit facilities using an interest rate of 8.5% for C$40.0 million (€30,318) of the debt and 6.5% for C$30.0 million (€22,740) of the debt.

(p)	Recognition of 11,741,496 shares issued, valued at €75,798 required to finance the offer.

(q)	Recognition of warrants issued as part of a credit facility agreement required to finance the offer valued at €716. The warrants are for 500,000 Mercer Shares at a subscription price equal to a 30% premium to the market price at the credit facility closing date.

Note 5. Pro Forma Earnings Per Share

2011
Pro forma net income attributable to common shareholders—basic	€50,087
Interest on convertible notes, net of tax	797

Pro forma net income attributable to common shareholders—diluted	€50,884

Pro forma net income per share attributable to common shareholders
Basic	€0.81

Diluted	€0.74

Weighted average common shares, December 31, 2011
Basic weighted average Mercer Shares outstanding	50,116,982
Mercer Shares issued on acquisition of Fibrek	11,741,496

Basic pro forma weighted average common shares outstanding	61,858,478
Effect of diluted shares	6,869,037

Diluted pro forma weighted average common shares outstanding	68,727,515

Outstanding common shares, December 31, 2011
Mercer Shares outstanding	55,779,204
Mercer Shares issued on acquisition of Fibrek	11,741,496

Pro forma common shares outstanding	67,520,700

The 500,000 warrants issued to the lender of the C$25.0 million credit facility are excluded from the calculation of diluted income per share attributable to common shareholders because they are anti-dilutive.

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth certain historical, and pro forma combined financial information. The following tables set forth the Mercer historical net income (loss) per share for the year ended December 31, 2011, on an unaudited basis, and year ended December 31, 2010, and the historical book value per share as of December 31, 2011 and December 31, 2010, on an unaudited basis, and net income (loss) per share for Mercer on an unaudited pro forma combined basis, for the year ended December 31, 2011 and year ended December 31, 2010, and unaudited pro forma book value per share as of December 31, 2011. The following tables also set forth for Fibrek historical net income (loss) per share for the year ended December 31, 2011 and year ended December 31, 2010, on an unaudited basis, and the historical book value per share as of December 31, 2011 and December 31, 2010, on an unaudited basis. The information presented is based on the IFRS financial statements of Fibrek for the year ended December 31, 2011, which are included with this proxy statement.

The unaudited pro forma combined data were derived from and should be read together with the unaudited pro forma condensed combined financial statements and accompanying notes included in this proxy statement. This information is based on the historical balance sheets and related historical statements of operations of Mercer which have been incorporated by reference into this proxy statement and Fibrek which are included in this proxy statement. The pro forma combined data give effect to the transaction using the purchase method of accounting for business combinations.

Note 5. Pro Forma Earnings Per Share (continued)

The unaudited pro forma combined per share data is presented for informational purposes only and is not intended to represent or be indicative of the per share data that would have been achieved if the Offer had been completed as of the dates indicated, and should not be taken as representative of future consolidated per share data of Mercer. The historical data of Mercer and Fibrek’s historical data were derived from and should be read together with the consolidated financial statements and accompanying notes included elsewhere, or incorporated by reference into this proxy statement.

	Years Ended December 31,
	2011		2010
Mercer’s Historical Data:
Net income per share(1):
Basic		€1.00		€2.24
Diluted		€0.89		€1.56
As of December 31, 2011 and 2010:
Consolidated book value per share(2)		€5.42		€5.49

Fibrek’s Historical Data:
Net income (loss) per share:
Basic(3)	C$	(0.49)	C$	0.15
Diluted(3)	C$	(0.49)	C$	0.12
As of December 31, 2011 and 2010:
Consolidated book value per share(2)	C$	1.98	C$	2.58

Pro Forma Combined Data:		(Unaudited )
Pro forma net income per share:
Basic(4)		€0.81
Diluted(4)		€0.74
As of December 31, 2011:
Pro forma book value per share(5)		€5.54

(1)	Historical net income per share was derived from Mercer’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC and incorporated by reference into this proxy statement.
(2)	Consolidated book value per share was calculated by dividing total shareholders’ equity by the common shares outstanding as of the respective dates.
(3)	Basic net income (loss) per share was calculated by dividing the estimated net income (loss) for IFRS purposes by the weighted average common shares outstanding. Diluted net income (loss) per share was calculated using diluted weighted average common shares outstanding.
(4)	Basic pro forma net income per share was calculated by dividing pro forma net income by the pro forma weighted average common shares outstanding as if the transaction had occurred on January 1, 2011. Diluted pro forma net income per share was calculated using pro forma diluted weighted average common shares outstanding.
(5)	Pro forma book value per share was calculated by dividing pro forma total shareholders’ equity by the pro forma common shares outstanding as if the transaction had occurred on December 31, 2011.

MARKET PRICE AND DIVIDEND INFORMATION

Mercer Shares are traded on the NASDAQ Global Market under the symbol “MERC” and on the Toronto Stock Exchange under the symbol “MRI.U”. Fibrek Shares are traded on the Toronto Stock Exchange under the symbol “FBK.” Following the consummation of the Offer, Mercer Shares, including the shares issued in connection with the Offer, are expected to continue to trade on the NASDAQ Global Market under the symbol “MERC” and on the Toronto Stock Exchange under the symbol “MRI.U”. The following table sets forth the respective high and low closing prices of Mercer Shares and Fibrek Shares for the periods indicated. The market prices set forth below may not be indicative of the future value of Mercer Shares.

	Mercer (NASDAQ)			Fibrek (TSX)
	High	Low	Aggregate Avg. Daily Volume	High	Low	Aggregate Avg. Daily Volume
	(US$)	(US$)	(#)	(C$)	(C$)	(#)
Annual Information for the past 5 years
2007	13.68	7.04	238,875	5.56	1.89	293,873
2008	8.99	1.60	200,913	2.31	0.41	136,235
2009	3.73	0.27	204,464	1.00	0.20	164,965
2010	7.95	2.68	335,413	1.88	0.77	178,584
2011	14.88	5.34	400,027	1.65	0.69	150,010

Quarterly Information for the past 3 years
2009
First Quarter	2.14	0.27	123,442	0.84	0.35	72,599
Second Quarter	1.23	0.57	190,324	0.40	0.20	196,770
Third Quarter	3.73	0.50	409,883	0.75	0.20	233,324
Fourth Quarter	3.50	1.90	90,189	1.00	0.59	155,699
2010
First Quarter	5.87	2.68	328,256	1.45	0.77	154,753
Second Quarter	6.08	3.98	461,473	1.88	1.04	228,003
Third Quarter	5.58	3.97	223,854	1.07	0.90	157,274
Fourth Quarter	7.95	4.93	329,703	1.25	0.98	173,928
2011
First Quarter	14.05	7.66	564,013	1.65	1.15	208,755
Second Quarter	14.88	10.08	446,888	1.64	1.27	104,117
Third Quarter	11.25	6.80	332,906	1.37	0.75	57,481
Fourth Quarter	7.46	5.34	259,968	1.02	0.69	247,673

Monthly Information for the past 12 months
March 2011	14.05	12.36	492,850	1.65	1.36	202,775
April 2011	14.88	12.17	473,678	1.64	1.54	177,356
May 2011	13.73	11.55	485,289	1.64	1.45	105,056
June 2011	12.89	10.08	385,878	1.46	1.27	36,638
July 2011	11.25	9.17	334,039	1.37	1.10	67,629
August 2011	9.53	7.22	466,611	1.13	0.94	50,187
September 2011	8.76	6.80	185,388	0.99	0.75	55,458
October 2011	7.46	6.56	268,867	1.00	0.70	47,072
November 2011	6.85	5.34	313,617	0.97	0.69	326,232
December 2011	6.53	5.74	197,422	1.02	0.97	476,046
January 2012	8.18	6.23	267,921	1.12	1.00	255,166
February 2012	8.68	7.60	235,345	1.34	1.01	1,725,835
March 2012 (through March 8, 2012)	8.38	7.61	163,646	1.18	1.14	234,423

Mercer International Inc.

On February 9, 2012, the last full trading day prior to the public announcement of entry into the Support Agreement, the closing price per Mercer Share as reported on the NASDAQ Global Market was $8.25 per share. On March 8, 2012, the last practicable date before the filing of this proxy statement, the closing price per Mercer Share as reported on the NASDAQ Global Market was $7.87. Because the market price of Mercer Shares is subject to fluctuation, the market value of the Mercer Shares that holders of Fibrek Shares will receive pursuant to the Offer may increase or decrease. As of March 9, 2012, Mercer had approximately 328 shareholders of record.

Mercer has never declared or paid cash dividends on its capital stock. Mercer currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its shareholders in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Mercer’s board of directors and subject to the terms of the Company’s senior indebtedness.

Fibrek Inc.

On February 9, 2012, the last full trading day prior to the public announcement of entry into the Support Agreement, the closing price per Fibrek Share as reported on the Toronto Stock Exchange was C$1.13 per share. On March 8, 2012, the last practicable date before the filing of this proxy statement, the closing price per Fibrek Share as reported on the Toronto Stock Exchange was C$1.18.

Fibrek has not declared or paid cash dividends on its capital stock since converting to a corporation from an income trust in March 2010.

Comparative Per Share Market Price Data

The following table sets forth the high, low and closing prices for Mercer Shares on the NASDAQ Global Market and Fibrek Shares as reported on the Toronto Stock Exchange on February 9, 2012, the last trading day before Mercer and Fibrek announced the Offer, and March 8, 2012. The table also includes the value of a Fibrek Share on an equivalent price per share basis, as determined by reference to the share exchange ratio to be applied in respect of each Fibrek Share tendered in the Offer. These equivalent prices per share reflect the fluctuating value of Mercer Shares that Fibrek shareholders would receive in exchange for each Fibrek Share tendered if the Offer was closed on either of these dates, applying the share exchange ratio of 0.1540 of a Mercer Share in exchange for each Fibrek Share tendered, if the tendering shareholders elected to receive only Mercer Shares.

	Mercer Shares			Fibrek Shares						Equivalent share price of Fibrek Shares with Exchange Ratio of 0.1540:1
	High	Low	Close	High		Low		Close		High	Low	Close
February 9, 2012	$8.50	$8.23	$8.25	C$	1.14	C$	1.11	C$	1.13	$1.31	$1.27	$1.27
March 8, 2012	$7.92	$7.68	$7.87	C$	1.18	C$	1.17	C$	1.18	$1.22	$1.18	$1.21

The table above shows only historical comparisons. These comparisons may not provide meaningful information to Mercer shareholders in determining whether to approve the issuance of Mercer Shares in connection with the Offer. Mercer and Fibrek shareholders are urged to obtain current market quotations for Mercer Shares and Fibrek Shares and to review carefully the other information contained in this proxy statement. See “Where You Can Find Additional Information” in this proxy statement. Based on the volume weighted average price of the Mercer Shares for the five trading days preceding the announcement of our intention to make the Offer, being C$8.44, the value of the consideration offered by Mercer under the Offer that a Fibrek shareholder having elected any of the consideration options thereunder would have received under the Offer is C$1.30.

RISK FACTORS

The information below sets forth the risks and uncertainties relating to the Offer and the proposals disclosed in this proxy statement could materially adversely affect Mercer’s business, financial condition and/or operating results. This information should be read in conjunction with Mercer’s annual report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this proxy statement. You should fully consider these risks in determining whether to vote in favor of the proposals described herein.

Cautionary Statement Concerning Forward-Looking Statements and Risk Factors

This proxy statement and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, as well as assumptions, that could cause the results of Mercer or Fibrek to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “may,” “will,” “project,” “might,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “could,” “would,” “strategy,” “plan,” “continue,” “pursue,” or the negative of these words or other words or expressions of similar meaning. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and closing of the Offer, Mercer’s ability to solicit a sufficient number of proxies to approve the issuance of Mercer Shares in connection with the Offer, and other matters related to the consummation of the Offer.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Mercer. See the section entitled “Where You Can Find More Information”.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Mercer, Fibrek and the combined companies could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Mercer and Fibrek do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

Risk Factors relating to the Offer

We will incur additional indebtedness following completion of the Offer.

We will incur indebtedness in connection with the completion of the Offer as a result of entering into new loan facilities. Such additional indebtedness will be incremental to current indebtedness. See “Risk Factors – Our level of indebtedness could negatively impact our financial condition and results of operations.” Our ability to make payments of the principal and interest on such additional indebtedness or any other indebtedness depends upon our ability to generate cash from operations. If the cash generated from our activities is insufficient to meet the obligations to pay interest and principal when due under any additional loan facility or such other indebtedness, or if we fail to comply with any terms or conditions thereof, the lenders thereto may exercise their rights under such indebtedness (including any security arrangements in respect thereto), which could result in a material adverse effect on us. A breach of loan covenants and undertakings could result in a significant loss to us.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governmental authorities that could delay completion of the Offer or impose conditions on us and Fibrek that could in turn result in an adverse effect on the business or financial condition of Mercer following our acquisition of Fibrek.

The Offer is conditional upon, among other things, our having obtained all approvals, consents and clearances from every governmental authority that we reasonably determine are necessary or advisable in connection with the Offer, including the expiration or earlier termination of the waiting periods under the HSR Act and the receipt of approvals under the Competition Act and the ICA. While we expect to obtain the required regulatory approvals, we cannot be certain that all the required approvals will be obtained or, if obtained, on what terms such approvals will be obtained. A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in connection with obtaining the approvals could delay completion of the Offer or have an adverse effect on the business, financial condition or results of operations of Mercer following the acquisition of Fibrek.

If the conditions under the Support Agreement are not met or waived, the Offer cannot be completed.

Even if the issuance of the Mercer Shares to be issued in the Offer is approved by the shareholders of Mercer, specified conditions must be satisfied or waived to complete the Offer. These conditions are described in the Support Agreement. Mercer cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Offer cannot be completed or will be delayed, which would result in the loss of some or all of the expected benefits of the potential acquisition of Fibrek.

Change-of-control provisions in Fibrek’s agreements triggered in connection with the acquisition of Fibrek may lead to adverse consequences.

Fibrek may be a party to agreements that contain change-of-control or similar provisions that may be triggered in connection with the Offer, as a result of our acquisition of at least a majority of Fibrek Shares. The operation of these change-of-control or similar provisions, if triggered, could result in unanticipated expenses in connection with the consummation of the Offer.

Certain Fibrek employee benefit plans or agreements contain change-of-control clauses providing for compensation to be granted to certain senior officers of Fibrek if, following a change of control, Fibrek terminated the employment relationship between Fibrek and these employees, or if these employees suffer a substantial change in their working conditions within specified periods following a change of control. If successful, we expect that the Offer would constitute a change of control of Fibrek, thereby giving rise to potential change-of-control payments which we currently estimate to be in the range of between C$5 million and C$10 million.

The date on which the Offer will close is uncertain.

The date on which the Offer will close depends on the satisfaction of the conditions set forth in the Support Agreement, or the waiver of certain of those conditions by Mercer or Fibrek. While Mercer currently expects to complete the Offer in the second quarter of 2012, the completion date of the transaction might be later than expected because of unforeseen events.

Additional Risks related to Mercer upon the Successful Completion of the Offer

Our acquisition of Fibrek might not be successfully completed without the possibility of Fibrek shareholders exercising dissent rights in connection with a second step transaction.

In order for us to acquire all of the issued and outstanding Fibrek Shares, it might be necessary, following the completion of the Offer, to effect a second step transaction. A second step transaction under the CBCA might result in Fibrek shareholders having the right to dissent and demand payment of the fair value of their Fibrek Shares. If the statutory procedures governing dissent rights are available, this right could lead to judicial determination of the fair value required to be paid to dissenting Fibrek shareholders.

There might be difficulties in integrating Fibrek’s business and operations into our business and operations.

The Offer has been made with the expectation that its successful completion will result in increased earnings and cost savings for us following the integration of Fibrek. This expectation is based on presumed synergies from consolidation and enhanced growth opportunities. These anticipated benefits will depend in part on whether Fibrek’s operations can be integrated in an efficient and effective manner into our operations, and whether the expected bases or sources of synergies in fact do produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to Fibrek following its acquisition by us have not yet been made and may not have been fully identified. These decisions and such integration may present significant challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs, and the loss of key employees.

While we believe that our expectations regarding the achievement of synergies and other benefits of the Offer are reasonable, there can be no assurance that the integration of Fibrek’s operations, management and culture into ours will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs.

Integrating Fibrek may divert Mercer’s management’s attention away from our operations.

Successful integration of Mercer’s and Fibrek’s operations and personnel will place an additional burden on our management and our internal resources. This additional burden could lead to a significant diversion of management attention, which could lead to a decrease in Mercer’s future operating results and thereby negatively impact its share price.

Failure to retain key employees could diminish the benefits of the Offer.

The successful combination of Mercer and Fibrek will depend in part on the retention of key personnel of Fibrek, including senior management. There can be no assurances Mercer will be able to retain Fibrek’s key personnel. Upon completion of the Offer, certain members of Fibrek’s management with change of control employment agreements could trigger such agreements requiring Mercer to pay severance costs in the future.

Risks related to Mercer Shares

The market price of Mercer Shares could decline as a result of the large number of such shares that will become eligible for sale after the completion of the Offer.

If the Offer is successfully concluded, the new Mercer Shares issued will become saleable immediately following the closing of the Offer. Consequently, a large number of additional Mercer Shares will be eligible for resale in the public market. Current shareholders of Mercer and former shareholders of Fibrek may not wish to continue to invest in the operations of the combined companies after the consummation of the Offer or, for other reasons, may wish to dispose of some or all of their interests in Mercer after the Offer is completed. Sales of a large number of new Mercer Shares in the public market following the completion of the Offer could adversely affect the market price of all Mercer Shares.

The issuance of Mercer Shares to Fibrek shareholders in connection with the Offer will reduce the percentage ownership of current Mercer shareholders.

If the Offer is completed and assuming that the maximum share consideration under the Support Agreement is required to be issued, Mercer will issue approximately 11,741,496 Mercer Shares as consideration for the outstanding Fibrek Shares. Mercer shareholders will continue to own their existing Mercer Shares, which will not be affected, except that the issuance of Mercer Shares described above will cause a significant reduction in the relative percentage interests of current Mercer shareholders in earnings and voting, as well as liquidation, book and market value.

Fibrek’s current shareholders will own a large percentage of Mercer Shares after the completion of the Offer, and will have significant influence over the outcome of corporate actions requiring shareholder approval; such shareholders’ priorities for Mercer’s business may be different from Mercer’s current shareholders.

If all of the Fibrek Shares currently outstanding are tendered in the Offer, post-Offer the current shareholders of Mercer will hold approximately 83% of the outstanding shares of Mercer shares and the current shareholders of Fibrek will hold approximately 17% of the outstanding Mercer Shares. Accordingly, such former Fibrek shareholders may be able to influence the outcome of any corporate transaction or other matter submitted to the Mercer shareholders for approval, including the election of directors, any merger, consolidation or sale of all or substantially all of Mercer’s assets or any other significant corporate transaction, such that such former shareholders of Fibrek could delay or prevent a change of control of Mercer, even if such a change of control would benefit Mercer’s other shareholders. The interests of such former Fibrek shareholders may differ from the interests of other Mercer shareholders.

Risk Factors relating to Mercer’s Business

Our business is highly cyclical in nature.

The pulp business is highly cyclical in nature and markets for our principal products are characterized by periods of supply and demand imbalance, which in turn affects product prices. Pulp markets are highly competitive and are sensitive to cyclical changes in the global economy, industry capacity and foreign exchange rates, all of which can have a significant influence on selling prices and our operating results. The length and magnitude of industry cycles have varied over time but generally reflect changes in macro-economic conditions and levels of industry capacity.

Industry capacity can fluctuate as changing industry conditions can influence producers to idle production capacity or permanently close mills. In addition, to avoid substantial cash costs in idling or closing a mill, some producers will choose to operate at a loss, sometimes even a cash loss, which can prolong weak pricing environments due to oversupply. Oversupply of our products can also result from producers introducing new capacity in response to favorable pricing trends.

Demand for pulp has historically been determined primarily by the level of economic growth and has been closely tied to overall business activity. From 2006 to mid-2008, pulp prices steadily improved. However, the global economic crisis in the latter half of 2008 resulted in a sharp decline of pulp prices from a high of €900 per ADMT to €635 per ADMT at the end of 2008. Pulp prices began to increase in the second half of 2009 and continued to increase to record levels through June of 2010, before declining slightly in the fourth quarter of 2010. Pulp prices again rebounded to record levels in the first half of 2011 but declined sharply in the latter part of the year, primarily due to economic uncertainty in Europe and credit tightening in China. We cannot predict the impact of sustained economic weakness on the demand and prices for our products.

Prices for pulp are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond our control determine the price for pulp, prices may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our mills. Therefore, our profitability depends on managing our cost structure, particularly raw materials which represent a significant component of our operating costs and can fluctuate based upon factors beyond our control. If the prices of our products decline, or if prices for our raw materials increase, or both, our results of operations and cash flows could be materially adversely affected.

Our level of indebtedness could negatively impact our financial condition and results of operations.

As of December 31, 2011, we had approximately €734.1 million of indebtedness outstanding, of which €477.5 million relates to the €828.0 million project finance facility at our Stendal mill (the “Stendal Loan Facility”). We may also incur additional indebtedness in the future. Our high debt levels may have important consequences for us, including, but not limited to the following:

•

our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes or to fund future operations may not be available on terms favorable to us or at all;

•

a significant amount of our operating cash flow is dedicated to the payment of interest and principal on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

•	increasing our vulnerability to current and future adverse economic and industry conditions;

•	a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations;

•

our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general;

•	causing us to offer debt or equity securities on terms that may not be favorable to us or our shareholders;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in our business and our industry; and

•	our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal or interest due in respect of our indebtedness.

The indenture governing our 9.5% senior notes due 2017 (the “Senior Notes”) and our bank credit facilities contain restrictive covenants which impose operating and other restrictions on us and our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit, our ability to, among other things, incur or guarantee additional indebtedness or enter into sale/leaseback transactions, pay dividends or make distributions on capital stock or redeem or repurchase capital stock, make investments or acquisitions, create liens and enter into mergers, consolidations or transactions with affiliates. The terms of our indebtedness also restrict our ability to sell certain assets, apply the proceeds of such sales and reinvest in our business.

Failure to comply with the covenants in the indenture relating to our Senior Notes or in our bank credit facilities could result in events of default and could have a material adverse effect on our liquidity, results of operations and financial condition.

Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations, in particular the Stendal Loan Facility, may depend in significant part on the extent to which we can implement successfully our business strategy. We cannot assure you that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized.

A weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources.

Global financial markets experienced extreme and unprecedented disruption in the second half of 2008, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Although financial markets have stabilized and the modest global economic recovery which emerged in the second half of 2009 largely continued through 2011, the overall state of the global economy remains generally weak and we remain subject to a number of risks associated with these adverse economic conditions. Price appreciation in 2010 and the first half of 2011 has been due in significant part to demand from China and other Asian countries, and any reduction in demand in these locations could exacerbate the impact of economic weakness elsewhere.

Principally, as pulp demand has historically been determined by the level of economic growth and business activity, demand and prices for our product have historically decreased substantially during economic slowdowns. Additionally, restricted credit availability restrains our customers’ ability or willingness to purchase our products resulting in lower revenues. Depending on their severity and duration, the effects and consequences of a global economic downturn could have a material adverse effect on our liquidity and capital resources, including our ability to raise capital, if needed, and otherwise negatively impact our business and financial results.

Cyclical fluctuations in the price and supply of our raw materials could adversely affect our business.

Our main raw material is fiber in the form of wood chips and pulp logs. Such fiber is cyclical in terms of both price and supply. The cost of wood chips and pulp logs is primarily affected by the supply and demand for lumber. Demand for these raw materials is generally determined by the volume of pulp and paper products produced globally and regionally. Since 2006, generally higher energy prices, a focus on, and governmental initiatives related to, “green” or renewable energy have led to an increase in renewable energy projects in Europe, including Germany. Demand for wood residuals from such energy producers, combined with lower harvesting rates, has generally put upward pressure on prices for wood residuals such as wood chips in Germany and its neighboring countries. This has resulted in higher fiber costs for our German mills and such trend could continue to put further upward pressure on wood chip prices.

Similarly, North American sawmill activity declined significantly during the recession, reducing the supply of chips and availability of pulp logs to our Celgar mill. Additionally, North American energy producers are exploring the viability of renewable energy initiatives and governmental initiatives in this field are increasing, all of which could lead to higher demand for sawmill residual fiber, including chips. The cyclical nature of pricing for these raw materials represents a potential risk to our profit margins if pulp producers are unable to pass along price increases to their customers or we cannot offset such costs through higher prices for our surplus energy.

We do not own any timberlands or have any long-term governmental timber concessions and we currently have few long-term fiber contracts at our German operations. Raw materials are available from a number of suppliers and we have not historically experienced material supply interruptions or substantial sustained price increases, however our requirements have increased and may continue to increase as we increase capacity through capital projects or other efficiency measures at our mills. As a result, we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. In addition, the quantity, quality and price of fiber we receive could be affected as a result of industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation (including new taxes or tariffs), weather conditions, acts of god and other events beyond our control. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flow. In addition to the supply of wood fiber, we are dependent on the supply of certain chemicals and other inputs used in our production facilities. Any disruption in the supply of these chemicals or other inputs could affect our ability to meet customer demand in a timely manner and could harm our reputation. Any material increase in the cost of these chemicals or other inputs could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We operate in highly competitive markets.

We sell our pulp globally, with a large percentage sold in Europe, North America and Asia. The markets for pulp are highly competitive. A number of other global companies compete in each of these markets and no company holds a dominant position. Our pulp is considered a commodity because many companies produce similar and largely standardized products. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future. The global pulp market has historically been characterized by considerable swings in prices which have and will result in variability in our earnings. Prices are typically denominated in U.S. dollars.

We are exposed to currency exchange rate and interest rate fluctuations.

The majority of our sales are in products quoted in U.S. dollars while most of our operating costs and expenses, other than those of the Celgar mill, are incurred in Euros. In addition, all of the products sold by the Celgar mill are quoted in U.S. dollars and the Celgar mill costs are primarily incurred in Canadian dollars. Our results of operations and financial condition are reported in Euros. As a result, our revenues are adversely affected by a decrease in the value of the U.S. dollar relative to the Euro and to the Canadian dollar. Such shifts in currencies relative to the Euro and the Canadian dollar reduce our operating margins and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In 2002, our 74.9% owned subsidiary, Stendal, entered into variable-to-fixed interest rate swaps to fix interest payments under the Stendal mill financing facility, which has kept Stendal from benefiting from the general decline in interest rates that ensued. These derivatives are marked to market at the end of each reporting period and all unrealized gains and losses are recognized as earnings or losses for the relevant reporting periods.

Increases in our capital expenditures or maintenance costs could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations.

Our business is capital intensive and requires that we regularly incur capital expenditures to maintain our equipment, improve efficiencies and comply with environmental laws. Our annual capital expenditures may vary due to fluctuations in requirements for maintenance, business capital, expansion and as a result of changes to environmental regulations that require capital expenditures to bring our operations into compliance with such regulations. In addition, our senior management and board of directors may approve projects in the future that will require significant capital expenditures. Increased capital expenditures could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations. Further, while we regularly perform maintenance on our manufacturing equipment, key pieces of equipment in our various production processes may still need to be repaired or replaced. If we do not have sufficient funds or such repairs or replacements are delayed, the costs of repairing or replacing such equipment and the associated downtime of the affected production line could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We use derivatives to manage certain risk which has caused significant fluctuations in our operating results.

We use derivative instruments to limit our exposure to interest rate fluctuations. Concurrently with entering into the Stendal financing, Stendal entered into variable-to-fixed rate interest swaps for the full term of our Stendal Loan Facility to manage its interest rate risk exposure with respect to the full principal amount of this facility. Because we effectively fixed the rate on our Stendal Loan Facility, the value of our derivative position moves inversely to interest rates.

We record unrealized gains or losses on our derivative instruments when they are marked to market at the end of each reporting period and realized gains or losses on them when they are settled. These unrealized and realized gains and losses can materially impact our operating results for any reporting period. For example, our operating results for 2011 included an unrealized net loss of €1.4 million on our interest rate derivative, while our operating results for 2010 included an unrealized net gain of €1.9 million. For 2009, our operating results included an unrealized net loss of €5.8 million on our interest rate derivative.

If any of the variety of instruments and strategies we utilize are not effective, we may incur losses which may have a materially adverse effect on our business, financial condition, results of operations and cash flow. Further, we may in the future use derivative instruments to manage pulp price risks. The purpose of our derivative activity may also be considered speculative in nature; we do not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our perception of future economic events and developments.

We are subject to extensive environmental regulation and we could have environmental liabilities at our facilities.

Our operations are subject to numerous environmental laws as well as permits, guidelines and policies. These laws, permits, guidelines and policies govern, among other things:

•	unlawful discharges to land, air, water and sewers;

•	waste collection, storage, transportation and disposal;

•	hazardous waste;

•	dangerous goods and hazardous materials and the collection, storage, transportation and disposal of such substances;

•	the clean-up of unlawful discharges;

•	land use planning;

•	municipal zoning; and

•	employee health and safety.

In addition, as a result of our operations, we may be subject to remediation, clean up or other administrative orders or amendments to our operating permits, and we may be involved from time to time in administrative and judicial proceedings or inquiries. Future orders, proceedings or inquiries could have a material adverse effect on our business, financial condition and results of operations. Environmental laws and land use laws and regulations are constantly changing. New regulations or the increased enforcement of existing laws could have a material adverse effect on our business and financial condition. In addition, compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that we will be able to maintain our profitability by offsetting any increased costs of complying with future regulatory requirements.

We are subject to liability for environmental damage at the facilities that we own or operate, including damage to neighboring landowners, residents or employees, particularly as a result of the contamination of soil, groundwater or surface water and especially drinking water. The costs of such liabilities can be substantial. Our potential liability may include damages resulting from conditions existing before we purchased or operated these facilities. We may also be subject to liability for any offsite environmental contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations. In addition, we may be held legally responsible for liabilities as a successor owner of businesses that we acquire or have acquired. Except for Stendal, our facilities have been operating for decades and we have not done invasive testing to determine whether or to what extent environmental contamination exists. As a result, these businesses may have liabilities for conditions that we discover or that become apparent, including liabilities arising from non-compliance with environmental laws by prior owners. Because of the limited availability of insurance coverage for environmental liability, any substantial liability for environmental damage could materially adversely affect our results of operations and financial condition.

Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant capital expenditures. We may be unable to generate sufficient funds or access other sources of capital to fund unforeseen environmental liabilities or expenditures.

Our business is subject to risks associated with climate change and social and government responses thereto.

Currently, there are differing scientific studies and opinions relating to the severity, extent and speed at which climate change is or may be occurring around the world. As a result, we are currently unable to identify and predict all of the specific consequences of climate change on our business and operations.

To date, the potential and/or perceived effects of climate change and social and government responses to it have created both opportunities, such as enhanced sales of surplus “green” energy, and risks for our business.

While all of the specific consequences from climate change are not yet predictable, we are subject to risks that government and social focus on and demand for “carbon neutral” or “green” energy will create greater demand for the wood residuals or fiber that is consumed by our pulp mills as part of their production process. In addition, governmental initiatives or legislation may also increase both the demand and prices for wood residuals. As governments pursue green energy initiatives, they may implement financial, tax, pricing or other legislated incentives for renewable energy producers that “cannibalize” or materially adversely affect fiber supplies for existing traditional users, such as lumber and pulp and paper producers.

Such additional demand for wood residuals and/or governmental initiatives may materially increase the competition and prices for wood residuals over time. This could increase our fiber costs and/or restrict our ability to acquire fiber at competitive prices or at all during times of shortages. If our fiber costs increase and we cannot pass on these costs to our customers or offset them through higher prices for our sales of surplus energy, it will negatively affect our operating margins, results of operations and financial position. If we cannot obtain the fiber required to operate our mills, we may have to curtail and/or shut down production. This could have a material adverse effect on operations, financial results and financial position.

Other potential risks to our business from climate change include:

•	a greater susceptibility of northern softwood forest to disease, fire and insect infestation, which could diminish fiber availability;

•	the disruption of transportation systems and power supply lines due to more severe storms;

•	the loss of water transportation for logs and our finished goods inventories due to lower water levels;

•	decreases in quantity and quality of processed water for our mill operations;

•	the loss of northern softwood boreal forests in areas in sufficient proximity to our mills to competitively acquire fiber; and

•	lower harvest levels decreasing the supply of harvestable timber and, as a consequence, wood residuals.

The occurrence of some or all of these events could have a material adverse effect on our operations and/or financial results.

Project Blue Mill may not generate the results or benefits we expect.

In January 2012, we announced a project (“Project Blue Mill”) at our Stendal mill to increase production and efficiency through debottlenecking initiatives, including the installation of a new 40 MW steam turbine at the mill. Project Blue Mill is subject to customary risks and uncertainties inherent for large capital projects which could result in the project not completing on schedule or as budgeted. The Stendal mill could experience operating difficulties or delays during the start-up period when the new 40 MW turbine is being ramped up. Project Blue Mill may not increase the Stendal mill’s pulp production and energy generating capacity to the levels we had planned. Cost overruns, equipment breakdowns or failures to perform to design specifications could have a material adverse effect on our Stendal mill’s results of operations and financial performance.

We are subject to risks related to our employees.

The majority of our employees are unionized and we have collective agreements in place with our employees at all of our mills. In September 2008, we negotiated a four-year collective agreement, effective

May 1, 2008, with the hourly workers at our Celgar mill and, in December 2010, we entered into our current collective agreement with our Rosenthal employees. In July 2011, we entered into a collective agreement with our pulp workers at the Stendal mill. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate acceptable collective agreements or other satisfactory arrangements with our employees upon the expiration of our collective agreements. This could result in a strike or work stoppage by the affected workers. The registration or renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We rely on government grants and guarantees and participate in European statutory programs.

We currently benefit from a subsidized capital expenditure program and lower cost of financing as a result of German federal and state government grants and guarantees at our Stendal mill. Should either the German federal or state governments be prohibited from honoring legislative grants and guarantees at Stendal, or should we be required to repay any such legislative grants, this may have a material adverse effect on our business, financial condition, results of operations and cash flow.

Since 2005, our German mills have benefitted from sales of emission allowances under the EU Emissions Trading Scheme. As a result of our Rosenthal and Stendal mills’ eligibility for special tariffs under the Renewable Energy Act, the amount of emissions allowances granted to our German mills under the EU ETS has been reduced. Additionally, all such German legislation is subject to amendment or change which could adversely affect the eligibility of our Rosenthal and Stendal mills to participate in this statutory program and/or the tariffs paid thereunder. As a result we cannot predict with any certainty the amount of future sales of surplus energy we may be able to generate.

We are dependent on key personnel.

Our future success depends, to a large extent, on the efforts and abilities of our executive and senior mill operating officers. Such officers are industry professionals many of whom have operated through multiple business cycles. Our officers play an integral role in, among other things:

•	sales and marketing;

•	reducing operating costs;

•	identifying capital projects which provide a high rate of return; and

•	prioritizing expenditures and maintaining employee relations.

The loss of one or more of our officers could make us less competitive in these areas which could materially adversely affect our business, financial condition, results of operations and cash flows. We do not maintain any key person life insurance for any of our executive or senior mill operating officers.

We may experience material disruptions to our production.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our pulp and energy sales and/or negatively impact our results of operations. Any of our mills could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	equipment failure;

•	design error or employee or contractor error;

•	chemical spill or release;

•	explosion of a boiler;

•	disruptions in the transportation infrastructure, including roads, bridges, railway tracks, tunnels, canals and ports;

•	fires, floods, earthquakes or other natural catastrophes;

•	prolonged supply disruption of major inputs;

•	labor difficulties; and

•	other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If any of our facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters.

The occurrence of unforeseen or catastrophic events, including the emergence of a pandemic or other widespread health emergency (or concerns over the possibility of such an emergency), terrorist attacks or natural disasters, could create economic and financial disruptions, could lead to operational difficulties (including travel limitations) that could impair our ability to manage or operate our business and adversely affect our results of operations.

Our insurance coverage may not be adequate.

We have obtained insurance coverage that we believe would ordinarily be maintained by an operator of facilities similar to our mills. Our insurance is subject to various limits and exclusions. Damage or destruction to our facilities could result in claims that are excluded by, or exceed the limits of, our insurance coverage. Additionally, the weak global and financial markets have also reduced the availability and extent of credit insurance for our customers. If we cannot obtain adequate credit insurance for our customers, we may be forced to amend or curtail our planned operations which could negatively impact our sales revenues, results of operations and financial position.

We rely on third parties for transportation services.

Our business primarily relies upon third parties for the transportation of pulp to our customers, as well as for the delivery of our raw materials to our mills. Our pulp and raw materials are principally transported by truck, barge, rail and sea-going vessels, all of which are highly regulated. Increases in transportation rates can also materially adversely affect our results of operations.

Further, if our transportation providers fail to deliver our pulp in a timely manner, it could negatively impact our customer relationships and we may be unable to sell it at full value. If our transportation providers fail to deliver our raw materials in a timely fashion, we may be unable to manufacture pulp in response to customer orders. Also, if any of our transportation providers were to cease operations, we may be unable to replace them at a reasonable cost. The occurrence of any of the foregoing events could materially adversely affect our results of operations.

Other risks to Fibrek’s business.

Fibrek operates largely in the same business as us and is subject to substantially similar industry and business risks as we are.

THE SPECIAL MEETING

General

Mercer is sending you this proxy statement as part of the solicitation of proxies by Mercer’s board of directors for use at the Special Meeting any adjournments or postponements of such meeting. Mercer is first mailing this proxy statement, including a notice of the Special Meeting of shareholders and a form of proxy on or about March 13, 2012.

Date, Time and Place of the Mercer Special Meeting

The Special Meeting is scheduled to be held on:

April 10, 2012 at 10:00 am (Vancouver time)

at 1000 – 925 West Georgia Street, Vancouver, British Columbia, Canada

Purpose of the Mercer Special Meeting

At the Special Meeting Mercer shareholders will be asked to:

1.	consider and vote upon a proposal to approve the issuance of up to 15,000,000 additional Mercer Shares in connection with the Offer proposed under the Support Agreement; and

2.	consider and vote upon any motion to adjourn or postpone the Special Meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described immediately above.

MERCER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF PROPOSALS NO. 1 AND 2.

Proposals to be Voted on at the Mercer Special Meeting

Proposal No. 1: Approval of Additional Mercer Shares

To consider and vote upon a proposal to approve the issuance of up to 15,000,000 Mercer Shares in connection with the Offer which has been made substantially as provided for pursuant to the Support Agreement, which is included as Annex G to this proxy statement. We currently expect to utilize approximately 11,741,496 Mercer Shares as consideration to Fibrek’s shareholders who tender their Fibrek shares in the Offer. We are seeking approval to issue more Mercer Shares than currently contemplated by the Support Agreement to provide us with flexibility to address fluctuations in market prices and conditions and, if we elect to do so and if required, to match or compete with any alternative offer for Fibrek.

We are currently permitted to issue up to approximately 11,155,840 Mercer Shares, or just under 20% of the total outstanding Mercer Shares, without holding a shareholder vote. However, under NASDAQ Listing Rule 5635(a), a company listed on the NASDAQ Global Market is required to obtain shareholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock then outstanding. Based on the current terms of the Offer, if all of the Fibrek Shares are tendered under the Offer, we would issue 11,741,496 Mercer Shares thereunder, which would exceed the 20% threshold by 585,656 Mercer Shares. If we were to issue 15,000,000 Mercer Shares in connection with the Offer, we would exceed the 20% threshold by 3,884,160 Mercer Shares. Accordingly, in order to ensure compliance with NASDAQ Listing Rule 5635(a), Mercer must obtain the approval of Mercer shareholders for the issuance of these securities in the transaction.

MERCER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 1.

Proposal No. 2: Adjournment

To consider and vote upon a motion to adjourn or postpone the Special Meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal No. 1.

MERCER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2.

Required Vote for Approval of Proposal 1 and Proposal 2

Approving Proposal 1 and Proposal 2 requires the affirmative vote of a majority of the Mercer Shares present in person or represented by proxy and entitled to vote at the special meeting at which a quorum is present. Each shareholder of record on the Record Date will be entitled to one vote per Mercer Share held on the Record Date on all matters submitted for consideration of, and to be voted upon by, the shareholders at the Special Meeting.

Record Date; Mercer Shareholders Entitled to Vote

Mercer’s board of directors has fixed March 9, 2012 as the record date for the Special Meeting. Only shareholders of record at the close of business on that date will receive notice of and be able to vote at the Special Meeting. At the close of business on the record date, there were 55,779,204 Mercer Shares outstanding held by approximately 328 record holders.

As of the record date, the directors and executive officers of Mercer beneficially owned approximately 2,735,022 Mercer Shares, entitling them to exercise approximately 4.9% of the voting power of Mercer Shares.

Quorum

The required quorum for the approval of Proposal 1 and Proposal 2 is one-third (1/ 3) of the Mercer Shares issued and outstanding as of the Record Date. Mercer Shares voted “FOR,” “AGAINST” or “WITHHELD” from a matter voted upon by the shareholders at the Special Meeting will be treated as being present at the special meeting for purposes of establishing a quorum for the transaction of business, and will also be treated as shares “represented and voting” at the special meeting (the “Votes Cast”) with respect to any such matter.

Proxies; Abstentions and Broker Non-Votes

You should complete and return the accompanying proxy card or vote your proxy by telephone or the Internet, whether or not you plan to attend the Special Meeting in person. All properly executed proxies received by Mercer before the Special Meeting that are not revoked will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR approval of the Proposals. Properly executed proxies, other than proxies voting against Proposal 2, also will be voted for any adjournment or postponement of the Special Meeting for the purpose of soliciting additional votes to approve Proposal 1, if necessary.

Properly executed proxies marked “Abstain” will not be voted at the Special Meeting. Abstentions will be counted for purposes of determining both: (i) the presence and absence of the quorum for the approval of the Proposals, and (ii) the total number of Votes Cast with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal submitted for consideration of the shareholders.

If your Mercer Shares are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your Mercer Shares. You cannot vote Mercer Shares held in “street name” by returning a proxy card to Mercer. In addition, a broker cannot vote Mercer

Shares it holds in “street name” for the beneficial owners without specific instructions from the beneficial owner. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the approval of the Proposals, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal. “Broker non-votes” include shares for which a bank, broker or other nominee holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter.

Mercer’s board of directors is not currently aware of any business to be brought before the special meeting other than the Proposals. However, if any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

Mercer’s board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, pre-paid envelope or to alternatively vote your proxy via the telephone or Internet voting instructions on your card. If your Mercer Shares are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your Mercer Shares. You cannot vote Mercer Shares held in “street name” by returning a proxy card to Mercer.

Voting and Revocation of Proxies

Voting by Mail

Complete, date, sign and mail the proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the proxy, your Mercer Shares will be voted as you instruct. Please see the proxy for voting instructions.

Voting by Telephone

Call the toll-free number listed on the proxy from any touch-tone telephone and follow the instructions. You should have your proxy in hand when you call.

Voting over the Internet

Go to www.proxyvoting.com/merc and follow the instructions. You should have your proxy in hand when you access the website.

Voting in Person

If you attend the Special Meeting, you may vote as instructed at the meeting. However, if you hold your Mercer Shares in street name (that is, through a broker/dealer or other nominee), you will need to bring to the meeting a proxy delivered to you by such nominee reflecting your ownership of Mercer Shares as of the Record Date.

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the Special Meeting. To revoke your proxy, either:

•	Deliver a signed notice of revocation or a properly executed new proxy card bearing a later date to:

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia, Canada V6C 1G8

•	Attend the Special Meeting and vote your Mercer Shares in person.

Attendance at the Special Meeting will not, in and of itself, have the effect of revoking your proxy.

Solicitation of Proxies and Expenses

The cost of soliciting proxies will be borne by Mercer. Mercer may reimburse brokerage firms, banks and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by Mercer directors, officers or regular employees without additional compensation.

THE OFFER

This section and the section entitled “The Support Agreement” is a summary of the material terms of the Offer and the Support Agreement. Because it is a summary, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the Support Agreement, which is included as Annex G to this proxy statement, and the other documents to which Mercer has referred.

Background to the Offer

The management and board of directors of Mercer continually review Mercer’s position in light of the changing competitive environment in its industry, with the objective of identifying strategic alternatives and other opportunities, including business combination transactions, joint ventures and other commercial transactions that may be available from time to time to complement Mercer’s business, support its strategy and enhance shareholder value. As part of this ongoing review process, Mercer identified the strategic opportunity presented by an acquisition of Fibrek.

Mercer had initially preliminarily evaluated a transaction with Fibrek dating back several years. In the fourth quarter of 2011, Mercer learned from an independent Canadian investment bank that Fibrek’s largest shareholder, Fairfax Financial Holdings Limited (“Fairfax”), may possibly be interested in selling its Fibrek Shares. In November 2011, Mercer’s chief executive officer and chief financial officer arranged and had a preliminary meeting with representatives of Fairfax to discuss the concept of a combination between Mercer and Fibrek. No understanding was reached and there was no further dialogue between Mercer and Fairfax in respect of Fibrek.

On November 28, 2011, AbitibiBowater Inc. doing business as Resolute Forest Products (“Abitibi”) announced that it intended to make a hostile take-over bid of Fibrek (the “Abitibi Bid”). On the next day, Fibrek’s board of directors announced that it had begun a process of reviewing and evaluating Abitibi’s announcement with its financial and legal advisors, and recommended that shareholders defer making any decision until Fibrek’s board of directors had the opportunity to review the full details of the Abitibi Bid and to make a formal recommendation on its merits.

On December 15, 2011, Abitibi launched the Abitibi Bid for all of the issued and outstanding Fibrek Shares.

Following the launching of the Abitibi Bid, Mercer’s management accelerated its review of a potential combination of Fibrek and Mercer with a view to delivering enhanced growth and value to shareholders. On December 22, 2011, a meeting of the representatives of Mercer and TD Securities Inc. was held at which Mercer’s interest was discussed. On the following day, Fibrek and Mercer signed a confidentiality and standstill agreement regarding a potential strategic acquisition of Fibrek by Mercer. Thereafter, Mercer and its advisors commenced their initial due diligence and held preliminary discussions with Fibrek’s management and advisors regarding a potential take-over.

On December 30, 2011, Fibrek’s board of directors delivered its directors’ circular, which included a recommendation to shareholders of Fibrek not to tender their Fibrek Shares. Attached to the directors’ circular was an opinion of TD Securities Inc., which concluded that the Abitibi Bid was inadequate from a financial point of view to the Fibrek shareholders (other than those Fibrek shareholders who had entered into lock-up agreements with Abitibi).

On January 2, 2012, representatives of Mercer visited Fibrek’s Saint-Félicien mill and the Fairmont mill. On January 3, 2012, a meeting of the representatives of Mercer and Fibrek took place, at which Mercer received a management presentation.

On January 13, 2012, the board of directors of Mercer met and was updated on the status of Mercer’s evaluation of a potential transaction with Fibrek. After receiving the input and recommendations of Mercer management and reviewing advice received from Mercer’s legal and financial advisors, the board of directors supported the continued evaluation by management and Mercer’s legal and financial advisors of a potential transaction involving Fibrek, including the development of various financing models and proposals relating thereto.

In late January 2012, Mercer representatives and its financial and legal advisors travelled to Montréal and Québec City where meetings were held with Québec capital providers and representatives of the provincial government of Québec with respect to a potential offer by Mercer, potential funding for the same and to confirm Fibrek’s eligibility to participate in Québec’s publicly announced co-generation plants based forest biomass power purchase program. Subsequently, the chief executive officer and the chief financial officer of Mercer had discussions with two of Mercer’s largest shareholders and met with one of them with respect to obtaining support for the issuance of the Mercer Shares that would be required in the Offer.

On January 30, 2012, Mercer formalized its retention of Raymond James Ltd. (“Raymond James”) to act as financial adviser.

On February 2, 2012, the board of directors of Mercer met and were advised that both the Québec financing meetings and discussions with Mercer’s shareholders were proceeding favorably. Mercer’s legal and financial advisors were also present at this meeting. The board of directors and its financial and legal advisors reviewed the merits, risks and opportunities associated with an acquisition of Fibrek and the potential value to be created for Mercer shareholders, as well as a recommendation from management in favor of the making of such a take-over bid offer. The board of directors authorized Mercer’s management to offer to acquire all of the outstanding Fibrek Shares for consideration of C$1.30 per Fibrek Share (or its share equivalent) and to negotiate and settle the terms of definitive documentation.

On February 3, 2012, Mercer made a non-binding offer to acquire all of the issued Fibrek Shares. The offer included the entering into of the Support Agreement and the Special Warrant Agreement (defined herein). The Special Warrant Agreement provided for the issuance of 32,320,000 Special Warrants at a price of C$1.00 per Special Warrant and would allow Mercer to become a Shareholder of Fibrek regardless of whether the Offer was successful.

Following further discussions and negotiations regarding the terms of the proposal on February 4, 5 and 6, 2012, the parties entered into a letter of intent on February 6, 2012, which, among other things, set forth the material proposed terms of the Offer and the Special Warrant financing, granted Mercer a limited period of exclusivity expiring on February 10, 2012, limited Fibrek’s ability to pursue alternative transactions and permitted the parties to negotiate definitive transaction documentation.

Between February 6, 2012 and February 9, 2012, Mercer and Fibrek, together with their legal and financial advisors, negotiated the Support Agreement that set out the terms of the proposed transaction, including representations, warranties, conditions and transaction protection measures in the Support Agreement, and the terms of the Special Warrant Agreement, including terms relating to when the Special Warrants would be exercisable by us, what would constitute a “deemed conversion event” and a “redemption event” and pricing.

On February 9, 2012, Mercer was informed by Fibrek’s representatives that Fibrek’s board of directors met to consider the Offer, a draft Support Agreement and Special Warrant Agreement and to receive the advice of its financial and legal advisors and to consider other factors relevant to the proposed transaction. Mercer understands that TD Securities Inc. delivered to Fibrek’s board of directors a fairness opinion to the effect that, as of that date and subject to the scope of review, assumptions, qualifications and limitations discussed therein, the consideration offered to Fibrek shareholders (other than those who entered into lock-up agreements with Abitibi) pursuant to the Offer is fair, from a financial point of view, to such shareholders. Mercer was informed that, at the meeting, Fibrek’s board of directors unanimously resolved and determined that: (i) the Offer is in the best interests of Fibrek and its shareholders; (ii) it recommend that shareholders accept the Offer and deposit their Fibrek Shares under the Offer; and (iii) Fibrek enter into the Support Agreement and the Special Warrant Agreement and perform its obligations thereunder.

The Mercer board of directors also met on February 9, 2012. At the meeting, Mercer’s legal counsel reviewed a summary of the proposed transaction and material agreements. Raymond James also rendered its oral opinion to the board of directors that the consideration to be paid by Mercer in the Offer was fair, from a financial point of view, to Mercer’s shareholders. The Mercer board, after consultations with its legal and financial advisors, and such other factors it considered relevant to the proposed transactions, approved the Offer, the Support Agreement and the Special Warrant Agreement, subject to such modifications that were considered necessary or advisable in order to execute the transaction documents.

Following respective board of directors’ approval, Mercer and Fibrek continued to negotiate the terms of the Support Agreement, which, together with the Special Warrant Agreement and lock-up agreements with all of Fibrek’s directors and officers holding Fibrek Shares or options to acquire Fibrek, other than Hubert T. Lacoix, who holds his Fibrek Shares in a blind trust, were signed, in final form, late in the evening on February 9, 2012. Prior to the opening of the financial markets on February 10, 2012, Mercer and Fibrek each issued a news release announcing the Support Agreement, the Special Warrant agreement and Mercer’s intention to make the Offer.

On February 9, 2012, Mercer also entered into voting support agreements (the “Voting Support Agreements”) with its two largest institutional shareholders, IAT Reinsurance Ltd. and Platinum Investment Management Limited, as well as its Chairman and Chief Executive Officer, Jimmy S.H. Lee (collectively, the “Supporting Shareholders”) who collectively own approximately 44% of the outstanding Mercer Shares at the announcement of Mercer’s intention to make the Offer. Pursuant to the terms of the Voting Support Agreements, each Supporting Shareholder agreed to vote (or cause to be voted) all of their Mercer Shares in favor of the approval of the Mercer Shares to be issued in connection with the Offer. The Supporting Shareholders are also prohibited from selling, assigning or otherwise transferring any of the Mercer Shares they hold until the termination of their respective Voting Support Agreements.

The Voting Support Agreements each terminate upon the earlier of: (i) the date of termination of the respective Voting Support Agreement in accordance with its terms; (ii) the completion of the meeting of holders of Mercer Shares held in connection with the Mercer Shareholder Approval; (iii) the completion of the Offer; (iv) the date Mercer advises that it will not be proceeding with the Offer; and (v) 120 days from the date of each respective Voting Support Agreement. In the case of termination of any Voting Support Agreement, such agreement shall terminate and be of no further force of effect, and the parties thereto will have no further obligation or liability to each other.

On February 13, 2012, Abitibi announced that it had applied to the Bureau de décision et de révision (Québec) (the “Bureau de décision”), the administrative tribunal with statutory jurisdiction in securities law and regulatory matters in Québec, for an order to cease trade the Offer and the Special Warrant Financing. Abitibi also announced that it had extended the expiry date of the Abitibi Bid to February 23, 2012 (the Abitibi Bid had previously been extended to February 13, 2012, from January 20, 2012). A hearing was held to consider Abitibi’s application commencing on February 17, 2012. At the hearing, both Fibrek and Mercer made submissions to the effect that the requested relief should not be granted because the Offer, the Support Agreement, the Special Warrant Agreement and the issuance of the Special Warrants were in compliance with applicable laws, and it would be contrary to the public interest to cease trade a superior offer.

On the same day, Fairfax, Pabrai Investment Funds, Oakmont Capital Inc. and Steelhead Partners, LLC filed, through counsel, a submission before the Toronto Stock Exchange seeking to stop the issuance of the Special Warrants. Fibrek filed, through counsel, a response letter in opposition to such submission on February 17, 2012.

Also on February 17, 2012, Mercer and Fibrek obtained a waiver from IQ Rexfor Inc., wherein IQ Rexfor Inc. agreed to waive the application of the change of control restrictions in Fibrek’s C$78 million term loan with IQ Rexfor Inc. in respect of the Offer.

On February 23, 2012, the Bureau de décision dismissed Abitibi’s request to cease trade the Offer but granted an order to cease trade the Special Warrant financing, and Abitibi extended its unsolicited offer until 5:00 p.m. (Eastern time) on March 9, 2012.

On February 24, 2012, Fibrek announced that it intended to appeal the decision to cease trade the Special Warrant financing rendered by the Bureau de décision. On February 25, 2012, Mercer also determined to appeal the aforesaid decision.

Fibrek filed an inscription in appeal on February 27, 2012.

On February 28, 2012, the Mercer board of directors met and received an update from its management and external legal and financial advisors regarding the Offer. At the meeting, Raymond James also confirmed to the board of directors its previous oral fairness opinion to the effect that the consideration to be paid by Mercer in the Offer was fair, from a financial point of view, to Mercer’s shareholders and thereafter delivered its written fairness opinion. The Mercer board of directors then approved the making of the Offer and the mailing of the Offer and related documentation to Fibrek shareholders and related matters.

On February 29, 2012, Mercer mailed its take-over bid circular to Fibrek shareholders.

Mercer’s Reasons for Commencing the Offer

The Mercer board of directors has concluded that the acquisition of Fibrek through the Offer presents a compelling strategic opportunity to expand both its pulp production capacity and its production and sale of renewable energy and allow Mercer to further diversify its business geographically. In reaching its decision to approve the Offer, the Mercer board of directors considered a number of factors including, among other factors:

•	The acquisition of Fibrek fits within Mercer’s strategy of focusing on world-class production assets that produce high quality pulp;

•	The ability of the Saint-Félicien mill to produce and sell surplus renewable energy is in line with Mercer’s goal of increasing its revenues from energy sales; and

•	Fibrek’s mills are complementary to Mercer’s existing operations and, through active management, we believe that the operations of Fibrek will generate increased value for Mercer’s shareholders.

Opinion of Raymond James to the Board of Directors of Mercer

On January 30, 2012 Mercer formalized the retention of Raymond James to act as its financial advisor in connection with the Offer and to prepare an opinion as to whether the Offer is fair from a financial point of view to Mercer’s shareholders. At the February 9, 2012 meeting of Mercer’s board of directors, Raymond James rendered its oral opinion to the board of directors, subsequently confirmed in writing, to the effect that, as of February 9, 2012, and based upon and subject to certain matters stated therein, the Offer is fair, from a financial point of view, to Mercer’s shareholders. See Annex F, “Opinion of Raymond James Ltd.”

General

Mercer retained Raymond James to provide a fairness opinion in connection with the potential Offer based on Raymond James’ qualifications, expertise, reputation, and extensive knowledge of the pulp sector. Raymond James is a full service investment dealer, which has prepared numerous valuations and fairness opinions and has participated in a significant number of transactions involving private and publicly traded companies. In its selection process, Mercer management had looked into a range of investment banks which specialized in transactions for corporations. In particular, due to Raymond James’ extensive knowledge of the industry sector, the Mercer board of directors unanimously decided to engage Raymond James.

Other than the engagement between Mercer and Raymond James with respect to rendering the fairness opinion in connection with the Offer as described herein and Mercer’s engagement of Raymond James as financial advisor in connection with the Offer, there is no material relationship that existed during the past two years or is mutually understood to be contemplated in which any compensation was received or is intended to be received by Raymond James as a result of the relationship between Raymond James, Mercer or Fibrek, or any of their respective associates, affiliates or insiders.

In consideration for providing a fairness opinion and other financial advisory services in connection with the Offer, Raymond James is to be paid a fee, a portion of which is payable upon consummation of the Offer, and is to be reimbursed for its reasonable out-of-pocket expenses. Raymond James shall be paid a fee of C$400,000 in connection with the preparation and delivery of its fairness opinion included in Annex F to this proxy statement. Further, Mercer has agreed to pay Raymond James: (i) a success fee of C$750,000 upon successful completion of the Offer; or (ii) 9% of the termination fee, if any, received by Mercer in connection with the Offer, less, in each case, any amounts previously paid to Raymond James pursuant to its engagement letter. Furthermore, Mercer has agreed to indemnify Raymond James, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by Raymond James. Such expenses will not exceed a cumulative total of C$25,000 unless authorized by Mercer.

The full text of Raymond James’ written opinion, dated February 9, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Raymond James in connection with its opinion is attached with the consent of Raymond James, to this proxy statement as Annex F and is incorporated into this proxy statement. This summary of Raymond James’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Raymond James’ written opinion attached as Annex F. You are encouraged to read Raymond James’ written opinion and this section carefully and in their entirety.

Mercer’s board of directors, and not Raymond James, determined the amount of consideration to be paid by Mercer in the Offer and Raymond James’ written opinion does not constitute a recommendation to the Mercer shareholders or any other shareholders as to how such shareholders or any other shareholder should vote with respect to the transaction. The written opinion addresses only the fairness, from a financial point of view, of the Offer to Mercer’s shareholders. It does not address the relative merits of the transaction as compared to alternative transactions or strategies that may be available to Mercer, nor does it address Mercer’s underlying decision to engage in the Offer. Further, Raymond James was not engaged by Mercer to prepare, and Raymond James has not prepared, a formal valuation or appraisal of the shares or any of the assets or other securities of either Mercer or Fibrek and its fairness opinion should not be construed as such.

Raymond James’ written opinion and its related presentation were among the many factors that the Mercer board of directors took into consideration in making its determination to approve, and to recommend that Mercer’s shareholders approve the Offer.

The following is a summary of Raymond James’ opinion. We encourage you to read Raymond James’ written opinion carefully in its entirety, which is attached as Annex F hereto.

Scope of Review

In connection with its written opinion, Raymond James reviewed and relied upon, or carried out, among other things, the following:

1.	the Support Agreement;

2.	the letter of intent entered into between Mercer and Fibrek dated February 3, 2012;

3.	annual reports and forms 10-K of Mercer, including audited consolidated financial statements and management’s discussion and analysis for the fiscal years ended December 31, 2010 and 2009;

4.	unaudited consolidated interim financial statements of Mercer and management’s discussion and analysis for the three month periods ended September 30, 2011, June 30, 2011 and March 31, 2011;

5.	proxy statements of Mercer for the years ended December 31, 2010 and 2009;

6.	public filings submitted by Mercer to securities commissions or similar regulatory authorities and stock exchanges in Canada and the United States;

7.	discussions with senior management of Mercer;

8.	discussions with legal counsel to Mercer;

9.	the press release by Mercer announcing the Offer;

10.	certain other internal information (including financial models, forecast, projections, estimates and related confidential information) prepared and provided to us by Mercer management concerning the business, operations and prospects of Mercer;

11.	industry reports in respect of Mercer and for the pulp industry in general;

12.	annual reports of Fibrek, including audited consolidated financial statements for the fiscal years ended December 31, 2010 and 2009;

13.	unaudited consolidated interim financial statements of Fibrek and management’s discussion and analysis for the three month periods ended September 30, 2011, June 30, 2011 and March 31, 2011;

14.	annual information forms of Fibrek for the years ended December 31, 2010 and 2009;

15.	public filings submitted by Fibrek to securities commissions or similar regulatory authorities and stock exchanges;

16.	discussions with senior management of Fibrek;

17.	discussions with the financial advisors of Fibrek;

18.	certain other internal information prepared and provided to us by Fibrek management concerning the business, operations and prospects of Fibrek;

19.	public information relating to the business, operations, financial performance and stock trading history of Mercer, Fibrek and other selected public companies considered by Raymond James to be relevant;

20.	representations contained in certificates delivered or to be delivered in conjunction with its fairness opinion addressed to us from senior officers of Mercer and Fibrek as to the completeness and accuracy of the information upon which such fairness opinion is based and such matters specified therein; and

21.	such other corporate, industry and financial market information, investigations and analyses as Raymond James considered necessary or appropriate in the circumstances.

Raymond James has not, to the best of its knowledge, been denied access by Mercer or Fibrek to any information requested by Raymond James. Raymond James has assumed the accuracy and fair presentation of, and relied upon the audited financial statements of Mercer and Fibrek and the reports of the auditors thereon.

While this summary describes the analysis and factors that Raymond James deemed material in rendering its opinion, it is not a comprehensive description of all analyses and factors considered by Raymond James. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or a summary description. In arriving at its written opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its written opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Raymond James. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Raymond James is based on all analyses and factors taken, as a whole, and also on application of Raymond James’ own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis.

Assumptions and Limitations

In rendering its fairness opinion, Raymond James relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, valuations, appraisals, advice, opinions and representations pertaining to Mercer, Fibrek and their respective subsidiaries obtained by Raymond James from public sources, contained in the Support Agreement, provided to it by senior management of Mercer and Fibrek and their respective consultants or advisors, or as otherwise provided to it pursuant to its engagement. Raymond James’ fairness opinion is conditional upon such completeness, accuracy and fair presentation. Subject to the exercise of its professional judgment and except as expressly described herein, Raymond James has not attempted to verify independently the accuracy or completeness of any such information, data, valuations, appraisals, advice, opinions, representations, budgets, estimates or forecasts.

The Offer is subject to a number of conditions outside the control of Mercer and Raymond James has assumed all conditions precedent to the completion of the Offer can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification. In rendering its fairness opinion, Raymond James expresses no view as to the likelihood that the conditions with respect to the Offer will be satisfied or waived or that the Offer will be implemented within the time frame indicated in the Support Agreement. Raymond James’ fairness opinion does not constitute a recommendation as to how any Mercer shareholder should vote with respect to the proposed Offer or any other related matter.

In arriving at its fairness opinion, in addition to the facts and conclusions contained in the materials, information, documents, reports, representations and opinions provided from Fibrek and Mercer, Raymond James has assumed, among other things, that the representations and warranties provided in representation certificates from senior management of both Mercer and Fibrek are current and accurate in all material respects.

Raymond James is not a legal, tax or accounting expert and therefore expresses no opinion concerning any legal, tax or accounting matters concerning the Offer.

Raymond James’ fairness opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the opinion and the condition and prospects, financial and otherwise, of Mercer and Fibrek as reflected in the information and documents reviewed by Raymond James and as represented to Raymond James in its discussions with management of Mercer and Fibrek and pursuant to the representation certificates discussed above. In its analyses and in preparing its fairness opinion, Raymond James made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are beyond the control of Raymond James or any party to the Offer and while reasonable under current circumstances, may prove to be incorrect. Raymond James’ fairness opinion is given as of February 9, 2012 and Raymond James disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting such fairness opinion which may come or be brought to Raymond James’ attention after that date. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting its fairness opinion after February 9, 2012, Raymond James reserves the right to change, modify or withdraw such fairness opinion.

Summary of Financial Analyses

The following represents a summary of the material financial analyses performed by Raymond James in connection with providing its written opinion to Mercer’s board of directors. Some of the summaries of financial analyses performed by Raymond James include information presented in tabular format. In order to fully understand the financial analyses performed by Raymond James, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Raymond James.

Comparable Company Analysis

Based on public and other available information, Raymond James calculated the multiples of enterprise value (“EV”) (which Raymond James defined as equity value, plus debt and minority interest, less cash and cash equivalents) to the estimated calendar year 2012 and 2013 earnings before interest, taxes, depreciation and amortization (“EBITDA”) for comparable companies in the pulp industry. Raymond James believes that Canfor Pulp Products Inc. and Mercer are the most relevant comparable companies for Fibrek as both companies operate NBSK pulp mills in Canada. The multiples for the selected companies were based on consensus estimates and other publicly available information.

Company	2012E EV/EBITDA Multiple	2013E EV/EBITDA Multiple
Canfor Pulp Products Inc.	5.7x	4.3x
Mercer	5.9x	4.7x

Raymond James compared the EV/EBITDA multiples of these select comparable companies to the multiple that results from Mercer’s Offer for Fibrek and management’s EBITDA forecast for Fibrek. This analysis indicates that the multiple associated with the Offer for Fibrek was lower than these select comparable companies. Raymond James also performed sensitivity analysis on the key variables of forecast EBITDA and EV/EBITDA multiple.

Precedent Transactions Analysis

In the precedent transactions approach Raymond James reviewed the publicly available information with respect to pulp mill transactions in the industry. Raymond James calculated the multiples of enterprise value (which Raymond James defined as equity value plus debt less cash and cash equivalents) net of working capital to thousands of tonnes of capacity per year (“mtpy”). The derived average mtpy multiple range of US$285 to US$345 was applied to the current capacity of Fibrek’s Saint Félicien NBSK mill in Raymond James’ net asset value (“NAV”) analysis.

Date	Name of Acquirer	Name of Target	Price/Tonne (US$/mtpy)
Oct 2010	International Grand Investment Corp.	Woodland Pulp LLP	$152
Apr 2010	Paper Excellence B.V.	Saint-Gaudens/Tarascon	$238
Apr 2010	Paper Excellence B.V	Mackenzie(1)	$85
Dec 2006	Asia Pulp & Paper Co. Ltd.	Meadow Lake Mechanical Pulp	$100
Nov 2006	SFK Pulp Fund	Fairmont/Menominee	$388
Nov 2004	Mercer International Inc.	Celgar(1)	$488
Mar 2001	Pope & Talbot Inc.	Mackenzie(1)	$431
Nov 2000	LaPointe Partners, Inc.	Samoa Pacific Cellulose, LLC	$359
Sep 2000	Tembec Inc.	Cellurhone/Pyrenecell	$234
Dec 1999	Tembec Inc./Kruger Inc.	Marathon(1)	$374

Average			$285
Median			$299
NBSK Average(1)			$345

(1)	Pure NBSK pulp mill transaction.

Net Asset Value Analysis

Under the NAV approach Raymond James separately considered the assets and liabilities of Fibrek using assumptions and methodologies which were considered appropriate in the circumstances. Raymond James considered the following three components of Fibrek’s business: (i) Fibrek’s Saint Félicien NBSK mill; (ii) Fibrek’s two recycled bleached kraft mills; and (iii) Fibrek’s power assets.

A summary of the NAV approach for Fibrek is as follows:

C$	Low	High
Saint Félicien NBSK Mill
Mill Capacity (000 tonnes)	375	375
Value Per Tonne(1)	$285	$345

Implied Value Range (millions)	$107	$129

Recycled Bleached Kraft Mills
Implied Value Range(2) (millions)	$30	$40

Power Assets
Annual EBITDA (millions)	$22	$22
EBITDA Multiple(3)	6.0x	8.0x

	$132	$176
Add: Net Working Capital(4)	$101	$101

Total	$370	$446
Less: Net Debt	$114	$114

Implied Equity Value	$256	$332
Shares Outstanding (millions)	130	130

Implied Share Price	$1.97	$2.55

(1)	Based on Precedent Transactions Analysis and assuming US$/C$ foreign exchange rate of 1.00. Value per tonne excludes working capital.
(2)	Based on 3.0x-4.0x management 2012 forecast.
(3)	EBITDA multiple range of between 6.0x to 8.0x selected for Fibrek’s power assets. Average EBITDA multiple of comparable power companies is 8.4x (2012E) and 7.2x (2013E). Comparable power companies include: Algonquin Power & Utilities Corp., Atlantic Power Corporation, Boralex Inc., Capstone Infrastructure Corporation and Northland Power Inc.
(4)	Net working capital estimated as at December 31, 2011. Net working capital added back as it is excluded from value per tonne calculated in Precedent Transactions Analysis.

Discounted Cash Flow Analysis

Raymond James performed a discounted cash flow analysis for Fibrek which involved taking projected unlevered free cash flows over the given period and adding a terminal value all discounted by the weighted average cost of capital in order to obtain a net present value per share. Raymond James based its discounted cash flow analysis on management estimates for financial performance of the business over the analyzed period (through fiscal year 2016).

In its analysis, Raymond James applied discount rates ranging from 12% to 14% to reflect the overall risk associated with Fibrek’s operations and projected financial performance. Raymond James calculated a terminal value at the end of 2016 using an EBITDA multiple ranging from between 4.0x to 6.0x. The discounted cash flow analysis resulted in a range of values from C$2.45 to C$3.64 per share.

Pro Forma Transaction Analysis

Raymond James performed a summary merger analysis of Mercer and Fibrek based on the transaction structure as outlined in the Offer. The analysis was based on management’s forecast for the combined business. Based on these assumptions, the transaction is estimated to be accretive to Mercer’s EPS in both 2012 and 2013.

Summary Analysis

Raymond James is of the opinion that, as of February 9, 2012, the Offer is fair from a financial point of view to Mercer’s shareholders.

The material analyses performed by Raymond James have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Raymond James. Raymond James did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Raymond James considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole.

Offer Consideration

The shareholders of Fibrek who accept the terms of the Offer and tender their Fibrek Shares in connection with the Offer will receive either: C$1.30 in cash; C$0.54 in cash plus 0.0903 of a Mercer Share; or 0.1540 of a Mercer Share for each Fibrek Share tendered. The Offer consideration will be prorated as necessary to ensure that the aggregate Offer consideration does not exceed C$70.0 million or 11,741,496 Mercer Shares. Such proration will be based on the number of Fibrek Shares acquired in proportion to the number outstanding at the applicable take-up date. The share exchange ratio of 0.1540 Mercer Shares for each Fibrek Share tendered was negotiated between Fibrek and Mercer, and no adjustment of the share exchange ratio will be made. Moreover, no fractional Mercer Shares will be issued. In lieu of fractional shares, shareholders of Fibrek who have tendered Fibrek Shares will receive a cash payment for such fractional shares.

Source and Amount of Funds

The Offer is not subject to any financing condition. The maximum amount of funds required by us to consummate the Offer and any second step transaction (including the payment of Fibrek Shares issued as a result of exercised options or other rights but excluding the payment of related fees and expenses) is C$70,000,000. We will pay the cash portion of the Offer and any second step transaction and any related fees with: (i) our existing cash, cash equivalents and marketable securities on hand; (ii) advances under our existing credit facilities; and/or (iii) advances from three new credit facilities aggregating C$70,000,000 pursuant to three commitment letters from Québec based capital providers.

We have entered into a commitment letter with Fonds de solidarité des travailleurs du Québec (F.T.Q.), which provides for unsecured debenture financing in the amount of C$25,000,000. This facility will have a four year term and provides for repayment of the principal amount thereunder in eight equal semi-annual payments commencing on the six month anniversary of closing. Interest payable under the facility will be fixed on the date of closing based upon a predetermined formula, which at the date of the commitment equaled 8.5%. Mercer will pay the lender a commitment fee of C$500,000 in connection with this facility. The facility will have terms customary for such financing. Upon the occurrence of an event of default, the lender will have the right to demand repayment of an amount equal to 101% of the outstanding principal amount of the debenture and accrued and unpaid interest. Upon default, the interest rate under the facility shall also increase by 2% per annum. Events of default for this facility are customary for facilities of this type, including: (i) the failure of Mercer to make any payments of the principal amount or interest thereunder when due, if such default is not cured within 15 days of receipt of written notice from the lender by Mercer; (ii) a change of control of Mercer or if Mercer assigns, sells, transfers or otherwise disposes of all or a substantial portion of its assets; (iii) a shut-down of Fibrek’s Saint-Félicien mill for at least 30 consecutive days (other than for maintenance or capital expenditures or to comply with applicable laws or governmental orders); or (iii) if Mercer is in default under the indenture underlying the Senior Notes. Pursuant to the terms of the facility, Mercer will also issue to the lender warrants to subscribe for 500,000 Mercer Shares at a price equal to the closing price of the Mercer Shares on the NASDAQ Global Market on the closing date plus a premium of 30%, exercisable until the earlier of: (i) the date of the last semi-annual payment thereunder; (ii) 30 days after the facility is paid in full; or (iii) the day after any 20 consecutive trading day period during which the closing price of the Mercer Shares on the NASDAQ Global Market exceeds 130% of the exercise price of the warrants on each such day. We have also entered into a commitment letter with a private investee company of Fonds de solidarité des travailleurs du Québec (F.T.Q.) for a C$15,000,000 unsecured debenture financing, the terms of which will be substantially similar to the credit facility to be provided by Fonds de solidarité des travailleurs du Québec (F.T.Q.), other than that no warrants will be issued to such lender and the commitment fee payable to the lender in connection with the facility will be C$100,000. We have also entered into a commitment letter with Investissement Québec which provides for a C$30.0 million unsecured term loan. The loan will have a four-year term from the date of the initial advance thereunder, with the principal thereunder repayable in one lump sum at the end of such term or at such earlier time as determined by us without any prepayment penalties. Interest payable under this loan will be fixed at 6.31%, payable on a monthly basis. This loan facility will have terms and events of default customary for such financing. During the term of the facility, we have agreed to maintain the head office and primary functions of Fibrek in Québec. Mercer will pay Investissement Québec a commitment fee of C$300,000 in connection with this loan facility.

We intend to repay any borrowings under the above facilities and/or our existing credit facilities using cash flows from our operations, existing cash on hand and proceeds from refinancings and/or the sale of non-core assets.

No Appraisal Rights

Neither Mercer nor Fibrek shareholders will be entitled to dissenters’ rights or appraisal rights under the WBCA, the CBCA or Canadian corporate law, in connection with the Offer. However, under the CBCA, Fibrek shareholders whose Fibrek Shares have not been taken up in the Offer have certain rights to dissent and receive payment in cash of the fair market value of their Fibrek Shares in the event of a subsequent acquisition transaction.

Regulatory Matters

The Offer is not subject to any federal, state or foreign regulatory approvals, other than the approval by the SEC of the Registration Statement on Form S-4, of which this proxy statement is a part, and the approval for the listing of the new Mercer Shares on the NASDAQ Global Market and the Toronto Stock Exchange.

Additionally, the proposed acquisition of Fibrek will be subject, among other things, to review by the Canadian and U.S. competition and antitrust regulators and by the Minister of Industry Canada (the “Minister”) under the ICA. We are committed to working closely with these regulatory authorities to provide information and data necessary for their review of the transaction and to resolving regulatory concerns, if any, as promptly as possible.

HSR Act

Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain transactions, including the completion of the Offer, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. We intend to file any required Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer as soon as practicable.

Under the HSR Act, our purchase of Fibrek Shares in the Offer may not be completed until the expiration of a 30 calendar day waiting period following the filing by Mercer, as the ultimate parent entity of Mercer Acquisition, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Accordingly, the required waiting period with respect to the Offer will expire at 11:59 p.m., Eastern Time, 30 days following such filing, unless such 30th day is a Saturday, Sunday, or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., Eastern Time, on the next regular business day, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 30 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until 30 calendar days following the date of substantial compliance by Mercer with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 30 calendar day waiting period, the waiting period could be extended only by court order or with Mercer’s consent. In practice, complying with a Second Request can take a significant period of time. Although Fibrek is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Fibrek’s failure to make those filings nor a request for additional documents and information issued to Fibrek by the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Fibrek Shares in the Offer.

At any time before or after Mercer’s acceptance for payment of Fibrek Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer may substantially lessen competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Fibrek Shares have already been acquired, requiring disposition of such Fibrek Shares or, as a condition to clearance, the divestiture of substantial assets of Mercer, Fibrek or any of their respective subsidiaries or affiliates or requiring other conduct relief. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions of Mercer’s obligation to accept for payment Fibrek Shares tendered in the Offer.

Competition Act

Part IX of the Competition Act requires pre-merger notification to the Commissioner of Competition under the Competition Act (the “Commissioner”) for transactions that exceed certain financial thresholds and, in the case of share acquisitions, exceed an additional voting interest threshold. If a transaction is subject to pre-merger notification, a pre-merger notification filing containing certain prescribed information must be submitted to the Commissioner and the applicable waiting period must expire or be waived by the Commissioner before the transaction may be completed. The initial statutory waiting period is 30 days from the date of a complete filing but can be extended if the Commissioner issues a supplementary information request (which is a demand for more detailed information), after which time closing can only occur 30 days following the submission of the requested supplementary information. In the context of an unsolicited bid, where the Commissioner receives the prescribed information from the bidder prior to receiving information from the corporation whose shares are being acquired, the Competition Act requires the Commissioner to immediately notify the target corporation, and the target must then supply the Commissioner with its prescribed information within ten days after being so notified. Although Fibrek will thus be required to file its information and documentary materials with the Competition Bureau in connection with the Offer within ten days after being so notified, neither Fibrek’s failure to make its filing nor a request for additional documents and information issued to Fibrek by the Competition Bureau will extend the statutory waiting period applicable to the Offer, which will be determined only in reference to our filing and submissions.

The Commissioner’s review of a transaction, and communication of the Commissioner’s intention as to whether or not to oppose a transaction, may however take longer than the statutory waiting period, particularly for mergers that raise some competition law issues. The Competition Bureau has adopted service standards to indicate the expected time for the completion of its substantive review, which depends on the complexity of the transaction as determined by the Competition Bureau. The two potential designations are “non-complex” and “complex”, with respective service standards of 14 days and 45 days. In cases where a supplementary information request is issued, the service standard will be similar to the statutory waiting period and will end 30 days after the submission of the supplementary information.

As an alternative to a pre-merger notification filing, for transactions which are unlikely to raise any significant competition issues, the parties may request an advanced ruling certificate (“ARC”) from the

Commissioner. The issuance of an ARC is at the discretion of the Commissioner and a request for an ARC will only be granted by the Commissioner where a transaction clearly does not raise competition Law issues.

Regardless of whether a pre-merger notification filing is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a “merger” (as defined in the Competition Act). If the Competition Tribunal finds that a merger or proposed merger prevents or lessens or is likely to prevent or lessen competition substantially, it may order that all or part of the merger or proposed merger not proceed or impose other conditions on its completion or, in the event that the merger has been completed, order its dissolution or the disposition of some or all of the assets or shares involved. In certain circumstances, the Competition Tribunal may also issue an interim order under the Competition Act prohibiting the completion of the merger for a period of up to 30 days (which may be extended up to a maximum total of 60 days) to allow the Commissioner to complete the review.

If the Commissioner determines that she does not, at the time of the review, have sufficient grounds to apply to the Competition Tribunal for an order regarding a proposed merger under the merger provisions of the Competition Act, the Commissioner may issue an advisory opinion (known as a “no-action” letter) stating that the Commissioner does not intend to commence proceedings before the Competition Tribunal. However, the Commissioner retains the ability to initiate such proceedings at any time during the year following the completion of the merger.

The purchase of Fibrek Shares pursuant to the Offer is a “notifiable transaction” for the purposes of Part IX of the Competition Act and requires a pre-merger notification filing to the Commissioner as it exceeds the prescribed thresholds. Mercer and Fibrek have jointly requested that the Commissioner issue an advance-ruling certificate under Section 102 of the Competition Act or, alternatively, to waive the requirement to file a notice and supply information under Section 114 of the Competition Act and provide a “no action” letter in respect of the proposed acquisition of Fibrek Shares.

ICA

Generally, any acquisition by a “non-Canadian” of control of a “Canadian business” is either notifiable or reviewable under the ICA, a Canadian statute that governs such acquisitions. Whether an acquisition is notifiable or reviewable depends on the structure of the transaction and the value and nature of the assets of the Canadian business being acquired. If an acquisition is reviewable, the acquiror must submit an application for review with prescribed information to the Minister and, before the acquisition may be completed, the Minister must determine whether the “proposed transaction” is likely to be of “net benefit to Canada”.

A transaction will be reviewable when there is a direct acquisition of control of a Canadian business by a World Trade Organization (“WTO”) investor (a corporation or other entity being a WTO investor if it is ultimately controlled by individuals who are nationals of a country that is a member of the WTO) and the value of the assets of that entity, and of all other entities in Canada the control of which is acquired, is equal to or greater than C$330,000,000 (2012 threshold). A direct acquisition of control of a Canadian business can occur by means of a purchase of assets or voting interests. For the purposes of the ICA, an acquisition of control is deemed to occur when a non-Canadian directly acquires more than a 50% voting interest in a Canadian corporation and is presumed to occur where there is an acquisition of between 33% and 50% of the voting shares.

The Minister has an initial 45-day period to determine whether the investment is likely to be of net benefit to Canada. The Minister may extend the period for a further 30 days by giving notice to the prospective acquiror prior to the expiration of the initial 45-day period. Further extensions may be permitted but only with the consent of the prospective acquiror. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the Minister must send a notice to that effect to the prospective acquiror. The acquiror then has 30 days to make additional representations and undertakings to the Minister demonstrating the “net benefit” of the investment.

The purchase of Fibrek Shares pursuant to the Offer is a reviewable acquisition under the ICA. We therefore intend to file the required application for review with the Minister in connection with the Offer as soon as practicable.

Canadian Securities Regulatory Matters

The issuance and distribution of Mercer Shares under the Offer is being made pursuant to general exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws. Although the resale of Mercer Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian jurisdictions, shareholders in such jurisdictions will, in general, be able to rely on exemptions from such resale restrictions.

Under Canadian securities laws, once issued, Mercer Shares will, except for “control distributions” described below, be generally freely tradeable in Canada without the need for the holder of such Mercer Shares to prepare and file a prospectus or rely on an exemption from the prospectus requirements, provided: (i) the issuer, being Mercer, is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade; (ii) no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (iv) if the selling security holder is an insider or officer of the issuer, the selling security holder has no reasonable grounds to believe that Mercer is in default of securities legislation.

If, however, the resale or trade of Mercer Shares constitutes a “control distribution”, then any resale or trade of Mercer Shares would require either: (i) the preparation and filing of a prospectus in the relevant Canadian jurisdiction(s) in order to qualify such resale or trade for public distribution in Canada and render the subject Mercer Shares freely tradeable in such Canadian jurisdiction(s); (ii) in the absence of a Canadian prospectus, the reliance on a separate statutory or discretionary exemption from the applicable prospectus requirements for the resale or trade of Mercer Shares; or (iii) the giving of notice and filing of a prescribed form with the Canadian securities regulatory authorities at least seven days before the first resale or trade that is part of the control distribution indicating the selling security holder’s intention to distribute securities and particulars of the proposed trade, including the number and class of securities proposed to be sold and whether the sale will occur privately or on an exchange or market.

In general terms, a “control distribution” is a distribution effected by a “control person”, being (i) a person or company who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer and, if a person or company holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the person or company is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer, or (ii) each person or company in a combination of persons or companies, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a combination of persons or companies holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the combination of persons or companies is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer.

Given the complex and subjective nature of the question of whether a particular holder may be a “control person” under Canadian securities laws, we make no representation concerning the right of any Fibrek shareholder who may receive Mercer Shares in the Offer to trade in such securities in Canada. We recommend that recipients of Mercer Shares consult their own counsel concerning whether they may freely trade Mercer Shares in Canada in compliance with applicable Canadian securities laws.

The Offer is being made in compliance with applicable Canadian securities laws and regulations governing takeover bids.

NASDAQ Global Market and Toronto Stock Exchange Listing of Mercer Shares

Pursuant to the terms of the Support Agreement, Mercer will use reasonable commercial efforts to cause all Mercer Shares to be issued in connection with the Offer to be approved for listing on the NASDAQ Global Market and the Toronto Stock Exchange at their time of issue.

Anticipated Accounting Treatment

Mercer will account for the Offer as a purchase of the business, which means that the assets and liabilities of Fibrek will be recorded at their fair value and the results of operations of Fibrek will be included in Mercer’s results of operations from and after the effective time of the Offer. The acquisition method of accounting is based on the Accounting Standards Codification Topic 805, Business Combinations.

Federal Securities Laws Consequences

The Mercer Shares to be issued in the Offer will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Mercer Shares issued to any person who is deemed to be an affiliate of Mercer. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Mercer and includes Mercer’s respective executive officers and directors, as well as principal shareholders. Affiliates may not sell their Mercer Shares acquired in the Offer, except pursuant to an effective registration statement under the Securities Act, covering the resale of those shares; or an applicable exemption under the Securities Act.

Consummation of the Offer

Mercer launched the Offer on February 29, 2012 in accordance with applicable U.S. and Canadian law and the regulations of NASDAQ and the Toronto Stock Exchange. Pursuant to the terms of Canadian take-over bid regulations, the Offer period will last at least 35 and is set to expire on April 6, 2012 although the Offer period may be extended. Following the expiration of the Offer period and satisfaction or, to the extent permissible under the terms of the Support Agreement and by applicable law, waiver of all conditions to the obligations of the parties set forth in the Support Agreement, the closing of the Offer is expected to occur.

Compulsory Acquisition and Subsequent Acquisition Transaction

If, within 120 days after the date of the Offer, the Offer is accepted by Fibrek shareholders holding not less than 90% of the issued and outstanding Fibrek Shares (calculated on a fully-diluted basis), other than Fibrek Shares held at the date of the Offer by or on behalf of us or our affiliates or associates (as defined in the CBCA), and we acquire such deposited Fibrek Shares, then we will acquire the Fibrek Shares not deposited under the Offer on the same terms as the Fibrek Shares acquired under the Offer pursuant to either the provisions of Section 206 of the CBCA (a “Compulsory Acquisition”) or pursuant to a subsequent acquisition transaction.

If we take up and pay for Fibrek Shares validly deposited under the Offer and a Compulsory Acquisition is not available or if we elect not to pursue a Compulsory Acquisition, we currently intend, depending upon the number of Fibrek Shares taken up and paid for under the Offer, to take such action as is necessary or advisable, including causing one or more special meetings of Fibrek shareholders to be called to consider a proposed arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or similar transaction involving Fibrek and/or its subsidiaries and us or one of our wholly-owned subsidiaries which, if successfully completed, will result in us owning, directly or indirectly, all of the Fibrek Shares and/or all of the assets of Fibrek and will provide for consideration per Fibrek Share that is at least equal in value to and is in the same form as the consideration per Fibrek Share offered under the Offer.

Provided that we own at least 66 2/3% of the issued and outstanding Fibrek Shares (calculated on a fully-diluted basis) and, if required by Québec Regulation 61-101, sufficient votes are cast by “minority” holders to constitute a majority of the “minority” on a fully-diluted basis pursuant to Québec Regulation 61-101, we should own a sufficient number of Fibrek Shares to effect a subsequent acquisition transaction.

Mercer Board of Directors

Following the closing of the Offer, the board of directors of Mercer will consist of seven directors, comprised of Mercer’s current seven directors, being: Jimmy S.H. Lee, William D. McCartney, Graeme A. Witts, Eric Lauritzen, Guy Adams, James Shepherd and Bernard Picchi. See Annex H “Directors of Mercer” for a detailed biography of each current director of Mercer.

Ownership of Mercer Following the Offer

Based on the number of Fibrek Shares currently outstanding and the maximum aggregate share consideration outlined in the Support Agreement, Mercer expects to issue an aggregate of approximately 11,741,496 Mercer Shares in connection with the Offer. The completion of the Offer will not change the number of Mercer Shares currently owned by Mercer shareholders. However, since Mercer expects to issue a number of new Mercer Shares in connection with the Offer, each outstanding Mercer Share immediately prior to the closing of the Offer will represent a smaller percentage of the total number of Mercer Shares outstanding following the closing of the Offer.

After the Offer, the percentage ownership of the outstanding shares of Mercer held by current Mercer shareholders and current Fibrek shareholders will depend on the percentage of outstanding Fibrek Shares that are tendered pursuant to the Offer. If all of the Fibrek Shares currently outstanding (which excludes any Fibrek Shares that may be issued or issuable after the date of this proxy statement) are tendered in the Offer, post-Offer the current shareholders of Mercer will hold approximately 83% of the outstanding Mercer Shares and the current shareholders of Fibrek will hold approximately 17% of the outstanding Mercer Shares (assuming that 11,741,496 Mercer Shares were to be issued in connection with the Offer). In the event that 15,000,000 Mercer Shares are issued to Fibrek’s shareholders in connection with the Offer, current Mercer shareholders would hold approximately 79% of the outstanding Mercer Shares, post-Offer, while Fibrek’s current shareholders would hold approximately 21% of the outstanding Mercer Shares..

For more information regarding the current and anticipated beneficial ownership of officers, directors and certain key shareholders of the combined companies prior to and after consummation of the Offer, see the section entitled “Principal Shareholders of Mercer” , and the annexes entitled “Principal Shareholders of Fibrek” and “Mercer Directors” to this proxy statement.

THE SUPPORT AGREEMENT

This section contains a summary of the material provisions of the Support Agreement. Because it is a summary, it does not include all the information that may be important to you and is qualified by reference to the text of the Support Agreement. Before you decide how to vote, we encourage you to read carefully the entire copy of the Support Agreement which was filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and which is incorporated by reference into this proxy statement as Annex G.

The Offer

Mercer and Fibrek entered into the Support Agreement pursuant to which Mercer agreed to make the Offer.

The Offer is conditional upon, among other things, there being properly and validly deposited under the Offer and not withdrawn at the expiration of the Offer (the “Expiry Time”) that number of Fibrek Shares which, together with the Fibrek Shares and any Special Warrants held by Mercer and its affiliates, represent at least 50.1% of the Fibrek Shares outstanding on a fully diluted basis. Unless all of the conditions of the Offer are satisfied or waived by Mercer at or prior to the Expiry Time, Mercer has the right to withdraw the Offer and shall not be required to take up and pay for or extend the period of time during which the Offer is open and postpone taking up and paying for, any Fibrek Shares deposited thereunder.

Approval by Fibrek’s board of directors

Pursuant to the Support Agreement, Fibrek has agreed to support the Offer. Fibrek has confirmed to Mercer that Fibrek’s board of directors, upon consultation with its outside legal and financial advisors, and upon receipt of a fairness opinion from TD Securities Inc., determined that the Offer is in the best interests of Fibrek and Fibrek’s shareholders, approved the Offer and the Support Agreement and has resolved to recommend that shareholders accept the Offer.

Representations and Warranties

The Support Agreement contains a number of customary representations and warranties of Fibrek and Mercer relating to, among other things, the corporate status of Fibrek and the corporate authorization and enforceability of, and board approval of, the Support Agreement.

Non-Solicitation

Except as may be expressly permitted by the Support Agreement, Fibrek has agreed not to directly or indirectly, through any of its representatives or otherwise:

(i)	make, solicit, assist, initiate, encourage, promote or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Fibrek or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, offers or proposals regarding an Acquisition Proposal (as defined in the Support Agreement) or otherwise co-operate in any way with, or assist with or participate in any way in any effort or attempt by any person to make an Acquisition Proposal;

(ii)	enter into or participate in any discussions or negotiations regarding an Acquisition Proposal;

(iii)	withdraw, modify or qualify (or propose to do so) in a manner adverse to Mercer, the approval or recommendation of Fibrek’s board of directors or any committee thereof of the Offer or the Support Agreement;

(iv)	approve, recommend or remain neutral or propose publicly to approve, recommend or remain neutral to any Acquisition Proposal, or

(v)	accept, recommend (or remain neutral), approve or enter into (or propose to do so) any letter of intent, agreement in principle, agreement, understanding or arrangement in respect of an Acquisition Proposal or providing for the payment of any break, termination or other fees or expenses to any person in the event that Fibrek completes the transactions contemplated in the Support Agreement or any other transaction with Mercer or any of its affiliates agreed to prior to any termination of the Support Agreement, whether formal or informal.

Additionally, Fibrek has agreed that it will cease, and will cause its representatives to, immediately terminate any existing solicitation, assistance, discussions, negotiations or process with any persons (other than Mercer, its affiliates or its representatives) with respect to any proposal that constitutes, or which could reasonably be expected to lead to, an Acquisition Proposal, whether or not initiated by Fibrek, and to request the return or destruction of all such confidential information provided in connection therewith. Fibrek has also agreed not to amend, modify or waive, but to enforce any of the enforceable standstill, confidentiality and non-solicitation provisions of the confidentiality agreements entered into by Fibrek with other persons relating to a potential Acquisition Proposal.

Right to Match

Pursuant to the Support Agreement, Fibrek has agreed that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by the Support Agreement). It has also agreed not to withdraw, modify or qualify its approval or recommendation of the Offer in any manner adverse to Mercer and to recommend or approve an Acquisition Proposal unless:

(i)	Fibrek’s board of directors determines that the Acquisition Proposal constitutes a superior proposal;

(ii)	Fibrek has complied with certain covenants, including providing Mercer with a full and complete copy of the Acquisition Proposal;

(iii)	a period (the “Response Period”) of five (5) business days shall have elapsed from the later of (A) the date on which Mercer received written notice from Fibrek’s board of directors that it has determined, subject only to compliance with the relevant provisions of the Support Agreement to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal (as defined in the Support Agreement) and (B) the date Mercer received a full and complete copy of such Acquisition Proposal;

(iv)	after the Response Period, Fibrek’s board of directors determines in good faith, after consultation with its financial and legal advisors, that such Acquisition Proposal, after due consideration of any amendments to the Offer proposed by Mercer constitutes a superior proposal; and

(v)	Fibrek concurrently terminates the Support Agreement and has paid or concurrently pays to Mercer the Termination Fee (as defined below).

During the Response Period, Mercer has the right, but not the obligation, to offer to amend in writing the terms of the Support Agreement and the Offer. Under the terms of the Support Agreement, Fibrek agrees that, if requested by Mercer, it will negotiate with Mercer in good faith to amend the terms of the Support Agreement and the Offer. Fibrek’s board of directors will review any such written amendment to determine, in good faith in the exercise of its fiduciary duties whether the Acquisition Proposal to which Mercer is responding would be a superior proposal when assessed against the Offer as it is proposed by Mercer to be amended. If Fibrek’s board of directors does not so determine, it will cause Fibrek to enter into an amendment to the Support Agreement reflecting the proposal by Mercer to amend the terms of the Offer and upon the execution by the parties of such amendment will reaffirm its recommendation of the Offer, as so amended.

Waiver of Conditions

The Support Agreement provides that the conditions contained therein are for the exclusive benefit of Mercer and that they may be asserted by Mercer regardless of the circumstances giving rise to any such assertion, including any action or inaction by Mercer. Subject to the terms of the Support Agreement, Mercer may waive any of the conditions found therein in whole or in part at any time without prejudice to any other rights which Mercer may have.

Termination Fee

Upon the occurrence of a Termination Fee Event (as such term is defined in the Support Agreement), Fibrek has agreed to pay to Mercer an amount equal to C$8,500,000 (the “Termination Fee”). In certain other circumstances, Mercer is entitled to an expense reimbursement of C$2,000,000 (the “Expense Reimbursement”). If Fibrek has made an Expense Reimbursement payment to Mercer and a Termination Fee subsequently becomes payable, the Termination Fee shall be reduced by the amount of such Expense Reimbursement.

Termination of the Support Agreement

The Support Agreement may be terminated by notice in writing:

(a)	by mutual written consent of Fibrek and Mercer;

(b)	by Mercer, by written notice to Fibrek at any time if:

(i)	Fibrek is in default or has materially breached its covenants or obligations as specified under the Support Agreement; or

(ii)	any representation or warranty of Fibrek:

(A)	that is qualified by reference to a Material Adverse Effect (as such term is defined in the Support Agreement) shall be untrue or incorrect in any respect;

(B)	that is qualified by reference to materiality shall be untrue or incorrect in any respect; or

(C)	that is not qualified by reference to a Material Adverse Effect or materiality shall be untrue or incorrect in any material respect,

provided that in each case the applicable cure period has lapsed;

(c)	by Fibrek, by written notice to Mercer, at any time if:

(i)	Mercer is in default or has materially breached its covenants or obligations as specified under the Support Agreement; or

(ii)	any representation or warranty of Mercer shall be untrue or incorrect in any material respect,

provided that in each case the applicable cure period has lapsed;

(d)	by Mercer, by written notice to Fibrek, if Fibrek’s board of directors or any committee thereof (i) withdraws, amends or modifies in any manner adverse to Mercer its recommendation in favor of the Offer, or fails to recommend in favor of the Offer; (ii) approves or recommends in favor of any Acquisition Proposal; or (iii) Fibrek’s board of directors fails to publicly recommend or reaffirm its approval of the Offer and recommendation that securityholders deposit all of their Fibrek Shares under the Offer within three (3) business days of the written request by Mercer that Fibrek’s board of directors make such a recommendation or reaffirmation;

(e)	by Fibrek, by written notice to Mercer in order to accept, recommend or enter into a binding written agreement with respect to a superior proposal, the whole in accordance with and without any breach of its obligations under the Support Agreement;

(f)	by either Fibrek or Mercer by written notice to the other if the Expiry Time does not occur on or prior to the Outside Date (as such term is defined in the Support Agreement), provided that the failure of the Expiry Time to occur is not the result of the breach of a representation, warranty or covenant by the party terminating the Support Agreement and provided further that Fibrek may only terminate the Support Agreement if Mercer has not waived the unsatisfied conditions and publicly announced its intention to take up and pay for Fibrek Shares that have been deposited pursuant to the Offer;

(g)	by either Fibrek or Mercer, by written notice to the other if the Offer terminates, expires or is withdrawn at the Expiry Time without Mercer taking up and paying for any of the Fibrek Shares as a result of the failure of any of the conditions of the Offer being satisfied or waived, unless the failure of such condition shall be due to the failure of the party seeking to terminate the Support Agreement to perform the obligations required to be performed by it under the Support Agreement;

(h)	by Fibrek or Mercer, if any court of competent jurisdiction or other governmental entity having authority over the parties shall have issued any order, decree or ruling enjoining or otherwise prohibiting the contemplated transactions, which order, decree or ruling is final and non-appealable (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable); or

(i)	by Mercer, by written notice to Fibrek at any time if:

(i)	Fibrek has materially breached any covenant or obligation under the Special Warrant Agreement; or

(ii)	any representation or warranty of Fibrek under the Special Warrant Agreement:

(A)	that is qualified by reference to a Material Adverse Effect shall be untrue or incorrect in any respect;

(B)	that is qualified by reference to materiality shall be untrue or incorrect in any respect; or

(C)	that is not qualified by reference to a Material Adverse Effect or materiality shall be untrue or incorrect in any material respect,

provided that in each case the applicable cure period has lapsed.

Conduct of Business by Fibrek

Pursuant to the terms of the Support Agreement, Fibrek has agreed that, during the period from the execution of the Support Agreement until the transaction date, except as otherwise expressly contemplated or permitted by the Support Agreement or expressly consented to by Mercer in writing (which consent shall not be unreasonably withheld or delayed), Fibrek shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, and to use commercially reasonable efforts to maintain and preserve their business organization, assets, employees, goodwill and business relationships, as further specified in the Support Agreement.

Indemnities

From and after the Effective Time, Mercer shall cause Fibrek and its subsidiaries (or any successors thereof) jointly and severally to indemnify the directors and officers of Fibrek and its subsidiaries, to the fullest extent to which Mercer and Fibrek are permitted to indemnify them under their respective constating documents and the currently existing indemnification agreements between Fibrek and its directors and officers and applicable law, from all claims in connection with any transactions or matters contemplated under the Support Agreement or otherwise in connection with Fibrek, its subsidiaries and their respective businesses and property.

Governing Law and Jurisdiction

The Support Agreement is governed by the laws of the Province of Québec and the federal laws of Canada applicable therein.

CERTAIN AGREEMENTS RELATED TO THE OFFER

The following summary describes the material provisions of certain agreements that it is expected will be entered into or have been entered into in connection with, or otherwise relate to, the Offer. The rights and obligations of the parties to these agreements are governed by the express terms and conditions of such agreements, respectively, and not by this summary. This summary may not contain all of the information about these agreements that may be important to you, and is qualified in its entirety by reference to the complete text of these agreements. We encourage you to read these agreements carefully and in their entirety for a more complete understanding of these agreements. See the section entitled “Where You Can Find More Information.”

Confidentiality Agreement

On December 23, 2011, Mercer and Fibrek entered into a confidentiality agreement (the “Confidentiality Agreement”). Pursuant to the terms of the Confidentiality Agreement, we agreed, among other things, to keep confidential and not disclose without Fibrek’s prior written consent the proprietary information of Fibrek furnished to Mercer. Except for information deemed “highly confidential” under the Confidentiality Agreement, the restrictions of the Confidentiality Agreement do not apply to disclosures made for the purposes of obtaining regulatory compliance in connection with the Offer. Mercer also agreed that, for a period of 12 months from the date of the Confidentiality Agreement or until the time they enter into a support agreement related to the Offer, whichever is earlier, it would not purchase any securities of Fibrek.

Special Warrant Agreement

On February 9, 2012, Mercer and Fibrek entered into a Special Warrant Agreement (the “Special Warrant Agreement”). Pursuant to the terms of the Special Warrant Agreement, Mercer agreed to purchase 32,320,000 special warrants of Fibrek (the “Special Warrants”) on a private placement basis, at a price of C$1.00 per Special Warrant for total subscription proceeds of approximately C$32,320,000. The Special Warrants are convertible into Fibrek Shares on a one-for-one basis. Conversion is automatic in certain events and otherwise at the option of Mercer. The Special Warrants are also redeemable by Mercer or Fibrek at their subscription price in certain stipulated events.

On February 24, 2012, Fibrek announced that it intended to appeal the decision to cease trade the Special Warrant financing rendered by the Bureau de décision. On February 25, 2012, Mercer also determined to appeal the aforesaid decision. Fibrek filed an inscription on appeal on February 27, 2012.

The proceeds from the private placement of Special Warrants will be deposited in trust on closing of the private placement and will be releasable either to Fibrek on conversion of the Special Warrants to Fibrek Shares, or to Mercer on redemption. The Special Warrants will be automatically converted into Fibrek Shares in the event of a Deemed Conversion Event (as such term is defined in the Special Warrant Agreement), including if following the close of business on the third business day following the date on which the Expiry Time occurs if at the Expiry Time the minimum tender condition has not been satisfied, provided a Redemption Event (as such term is defined in the Special Warrant Agreement) has not occurred and Fibrek is otherwise in compliance with all of the terms of the Special Warrant Agreement and the Support Agreement. In addition, Mercer shall be entitled at any time and from time to time, immediately upon the earlier of: (i) the later of (a) seven business days after the date the Offer is made; (b) twenty-one days from the date of the Special Warrant Agreement; or (iii) on the date upon which Abitibi takes up or acquires legal or beneficial ownership or control of any of the Fibrek Shares subject to the existing lock-up agreements between Abitibi and certain of the shareholders of Fibrek, Mercer is entitled to convert all or any portion of the Special Warrants into Fibrek Shares without payment of any additional consideration. Upon the conversion of the Special Warrants into Fibrek Shares, Fibrek will receive the pro rata portion of the trust funds along with all earned interest on such funds corresponding to the number of Special Warrants converted.

Mercer has the right to require Fibrek to redeem all or any portion of the Special Warrants at any time following the occurrence of a Redemption Event (as such term is defined in the Special Warrant Agreement).

In the event of a Redemption Event Mercer is entitled, at any time after the occurrence of the Redemption Event, at its option, to exercise its right to redeem all or any part of the Special Warrants then outstanding by delivering to Fibrek a redemption notice specifying the number of Special Warrants to be redeemed and indicating the Redemption Event giving rise to its ability to redeem the Special Warrants. Notwithstanding the foregoing, in the event of a delivery of a superior proposal pursuant to the Support Agreement, Mercer is prohibited from delivering a redemption notice to Fibrek prior to the expiration of the two business day period provided under Section 3.1(i) of the Special Warrant Agreement, provided that Fibrek has paid to Mercer the termination fee in accordance with Section 5.3(b)(ii) of the Support Agreement.

If at any time, the Special Warrants are converted into Fibrek Shares and a termination fee becomes payable under the Support Agreement, Mercer covenants and agrees to pay to Fibrek an amount in cash equal to either (x) the termination fee paid to Mercer pursuant to the terms and conditions of the Support Agreement in the event that the Special Warrant Profit (as such term is defined in the Special Warrant Agreement) actually received by Mercer is equal to or exceeds such termination fee or (y) the Special Warrant Profit actually received by Mercer in the event that the Special Warrant Profit actually received by Mercer is less than such termination fee.

In addition, the Special Warrant Agreement provides that in the event that Fibrek receives a superior proposal and as a result the termination fee becomes payable, Mercer will be required to tender or vote its Fibrek Shares received upon conversion of the Special Warrants in favor of such superior proposal, if shareholders (other than Mercer) holding in excess of 50.1% of the Fibrek Shares tender or vote their shares, or cast their votes as the case may be, in favor of such superior proposal.

On February 13, 2012, Fairfax, Pabrai Investment Funds, Oakmont Capital Inc. and Steelhead Partners, LLC filed a submission before the TSX seeking to stop the issuance of the Special Warrants, for which Fibrek filed a response letter on February 17, 2012. On February 23, 2012, the Bureau de décision granted an order to cease trade the Special Warrant financing. Both Mercer and Fibrek are appealing the decision to cease trade the Special Warrant financing rendered by the Bureau de décision.

As a result of the foregoing, and as the matter is before the Court of Québec, at this time, we cannot predict whether Fibrek will be permitted to issue the Special Warrants to us pursuant to the terms of the Special Warrant Agreement or at all.

Voting Support Agreements

On February 9, 2012, Mercer entered into the Voting Support Agreements with the Supporting Shareholders who collectively own approximately 44% of the outstanding Mercer Shares at the announcement of Mercer’s intention to commence the Offer. Pursuant to the terms of the Voting Support Agreements, each Supporting Shareholder agreed to vote (or cause to be voted) all of their Mercer Shares in favor of our shareholder proposal to issue additional Mercer Shares in connection with the Offer. The Supporting Shareholders are also prohibited from selling, assigning or otherwise transferring any of the Mercer Shares they hold as of the date of each respective Voting Support Agreement until the termination of such agreement.

The Voting Support Agreements each terminate upon the earlier of: (i) the date of termination of the respective Voting Support Agreement in accordance with its terms; (ii) the completion of the Special Meeting; (iii) the completion of the Offer; (iv) the date Mercer advises that it will not be proceeding with the Offer; and (v) 120 days from the date of each respective Voting Support Agreement. In the case of termination of any Voting Support Agreement, such agreement shall terminate and be of no further force of effect, and the parties thereto will have no further obligation or liability to each other.

The Voting Support Agreements are each governed by the laws of the State of Washington and any federal laws applicable to agreements made and to be performed in the United States.

Copies of the voting support agreements are available on the SEC’s web site at http://www.sec.gov.

Lock-up Agreements

On February 9, 2012, in connection with the Support Agreement, we entered into lock-up agreements with Fibrek’s directors and senior managers holding an aggregate of approximately 2.9% of the outstanding Fibrek Shares on a fully diluted basis (the “Locked-up Shares”) on that date. Under the terms of the applicable lock-up agreement, each of the holders of Locked-up Shares has agreed, among other things: (i) to exercise any eligible options in accordance with instructions received from Fibrek; (ii) to within thirty (30) days after commencement of the Offer in accordance with the Support Agreement, to (A) deposit or cause to be deposited all of the Locked-up Shares (other than the Locked-up Shares issuable upon the exercise of eligible options which shall be deposited as described in clause (B) hereof); and (B) deposit or cause to be deposited any Locked-Up Shares issued upon the exercise of all eligible options held by the holders of Locked-up Shares in accordance with the Support Agreement; (iii) not to sell, assign, transfer or encumber the Locked-Up Shares or agree to do any of the foregoing and not to permit any of its affiliates to sell, assign, transfer or encumber the Locked-Up Shares or agree to do any of the foregoing; (iv) to take all such steps as are required to ensure that at the time at which the Locked-Up Shares are taken up and paid for under the Offer the Locked-up Shares will be owned beneficially by the holders of Locked-up Shares with a good and valid title free of any encumbrances; (v) except in order to tender to a superior proposal, not to exercise, and to cause any of its affiliates to exercise, any statutory or other rights of withdrawal with respect to any of the Locked-Up Shares once deposited pursuant to the Offer (or otherwise disposed of) unless the lock-up agreement is terminated prior to Mercer taking up the Fibrek Shares under the Offer; and (vi) to not take any action, directly, or indirectly, which may in any way adversely affect the success of the Offer or the purchase of any Fibrek Shares under the Offer.

Each of the lock-up agreements may be terminated: (i) upon mutual consent of the parties to such lock-up agreements; (ii) by the applicable holders of Locked-up Shares, if we have not taken up and paid for the Fibrek Shares deposited pursuant to the applicable lock-up agreement on or prior to the outside date, as such term is defined in the Support Agreement; (iii) by the applicable holder of Locked-up Shares at any time the Offer is modified to reflect any change contemplated in the stipulated sections of the Support Agreement.

INFORMATION ABOUT MERCER INTERNATIONAL INC.

Mercer Inc. is a Washington corporation and our shares of common stock are quoted and listed for trading on the NASDAQ Global Market (MERC) and listed in U.S. dollars on the Toronto Stock Exchange (MRI.U).

We acquired our initial pulp and paper operations in 1993. Subsequently, we disposed of our paper operations to focus our business on our core pulp operations. We are currently the largest publicly traded producer of market northern bleached softwood kraft, or “NBSK”, pulp in the world. Our operations are located in Eastern Germany and Western Canada. We operate three NBSK pulp mills with a consolidated annual production capacity of approximately 1.5 million air-dried metric tonnes, or “ADMTs”. We are the sole kraft pulp producer, and the only significant producer of pulp for resale, known as “market pulp”, in Germany, which is the largest pulp import market in Europe. Our three mills are:

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Rosenthal mill. Our wholly-owned subsidiary, Rosenthal, owns and operates a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill that has a current annual pulp production capacity of approximately 345,000 ADMTs. Additionally, the Rosenthal mill is a significant producer of “green” energy and exported 161,286 MWh of electricity in 2011, resulting in approximately €14.9 million in annual revenues. The Rosenthal mill is located near the town of Blankenstein, Germany approximately 300 kilometers south of Berlin.

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Celgar mill. Our wholly-owned subsidiary, Celgar, owns and operates the Celgar mill, a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill with an annual pulp production capacity of approximately 520,000 ADMTs. The Celgar mill also produces “green” energy and exported 140,069 MWh of electricity in 2011, resulting in approximately C$14.5 million in annual revenues. The Celgar mill is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of Vancouver, British Columbia, Canada.

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Stendal mill. Our 74.9% owned subsidiary, Stendal, owns and operates a state-of-the-art, single-line, ISO 9001 and 14001 certified NBSK pulp mill that has an annual pulp production capacity of approximately 645,000 ADMTs. Additionally, the Stendal mill is a significant producer of “green” energy and exported 350,758 MWh of electricity in 2011, resulting in approximately €32.5 million in annual revenues. The Stendal mill is located near the town of Stendal, Germany, approximately 130 kilometers west of Berlin.

Our principal executive offices are located at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8, and our telephone number is (604) 684-1099. Mercer’s website is www.mercerint.com

For a description of Mercer’s capital stock, please see Annex D, “Description of Mercer’s Capital Stock”, to this proxy statement.

INFORMATION ABOUT MERCER ACQUISITION

Mercer Acquisition is a corporation incorporated under the CBCA, and a wholly-owned subsidiary of Mercer. Mercer Acquisition was organized solely for the purpose of making the Offer and has not otherwise conducted any business activities to date. Mercer Acquisition’s registered office is located at Suite 1000, 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2.

INFORMATION ABOUT FIBREK

Fibrek was incorporated on March 24, 2010 pursuant to the provisions of the CBCA for the purpose of participating in an arrangement under Section 192 of the CBCA pursuant to which SFK Pulp Fund completed its reorganization from an income trust structure to a corporation named “Fibrek Inc.” on May 25, 2010.

Fibrek is a leading producer and marketer of virgin and recycled kraft pulp operating three mills: the Saint-Félicien mill, the Fairmont mill, and the Menominee mill, with a combined annual production capacity of approximately 760,000 tonnes. The Saint-Félicien mill provides NBSK pulp to various sectors of the paper industry in Canada, the U.S. and Europe, for use in the production of specialized products. The Fairmont mill and the Menominee mill manufacture RBK pulp and primarily supply manufacturers of fine uncoated paper, household paper for commercial and industrial uses, and coated paper in the U.S.

NBSK Pulp Operations

The Saint-Félicien mill is located in Saint-Félicien, Québec, approximately 450 kilometres north of Montréal in the Lac-Saint-Jean region. The Saint-Félicien mill commenced production in 1978 with an initial annual capacity of approximately 230,000 tonnes. Improvements to the Saint-Félicien mill over the years have allowed for an increase in its capacity to approximately 375,000 tonnes per year. The Saint-Félicien mill supplies NBSK pulp to various sectors of the paper industry, for use in products such as lightweight coated papers, groundwood specialities, tissue grades, food packaging grades, supercalendered grades, high-quality woodfree coated grades and uncoated papers.

RBK Pulp Operations

The Fairmont mill is located in Fairmont, West Virginia, while the Menominee mill is located in Menominee, Michigan. The Fairmont and Menominee mills both commenced operations in the mid-1990s. With a total combined production of approximately 385,000 tonnes, both mills hold a share position of 48% of the approximately 800,000 tonne North American RBK market pulp segment.

Fibrek’s principal executive offices are located at 625 René-Lévesque Blvd. W., Suite 700, Montréal, Quebec, H3B 1R2, Canada, and Fibrek’s telephone number is (514) 871-0550. Fibrek’s website is www.fibrek.com.

For more information about Fibrek see Annex A “Consolidated Financial Statements of Fibrek for the Years Ended December 31, 2011 and 2010”, Annex B “Management’s Discussion and Analysis of Financial Information and Results of Operations of Fibrek” and Annex E—“Principal Shareholders of Fibrek”.

PRINCIPAL SHAREHOLDERS OF MERCER INTERNATIONAL INC.

The following table and the related notes present information as of March 9, 2012 with respect to the beneficial ownership of Mercer Shares prior to the Offer and the expected beneficial ownership of Mercer Shares following the Offer by (i) each current director and named executive officer of Mercer, (ii) each person or group who is known to the management of Mercer to be the beneficial owner of more than 5% of all shares of Mercer voting securities outstanding as of March 9, 2012 and (iii) all current directors and current executive officers of Mercer, as a group. Unless otherwise indicated in the footnotes to the table below and subject to applicable community property laws, Mercer believes that each of the shareholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

Share Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of Mercer Shares as of March 9, 2012 by each shareholder known by us to own more than five percent (5%) of Mercer Shares other than as set forth under “Share Ownership of Directors and Executive Officers” below. Such information is based solely upon the Voting Support Agreements, as well as statements made in filings with the SEC or other information we believe to be reliable.

Name and Address of Owner	Number of Mercer Shares Owned	Percent of Outstanding Mercer Shares		Percent of Outstanding Mercer Shares after Completion of the Offer(3)
Peter R. Kellogg(1) 48 Wall Street, 30th Floor New York, NY 10005	15,156,223	27.2	%(4)	22.4%
Platinum Investment Management Ltd.(2) Level 4, 55 Harrington Street Sydney, NSW 2000, Australia	7,449,356	13.4	%(4)	11.0%

(1)	Based on the Voting Support Agreement dated February 8, 2012 entered into between IAT Reinsurance Company Ltd. and the Company.
(2)	Based on the Voting Support Agreement dated February 9, 2012 entered into between Platinum Investment Management Ltd. and the Company.
(3)	Assumes that the maximum share consideration of 11,741,496 Mercer Shares is issued and taken up in connection with the Offer
(4)	The percentage of outstanding Mercer Shares is calculated out of a total of 55,779,204 Mercer Shares issued and outstanding on March 9, 2012.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the ownership of Mercer Shares as of March 9, 2012 by (i) each of Mercer’s current directors; (ii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive; and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Mercer Shares set forth opposite his name. Each person has indicated that he will vote all Mercer Shares owned by him in favor of each of the proposals to be considered at the Special Meeting.

Name of Owner	Number of Mercer Shares Owned	Percent of Outstanding Mercer Shares(9)	Percent of Outstanding Mercer Shares after Completion of the Offer(10)
Jimmy S.H. Lee(1)	1,986,434	3.6%	2.9%
Guy W. Adams(2)	21,000	*	*
William D. McCartney(2)	32,000	*	*
Graeme A. Witts(2)	88,685	*	*
Eric Lauritzen(2)	53,500	*	*
Bernard Picchi(3)	25,000	*	*
James Shepherd(3)	5,000	*	*
David M. Gandossi(4)	275,421	*	*
Wolfram Ridder(5)	40,000	*	*
Leonhard Nossol(6)	41,600	*	*
Claes-Inge Isacson(7)	16,466	*	*
Directors and Executive Officers as a Group (16 persons)(8)	2,735,022	4.9%	4.1%

*	Less than one percent (1%) of our issued and outstanding Shares on March 9, 2012.
(1)	Includes 200,000 shares of restricted stock, which vest and become non-forfeitable in equal amounts between 2012 and 2016. Does not include 198,008 performance share units granted under our 2010 Stock Incentive Plan (as defined below) that are subject to forfeiture and represent Mercer Shares that could not be acquired within 60 days of the date of this table.
(2)	In June 2011, 5,000 restricted shares were granted to each non-employee director (other than our Lead Director) in connection with his role as a non-employee director of Mercer. These Mercer Shares vest and become non-forfeitable in June 2012 unless a change in control of the Company occurs prior thereto.
(3)	Includes 5,000 restricted shares granted in June 2011 in connection with being elected an independent director of Mercer. These Mercer Shares vest and become non-forfeitable on June 2, 2012 unless a change of control of Mercer occurs prior thereto.
(4)	Includes 175,421 Mercer Shares and presently exercisable options to acquire up to 100,000 Shares. Does not include 92,883 performance share units granted under the 2010 Stock Incentive Plan.
(5)	Includes 20,000 Mercer Shares and presently exercisable options to acquire up to 20,000 Shares. Does not include 57,339 performance share units granted under the 2010 Stock Incentive Plan.
(6)	Includes 16,600 Mercer Shares and presently exercisable options to acquire up to 25,000 Shares. Does not include 51,565 performance share units granted under the 2010 Stock Incentive Plan.
(7)	Does not include 29,180 performance share units granted under the 2010 Stock Incentive Plan.
(8)	Includes presently exercisable options to acquire up to 175,000 Mercer Shares.
(9)	Based on 55,779,204 Mercer Shares outstanding on March 9, 2012.
(10)	Assumes the maximum share consideration is issued and taken up in the Offer.

As of March 9, 2012, there were 55,779,204 Mercer Shares issued and outstanding. Following the Offer, assuming that Mercer acquires 100% of the currently issued and outstanding Fibrek Shares (including Fibrek Shares to be issued pursuant to currently unexercised options to acquire Fibrek Shares), assuming the maximum share consideration of 11,741,496 Fibrek Shares is issued and taken up in the Offer, there are expected to be 67,520,700 Mercer Shares issued and outstanding.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

Except as set forth in this proxy statement, no other securities of Fibrek are beneficially owned, nor is control or direction exercised over any of such securities, by: (i) us or our directors or officers; or (ii) to our knowledge, after reasonable inquiry, any associate or affiliate of one of our insiders, any of our associates or affiliates, any of our insiders or any person acting jointly or in concert with us.

Except as set forth in this proxy statement: (i) neither we nor any of our directors or officers purchased, sold or effected any transaction in securities of Fibrek during the six-month period preceding the date of the Offer; and (ii) to our knowledge, after reasonable inquiry, no associate or affiliate of one of our insiders, none of our insiders and no person acting jointly or in concert with us, purchased, sold or effected any transaction in securities of Fibrek during the six-month period preceding the date of the Offer.

Except as set forth in this proxy statement: (i) neither we nor any of our directors or officers entered into any agreements, commitments or understandings to acquire any securities of Fibrek; and (ii) to our knowledge, after reasonable inquiry, no associate or affiliate of one of our insiders, none of our associates or affiliates, none of our insiders and no person acting jointly or in concert with us, entered into any agreements, commitments or understandings to acquire any securities of Fibrek.

To our knowledge, there are no direct or indirect benefits of accepting or refusing to accept the Offer, or in connection with any second step transaction, that will accrue to any director or officer of Mercer or Mercer Acquisition, to any associate or affiliate of a director or officer of Mercer or Mercer Acquisition, to any associate or affiliate of Mercer or Mercer Acquisition, to any other insider of Mercer or Mercer Acquisition or to such insider’s associates or affiliates or to any person or company acting jointly or in concert with Mercer or Mercer Acquisition, other than those benefits that will accrue to Fibrek shareholders generally.

Interests of Mercer Directors and Executive Officers in the Offer

To the knowledge of Mercer, no director or executive officer of Mercer, nor any of their affiliates, have any interests in the Offer that differ from, or are in addition to, their interests as other holders of Mercer Shares. As of the record date for the Special Meeting, the directors and executive officers of Mercer, together with their affiliates, beneficially owned or had the right to vote, directly or indirectly, in the aggregate approximately 2,735,022 Mercer Shares, entitling them to exercise approximately 4.9% of the voting power of the Mercer Shares at the Special Meeting. Mercer cannot complete the Offer unless the issuance of the Mercer Shares to be issued in connection with the Offer is approved by the affirmative vote of the holders of a majority of the Mercer Shares voting at the Special Meeting.

Interests of Fibrek’s Directors and Executive Officers in the Offer

As of February 9, 2012, the directors and executive officers of Fibrek, together with their affiliates, beneficially owned in aggregate 3,860,982 Fibrek Shares or approximately 2.9% of the outstanding Fibrek Shares on a fully diluted basis. All of these Fibrek Shares are eligible to be tendered in the Offer under the same terms and conditions as the Fibrek Shares not held by Fibrek’s directors or officers. Additionally, in connection with the Offer, Mercer entered into lock-up agreements with most of Fibrek’s directors and officers pursuant to which such persons agreed to support the Offer by, among other things, tendering the Locked-up Shares in the Offer.

EXPERTS

The consolidated financial statements of Mercer as of and for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, independent registered chartered accountants, as set forth in their report which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Fibrek as at and for the years ended December 31, 2011 and 2010 included in this proxy statement have been audited by Samson Belair / Deloitte & Touche s.e.n.c.r.l, independent auditors, as stated in their report, which is included elsewhere in this proxy statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Fibrek as of and for the years ended December 31, 2011 and 2010 included in this proxy statement, have been prepared in accordance with IFRS.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding issuers, including Mercer International Inc., that file electronically with the SEC. You may access the SEC’s web site at http://www.sec.gov.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this proxy statement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement. The information incorporated by reference into this proxy statement is deemed to be part of this proxy statement, and any information filed with the SEC after the date of this proxy statement will automatically be deemed to update and supersede information contained in this proxy statement.

The following document previously filed with the SEC is incorporated by reference in this proxy statement:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Proxy Statement on Schedule 14A filed with the SEC on April 20, 2011 in respect of our annual meeting of shareholders held on June 1, 2011;

•	Current Reports on Form 8-K filed with the SEC on January 26, January 31 and February 13, 2012; and

•	Our Registration Statement on Form 8-A12G (with respect to the description of Mercer’s shares of common stock) (File No.: 001-51826) filed with the SEC on March 1, 2006.

We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information “furnished” pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K) after the date of this proxy statement and prior to the conclusion of the Special Meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this offering memorandum is accurate only as of the date of this proxy statement. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will provide promptly without charge to you, upon oral or written request, a copy of any document incorporated by reference in this proxy statement, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. Requests should be directed as follows:

Mercer International Inc.

700 West Pender Street

Suite 1120

Vancouver, British Columbia

V6C 1G8 Canada

Telephone: (604) 684-1099

Attention: Investor Relations

Consolidated financial statements

FIBREK INC.

December 31, 2011 and 2010

FIBREK INC.

Independent Auditor’s Report

To the Board of Directors of

Fibrek Inc.

We have audited the accompanying consolidated financial statement of Fibrek Inc. (the “Company”) which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, and the consolidated statements of earnings, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated statements of cash flows for the years ended December 31, 2011 and December 31, 2010, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements.

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the auditing standards generally accepted in the United States of America. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Fibrek Inc. as at December 31, 2011, December 31, 2010 and January 1, 2010 and its financial performance and its cash flows for the years ended December 31, 2011 and December 31, 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Montréal, Canada

February 22, 2012

1 Chartered accountant auditor permit No. 13201

FIBREK INC.

Consolidated statements of earnings

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

	2011	2010
	$	$

Sales	537,690	556,539

Cost of products sold, including depreciation (Notes 6)	472,248	466,259
Delivery costs	42,165	41,494
Selling and administrative expenses	17,889	13,764

Profit from operations	5,388	35,022

Financial expenses (Note 20)	11,380	17,336
Financial income	(192)	(30)
(Gain) loss on financial instruments (Note 20)	(3,492)	3,216
Loss on disposal of property, plant and equipment	390	74
Gain on settlement of claim (Note 24)	(55)	(5,544)
(Gain) loss on foreign currency translation (Note 20)	(1,530)	3,381
Impairment (Note 7)	62,985	—

(Loss) earnings before income taxes	(64,098)	16,589

Recovery of income taxes (Note 14)	(67)	(5)

Net (loss) earnings	(64,031)	16,594

Per share information (Note 13)

	(Loss) earnings per share
	2011		2010
	$		$

Basic		(0.49)		0.15
Diluted		(0.49)		0.12

The accompanying notes are an integral part of these consolidated financial statements.

FIBREK INC.

Consolidated statements of comprehensive income

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars)

	2011	2010
	$	$

Net (loss) earnings	(64,031)	16,594

Other comprehensive (loss) income:
Actuarial loss on retirement benefits, net of tax effects of $nil, (2010 — $nil) (Note 10)	(12,616)	(4,997)
Unrealized gain (loss) on translation of financial statements of foreign operations, net of tax effects of $nil, (2010 — $nil)	1,928	(5,124)

Other comprehensive loss	(10,688)	(10,121)

Comprehensive (loss) income	(74,719)	6,473

The accompanying notes are an integral part of these consolidated financial statements.

FIBREK INC.

Consolidated statements of financial position

as at December 31, 2011 and 2010

(in thousands of Canadian dollars)

	December 31, 2011	December 31, 2010	January 1, 2010
	$	$	$
Assets
Current assets
Cash and cash equivalents (Notes 9 and 16)	5,576	16,421	19,174
Trade and other receivables (Note 5)	63,294	68,424	53,424
Inventories (Note 6)	99,868	77,187	78,255
Prepaid expenses	3,193	3,097	4,036
Investment at fair value through profit or loss (Note 24)	32	5,544	—

	171,963	170,673	154,889

Deferred financing fees (Note 11)	1,315	1,716	421
Property, plant and equipment (Note 7)	307,553	382,609	407,442
Intangible assets (Note 8)	196	239	309
Other assets	765	663	856

	481,792	555,900	563,917

Liabilities
Current liabilities
Trade and other payables	66,488	56,064	45,213
Landfill closure liability (Note 9)	125	160	445
Derivative instruments	—	—	113
Current portion of long-term debt (Note 11)	2,016	1,876	36,682
Convertible unsecured subordinated debentures (Note 12)	—	49,609	—

	68,629	107,709	82,453

Debenture derivative at fair value through profit or loss	—	—	859
Landfill closure liability (Note 9)	2,256	1,731	3,166
Employee benefits (Note 10)	38,159	28,389	24,560
Convertible unsecured subordinated debentures (Note 12)	—	—	47,696
Long-term debt (Note 11)	115,653	82,798	118,776

	224,697	220,627	277,510

Equity
Shareholders’ capital (Note 13)	696,537	696,537	—
Unitholders’ capital (Note 13)	—	—	658,609
Equity Component of Debentures (Note 12)	—	4,188	—
Reserves	(2,190)	(4,847)	—
Deficit	(437,252)	(360,605)	(372,202)

	257,095	335,273	286,407

	481,792	555,900	563,917

Contingent liabilities and guarantees (Note 19)

Commitments (Note 18)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board and authorized for issue on February 22, 2012.

(Signed) Hubert T. Lacroix, Director

(Signed) François R. Roy, Director

FIBREK INC.

Consolidated statements of changes in equity

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars)

	2011
		Reserves
	Shareholders’ capital (Note 13)	Unrealized loss on translation	Employee benefits reserve	Equity component of Debentures	Deficit	Total
	$	$	$	$	$	$
Balance, December 31, 2010 (Note 26)	696,537	(5,124)	277	4,188	(360,605)	335,273
Total comprehensive gain (loss) for the year	—	1,928	—	—	(12,616)	(10,688)
Share-based payment (Note 15)	—	—	729	—	—	729
Redemption of debentures (Note 12)	—	—	—	(4,188)	—	(4,188)
Net loss	—	—	—	—	(64,031)	(64,031)

Balance, December 31, 2011	696,537	(3,196)	1,006	—	(437,252)	257,095

	2010
			Reserves
	Unitholders’ capital (Note 13)	Shareholders’ capital (Note 13)	Unrealized loss on translation	Employee benefits reserve	Equity component of Debentures	Deficit	Total
	$	$	$	$	$	$	$
Balance, January 1, 2010 (Note 26)	658,609	—	—	—	—	(372,202)	286,407
Total comprehensive loss for the year	—	—	(5,124)	—	—	(4,997)	(10,121)
Share-based payment (Note 15)	—	—	—	277	—	—	277
Conversion into a corporation	(658,609)	658,609	—	—	4,188	—	4,188
Issuance of shares	—	37,928	—	—	—	—	37,928
Net earnings	—	—	—	—	—	16,594	16,594

Balance, December 31, 2010 (Note 26)	—	696,537	(5,124)	277	4,188	(360,605)	335,273

The accompanying notes are an integral part of these consolidated financial statements.

FIBREK INC.

Consolidated statements of cash flows

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars)

	2011	2010
	$	$
Operating activities

Net (loss) earnings	(64,031)	16,594
Adjustments for:
Income tax recovery included in net (loss) earnings	(67)	(5)
Depreciation of property, plant and equipment	35,827	34,415
Amortization of intangible assets	44	70
Financial expenses	11,380	17,336
Unrealized (gain) loss on translation of monetary items denominated in foreign currency	(235)	564
Gain on settlement of claim	(55)	(5,544)
Employee benefits	(2,971)	(1,196)
Share-based payment	729	277
Changes in landfill closure liability (Note 9)	342	(1,374)
Loss on disposal of property, plant and equipment	390	74
Impairment	62,985	—
(Gain) loss on financial instruments	(3,492)	3,216
Changes in non-cash operating working capital items (Note 16)	(6,872)	2,194
Income tax (paid) received	(14)	5

	33,960	66,626

Financing activities
Borrowings under the term loan plan, net of financing fees	—	75,646
Borrowings under ABL Credit Facility	72,805	10,427
Borrowings under the Investissement Quebec Plan	—	978
Refinancing fees	—	(2,062)
Share issuance costs	—	37,928
Reimbursement of long-term debt (including the ABL Credit Facility)	(41,474)	(160,132)
Redemption of debentures	(51,749)	—
Interest paid	(9,247)	(12,501)

	(29,665)	(49,716)

Investing activities
Acquisitions of property, plant and equipment	(31,458)	(20,013)
Grants received to fund capital expenditures	10,043	364
Proceeds from disposal of property, plant and equipment	20	16
(Increase) decrease in other assets	(100)	290
Proceeds from disposal of investment at FVTPL, net of transaction fees (Note 24)	6,307	—

	(15,188)	(19,343)

Effect of foreign exchange rate changes on cash and cash equivalents held in foreign currency	48	(320)

Cash and cash equivalents outflow	(10,845)	(2,753)
Cash and cash equivalents, beginning of year	16,421	19,174

Cash and cash equivalents, end of year (Note 16)	5,576	16,421

Supplemental disclosure of cash flow information (Note 16).

The accompanying notes are an integral part of these consolidated financial statements.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

1.	Description of the Company

Fibrek Inc. is the successor to SFK Pulp Fund (the “Fund”) following the completion of the conversion of the Fund from an income trust structure to a corporate structure by way of the transfer of units held by unitholders of the Fund to Fibrek Inc., on the basis of one common share for each unit so transferred (the “Arrangement”). As a result of the Arrangement, the holders of units became the shareholders of Fibrek.

Fibrek Inc. was incorporated on March 24, 2010 under the Canadian Business Corporations Act and did not carry on any active business prior to the Arrangement, other than executing the arrangement agreement pursuant to which the Arrangement was implemented on May 25, 2010. The registered office of Fibrek is located at 625 René-Lévesque Blvd. West, Suite 700, Montréal, Québec, H3B 1R2.

Fibrek Inc. obtained the final order from the Québec Superior Court with respect to the plan of arrangement on May 25, 2010. Comparative figures presented in the consolidated financial statements of the Company include all amounts previously reported by the Fund. Reference to “Company”, “share”, “dividends” and “shareholders” means “Fund”, “unit”, “distributions” and “unitholders” for transactions that occurred before the conversion of the Fund into a corporation.

Fibrek Inc., together with its subsidiaries (collectively the “Company”), is a producer and marketer of premium virgin and recycled kraft pulp. The Saint-Félicien (Québec) mill supplies northern bleached softwood kraft (“NBSK”) pulp to various sectors of the paper industry primarily in Canada, the United States and Europe for use in specialty products. The Fairmont (West Virginia) and Menominee (Michigan) mills manufacture air-dried market recycled bleached kraft (“RBK”) pulp and primarily supply manufacturers of uncoated freesheet, coated papers, commercial and away-from-home tissue mainly in the United States.

2.	Summary of significant accounting policies

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board (“IFRS”) that are issued and effective as at December 31, 2011, the Company’s first annual IFRS reporting date. Prior to January 1, 2011, the Company prepared its interim and annual consolidated financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”).

The adoption of IFRS resulted in changes to the accounting policies as compared with the most recent annual financial statements prepared under Canadian GAAP. The accounting policies set out below have been applied consistently to all periods presented. They also have been applied in the preparation of an opening IFRS statement of financial position as at January 1, 2010 (the “Transition Date”), as required by IFRS 1, First Time Adoption of International Financial Reporting Standards (“IFRS 1”). The impact of the transition from Canadian GAAP to IFRS is explained in Note 26.

Basis of presentation

These consolidated financial statements have been prepared on a historical cost basis, with the exception of financial instruments classified as fair value through profit or loss. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

The principal accounting policies effective are set out below.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Summary of significant accounting policies (continued)

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases. All intercompany transactions, balances, income and expenses are eliminated in full on consolidation.

Revenue recognition

The Company’s sales consist of NBSK and RBK pulp to various sectors of the paper industry primarily in Canada, the United States, and Europe. Sales are recognized after the Company has transferred the risks and rewards of ownership to the buyer and retains neither a continuing right to dispose of the goods, nor effective control of those goods; usually, this means that sales are recorded upon shipment of goods to customers in accordance with agreed terms of delivery.

Sales are measured at the fair value of the consideration received or receivable and are reduced for estimated customers rebates and other similar allowances.

Related party transactions

Related party transactions are recorded on terms equivalent to those that prevail in arm’s length transactions.

Cash and cash equivalents

Cash and cash equivalents in the consolidated statement of financial position comprise cash in financial institutions and on hand, and short-term deposits with a maturity of three months or less, which are readily convertible into a known amount of cash. The Company’s cash and cash equivalents are invested with major financial institutions in business accounts and bankers’ acceptances that are available on demand by the Company.

Inventories

Pulp is measured at the lower of cost and net realizable value, with cost being determined using the weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and any applicable variable selling costs.

Raw materials (wood fibre and wastepaper), production and maintenance supplies and other raw materials are measured at the lower of cost determined using the weighted average cost method and replacement cost. Raw materials are not written down below cost if the finished products in which they will be incorporated are expected to be sold at or above cost.

The cost of inventories comprises all costs of purchase, costs of conversion, and other costs incurred in bringing the inventories to their present location and condition. The costs of purchase comprise the purchase price, import duties and non-recoverable taxes, transportation, handling and other costs directly attributable to the acquisition of finished goods, materials or services. The costs of conversion include direct material and labour costs, and a systematic allocation of fixed and variable overheads incurred in converting materials into finished goods.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Summary of significant accounting policies (continued)

Property, plant and equipment

Property, plant and equipment are recorded at cost, less accumulated depreciation and accumulated undepreciated impairment losses.

The cost of property, plant and equipment consists of the purchase price net of grants, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Depreciation is based on cost less residual value and provided for using the following methods and rates over the estimated useful lives of the assets:

Land	Not amortized	indefinite life
Buildings and related components	Straight-line	10 to 40 years
Warehouse under finance lease	Straight-line	over the lease term
Equipment:
Processing equipment	Straight-line	5 to 20 years
Mobile equipment	Declining balance	30%
Furniture and fixtures	Straight-line	20 years
Computers	Straight-line	3 to 10 years
Roads, lots and other	Straight-line	20 years
Major maintenance	Straight-line	1 to 4 years
Construction in progress	Not amortized	—

Additions to property, plant and equipment are amortized from the date they are available for use. Expenditures incurred to replace a component of an item of property, plant and equipment, including those associated with major inspections, are capitalized.

Assets subject to finance leases are recorded in the financial statements under the same category as if they were directly owned by the Company and amortized over the shorter of their estimated useful life or the lease term.

The depreciation method, residual values, and useful lives of property, plant and equipment are reviewed annually and any change in estimate is applied prospectively.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the statement of earnings.

Borrowing costs

The Company capitalizes borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, until the qualifying assets are ready for their intended use. All other borrowing costs are expensed as incurred.

Qualifying assets are major assets that necessarily take a substantial period of time to get ready for use or sale. Borrowing costs include the costs related to specific or general borrowed funds. These funds which relate to borrowings that could have been avoided had the asset not been acquired, constructed or produced.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Summary of significant accounting policies (continued)

Intangible assets

Intangible assets represent application software and are recorded at cost. These assets are recognized at cost less accumulated depreciation and accumulated impairment losses. Depreciation is recognized on a straight-line basis over their useful life of 3 to 10 years. Additions to intangible assets are amortized from the date they are available for use.

The depreciation method and useful life is reviewed annually and any change in estimate is applied prospectively.

Leases

Leases are classified as either finance or operating leases. Finance leases are those that substantially transfer the benefits and risks of ownership of an asset to the lessee. All leases other than finance leases are operating leases.

Assets held under finance leases are recognized as assets of the Company at the lower of the fair value at the inception of the lease or the present value of the minimum lease payments. The corresponding liability is recognized as a finance lease obligation. Lease payments are apportioned between financial expenses and reduction of the lease obligation to achieve a constant rate of interest on the remaining liability. Financial expenses are charged to the statement of earnings, unless they are directly attributable to qualifying assets, in which case they are capitalized in accordance with the Company policy on borrowing costs.

Total payments under operating leases are expensed on a straight-line basis over the term of the relevant lease. Incentives received upon entry into an operating lease are recognized as a liability and as reduction of rental expense on a straight-line over the lease term.

Impairment of assets

At each financial position reporting date, the Company determine whether there is any indication that its assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment, if any.

The recoverable amount is the greater of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted at a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in the consolidated statement of earnings.

For an asset that does not generate independent cash inflows, the review of the recoverable amount is performed at the cash generating unit level to which the asset belongs. A cash generating unit is the smallest identifiable group of assets that generates independent cash inflows.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, to the extent the increased carrying amount does not exceed what the carrying amount would be, had no impairment loss been previously recognized. A reversal of an impairment loss is recognized immediately in the consolidated statement of earnings.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Summary of significant accounting policies (continued)

Financial instruments

The Company recognizes financial assets and financial liabilities when the Company becomes a party to a contract. Financial assets and financial liabilities, with the exception of financial assets and financial liabilities classified at fair value through profit or loss, are measured at fair value plus transaction costs on initial recognition.

Measurement in subsequent periods depends on the classification of the financial instrument.

i) Financial assets at fair value through profit or loss (FVTPL)

Financial assets are classified as FVTPL when acquired principally for the purpose of trading or so designated by management (fair value option), or if they are derivative assets that are not part of an effective and designated hedging relationship. Financial assets classified as FVTPL are measured at fair value on initial recognition, with subsequent changes recognized in the statement of earnings, and transaction costs are expensed when incurred.

The Company’s financial assets classified as FVTPL include investment at FVTPL and derivative instruments that are not part of an effective and designated hedging relationship. The Company does not currently apply hedge accounting.

ii) Financial liabilities at FVTPL

Financial liabilities are classified as FVTPL if they are designated as such by management, or they are derivative liabilities that are not part of an effective and designated hedging relationship.

Financial liabilities classified as FVTPL are measured at fair value on initial recognition, with subsequent changes recognized in the statement of earnings, and transaction costs are expensed when incurred.

The Company’s financial liabilities classified as FVTPL include derivative instruments that are not part of an effective and designated hedging relationship. The Company does not currently apply hedge accounting.

iii) Loans and receivables

Loans and receivables are non-derivative financial assets that have fixed or determinable payments and are not quoted in an active market. Subsequent to initial recognition, loans and receivables are carried at amortized cost using the effective interest method.

Trade and other receivables and cash and cash equivalents are classified as loans and receivables.

iv) Other financial liabilities

Other financial liabilities are financial liabilities that are not classified as FVTPL. Subsequent to initial recognition, other financial liabilities that are not subject to hedge accounting are measured at amortized cost using the effective interest method.

The Company’s other financial liabilities include trade and other payables and long-term debt.

The effective interest method is a method of calculating the amortized cost of an instrument and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash flows (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument to the net carrying amount on initial recognition.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Summary of significant accounting policies (continued)

v) Impairment of financial assets

At each financial position reporting date, the financial assets, other than those at FVTPL, are assessed to determine if those financial assets are impaired. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

The amount of the impairment loss is recognized in profit or loss and is measured by the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been if the impairment had not been recognized.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account.

vi) Classification as debt or equity

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

vii) Compound instruments

The components parts of compound instruments issued by the Company are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. A conversion option that would be settled by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Company’s own equity instruments is an equity instrument.

At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for similar non-convertible instruments. The conversion option classified as equity is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognized and included in equity, net of income tax effects, and is not subsequently remeasured.

viii) Derecognition of financial assets

The Company derecognize financial assets only when the contractual rights to the cash flows from the assets expire, or when it transfers substantially all the risks and rewards of ownership of the asset to another entity. On derecognition of financial assets, the gain or loss is recognized in profit or loss.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Summary of significant accounting policies (continued)

Comprehensive income

Comprehensive income is the change in the Company’s net assets during the period that results from transactions and other events and circumstances except those resulting from investments by shareholders and dividends to shareholders. The Company’s other comprehensive income includes only the unrealized gain or loss on the translation of financial statements of foreign operations with a different functional currency than the Company and the unrealized actuarial gain or loss under defined benefit plans.

Foreign currency translation

The Canadian dollar is the functional and presentation currency of the Company. Functional currency is also determined for each of the Company’s subsidiaries, and items included in the financial statements of the subsidiaries are measured using their functional currency.

Transactions in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities not denominated in the functional currency are translated at the period-end rates of exchange. Foreign exchange gains and losses are recognized in the consolidated statement of earnings.

Assets and liabilities of entities with functional currencies other than Canadian dollar are translated at the period-end rates of exchange, and the results of their operations are translated at average rates of exchange for the year. The resulting translation adjustments are included in other comprehensive income in equity.

Intercompany amounts with foreign operations for which settlement is neither planned nor likely to occur in the foreseeable future are part of the Company’s net investment in the foreign operations. Foreign exchange gains and losses related to these intercompany amounts are included in other comprehensive income.

Income taxes

Income taxes are determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax assets are recognized to the extent that realization is considered probable.

Current and deferred taxes are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred taxes are also recognized in other comprehensive income or directly in equity respectively.

Landfill closure liability

The Company owns a landfill in Menominee, Michigan. The Company provides for estimated closure and post-closure monitoring costs over the operating life of its landfill as air-space is consumed. Such costs are estimated based on the technical requirements of regulations of the U.S. Environmental Protection Agency or the applicable state requirements, and include such items as a final cap and cover on the site, methane gas and leachate management, and groundwater monitoring. The landfill closure liability is measured based on the best estimate of the obligation, discounted at a risk free rate.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Summary of significant accounting policies (continued)

Landfill closure liability (continued)

The liability is re-measured at each reporting date to reflect current estimates and changes in the discount rate. Changes in the liability that result from the passage of time (accretion) are recorded as borrowing costs, which are presented as financial expense in the consolidated statement of earnings. The estimated costs and estimated total available air-space is reviewed and updated by management on a periodic basis and changes in such estimated amounts are reflected on a prospective basis unless they indicate there is an impairment of the carrying value of the corresponding asset.

Environmental expenditures

Environmental expenditures that will benefit the Company in future years are capitalized as part of property, plant and equipment. Amortization is charged to earnings over the estimated useful life of the asset. Environmental expenditures that are not expected to provide a benefit to the Company in future periods are accrued and recorded in earnings when a requirement to remedy an environmental exposure is identified.

Employee benefits

The Company sponsors contributory defined benefit plans that provide for pension and post-employment benefits for certain employees. Beginning January 1, 2010, all Canadian non-unionized employees have stopped accruing benefits under the accruing defined benefits pension plans and started with a new defined contribution plan. The Company maintains defined contribution 401(K) plans for all US employees that meet service eligibility requirements. The Company also maintains non-funded non-contributory supplementary defined benefit plans for executives and a former executive as well as a non-funded non-contributory supplementary defined contribution pension plan for executives.

The cost of benefits earned, under defined benefit plans, is actuarially determined using the projected benefit method, with actuarial valuations being carried out at the end of each annual reporting period. The expected return on plan assets is based on the fair value of pension assets, which are measured at fair value. The net actuarial gains or losses are recognized in other comprehensive income in the period they arise which is directly recognized in the deficit. As such, the benefit expense is not impacted by those gains or losses.

Contributions to defined contribution plans are expensed as incurred.

Share-based payment plans

The Company has share-based payment plans under which it receives services from employees against consideration for equity instruments of the Company or cash payments.

For plans that are settled with shares of the Company, the expense is determined based on the fair value of the award granted and recognized over the period during which services are received, which is usually the vesting period. For awards with graded vesting, the fair value of each tranche is recognized over its respective vesting period.

For cash-settled plans and plans where the employee can choose to settle in equity or cash, the expense is determined based on the fair value of the liability at the end of the reporting period until the award is settled. The fair value of the liability is determined with reference to the market price of the Company’s shares at the reporting date or through the use of an option pricing model depending on the nature of awards under the plan.

At the end of each reporting period, the Company re-assesses its estimates of the number of awards that are expected to vest and recognizes the impact of the revisions in the statement of earnings.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Summary of significant accounting policies (continued)

Government grants

Government grants are recognized when there is reasonable assurance that the Company will comply with the conditions and that the grants will be received.

Government grants related to expenditures for property, plant and equipment are recognized as a reduction in the cost of those assets. Government grants related to expenses are recognized as a reduction of those expenses.

The benefit of a government loan at a below-market rate of interest is treated as a government grant, measured as the difference between proceeds received and the fair value of the loan based on prevailing market interest rates.

3.	Accounting standards issued but not yet effective

The following new accounting standards or amendments to existing accounting standards have been published and are required, except for International Accounting Standards (“IAS”) 1 Presentation of Financial Statements, to be applied for accounting periods beginning on or after January 1, 2013, with early adoption permitted. The amendments to IAS 1, Presentation of Financial Statements, are to be applied for accounting periods beginning on and after July 1, 2012.

IFRS 9 Financial Instruments (“IFRS 9”)

IFRS 9 was issued in November 2009 and was amended in October 2011, provides guidance on the classification and measurement of financial assets and financial liabilities, and requirements for the derecognition of financial assets and financial liabilities. This standard will replace IAS 39, Financial Instruments — Recognition and Measurement (“IAS 39”).

The Company has not yet assessed the impact of this new standard on its consolidated financial statements or determined whether it will early adopt the standard.

IFRS 10 Consolidated Financial Statements (“IFRS 10”)

IFRS 10 was issued in May 2011 and will replace the consolidation requirements in Standing Interpretations Committee (“SIC”) 12, Consolidation — Special Purpose Entities, and IAS 27, Consolidated and Separate Financial Statements. The standard provides a single consolidation model that identifies control as the basis for consolidation for all types of entities. The revised definition of control indicates that control over an investee exists when the investor is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The Company does not expect that the adoption of this new standard will have a material impact on its consolidated financial statements.

IFRS 11 Joint Arrangements (“IFRS 11”)

IFRS 11 was issued in May 2011 and will supersede IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities — Non-Monetary Contributions by Venturers. This standard reduces the types of joint arrangements to two: joint operations and joint ventures. It requires a single method of accounting for joint ventures, the equity method, eliminating the proportionate consolidation method.

The Company does not expect that the adoption of this new standard will have a material impact on its consolidated financial statements.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

3.	Accounting standards issued but not yet effective (continued)

IFRS 12 Disclosure of Interests in Other Entities (“IFRS 12”)

IFRS 12, issued in May 2011, addresses disclosure requirements of interests in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities.

The Company does not expect that the adoption of this new standard will have a material impact on its consolidated financial statements.

IAS 28 Investments in Associates and Joint Ventures (“IAS 28”)

As a consequence of the issuance of IFRS 10, IFRS 11 and IFRS 12, IAS 28 was retitled and amended in May 2011 to include the requirements for the application of the equity method when accounting for joint ventures.

The Company does not expect that the adoption of this new standard will have a material impact on its consolidated financial statements.

IFRS 13 Fair Value Measurement (“IFRS 13”)

IFRS 13, issued in May 2011, defines fair value, sets out a framework for measuring fair value and provides disclosure requirements about fair value measurement. This standard will apply when other IFRS require or permit fair value measurement.

The Company has not yet assessed the impact of this new standard on its consolidated financial statements or determined whether it will early adopt the standard.

IAS 19 Employee Benefits (“IAS 19”)

In June 2011, IAS 19 was amended to remove the corridor approach, which was an option to defer some gains and losses that arise from defined benefit plans. The options for presenting gains and losses are also removed. It requires companies to include service cost and finance cost in profit or loss and remeasurements in other comprehensive income. The amendments also improve disclosure requirements relating to the characteristics of defined benefit plans, the amounts recognized in the financial statements and the risks arising from defined benefit plans.

The Company has not yet assessed the impact of this new standard on its consolidated financial statements or determined whether it will early adopt the standard.

IAS 1 Presentation of Financial Statements (“IAS 1”)

Issued in June 2011, the amendments to IAS 1 will require the grouping of items within other comprehensive income into items that might be reclassified to profit or loss and items that will not be reclassified to profit or loss in subsequent accounting periods.

The Company has not yet assessed the impact of this new standard on its consolidated financial statements or determined whether it will early adopt the standard.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

4.	Critical accounting estimates and judgements

The preparation of the consolidated financial statements using accounting policies consistent with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. The preparation of the consolidated financial statements also requires management to exercise judgement in the process of applying the accounting policies.

a) Critical accounting estimates

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized prospectively from the period in which the estimates are revised.

The following are the key assumptions about the future and other key sources of estimation uncertainty that have a significant risk of resulting in a material adjustment within the next financial year.

i) Impairment of assets

When there is indication that an asset may be impaired, the Company is required to estimate the asset’s recoverable amount. Recoverable amount is the greater of the value in use and the fair value less costs to sell. Determining the value in use requires the Company to estimate expected future cash flows associated with the assets and a suitable discount rate in order to calculate present value.

On adoption of IFRS, the Company recognized an impairment loss of $136,964. Details of the impairment loss calculation are included in Note 26.

ii) Useful lives of property, plant and equipment and intangible assets

Property, plant and equipment and intangible assets are amortized over the estimated useful life of the assets. Changes in the estimated useful lives could significantly increase or decrease the amount of depreciation recorded during the year.

Total depreciation recorded for the year ended December 31, 2011 was $35,871 (2010 — $34,485).

iii) Employee benefits

The Company sponsors defined benefit plans providing pension and other post-employment benefits to eligible employees. The determination of expense and obligations associated with employee benefits requires the use of assumptions such as the expected return on assets available to fund pension obligations, the discount rate to measure obligations, the expected mortality, the expected rate of future compensation and the expected healthcare cost trend rate. Because the determination of the cost and obligations associated with employee benefits requires the use of various assumptions, there is measurement uncertainty inherent in the actuarial valuation process. Actual results will differ from results that are estimated based on assumptions.

iv) Landfill closure liability

The Company has obligations associated with closure and post-closure activities over the operating life of a landfill in Menominee, Michigan. The Company is required to make estimates regarding these future costs to establish the current measurement of the landfill closure liability.

Total liability associated with the landfill closure recorded as at December 31, 2011 was $2,381 (2010 — $1,891).

Further details are included in Note 9.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

4.	Critical accounting estimates and judgements (continued)

b) Critical judgements used in applying accounting policies

i) Income taxes

The measurement of income taxes payable and deferred income tax assets and liabilities requires management to make judgements in the interpretation and application of the relevant tax laws. The actual amount of income taxes only becomes final upon filing and acceptance of the tax return by the relevant authorities, which occurs subsequent to the issuance of the financial statements.

ii) Classification of leases

The Company is a lessee under a number of lease contracts, the accounting of which is dependent on whether the leases are classified as finance or operating leases. In determining the appropriate classification, the Company applies judgement as to whether the benefits and risks of ownership of associated assets have been substantially transferred to the Company.

Further details on the accounting treatment of finance and operating leases are included in Note 2.

iii) Functional currency of foreign operations

The Company has foreign subsidiaries and therefore needs to determine the functional currency to be used for the translation of their operations. Management used its judgement to determine the functional currency that most faithfully represents the economic effects of the underlying transactions, events and conditions of the Company’s foreign operations. As part of this approach, management gives priority to the primary indicators and also considers additional factors, which are designed to provide additional supporting evidence to determine a subsidiary’s functional currency.

5.	Trade and other receivables

	December 31, 2011	December 31, 2010	January 1, 2010
	$	$	$
Trades receivable	45,750	57,527	49,559
Grants receivable	9,761	6,794	168
Sales taxes receivable	7,125	2,725	3,078
Tax credits receivable	84	—	—
Others	574	1,378	619

	63,294	68,424	53,424

All trades receivable and other receivables disclosed above are pledged as security for the credit facilities.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

6.	Inventories

	December 31, 2011	December 31, 2010	January 1, 2010
	$	$	$
Wastepaper	8,385	10,241	7,802
Wood fibre	6,730	7,698	8,302
Pulp	58,243	34,501	36,987
Production and maintenance supplies, and other raw materials	26,510	24,747	25,164

	99,868	77,187	78,255

Inventories are pledged as security for the credit facilities.

In addition, inventory expense and depreciation were recognized in cost of products sold during the following years:

	2011	2010
	$	$
Raw materials and consumables used	363,425	339,046
Parts, energy, labour costs and other costs	94,424	90,575
Change in pulp inventory	(26,038)	2,229
Write-downs of pulp inventory to net realizable value	4,566	—
Reversal of previous inventories’ write-down	—	(76)
Depreciation	35,871	34,485

Total	472,248	466,259

7.	Property, plant and equipment

	Carrying amounts
	December 31, 2011	December 31, 2010	January 1, 2010
	$	$	$
Land	4,937	5,006	4,912
Buildings and related components	24,931	32,763	34,472
Warehouse under finance lease	334	1,802	2,182
Equipment, roads, lots and other	262,018	329,422	357,859
Construction in progress	8,228	7,028	3,335
Major maintenance	7,105	6,588	4,682

	307,553	382,609	407,442

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

7.	Property, plant and equipment (continued)

Property, plant and equipment are pledged as security for the credit facilities.

	Cost
	Land	Buildings and related components	Warehouse under finance lease	Equipment, roads, lots and other		Construction in progress	Major maintenance	Total
	$	$	$	$		$	$	$
January 1, 2010	6,058	58,401	4,924	718,936		3,335	7,864	799,518
Additions	142	402	—	3,724		3,833	6,594	14,695
Disposals	—	(6)	—	(643)		—	(4,332)	(4,981)
Adjustments	—	(21)	—	(410	)(2)	(56)	—	(487)
Effect of foreign currency translation	(51)	(1,170)	(264)	(7,780)		(84)	—	(9,349)

December 31, 2010	6,149	57,606	4,660	713,827		7,028	10,126	799,396
Additions	58	1,864	—	12,098		1,195	6,652	21,867
Disposals	—	(69)	—	(785)		—	(3,532)	(4,386)
Effect of foreign currency translation	25	494	105	3,209		5	—	3,838

December 31, 2011	6,232	59,895	4,765	728,349		8,228	13,246	820,715

	Accumulated depreciation and impairment
	Land	Buildings and related components	Warehouse under finance lease	Equipment, roads, lots and other		Major maintenance	Total
	$	$	$	$		$	$
January 1, 2010(1)	1,146	23,929	2,742	361,077		3,182	392,076
Depreciation expense	—	1,509	272	27,946		4,688	34,415
Elimination on disposals of assets	—	(1)	—	(555)		(4,332)	(4,888)
Adjustments	—	(1)	—	(157	)(2)	—	(158)
Effect of foreign currency translation	(3)	(593)	(156)	(3,906)		—	(4,658)

December 31, 2010	1,143	24,843	2,858	384,405		3,538	416,787
Depreciation expense	—	1,488	260	27,957		6,122	35,827
Impairment losses recognized in profit or loss	150	8,441	1,249	53,145		—	62,985
Elimination on disposals of assets	—	(11)	—	(422)		(3,519)	(3,952)
Adjustments	—	—	—	(107	)(2)	—	(107)
Effect of foreign currency translation	2	203	64	1,353		—	1,622

December 31, 2011	1,295	34,964	4,431	466,331		6,141	513,162

(1)	Includes $136,964 of impairment applied on all assets categories, including land, recognized at Transition Date (Note 26).
(2)	These adjustments include those resulting from the revision of the estimated cash flows relating to the landfill closure liability (Note 9).

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

7.	Property, plant and equipment (continued)

Impairment charge

At each financial position reporting date, the Company determine whether there is any indication that its assets are impaired. The unsolicited Insider Bid from Abitibi filed on December 15, 2011, as detailed in Note 27, was identified as an indication for the Company to perform an impairment test. Consequently, the Company has reviewed its assumptions to estimate future cash flows for both cash generating units (“CGU”), the NBSK and RBK segments. As a result of these tests, an impairment loss of $62,985 included in the consolidated statement of earnings and an effect of foreign currency translation of $418 included in other comprehensive income was recognized on property, plant and equipment of the RBK segment.

The estimation of the recoverable amount was based on assumptions regarding the future development of several factors, including pulp prices, sales volumes, input prices (woodchips, wastepaper, energy, chemicals, etc.), capital expenditures and currency rates. The value in use was calculated through discounting the expected cash flows using a weighted average cost of capital (“WAAC”) appropriate for the CGUs’. The WACC is essentially composed of an estimated return on equity and market interest rates on debt for similar companies adjusted for a risk relevant to the Company. When calculating value in use at the end of 2011, the discount rate was 12.0% for both CGUs’.

8.	Intangible assets

Application software

	Cost	Accumulated amortization	Total
	$	$	$
January 1, 2010	1,107	798	309
Additions	—	70	(70)
Disposals	—	—	—
Effect of foreign currency translation	(30)	(30)	—

December 31, 2010	1,077	838	239
Additions	—	44	(44)
Disposals	(80)	(80)	—
Effect of foreign currency translation	10	9	1

December 31, 2011	1,007	811	196

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

9.	Landfill closure liability

The following table presents the carrying amount of the obligations associated with the closure and post-closure activities over the operating life of the landfill:

	2011	2010
	$	$
Balance, beginning of year	1,891	3,611
Liability incurred	(42)	(59)
Accretion and effect of change in discount rate	477	437
Changes in estimates	—	(1,958)
Foreign currency translation	55	(140)

Balance, end of year	2,381	1,891

Current portion (2011 — US$123; 2010 — US$161)	125	160

Long-term portion (2011 — US$2,218; 2010 — US$1,741)	2,256	1,731

	2,381	1,891

The total undiscounted amount of estimated cash flows required to settle the obligations is $3,415 —US$3,358 ($3,252 — US$3,270 and $6,528 — US$6,211 as at December 31 and January 1, 2010, respectively), which has been discounted using a risk free rate of 2.5% (3.9% and 4.4% as at December 31 and January 1, 2010, respectively). The majority of these obligations is expected to be settled over the next 32 years, and will be funded using cash flows from operations at the time of retirement. In 2010, the Company revised the estimated cash flows required to settle the obligations resulting in a reduction of the liability; the offset was applied against property, plant and equipment (Note 7) and the remaining amount was recorded in earnings.

Anticipated undiscounted cash flows required to settle the obligations are estimated as at December 31, 2011, as follows:

$
Within one year	125
Between one and five years	667
Later than five years	2,623

As at December 31, 2011, the Company held restricted cash in the amount of $110 — US$108 (2010: $106 — US$106) to provide for payment of the costs of landfill closure monitoring and maintenance or response activities of the landfill to protect health, safety, and the environment. In addition, as at December 31, 2011, the Company had outstanding letters of credit in the aggregate amount of $386 — US$380 (2010: $378 —US$380) and a deposit of $99 — US$98 (2010: $97 — US$98) to secure a portion of such activities related to closure of the landfill pursuant to a requirement by the Department of Environmental Quality of Michigan.

10.	Employee benefits

The Company maintains contributory defined benefit pension plans covering certain groups of employees. The Company also maintains non-funded, non-contributory supplementary defined benefit pension plans for one of its executives and a former executive. Pursuant to the terms of employment with this executive, the Company has an obligation to ensure that his plan is secured, which is currently achieved through a letter of

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

10.	Employee benefits (continued)

credit. These plans provide pensions based on length of service and average employee earnings. The Company provides other benefit plans consisting of group health care and life insurance benefits to eligible retired employees and their dependents. These post-employment plans are unfunded.

The Company’s funding policy is to contribute annually the amount required to provide for benefits earned in the year and to fund past service obligations over periods not exceeding those permitted by the applicable regulatory authorities. In 2012, the Company expects to contribute approximately $6,250 to all its plans in accordance with normal funding policy. Past service obligations arise from improvements to plan benefits. They are recognized immediately in the benefit expense in the period that they occur, to the extent they are vested.

The Company measures its accrued benefit obligation and the fair value of plan assets for accounting purposes as at December 31 of each year. Actuarial valuations for funding purposes are conducted on an annual basis.

Beginning January 1, 2010, all Canadian non-unionized employees have stopped accruing defined benefits under the defined pension plan and started participating in a new defined contribution plan.

The following table presents the difference between the fair value of the defined benefit pension assets and the actuarially determined accrued benefit obligation as at December 31, 2011, December 31, 2010 and January 1, 2010. These differences are also referred to as either the deficit or surplus, as the case may be, or the funded status of the plans.

	December 31, 2011		December 31, 2010		January 1, 2010
		Other post-		Other post-		Other post-
	Pension	employment	Pension	employment	Pension	employment
	plans	benefits	plans	benefits	plans	benefits
	$	$	$	$	$	$
Present value of funded benefit obligations	127,699	2,990	119,395	2,778	111,985	2,766
Fair value of plan assets	93,988	—	94,692	—	90,746	—

	(33,711)	(2,990)	(24,703)	(2,778)	(21,239)	(2,766)
Present value of unfunded benefit obligations	1,306	—	881	—	555	—

Plan deficit	(35,017)	(2,990)	(25,584)	(2,778)	(21,794)	(2,766)

Experience adjustments on plan liabilities	(6,712)	(142)	(7,136)	80	—	—

Experience adjustments on plan assets	(5,762)	—	2,059	—	—	—

The Company has elected to recognize future gains (losses) in other comprehensive income and, as such, the obligation reported on the Company’s statement of financial position is equal to the status of the plans (since there are no unvested past service costs) and the benefit expense is not affected by those gains (losses).

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

10.	Employee benefits (continued)

	2011		2010
		Other post-		Other post-
	Pension	employment	Pension	employment
	plans	benefits	plans	benefits
	$	$	$	$
Present value of defined benefit obligation:
Defined benefit obligation, beginning of year	120,276	2,778	112,540	2,766
Employer’s current service cost	1,217	61	1,217	61
Interest cost	6,543	152	6,632	165
Benefits paid	(6,647)	(143)	(8,230)	(134)
Plan participants’ contributions	904	—	981	—
Actuarial loss (gain)	6,712	142	7,136	(80)

Defined benefit obligation, end of year	129,005	2,990	120,276	2,778

Fair value of plan assets:
Fair value of plan assets, beginning of year	94,692	—	90,746	—
Expected return on plan assets	6,348	—	5,958	—
Actuarial (loss) gain	(5,762)	—	2,059	—
Employer’s contributions	4,453	143	3,178	134
Plan participants’ contributions	904	—	981	—
Benefits paid	(6,647)	(143)	(8,230)	(134)

Fair value of plan assets, end of year	93,988	—	94,692	—

The actual return on plan asset was $586 and $8,017 for the years ended December 31, 2011 and 2010, respectively.

The assets of the pension plans are held by an independent trustee and are accounted for separately in the Company’s pension funds. The expected rate of return on assets is based on the expected rate of return on each asset classes using a stochastic projection tool that generates multiple expected-return scenarios over long periods of time for different asset classes. Expected fees payable by the plan are deducted from this expected rate of return. As at December 31, 2011 and 2010, the assets do not include the Company’s own financial instruments or any property occupied by, or other assets used by, the Company.

	2011	2010
	Fair Value of	Fair Value of
	Plan assets	Plan assets
	%	%
Cash and short-term investments	—	0.9
Bond	44.1	41.5
Canadian, U.S. and foreign equities	55.9	57.6

	100.0	100.0

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

10.	Employee benefits (continued)

Amounts recognized in profit or loss in respect of these defined benefit plans are as follows:

	2011		2010
		Other post-		Other post-
	Pension	employment	Pension	employment
	plans	benefits	plans	benefits
	$	$	$	$
Employer’s current service cost	1,217	61	1,217	61
Interest cost	6,543	152	6,632	165
Expected return on plan assets	(6,348)	—	(5,958)	—

Total benefit expense	1,412	213	1,891	226

Actuarial losses and gains recognized in other comprehensive income are reconciled as follows:

	2011		2010
		Other post-		Other post-
	Pension	employment	Pension	employment
	plans	benefits	plans	benefits
	$	$	$	$
Other comprehensive income:
Balance of actuarial (losses) gains recognized in other comprehensive income, beginning of year	(5,077)	80	—	—
Actuarial (loss) gain recognized in the year before tax	(12,474)	(142)	(5,077)	80

Balance of actuarial (losses) gains recognized in other comprehensive income, end of year	(17,551)	(62)	(5,077)	80

The principal assumptions used for the purposes of the actuarial valuations were as follows:

Pension plans
	2011	2010
	%	%
Discount rate	5.0	5.5
Expected long-term return on assets	6.75	6.75
Rate of compensation increase	2.75	2.75

Other post-employment benefits
	2011	2010
	%	%
Discount rate	5.0	5.5
Rate of compensation increase	2.75	2.75

Assumed health care cost trend rate at end of year:
Initial health care cost trend	7.0	7.0
Annual rate of decline in trend rate	0.25	0.25
Ultimate health care cost trend rate	3	3

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

10.	Employee benefits (continued)

In determining the long-term rate of return on assets assumption, the Company considers the weighted average of historical returns, input from investment advisors and its actuary’s simulation model of expected long-term rates of return on assets assuming the Company’s targeted investment portfolio mix as outlined above.

A variation of 100 point basis in the health care cost trend rate would result as follows:

	2011	2010
	$	$
Effect of change in health care cost trend rate	increase	increase
Total of service cost and interest cost	4	4
Accrued benefit obligation	31	28
Effect of change in health care cost trend rate	decrease	decrease
Total of service cost and interest cost	(3)	(3)
Accrued benefit obligation	(33)	(32)

The Company also maintains defined contribution 401(K) plans for all US employees and a defined contribution plan for all Canadian non-unionized employees. In addition, the Company maintains a non-funded, non-contributory supplementary defined contribution pension plan for executives, for which a deficit of $152 was included in the financial position as at December 31, 2011 ($27 as at December, 2010). All the defined contribution plans are expensed as incurred and the total expense recognized in profit or loss relating to the defined contribution plans amounted to $1,058 and $932 for 2011 and 2010, respectively.

11.	Long-term debt

	December 31,	December 31,	January 1,
	2011	2010	2010
	$	$	$
Term Loan	76,898	77,648	—
Previous Term Facility (US$106,812)	—	—	112,259
ABL Credit Facility denominated in Canadian dollars	17,500	—	—
ABL Credit Facility denominated in US dollars (US$17,000)	17,289	—	—
Previous Revolving Credit Facility denominated in Canadian dollars	—	—	19,381
Previous Revolving Credit Facility denominated in US dollars (US$15,000)	—	—	15,765
Obligation under finance lease at a rate of 14.9%	3,697	3,917	4,400
PSIF — Investissement Québec	4,076	5,324	4,321
Deferred financing fees	(1,791)	(2,215)	(668)

	117,669	84,674	155,458
Less: current portion of long-term debt	2,016	1,876	36,682

	115,653	82,798	118,776

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

11.	Long-term debt (continued)

Refinancing

On July 16, 2010, the Company completed its refinancing transactions (the “Refinancing Transactions”) comprised of:

•	a term loan for an amount of $78 million (the “Term Loan”);

•	a $75 million asset-based secured revolving credit facility (the “ABL Credit Facility”); and

•	a $40 million (gross proceeds) rights offering (the “Rights Offering”).

As a result of the Refinancing Transactions, the Company repaid its previous revolving credit facility scheduled to mature on October 30, 2010 and its previous term loan scheduled to mature on October 30, 2012. Therefore, the repayment of the previous credit facilities was accounted as an extinguishment of the credit facilities.

Term Loan

The Term Loan provides for a five-year secured term loan in a principal amount of $78 million, bearing interest at a rate of 8.25% and to be repaid in quarterly instalments at a rate of approximately 1% per annum of the original principal amount thereof, with the balance due and payable at maturity on July 15, 2015. All obligations in respect of the Term Loan are secured by a first-ranking hypothec on all present and future assets, movable and immovable, of the Company and its subsidiaries and a second ranking hypothec on all of the existing and subsequently acquired accounts receivable, inventory and assets relating to the Company and its subsidiaries, with exception of the assets securing the ABL Credit Facility. The Term Loan contains certain covenants and events of default customary to borrowings of this nature, including a requirement for the Company to maintain at all times certain minimum levels of wood fibre and wastepaper supply under contract.

The Term Loan also requires the Company to maintain certain customary financial ratios, namely an interest coverage ratio of not less than 2.0x at all times and a total debt (including Debentures) to capitalization ratio of not more than 40% until December 31, 2011, 37.5% in 2012 and 35% thereafter.

As at December 31, 2011 and 2010, the Company was in compliance with all terms and conditions of the Term Loan.

ABL Credit Facility

The ABL Credit Facility provides for borrowings of up to $75 million and had an initial term of three years ending July 16, 2013. On August 3, 2011, as provided under the ABL Credit Facility, the term was extended for an additional year, bringing the maturity to July 16, 2014. The amount available to be drawn under the ABL Credit Facility will vary from time to time, based upon the Company’s trade receivables and inventory levels, and can be drawn in Canadian or in US dollars. The obligations under the ABL Credit Facility are secured by, among other things, a first-ranking hypothec on all of the existing and after acquired trade and other receivables and inventories of the Company and its subsidiaries and a second-ranking hypothec on all present and future assets, movable and immovable, of the Company and its subsidiaries, with exception of the assets securing the Term Loan. The ABL Credit Facility contains certain covenants and events of default

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

11.	Long-term debt (continued)

ABL Credit Facility (continued)

customary to borrowings of this nature. The ABL Credit Facility also provides for certain springing financial covenants depending on the net amount available to draw. Should these covenants be triggered, the ABL Credit Facility would require the Company to maintain a fixed charge coverage ratio of not less than 1.2x and put some limitations on capital expenditures.

At the Company’s option, all Canadian dollar denominated loans under the ABL Credit Facility bear interest at a rate based either on a “Canadian Prime Rate” or the applicable bankers’ acceptance rate, plus a margin in each case. All US dollar denominated loans under the ABL Credit Facility bear interest at a rate based either on LIBOR or the US Base Rate, plus a margin in each case.

As at December 31, 2011 and 2010, the Company was in compliance with all terms and conditions of the ABL Credit Facility.

Previous credit facilities

The previous credit facilities were established on October 31, 2006 and consisted of the following: (i) a six-year, US$178,760 senior secured term facility (or the Canadian equivalent) and (ii) a four-year, $55,000 senior secured revolving credit facility subject to a borrowing base calculation. The term facility was amortized at a rate of 1% per annum of the original amount of the term facility in quarterly instalments.

As at January 1st, 2010, an amount of $112,259 — US$106,812 was drawn under the term facility bearing interest at LIBOR (base rate floor of 2%) plus a margin of 6%.

PSIF — Investissement Québec

On February 23, 2007, the Company obtained a $6,000 interest-free loan granted by Investissement Québec through the Soutien à l’industrie forestière program (PSIF) to support investments made in the forest industry. On April 22, 2009, Investissement Québec modified the agreement to be payable in monthly instalments over a maximum of four years starting December 31, 2010, whereas previously the instalments were due over five years starting November 27, 2009.

The drawings under the loan were recognized at their discounted value which was computed at a weighted average interest rate of 6% (2010 — 6%). The differences between the discounted values and the principal amounts at initial recognition were recorded against property, plant and equipment since they were considered as grants from the government. Theoretical interest is being expensed over the term of the loan using the effective interest rate method. As at December 31, 2011, the outstanding principal amounts were $4,375 (2010 — $5,875). Under the loan agreement, the Company must comply with certain restrictive covenants, including the requirement to meet certain financial ratios. As at December 31, 2011 and 2010, the Company was in compliance with all terms and conditions of the PSIF loan.

Obligation under finance lease

The Company leases a warehouse under finance lease which can be renewed for 20 years at the Company’s option. Minimal payments are determined by an escalatory price clause.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

11.	Long-term debt (continued)

Deferred financing fees

Deferred financing fees of $1,315 (2010 — $1,716) are not netted against the related financial liabilities as the ABL Credit facilities are not used on a permanent basis by the Company.

Future payments

Future principal repayments and minimum finance lease payments as at December 31, 2011, are as follows:

	Long-term debt	Deferred financing fees	Finance lease
	$	$	$
Within one year	2,250	(440)	902
Between one and five years	113,812	(1,351)	3,771
Later than five years	—	—	985

Total principal repayments, interest capitalized repayments and future minimum lease payments	116,062	(1,791)	5,658
Less: Theoretical interest on PSIF	(299)	—	—
Imputed interest	—	—	(1,961)

	115,763	(1,791)	3,697

12.	Convertible unsecured subordinated debentures

On September 7, 2006, the Company issued convertible extendible unsecured subordinated debentures (the “Debentures”) for a principal amount of $51,750 (including the over-allotment option). The Debentures, which bore interest at 7% payable semi-annually and matured on December 31, 2011, were completely redeemed on June 28, 2011.

Under certain conditions, Debentures may have been converted into shares at the holder’s option. Furthermore, the Debentures were redeemable at the Company’s option. The Company may, at its option and subject to certain conditions, have elected to satisfy the redemption price of the Debentures by issuing Company shares.

Financing fees of $2,838 were incurred in conjunction with the issuance of Debentures of which $2,480 were deferred and were being amortized over the term of the Debentures, using the effective interest rate method. The initial liability portion of the Debentures was being accreted such that the liability at maturity would have equalled the face value of the then outstanding Debentures. On the Transition Date and until the effective date of the Arrangement (Note 1), the conversion option was recognized as a financial liability and measured at fair value through profit or loss. Further details are included in Note 26.

For the year ended December 31, 2011, the Company redeemed Debentures in an aggregate amount of $51,749. Redemption was made in two stages, namely on February 28 and June 28, 2011. On the redemption dates, the Company paid to the holders of redeemed Debentures a redemption price equal to the

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

12.	Convertible unsecured subordinated debentures (continued)

principal amount of the Debentures, plus accrued and unpaid interest up to the date prior to the redemption date. Redemption prices on February 28 and June 28, 2011 were respectively of $1,011.12 and 1,034.14 per $1,000.00 principal amount of Debentures. As a result of these redemptions, a total gain on redemption of $2,752 was recognized in the consolidated statement of earnings for the year ended December 31, 2011 (Note 20).

	December 31,	December 31,	January 1,
	2011	2010	2010
	$	$	$
Initial amortized amount	—	45,149	45,149
Accretion	—	5,042	3,651
Deferred financing costs	—	(582)	(1,104)

	—	49,609	47,696
Current portion	—	49,609	—

	—	—	47,696

13.	Shareholders’ capital/Unitholders’ capital

Authorized and issued common shares

An unlimited number of common shares are issuable. Each share is freely transferable and represents a shareholder’s proportionate undivided interest in the Company. Each share confers to its holder the right to one vote at any meeting of shareholders and to participate equally and ratably in any dividends of the Company, if any, and, in the event of any required distribution of all of the property of the Company, in the net assets of the Company remaining after satisfaction of all liabilities. Shares have no conversion or pre-emptive right.

Fund units

An unlimited number of units were issuable pursuant to the trust agreement. Each unit was freely transferable and represented a unitholder’s proportionate undivided interest in the Fund. Each unit conferred to its holder the right to one vote at any meeting of unitholders and to participate equally and ratably in any distributions of the Fund, if any, and, in the event of any required distribution of all of the property of the Fund, in the net assets of the Fund remaining after satisfaction of all liabilities. Units had no conversion or pre-emptive right.

Shares/Units issued and outstanding

	$000,000,0000	$000,000,0000	$000,000,0000
	2011
	Number of
	units	shares	Amount
			$
Balance, January 1 and December 31, 2011	—	130,075,556	696,537

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

13.	Shareholders’ capital/Unitholders’ capital (continued)

Shares/Units issued and outstanding (continued)

	$000,000,000	$000,000,000	$000,000,000
	2010
	Number of
	units	shares	Amount
			$
Balance, January 1, 2010	90,472,708	—	658,609
Conversion of units into shares (Note 1)	(90,472,708)	90,472,708	—
Issuance of shares	—	39,602,848	37,928

Balance, December 31, 2010	—	130,075,556	696,537

On May 25, 2010, all the outstanding units of the Fund were exchanged for common shares of the Company on a one-for-one basis.

Rights Offering

On July 16, 2010, the Company issued an aggregate of 39,602,848 common shares of the Company pursuant to a rights offering at a price of $1.01 per common share for net proceeds of $37,928 after deducting standby fees of $400 and expenses of $1,671.

Per share/unit information

The following tables reconcile the net earnings to net earnings adjusted for dilutive effect and the weighted average number of shares outstanding used in computing basic earnings per share to weighted average number of shares outstanding used in computing diluted earnings per share:

	2011	2010
	$	$
Net earnings	(64,031)	16,594
Impact of assumed conversion of Debentures	—	5,535

Net earnings adjusted for dilutive effect	(64,031)	22,129

	2011	2010
Average number of shares outstanding used in computing basic earnings per share	130,075,556	108,809,369
Dilutive effect of Debentures*	—	70,743,677
Dilutive effect of rights offering	—	3,038,027

Average number of shares outstanding used in computing diluted earnings per share	130,075,556	182,591,073

* Assuming a conversion price of $0.77 for the year ended December 31, 2010 (being the trading price of the shares at the beginning of the year).

For the year ended December 31, 2011, the share option plan and the potential conversion of the Debentures were anti-dilutive. For the diluted earnings per share computation purpose, the number of 16,970,633 shares

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

13.	Shareholders’ capital/Unitholders’ capital (continued)

Per share/unit information (continued)

was excluded from the denominator and the amount of $1,875 was excluded from the numerator. For the year ended December 31, 2010, 1,746,538 antidilutive share options were excluded from the computation of diluted earnings per share.

14.	Income taxes

Immediately prior to converting into a corporation on May 25, 2010, the Company, as a publicly traded income trust, was to be taxed on income earned starting in 2011, similarly to rules applying to corporations. Accordingly, deferred income tax assets and liabilities of the Company on Canadian operations were determined with respect to estimated temporary differences between the carrying values of existing assets and liabilities and their respective tax bases that were expected to reverse starting in 2011 at the then combined enacted or substantively enacted tax rate. The Company was not subject to, and did not recognize, any deferred income tax assets or liabilities on temporary differences expected to reverse prior to 2011.

Effective May 25, 2010, upon conversion into a corporate structure, the income of the Company became subject to income taxes applicable to corporations.

The components of tax expense (recovery) are as follows:

	2011	2010
	$	$
Current tax expense (recovery):
Current tax expense (recovery) in respect of the current year	14	(5)
Adjustment recognized in the current year in relation to the current tax of prior years	(81)	—

Total income tax recovery recognized in the current year	(67)	(5)

A reconciliation of income taxes at the combined Canadian statutory income tax rate with reported income taxes is as follows:

	2011	2010
	$	$
(Loss) earnings before income taxes	(64,098)	16,589
Combined Canadian statutory income tax rate	28.40%	29.90%

Computed income tax (recovery) expense at combined Canadian statutory income tax rate	(18,204)	4,960
Variance resulting from:
(Utilization of) unrecognized tax attributes, net of permanent differences	27,553	(4,423)
Effect of difference between combined Canadian statutory income tax rate and those rates applicable to foreign subsidiaries	(9,335)	(542)

	14	(5)
Adjustment recognized in the current year in relation to the current tax of prior years	(81)	—

Income tax recovery recognized in the current year	(67)	(5)

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

14.	Income taxes (continued)

The combined Canadian statutory income tax rate has decreased by 1.5% resulting from the reduction of the Canadian federal statutory tax rate.

	2011	2010
	$	$
Deferred tax (liabilities)/assets in relation to :
Non-capital and capital losses carryforward	—	5,764
Property, plant and equipment	(4,102)	(9,359)
Trade and other receivables	—	16
Inventories	—	890
Deferred financing fees	—	902
Landfill closure liability	—	750
Trade and other payables	—	329
Employee benefits	4,102	—
Other	—	708

Net deferred tax asset/(liability)	—	—

All variations in the deferred tax assets and liabilities have been recognized in the consolidated statement of earnings for the years ended December 31, 2011 and 2010.

As at December 31, 2011, the Company has not recognized deferred income tax assets with respect to Canadian operating losses of $73,324 expiring from 2026 to 2031, foreign operating losses of $95,014—US$93,426 which expire from 2026 to 2031, Canadian capital losses of $751 which can be utilized indefinitely, and deductible temporary differences of $355,028.

Tax reassessment

In January 2009, the Company received notices of assessment for the 2002 and 2003 taxation years from the Canada Revenue Agency (“CRA”) and the Ministère du Revenu du Québec (“MRQ”) reassessing the tax value allocated to the assets of the Saint-Félicien Mill at the time such assets were purchased by the Company from Abitibi-Consolidated Inc. in August 2002. These assessments do not involve any taxes payable. In October 2009, the Company requested statements of revised losses from CRA and MRQ. In September 2010, the Company received from the CRA a statement of revised losses. In December 2010, the Company filed a notice of objection. The CRA has acknowledged receipt of Fibrek’s notice of objection. An introductory meeting between Fibrek representatives and CRA took place in October 2011.

On February 21, 2012 CRA presented a verbal proposition to the Company. Management expects a settlement in the first quarter of 2012. The amount of the tax attributes not recognized in the deferred income tax assets detailed above was adjusted based on that proposition.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

15.	Share-based payment

Liabilities recorded for share-based payment plans included in trade and other payables are as follows:

	December 31,	December 31,	January 1,
	2011	2010	2010
	$	$	$
Long-term incentive plan	359	285	101
Share option plan	50	41	—

	409	326	101

Contributed surplus recorded for share-based payment plans are as follows:

	December 31,	December 31,	January 1,
	2011	2010	2010
	$	$	$
Employee benefits reserve	1,006	277	—

Compensation expense recognized for share-based payment plans are as follows:

	00000	00000
	2011	2010
	$	$
Long-term incentive plan	74	184
Share option plan	738	318

	812	502

i) Long-term incentive plan

Effective January 1, 2006, the Company implemented a Performance Share Plan under which Performance Shares (“PS”) were awarded by the Board of Directors to certain key executives. The PS were awarded as of January 1st of each year based on an incentive amount determined by the Board. To determine the awarded amount of PS, the incentive amount was divided by the average trading price of the Company’s shares for the 20 trading days immediately preceding the day on which the award was made. The PS vested after three years and were payable in cash once the Board had determined the achievement of the specified performance targets. The amount of cash to be received by the participants was determined by multiplying the number of vested PS by the value of the Company’s shares as at the end of the performance cycle (three years), based on the average trading price of the Company’s shares for the 20 trading days immediately preceding the vesting date. The participants were also entitled to an amount equivalent to the dividends declared on the Company’s shares during the vesting period for all the PS that vested. PS that had not achieved the vesting condition were automatically cancelled.

As at December 31, 2011, an amount of $359 was payable in accordance with a modification to the plan approved by the Board only for the cycle starting in 2009. This amount represents 20% of the PS awarded on January 1, 2009 for which the executive member is still in his position, even if the performance targets were not achieved. Those PS vested on December 31, 2011.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

15.	Share-based payment (continued)

i) Long-term incentive plan (continued)

In addition, if a “change of control” occurs within six months from December 31, 2011, the payout for the PS which have vested on December 31, 2011 will be recalculated pursuant to the formula set above using the price paid by the Offeror for the Common Shares if this price is higher than the market price of the Common Shares on the vesting date.

The table below summarizes the changes in the number of outstanding PS:

	2011	2010
Balance, beginning of year	1,693,750	1,943,517
Cancelled	—	(195,745)
Exercised	(1,693,750)	—
Expired*	—	(54,022)

Balance, end of year	—	1,693,750

*: No incentive was paid as targets were not met.

As a result of the implementation of the share option plan on May 19, 2010, no additional PS were awarded and the plan terminated at the end of the 2009-2011 cycle.

ii) Share option plan

Effective May 19, 2010, the Company implemented a share option plan under which options may be awarded by the Board of Directors to executives and key employees. The options normally vest over a four-year period, one third of the options vesting on each anniversary of their date of award, commencing on the second anniversary. The options may also be subject to performance vesting conditions and the Board may accelerate the date upon which any option becomes exercisable. The option holders are entitled to exercise their vested options at a predetermined exercise price.

Effective on February 9, 2012, the Board authorized the Company to amend the terms of the unvested outstanding share options to provide that the vesting period be accelerated. This amendment would be effective solely for the purpose of tendering under the Mercer Offer (Note 27) all common shares issuable upon exercise of the outstanding “in-the-money” share options. The amendment would terminate upon expiry of the Mercer Offer. As at December 31, 2011, the Company had not exercised the Stock Option Plan acceleration amendment and none of the options outstanding were exercisable. As at December 31, 2010 none of the options outstanding were exercisable.

With the consent of the Board, the option holders are entitled to either (i) elect to exercise their options through a cashless exercise pursuant to which they would receive such number of common shares equal to their “in-the-money” value of the options, or (ii) elect to surrender their options in exchange for a cash payment equal to the “in-the-money” value of the options. Notwithstanding the manner in which the option holders elect to exercise their options, the number of common shares reserved for allotment pursuant to the share option plan, which include all regular and special awards, shall not exceed 4,523,635.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

15.	Share-based payment (continued)

ii) Share option plan (continued)

The options which may be awarded under the share option plan shall not exceed ten years. The exercise price of any options awarded under the share option plan shall be the volume weighted average closing price of the common shares on the Toronto Stock Exchange (“TSX”) for the five trading day period following the black-out period relating to the filing of the Company’s annual financial statements, provided that the exercise price shall not be less than the volume weighted average trading price per common share on the TSX over the five trading days preceding the day the option is awarded.

a) Regular grants

The table below summarizes the changes in the number of outstanding options under the regular grants:

	2011		2010
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$
Outstanding, beginning of year	1,135,269	1.35	—	—
Granted	939,814	1.56	1,135,269	1.35

Outstanding, end of year	2,075,083	1.45	1,135,269	1.35

The Company recognizes share-based payment cost based on the best available estimates of the performance condition, if any, using the Black-Scholes option pricing model. The effect of a change in estimate is recognized over the related vesting period.

For the year ended December 31, 2011, a share-based payment expense of $574 was recorded in the consolidated statement of earnings in relation to this regular grant (2010 — $204). As at December 31, 2011, an amount of $37 (2010 — $ 27) was included in trade and other payables.

b) Special one-time grant

On May 25, 2010, the Board awarded 1,086,009 options under the special one-time grant to executives having an exercise price of $1.35 per common share and a term of six years from the date of award. The vesting of these options is subject to the achievement of the following minimum performance conditions:

•

50% of the options will vest on the third anniversary of the date of award, provided the Company’s weighted average closing share price over the previous 20 trading days is $3.50 per common share or greater, (the “First Performance Criteria”), and;

•

the other 50% of the share options will vest on the fifth anniversary of their date of award, provided the Company’s weighted average closing share price over the previous 20 trading days is $5.00 per common share or greater (the “Second Performance Criteria”). If the First Performance Criteria has not been met on the third anniversary of the date of award but the Second Performance Criteria is met, then the first 50% will also vest on the fifth anniversary of the award date.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

15.	Share-based payment (continued)

ii) Share option plan (continued)

b) Special one-time grant (continued)

The Company recognizes share-based payment costs based on the best available estimates of the performance condition using the binomial option pricing model. The effect of a change in estimate is recognized over the related vesting period.

For the year ended December 31, 2011 share-based payment expense of $164 was recorded in the consolidated statement of earnings in relation to this special one-time grant (2010—$114). As at December 31, 2011, an amount of $13 (2010—$ 14) was included in trade and other payables.

The following assumptions were used to estimate the fair value, at the date of award, of each option issued to executives and key employees:

	2011	2010
	Regular grant	Regular grant	Special one-time grant
Share price on date of grant	$1.55	$1.30	$1.30
Risk-free interest rate	2.57%	2.18%	2.32%
Expected dividend yield	NIL	NIL	NIL
Expected life of options	4.5 years	4.5 years	5.0 years
Expected volatility	76.07%	69.42%	65.41%

Weighted average fair value of issued options	$0.93	$0.72	$0.57

Expected volatility is based on peer companies’ historical share price volatility over the past 5 years.

iii) Deferred share unit plan

Effective December 9, 2010, the Company implemented a deferred share unit plan for directors of the Company. Under the plan, eligible directors have the right to elect, for the following fiscal year, to receive all or part of their fees and/or annual retainer in share units. The number of share units to be granted is based on the weighted average trading price of the common shares on the TSX for the five (5) business days immediately preceding a given date or in such manner as is required or allowed by the rules and policies of the TSX (the “Market Price”). A participant is entitled to receive, upon such participant’s Termination of Board Service (as such expression is defined in the plan), the payment in cash of the share units that are credited to the participant’s account on such given date based, for each vested share unit, on the value of a common share at the Market Price on the date of such participant’s Termination of Board Service.

For the years ended December 31, 2011 and 2010, no director had elected to receive his/her annual retainer and/or fees for the following year in share units, election which can only be done once a year.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

16.	Supplemental disclosure of cash flow information

Changes in non-cash operating working capital items:

	2011	2010
	$	$
Trade and other receivables	8,900	(9,648)
Inventories	(21,366)	(1,344)
Prepaid expenses	(10)	810
Trade and other payables	5,604	12,376

	(6,872)	2,194

Supplemental information:

	2011	2010
	$	$
Additions to property, plant and equipment included in trade and other payables	6,127	2,398

Cash and cash equivalents consist of:

	December 31, 2011	December 31, 2010	January 1, 2010
	$	$	$
Cash	5,466	16,315	19,064
Restricted cash	110	106	110

	5,576	16,421	19,174

17.	Contractual obligations

Fibre supply agreement

The Company is party to a three-year renewable fibre supply agreement with Abitibi Consolidated Company of Canada (“ACCC”) at market price, effective September 1, 2009.

Waste paper supply agreements

The Menominee and Fairmont Mills have entered into supply agreements for waste paper which cover the majority of the mills’ expected consumption mainly at market prices, terminating between one and three years.

Gas supply agreement

The Menominee Mill was a party to a gas supply agreement, namely the Master Retail Gas Sales Agreement, pursuant to which it agreed to purchase approximately 100% of its expected consumption of gas, at market rates, through October 2010 which includes a fixed price for transportation.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

17.	Contractual obligations (continued)

Gas supply agreement (continued)

In October 2010, the Company signed new three-year gas supply agreements for the Menominee Mill expiring in October 2013. Under these agreements, the Menominee Mill’s contracted volumes are 2,167,174 decatherm and the purchase prices are at quoted market rates. If the mill’s consumption is less than expected, it has the option to sell the excess quantity at the then prevailing quoted market rates.

Based on the terms of these agreements, as at December 31, 2011, the purchase commitment over the remaining term of the agreements which represents the fixed portion for transportation is as follows:

$
2012	305
2013	248

18.	Commitments

The Company has commitments under various operating leases of mobile equipment, warehouses and office space and services. The operating lease contract related to office space rental contains a five-year renewal option. There is no contingent rent or purchase option in any of the operating leases. Future minimum lease payments are due as follows:

$
Within one year	1,946
Between one and five years	2,377
Later than five years	—

As at December 31, 2011, the Company had commitments related to capital expenditures totaling approximately $6,419 and letters of credit of $3,877.

19.	Contingent liabilities and guarantees

Environmental matters

The Company’s operations are subject to numerous environmental laws, regulations and guidelines. It is the opinion of management that under existing legislation and regulatory practices, expenditures required for environmental compliance should not have a material adverse effect on the Company’s financial position. However, future discovery of previously unknown environmental issues, including contamination of property underlying or in the vicinity of the Mills, could require the Company to incur material unforeseen expenses.

Legal matters

The Company is subject to various claims and proceedings which have been instituted against it during the normal course of business. Management currently believes that the matters pending or asserted are not expected to have any material adverse effect on the financial position, results of operations or cash flows of the Company.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

19.	Contingent liabilities and guarantees (continued)

Indemnification of third parties

In the normal course of business, the Company could enter into agreements which contain features meeting the definition of a “constructive obligation” as defined by IFRS. These are customary in the industry.

The Company has entered into agreements which provide for indemnification provisions for its directors, trustees and officers against expenses including legal fees, judgements, fines and any amount actually and reasonably incurred by them in connection with any action, suit or proceeding in which they are sued as a result of their service, subject to certain provisions. The Company purchases directors’ and officers’ liability insurance.

In connection with the Rights Offering, the Company entered into a dealer manager agreement and a standby purchase agreement, whereby the Company may have to indemnify the parties to these agreements with respect to the representations and warranties made.

Under the terms of the ABL Credit Facility, the Company agreed to indemnify, hold harmless and defend the lender, as agent for the lenders, from and against any and all losses, liabilities, claims, damages and expenses arising out of, in connection with or as a result of, among others, (i) the ABL Credit Facility and related loan documents, including the use of the proceeds and compliance with or enforcement by the lender of its rights thereunder, (ii) any contractual obligations entered into by the Company, (iii) the role of the lender in any actual or prospective investigation, litigation or other proceeding relating to the ABL Credit Facility, and (iv) the breach of any environmental legislation.

Under the terms of the Term Loan, the Company agreed to indemnify the lender for any costs resulting from (i) any change of law impacting the lender’s costs or revenues with respect to the Term Loan, (ii) an event of default, and (iii) a breach of any applicable law, including any environmental legislation.

The Support Agreement entered into by Fibrek and Mercer contains, among other things, a termination fee of $8,500 payable by Fibrek in certain circumstances, including the acceptance of an unsolicited superior proposal from a third party. Furthermore, unless such termination fee is paid and provided that Mercer has not materially breached any covenant or other obligation under the Support Agreement, Mercer shall be entitled to an expense reimbursement payment of $2,000.

In connection with the Special Warrant Agreement entered into by Fibrek and Mercer, Fibrek may have to indemnify Mercer with respect to its representations and warranties made.

The nature of these guarantees prevents the Company from making reasonable estimates of the maximum potential amount it could be required to pay to counterparties, if any. Historically, the Company has never made any indemnification payments and as at December 31, 2011, the Company had not recorded a liability in respect of these indemnifications.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments

This section provides disclosures relating to the nature and extent of the Company’s exposure to risk arising from financial instruments, including credit risk, liquidity risk, foreign currency risk and interest rate risk, and how the Company manages those risks.

Credit risk

Credit risk arises from cash and cash equivalents and restricted cash held with banks and financial institutions, and primarily from the Company’s trade receivables. The maximum exposure to credit risk is equal to the carrying value of the financial assets.

	December 31, 2011	December 31, 2010	January 1, 2010
	$	$	$
Cash and cash equivalents	5,576	16,421	19,174
Trade and other receivables	56,085	65,699	50,346

Financial assets	61,661	82,120	69,520

To mitigate this credit risk, the Company tries to maintain strict controls on receivables and is putting even greater emphasis on analyzing and reviewing the financial positions of its customers; rigorous evaluation procedures are generally applied to all new customers. A specific credit limit is generally established for each customer and reviewed periodically by the Company. The Company does not hold any collateral or other credit enhancements over these balances nor does it have a legal right of offset against any amounts owed by the Company to the counterparty.

Pursuant to their respective terms, trade receivables are aged as follows as at December 31, 2011 and 2010:

	2011	2010
	$	$
Not past due	37,410	48,934
Past due 1-30 days	8,556	9,213
Past due 31-60 days	268	—
Past due more than 61 days	340	1,659

Trade receivables	46,574	59,806
Less: allowance for doubtful accounts	(824)	(2,279)

Trade receivables, net	45,750	57,527

Management considers that substantially all receivables should be fully collectible as most of the Company’s customers are large corporations with good credit standing and no history of default. As at December 31, 2011, one customer (two as at December 31, 2010) represented more than 10% of the Company’s total trade receivables. Allowance for doubtful accounts is based on management’s assessment

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments (continued)

Credit risk (continued)

of risk relating to past due trade receivables and information relating to industry. Movement in the allowance for doubtful accounts is presented as follows:

	2011	2010
	$	$
Balance, beginning of year	2,279	3,196
Amounts written off	(1,639)	—
Impairment losses reversed	—	(775)
Effect of foreign exchange rate changes on allowance for doubtful accounts	184	(142)

Balance, end of year	824	2,279

No impairment loss for credit deterioration was recognized for the years ended December 31, 2011 and 2010.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages liquidity risk through the management of its capital structure and financial leverage, and by continuously monitoring forecasts and actual cash flows, as outlined in Note 21 to the consolidated financial statements (“Capital Disclosure”).

The Term Loan is made available at a fixed interest rate, however, the ABL Credit Facility is available at floating interest rates. In the event of an increase in the base reference interest rates or discount rates, the Company’s financial expenses will increase.

The following are the contractual maturities of the financial liabilities, principal and interest (assuming current interest rates), at December 31, 2011 and 2010:

	2011
	Total	2012	2013 - 2014	2015 - 2016	2017 and thereafter
	$	$	$	$	$
Trade and other payables	66,488	66,488	—	—	—
Current portion of landfill closure liability	125	125	—	—	—
Term Loan	98,993	7,088	13,956	77,949	—
ABL Credit Facility	34,789	—	34,789	—	—
PSIF—Investissement Québec	4,375	1,500	2,875	—	—
Obligation under finance lease	5,660	902	1,852	1,920	986

Total	210,430	76,103	53,472	79,868	986

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments (continued)

Liquidity risk (continued)

	2010
	Total	2011	2012 - 2013	2014 - 2015	2016 and thereafter
	$	$	$	$	$
Trade and other payables	56,064	56,064	—	—	—
Current portion of landfill closure liability	160	160	—	—	—
Convertible unsecured subordinated debentures	55,372	55,372	—	—	—
Term Facility	106,126	7,133	14,097	84,896	—
PSIF—Investissement Québec	5,875	1,500	3,000	1,375	—
Obligation under finance lease	6,401	866	1,779	1,845	1,911

Total	229,998	121,095	18,876	88,116	1,911

Landfill closure liability represents contribution for the following year only. Other years are not presented as the amount could fluctuate significantly due to the variation of future performance and change in assumptions. ABL Credit Facility represents principal amounts only, since interests fluctuate significantly due to the variation of the outstanding balance on which they are calculated

Foreign currency risk

Exchange rate fluctuations between the Canadian dollar and its US counterpart have a significant impact on the Company’s sales, as pulp prices are denominated in US dollars; these fluctuations also impact sales made in Canada which are dependent on the price of pulp in North America. The Company’s operating results and cash flows may be adversely affected by changes in the Canadian dollar exchange rate with its US counterpart.

In accordance with its policy, the Company may use derivative financial instruments to protect itself against exchange rate fluctuations for specific minimal spot pulp sales. As at December 31, 2011 and 2010, the Company held no derivative financial instruments relating to foreign exchange. All foreign currency gains or losses, excluding those related to foreign operations which have been included in other comprehensive income, have been recorded in the consolidated statements of earnings for the years ended December 31, 2011 and 2010. Furthermore, as part of the objective in managing its foreign currency risk, the Company uses natural hedging positions by having US operations and a portion of its ABL Credit Facility denominated in US currency.

Assuming no change in commodity prices and interest rates, an increase of CAN$0.01 of the Canadian dollar in relation to the US dollar for the years ended December 31, 2011 and 2010 would have had the following favourable impact on each of the financial instrument classes below (those for which the offsetting impact is recorded in earnings):

	2011	2010
	$	$
Other financial instruments	157	247

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments(continued)

Foreign currency risk (continued)

The Company would have had an equal but opposite effect for a decrease of CAN$0.01 of the Canadian dollar in relation to the US dollar at December 31, 2011 and 2010. Financial instruments at FVTPL consist of an investment at FVTPL. Other financial instruments are cash and cash equivalents, trade and other receivables, trade and other payables, and the ABL Credit Facility.

Interest rate risk

The Company’s interest rate risk is primarily related to the ABL Credit Facility and short-term investments. The ABL Credit Facility bears interest, at the Company’s option, at bankers’ acceptance rate or “Canadian Prime Rate” plus a margin in each case for Canadian borrowings and at LIBOR or the US Base Rate plus a margin in each case for US borrowings; short-term investments’ rate is based on Canadian bankers’ acceptance rate. Amounts outstanding under ABL Credit Facility, on which the Company is exposed to interest rate, are detailed in Note 11 to the consolidated financial statements (“Long-term debt”).

For the year ended December 31, 2011, a 100 basis points variation in interest rates, assuming all other variables are constant, would have resulted in a decrease/increase of $131 (2010—$28) in the Company’s net earnings.

Fair value

i) Establishing fair value

The carrying amount of cash and cash equivalents, restricted cash, trade and other receivables, trade and other payables approximate their fair value due to their short-term maturity. Investment at FVTPL is carried at its fair value based on quoted market prices.

The fair values of other financial instruments are estimated as follows:

	December 31,	December 31,	January 1,
	2011	2010	2010
	$	$	$
Convertible unsecured subordinated debentures	—	51,852	39,588
Term Loan	76,569	77,302	—
Term facility denominated in US dollars	—	—	88,958
ABL Credit Facility	34,783	—	—
Revolving Credit Facility	—	—	27,278
PSIF — Investissement Québec	4,106	5,465	4,270

	115,458	134,619	160,094

The fair value of the Debentures is estimated based on a valuation model established using quoted market inputs. The fair value of the Term Loan and the Term Facility are estimated using present value techniques based on market rates and are calculated considering the same terms and conditions except for interest rates used for discounting purposes. The fair value of the PSIF -Investissement Québec loan is estimated using a present value technique based on market rates.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments (continued)

Fair value (continued)

ii) Hierarchy of financial assets and liabilities measured at fair value

Financial instruments recorded on the consolidated statement of financial position are classified using a fair value hierarchy that reflect the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

•	Level 1 — valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

•

Level 2 — valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

•	Level 3 — valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs)

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The following table presents the financial instruments recorded at fair value in the consolidated statements of financial position, classified using the fair value hierarchy described above:

	2011
	Level 1	Level 2	Level 3
	$	$	$
Investment at FVTPL	32	—	—

Total	32	—	—

	2010
	Level 1	Level 2	Level 3
	$	$	$
Investment at FVTPL	5,544	—	—

Total	5,544	—	—

During the year, there has been no significant transfer of amounts between Level 1 and Level 2.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments (continued)

Fair value (continued)

iii) Other information

	2011	2010
	$	$
Financial expenses
Interest on long-term debt and Debentures	8,855	11,431
Amortization of interest capitalized on Term Facility and interest accretion on Debentures	513	2,898
Interest on PSIF — Investissement Québec	252	275
Amortization of deferred financing fees	1,203	1,396
Loss on extinguishment of credit facilities	—	678
Other financial expenses	557	658

	11,380	17,336

(Gain) loss on financial instruments
Gain on financial instrument (Note 24)	(740)	—
Gain on redemption of debentures (Note 12)	(2,752)	—
Loss on Debenture derivative	—	3,329
Master Retail Gas Sales Agreement	—	(113)

	(3,492)	3,216

(Gain) loss on foreign currency translation
Cash and cash equivalents denominated in foreign currency	(101)	1,153
Loans and receivables	(1,669)	2,531
Other	240	(303)

	(1,530)	3,381

21.	Capital disclosure

The Company defines its capital as follows: shareholders’ equity, long-term debt including the current portion and convertible unsecured subordinated debentures, net of cash and cash equivalents. The Company’s objectives when managing capital are:

•	Ensure the Company will continue as a going concern and meet its financial obligations

•	Maintain cash and short-term borrowing availability sufficient to fund operations in a volatile market

•	Invest capital improvements in order to maintain and improve the Company’s cost position

•	Preserve its financial flexibility in order to benefit from potential opportunities as they arise

The Company monitors capital considering several measures including liquidity and leverage. The Company manages the capital structure and makes adjustments in light of changes in economic conditions

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

21.	Capital disclosure (continued)

and the risk characteristics of the underlying assets. It is expected that fluctuations in working capital will be funded from cash on hand or the ABL Credit Facility.

The following table illustrates the financial ratios calculated as at December 31,

	2011	2010
	$	$
Long-term debt including current portion	119,460	86,889
Convertible unsecured subordinated debentures	—	50,191
Less: cash	(5,466)	(16,315)

Net debt	113,994	120,765

Shareholders’ equity	257,095	335,273

Net debt to equity, calculated according to the Company’s capital management objective	0.44	0.36

Debt to total capitalization, calculated according to financial covenants under the Term Loan	0.23	0.15

The Company is subject to financial covenants under its Term Loan, ABL Credit Facility, and its PSIF Investissement Québec loan, which are measured using different guidelines. As at December 31, 2011 and 2010, the Company was in full compliance with its financial covenants under the respective agreements.

At December 31, 2011 the Company had cash and cash equivalents of $5,576 and $22,367 available under its ABL Credit Facility. At December 31, 2010 the Company had cash and cash equivalents of $16,421 and $54,187 available under its Revolving Credit Facility.

22.	Segmented information

Management has determined that the Company operates in two reportable segments, namely the manufacturing of premium NBSK pulp at the Saint-Félicien mill and the manufacturing of premium RBK pulp at the Fairmont and Menominee mills.

Segmented information is summarized as follows:

	2011
	NBSK	RBK	Total
	$	$	$
Sales	274,688	263,002	537,690

Cost of product sold	200,636	235,741	436,377
Delivery costs	21,829	20,336	42,165
Selling and administrative expenses	8,382	9,507	17,889
Depreciation	30,315	5,556	35,871

Profit (loss) from operations	13,526	(8,138)	5,388

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

22.	Segmented information (continued)

	2010
	NBSK	RBK	Total
	$	$	$
Sales	284,815	271,724	556,539

Cost of product sold	200,934	230,840	431,774
Delivery costs	21,958	19,536	41,494
Selling and administrative expenses	5,608	8,156	13,764
Depreciation	28,670	5,815	34,485

Profit from operations	27,645	7,377	35,022

	2011			2010
	NBSK	RBK	Total	NBSK	RBK	Total
	$	$	$	$	$	$
Acquisition of property, plant and equipment	17,777	4,090	21,867	10,456	4,239	14,695

Property, plant and equipment	288,005	19,548	307,553	300,514	82,095	382,609

Total assets	375,699	106,093	481,792	396,100	159,800	555,900

Geographic information related to sales is as follows:

	2011	2010
	$	$
Canada	32,074	39,316
United States	415,292	395,419
Europe	66,813	88,716
Others	23,511	33,088

	537,690	556,539

Sales have been allocated to geographic regions based on the region in which the customer is domiciled. All property, plant and equipment of the NBSK segment are located in Canada and all property, plant and equipment of the RBK segment are located in the United States.

For the year ended December 31, 2011, sales to two customers representing 10% or more of the Company’s total sales reached $125,591 ($58,648 and $66,943) allocated among NBSK and RBK segments. For the year ended December 31, 2010, only one major customer contributed for $75,380 of the Company’s total sales, also allocated among NBSK and RBK segments.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

23.	Special termination benefits

On December 1, 2009, the Company announced a reorganization of its activities in its NBSK and RBK mills which took effect in the last quarter of 2009 and in the beginning of 2010. As a result, expenses of nil and $879 were recognized in the years ended December 31, 2011 and 2010 respectively relating to separation payments for terminated employees; the expenses are included in “Cost of products sold” and “Selling and administrative expenses”.

	2011	2010
	$	$
Special termination benefit liability
Balance, beginning of year	68	1,237
Benefits incurred	—	879
Benefits paid	(5)	(2,048)

Balance, end of year	63	68

24.	Gain on settlement of claim

In December 2010, the Company was allocated an initial 236,226 common shares of AbitibiBowater Inc. as partial settlement for a claim filed pursuant to the procedures undertaken by AbitibiBowater Inc. under the Companies’ Creditors Arrangement Act, resulting in a gain on settlement of claim totalling $5,544. A minimal amount of common shares of AbitibiBowater Inc. have been reserved for the benefit of holders of disputed claims and could be distributed subsequently to unsecured creditors in accordance with the terms of the plan of reorganization. On February 3, 2011, the Company sold the 236,226 common shares at a market price of $26.75 per share resulting in a gain of $763 net of transaction fees. In April 2011, the Company was allocated an additional 2,122 common shares of AbitibiBowater Inc. from the reserved common shares resulting in a gain on settlement of claim totalling $55. As at December 31, 2011, the investment was recorded at its closing market price of $14.84 per share and an unrealized loss of $23 was recognized in relation to the mark to market of the financial instrument.

25.	Related party transactions and balances

Related party transactions conducted in the normal course of operations are measured at the fair value (the amount established and agreed to by the related parties), unless specific requirements within IFRS require different treatment.

Compensation of executive officers and key management:

	2011	2010
	$	$
Short-term benefits	3,003	3,534
Post-employment benefits	210	116
Termination benefits	—	639
Share-based payment	812	502

	4,025	4,791

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

25.	Related party transactions and balances (continued)

i)	During the year, executive officers and key management were awarded share options as described in Note 15. As at December 31, 2011, executive officers and key management owned 2,025,823 share options awarded under the regular grants and 1,086,009 share options awarded under the special one-time grant. No share options were owned by the Directors.

ii)	As part of the Rights Offering described in Note 13, the Company paid underwriters fees of $400 to Fairfax Financial Holdings Limited which, as a shareholder, exercises a significant influence on the Company. No amount is outstanding as at December 31, 2011 and 2010.

26.	Conversion to IFRS

i) Overview

The Canadian Accounting Standards Board determined that IFRS replaces Canadian GAAP for publicly accountable enterprises, including the Company, for interim financial report and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

These consolidated financial statements represent the first annual financial statements of the Company prepared in accordance with IFRS. Prior to January 1, 2011, the Company prepared its interim and annual consolidated financial statements in accordance with Canadian GAAP.

The accounting policies described in Note 2 have been selected to be consistent with IFRS.

ii) First-time adoption of IFRS

The adoption of IFRS requires the application of IFRS 1, which provides guidance for an entity’s initial adoption of IFRS. IFRS 1 generally requires retrospective application of IFRS effective at the end of its first annual IFRS reporting period. However, IFRS 1 also provides optional exemptions and mandatory exceptions to this retrospective treatment.

The Company has elected to apply the following optional exemptions in its preparation of an opening IFRS statement of financial position as at January 1, 2010, the Company’s Transition Date:

•	To elect to recognize in opening equity all cumulative actuarial gains and losses related to its defined benefit pension plans at the Transition Date.

•

To elect not to apply retrospectively IAS 21, The Effect of Changes in Foreign Exchange Rates, and deem the cumulative translation differences for all foreign operations to be zero at the Transition Date.

•

To elect not to comply with the requirements in IFRIC 1 for Changes in Existing Decommissioning, Restoration and Similar Liabilities that occurred before the Transition Date to IFRS. The Company followed the measurement guidance under this exception to remeasure the exiting obligation (landfill closure liability) and the related asset at Transition Date.

•

To apply IAS 23, Borrowing Costs prospectively from the Transition Date. IAS 23 requires the capitalization of borrowing costs directly attributable to the acquisition, production or construction of certain assets.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

26.	Conversion to IFRS (continued)

ii) First-time adoption of IFRS (continued)

•	To apply IFRS 2, Share-based Payments retrospectively only to equity awards that were issued after November 7, 2002 and had not vested by the Transition Date and outstanding liability awards.

•	To apply IFRS 3, Business Combinations prospectively from the Transition Date, therefore not restating business combinations that took place prior to the Transition Date.

•

To apply the transition provisions of IFRIC 4, Determining whether an Arrangement Contains a Lease, therefore determining if arrangements existing at the Transition Date contain a lease based on the circumstances existing at that date.

IFRS 1 does not permit changes to estimates that have been made previously. Accordingly, estimates used in the preparation of the Company’s opening IFRS statement of financial position as at the Transition Date are consistent with those made under Canadian GAAP.

The Company’s IFRS consolidated statement of financial position as at the Transition Date is included as comparative information in iv) below.

iii) Changes to accounting policies

The following summarizes the significant changes to the Company’s accounting policies to be consistent with IFRS on adoption date.

Property, plant and equipment

IAS 16, Property, Plant and Equipment (“IAS 16”) requires the Company to choose, for each class of capital assets, between the cost model and the revaluation model. The Company has selected the cost model in accounting for all of its capital assets.

The Company has changed its accounting policies to reflect the requirement under IAS 16 that, when an item of property, plant and equipment comprises major components with different useful lives, the components are amortized separately over their respective useful lives.

Impairment of assets

IAS 36, Impairment of Assets (“IAS 36”) requires a write-down of assets if the recoverable amount (defined as the greater of the fair value less costs to sell and the value in use of an asset or a cash generating unit) is less than its carrying amount. Value in use is determined using discounted estimated future cash flows. Under Canadian GAAP, a write-down to estimated fair value was required only if the undiscounted estimated future cash flows of a group of assets were less than its carrying amount. The Company has changed its accounting policies related to impairment of assets to be consistent with the requirements under IFRS.

IAS 36 also requires the reversal of any previous impairment losses, with the exception of goodwill, where circumstances have changed such that the level of impairment in the value of the assets has been reduced. Canadian GAAP prohibited the reversal of impairment losses.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

26.	Conversion to IFRS (continued)

iii) Changes to accounting policies (continued)

Under IFRS, the determination of an impairment is calculated on a different basis compared to Canadian GAAP. As a result of the transition, the Company carried out a review of the recoverable amount of plant and related equipment in its business units. This review led to the recognition of an impairment loss of $136,964, which has been recognized directly in opening deficit and accumulated other comprehensive income as a component of the transition to IFRS.

The distribution of impairment loss recognized against assets is as follows:

$
Land	1,146
Buildings and related components	6,130
Equipment, roads, lots and other	129,602
Intangible assets	86

The recoverable amount of the relevant assets has been determined on the basis of their value in use. The discount rate used in measuring value in use was 12% per annum. There was no impairment recognized under Canadian GAAP.

Provisions

IFRS requires the recognition of a decommissioning liability for legal or constructive obligations, while Canadian GAAP required the recognition of such liabilities only for legal obligations. A constructive obligation exists when an entity has created reasonable expectations that it will take certain actions.

The Company has changed its accounting policies to reflect these requirements, however this change has not result in the recognition of additional provisions. Therefore, under IFRS, no constructive obligation is recognized.

Financial instruments

IFRS requires that the liability portion of compound instruments be evaluated first and the residual allocated to equity, which is the case for the Debentures. Under Canadian GAAP, there was no specific requirements.

The Company has changed its valuation method for compound instruments to be consistent with the requirements under IFRS.

Employee benefits

IFRS requires that the past service cost element of defined benefit plans be expensed on an accelerated basis, with vested past service costs expensed immediately and unvested past service costs recognized on a straight-line basis over the vesting period. Under Canadian GAAP, past service costs were generally amortized on a straight-line basis over the expected average remaining service period of active employees under the plan.

The Company’s accounting policies related to employee benefits have been changed to reflect these requirements under IFRS.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

26.	Conversion to IFRS (continued)

iv) Reconciliations of Canadian GAAP to IFRS

The following provides reconciliations from Canadian GAAP to IFRS on the Transition Date.

	$0000000	$0000000	$0000000	$0000000
	Note	December 31, 2009 (Canadian GAAP)	Transition Adjustments	January 1, 2010 (IFRS)
		$	$	$
Assets
Current assets
Cash and cash equivalents		19,174	—	19,174
Trade and other receivables		53,424	—	53,424
Inventories	c	79,003	(748)	78,255
Prepaid expenses		4,036	—	4,036

		155,637	(748)	154,889
Deferred financing fees		421	—	421
Property, plant and equipment	a,b	542,360	(134,918)	407,442
Intangible assets	a	395	(86)	309
Other assets		856	—	856

		699,669	(135,752)	563,917

Liabilities
Current liabilities
Trade and other payables		45,213	—	45,213
Landfill closure liability		445		445
Derivative instruments		113	—	113
Current portion of long-term debt		36,682	—	36,682

		82,453	—	82,453

Debenture derivative at fair value through profit or loss	d	—	859	859
Landfill closure liability	e	2,075	1,091	3,166
Employee benefits	f	14,022	10,538	24,560
Convertible unsecured subordinated debentures		47,696	—	47,696
Long-term debt		118,776	—	118,776

		265,022	12,488	277,510

Equity
Unitholders’ capital		658,609	—	658,609
Equity component of Debentures	d	6,242	(6,242)	—
Deficit		(225,500)	(146,702)	(372,202)
Accumulated other comprehensive income	g	(4,704)	4,704	—

		434,647	(148,240)	286,407

		699,669	(135,752)	563,917

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

26.	Conversion to IFRS (continued)

iv) Reconciliations of Canadian GAAP to IFRS (continued)

Reconciliation of equity:

	$00000000	$00000000	$00000000
	Note	December 31, 2010	January 1, 2010
		$	$
Equity under Canadian GAAP		472,508	434,647
Reconciling items:
Property, plant and equipment and intangible assets	a, b	(120,933)	(135,004)
Employee benefits	f	(15,185)	(10,538)
Inventories	c	(578)	(748)
Landfill closure liability	e	(539)	(1,091)
Debenture derivative	d	—	(859)

Equity under IFRS		335,273	286,407

Reconciliation of comprehensive income (loss):

	Note	Year ended December 31, 2010
		$
Comprehensive loss under Canadian GAAP		(344)
Reconciling items:
Property, plant and equipment and intangible assets	a, b	11,134
Employee benefits	f	(4,647)
Inventories	c	160
Landfill closure liability	e	490
Debenture derivative	d	(3,329)
Unrealized gain on translation of financial statements of subsidiary	g	3,009

Comprehensive income under IFRS		6,473

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

26.	Conversion to IFRS (continued)

iv) Reconciliations of Canadian GAAP to IFRS (continued)

Reconciliation of net earnings

	Note	Year ended December 31, 2010
		$
Net earnings under Canadian GAAP		7,789
Reconciling items:
Property, plant and equipment, intangible assets	a, b	11,134
Employee benefits	f	350
Inventories	c	160
Landfill closure liability	e	490
Debenture derivative	d	(3,329)

Net earnings under IFRS		16,594

Explanation of reconciling items:

a) Impairment of assets

On retrospective application of the new accounting policy related to impairment of assets, the Company has reduced the carrying amount of certain assets to their value in use as at the Transition Date. As a result, the carrying amount of property, plant and equipment and intangible assets was reduced by $136,964 with a corresponding reduction of equity at January 1, 2010.

b) Property, plant and equipment

The new accounting policy related to property, plant and equipment was applied retrospectively as at the Transition Date. As a result of applying the change in accounting policy to account for major components of items of property, plant and equipment as separate items, the carrying value of property, plant and equipment was reduced by $2,722 as at January 1, 2010. A corresponding $2,722 decrease in equity was recorded at January 1, 2010.

IAS 16 requires major inspections and overhauls to be accounted as a separate component of property, plant and equipment. The Company has determined that, under IFRS, a significant part of its major maintenance program qualifies as a separate component of property, plant and equipment. As at January 1, 2010 the carrying value of property, plant and equipment was increased by $4,682 with a corresponding increase in equity. For the year ended December 31, 2010, this change increased profit from operations by $1,906 resulting from a reduction of cost of products sold of $6,594 and an increase in amortization of $4,688.

The change in policy also increased expenditures on items of property, plant and equipment reported in the statements of cash flows by $6,594 for the year ended December 31, 2010.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

26.	Conversion to IFRS (continued)

iv) Reconciliations of Canadian GAAP to IFRS (continued)

c) Inventories

The valuation of the pulp cost was affected by the application of the new accounting policies relating to impairment and property, plant and equipment as depreciation expenses are part of the pool of cost to determine the weighted average cost. As at January 1, 2010 the carrying value of inventories was decreased by $748 with a corresponding decrease in equity. For the year ended December 31, 2010, this decreased cost of goods sold by $160.

d) Equity component of Debentures

Under Canadian GAAP, the option related to the Debentures was recognized as equity. Under IFRS and until the effective date of the Arrangement, the conversion option was recognized as a financial liability measured at FVTPL. As at January 1, 2010, the financial liability recognized amounted to $859 and a decrease in deficit of $5,383 was recorded in equity.

e) Landfill closure liability

On adoption of IFRS, the Company’s accounting policy was changed to follow the guidance of IFRIC 1 which resulted in an increase of the landfill closure liability of $1,091 as at January 1, 2010, with a corresponding decrease in equity.

f) Employee benefits

On adoption of IFRS, the Company’s accounting policy related to employee benefits was changed so that vested past service costs are expensed immediately and unvested past service costs are recognized on a straight-line basis over the vesting period. The accounting policy was also changed so that actuarial gains or losses are recognized immediately in other comprehensive income. In addition, the Company elected to apply the first-time adoption exemption to recognize all unrecognized actuarial gains and losses at the Transition Date in the deficit.

The application of the first-time exemption and the retrospective application of the changes in the accounting policy resulted in an increase in the employee benefit obligation of $10,538 as at January 1, 2010, with a corresponding decrease in equity.

g) Foreign currency translation

The Company elected to apply the first-time adoption exemption to recognize the unrealized loss on translation of financial statements of foreign operations at the Transition Date immediately in the deficit. As a result, the accumulated other comprehensive loss was reduced to zero, and the equity was increased by $4,704 at January 1, 2010. The net effect on total equity was zero.

For the year ended December 31, 2010, the IFRS transition changes relating to the translation of foreign operations modified the comprehensive income.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

26.	Conversion to IFRS (continued)

h) Presentation reclassification

IFRS permit a choice as to how cash flows from interests paid are classified, so that the classification is consistent from period to period. Management has decided to present interests paid as financing activities since it represents a cost of obtaining financial resources.

27.	Other and subsequent events

Take-over bid

On November 28, 2011, AbitibiBowater Inc. (doing business as Resolute Forest Products (“Abitibi”) announced its intention to make an insider offer (the “Insider Bid”) to purchase all outstanding common shares of Fibrek (the “Common Shares”) for a consideration per Common Share of either $0.55 in cash and 0.0284 of an Abitibi share, $1.00 in cash only, or 0.0632 of an Abitibi share only, subject to pro-ration based on a maximum cash consideration of approximately $71,500 and maximum number of shares of Abitibi issuable of approximately 3,700,000. On December 15, 2011, Abitibi officially launched its Insider Bid.

On December 18, 2011, the Board of Directors of Fibrek received an opinion from its financial advisor, TD Securities Inc. (“TD Securities”), that the consideration offered to shareholders of Fibrek (other than those who have entered into lock-up agreements with Abitibi) pursuant to the Insider Bid was inadequate, from a financial point of view, to such shareholders. On January 3, 2012, the Board of Fibrek announced that it filed its Directors’ Circular recommending that Fibrek shareholders reject the Abitibi Insider Bid made for all issued and outstanding Common Shares. The Board also recommended that any shareholders who had tendered their common shares to withdraw them immediately. Its formal recommendation and the reasons supporting such recommendation are outlined in its Directors’ Circular dated December 26, 2011.

On February 6, 2012, the Board of Fibrek announced the results of Canaccord Genuity Corporation’s (“Canaccord Genuity”) formal valuation of Fibrek’s Common Shares complying with the requirements of Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions. Based upon and subject to the analyses and assumptions set out in its valuation, Canaccord Genuity was of the opinion that, as at February 3, 2012, the fair market value of a Common Share of Fibrek was in the range of $1.25 to $1.45.

Support agreement

On February 10, 2012, Fibrek announced that it had entered into a support agreement (the “Support Agreement”) with Mercer International Inc. (“Mercer”) pursuant to which Mercer will offer to acquire all of the issued and outstanding Common Shares of Fibrek (the “Mercer Offer”) by way of takeover bid. The consideration to be offered for each Common Share of Fibrek under the Mercer Offer will be, at each shareholder’s option, (i) $1.30 in cash; (ii) 0.1540 of a share of Mercer common stock (“Mercer Shares”); or (iii) $0.54 in cash plus 0.0903 of a Mercer Share, subject to proration on the basis of a maximum of $70,000 in cash and approximately 11,700,000 Mercer Shares. Such consideration represents a premium of approximately 70% over the volume weighted average price of the Common Shares of Fibrek on the Toronto Stock Exchange (“TSX”) for the 20 trading days ending on November 28, 2011, and a premium of 81% over the closing price the day before the announcement of the Insider Bid of Abitibi. The consideration also represents a 30% premium over Abitibi’s Insider Bid.

FIBREK INC.

Notes to the consolidated financial statements

years ended December 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

27.	Other and subsequent events (continued)

Support agreement (continued)

The Board also indicated on February 10, 2012 that it had received a fairness opinion from its financial advisor, TD Securities, that the consideration to be received under the Mercer Offer is fair, from a financial point of view, to the shareholders of Fibrek (other than those who have entered into lock-up agreements with Abitibi).

Full details of the Mercer Offer will be included in a take-over bid circular which is expected to be mailed to holders of Common Shares of Fibrek by February 29, 2012. Once mailed, the Mercer Offer will be open for acceptance for a period of 35 days unless withdrawn or extended and will be conditional upon, among other things, Mercer acquiring such number of common shares that represent at least 50.1% of the outstanding Common Shares calculated on a fully-diluted basis, receipt of customary regulatory consents and approvals and the approval of a simple majority of Mercer’s shareholders in connection with the issuance of the Mercer Shares. Mercer’s two largest shareholders and Chief Executive Officer, which hold in the aggregate approximately 44% of Mercer’s outstanding shares have already committed to support the Mercer Offer and have entered into support agreements to ensure that Mercer shareholder approval is received. The Support Agreement entered into by Fibrek and Mercer contains, among other things, a termination fee of $8,500 payable by Fibrek in certain circumstances, including the acceptance of an unsolicited superior proposal from a third party. Mercer has also been granted a right to match in respect of competing proposals. Furthermore, unless such termination fee is paid and provided that Mercer has not materially breached any covenant or other obligation under the Support Agreement, Mercer shall be entitled to an expense reimbursement payment of $2,000.

Special warrants agreement

Mercer and Fibrek also entered into a special warrant agreement on February 10, 2012 (the “Special Warrant Agreement”) pursuant to which Mercer agreed to purchase 32,320,000 special warrants of Fibrek (the “Special Warrants”) on a private placement basis, at a price of $1.00 per Special Warrant for total subscription proceeds of $32,320. The Special Warrants are convertible into Common Shares of Fibrek on a one-for-one basis. Conversion of the Special Warrants is automatic in certain events and otherwise at the option of Mercer subject to certain conditions. The Special Warrants are also redeemable by Mercer or Fibrek in certain events at their subscription price, including in the event that Fibrek receives and supports a superior proposal. The proceeds of the private placement will be deposited in trust at closing and will be releasable to Fibrek on conversion of the Special Warrants or to Mercer in the event of a redemption. Proceeds from the Special Warrants are initially to be used by Fibrek to reduce the amount on its ABL Credit Facility given (i) the recent costs associated with its strategic alternatives review process in response to Abitibi’s Insider Bid, (ii) the high level of RBK Pulp inventories and lower than anticipated sales which have resulted in a 5-week market shutdown of the Fairmont Mill effective February 20, 2012 and an increased need for liquidity, and (iii) capital expenditures required in connection with Fibrek’s power-generation initiatives and other growth and diversification opportunities. See “Liquidity and Capital Resources”

On February 13, 2012, Abitibi applied to the Bureau de décision et de révision (Québec), the administrative tribunal with statutory jurisdiction in securities and regulatory matters in Québec, to have the Mercer Offer and the Special Warrants cease-traded. Additionally, three shareholders, including Fairfax Financial Holdings Limited (“Fairfax”), who entered into lock-up agreements with Abitibi and Steelhead Partners, LLC, who is, like Fairfax, a significant shareholder of Abitibi, have also, through counsel, sought to stop the issuance of the special warrants before the TSX.

ANNEX B

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL INFORMATION AND RESULTS OF OPERATION OF FIBREK

The following discussion and analysis of Fibrek’s financial condition and results of operations for the years ended December 31, 2011 and 2010 should be read in conjunction with Fibrek’s audited financial statements for the year ended December 31, 2011, which are included as Annex A to this proxy statement.

Fibrek’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) , which differs from GAAP in certain material respects and thus may not be comparable to financial statements of United States companies.

In addition to historical information, the following review includes forward-looking information that involves risks, uncertainties and assumptions. Fibrek’s actual results and the timing of events could differ materially from those anticipated by these forward-looking statements as a result of many factors.

Unless specifically stated otherwise, all references in this section to 2011 and 2010 refer to Fibrek’s fiscal years ended December 31, 2011 and 2010, respectively.

Year ended December 31, 2011

According to the requirements of the Canadian Accounting Standards Board (“AcSB”), Fibrek has adopted IFRS issued by the IASB starting with its first interim financial report relating to its fiscal year beginning on January 1, 2011. As required by IFRS 1, First Time Adoption of International Financial Reporting Standards, IFRS accounting policies have also been applied in the preparation of an opening IFRS statement of financial position as at January 1, 2010. For purpose of comparison with 2011 results, the 2010 financial information has been restated from Canadian generally accepted accounting principles (“Canadian GAAP”) to IFRS (see “Changes in accounting policies – International Financial Reporting Standards”).

Non-IFRS Measures

References in this section to “EBITDA” are to earnings before depreciation, financial expenses and income and income taxes and also before other non-operating income and expense such as gain or loss on financial instruments, disposal of property, plant and equipment, impairment and foreign currency translation. EBITDA is not a recognized measure under IFRS and is unaudited. Fibrek’s management believes that this measure is useful supplemental information as it provides investors with an indication of cash generated prior to debt service, capital expenditures and income taxes. Investors should be cautioned, however, that this information should not be confused with or used as an alternative for net earnings determined in accordance with IFRS as an indicator of Fibrek’s performance or cash flows from operating, investing and financing activities as a measure of liquidity and cash flows. Fibrek’s method for calculating this information may differ from that used by other issuers and, accordingly, this information may not be comparable to measures used by other issuers. EBITDA shown in this section represents earnings before depreciation, financial expenses and income, other non-operating income and expense as well as income taxes in Fibrek’s financial statements for the year ended December 31, 2011.

2011 Highlights

•	Sales totalled C$537.7 million, a decrease of C$18.8 million when compared with sales of C$556.5 million in 2010.

•	EBITDA of C$41.3 million, down C$28.2 million from 2010.

•	Finished goods inventory write-down of C$4.6 million.

•	Other non-recurring events (Hydro-Quebec power failure and provincial-wide construction union walk-out during the major maintenance outage at Saint-Félicien) of C$2.0 million.

Impact of the Abitibi Bid

•	Fees related to the potential acquisition of a tissue company which was interrupted by the Abitibi Bid representing C$1.7 million for the year.

•	Fees related to the Abitibi Bid of C$2.0 million.

•	Triggered a need to conduct an impairment test which resulted in a C$63.0 million write-down of assets in the RBK segment.

Selected Annual Information

	Years ended December 31,
	2011	2010
	(in thousands of Canadian dollars except per share figures)
Sales volume (tonnes)
NBSK pulp	341,441	343,627
RBK pulp	346,481	368,538

Total	687,922	712,165

Sales
NBSK pulp	274,688	284,815
RBK pulp	263,002	271,724

Total	537,690	556,539

EBITDA(1)
NBSK pulp	43,841	56,315
RBK pulp	(2,582)	13,192

Total	41,259	69,507

Profit (loss) from operations
NBSK pulp	13,526	27,645
RBK pulp	(8,138)	7,377

Total	5,388	35,022

Impairment(2)	62,985	—
(Loss) earnings before income taxes	(64,098)	16,589

Net (loss) earnings	(64,031)	16,594
Net (loss) earnings per share
- Basic	(0.49)	0.15
- Diluted	(0.49)	0.12

Cash flows from operating activities	33,960	66,626
Capital expenditures	21,867	14,695

Total long-term financial liabilities(3)	117,669	84,674
Total assets	481,792	555,900

1)	Non-IFRS Measure. See “Non-IFRS Measures”.
2)	Triggered by the Abitibi Bid
3)	Includes current portion of the long-term debt.

The Pulp Market

NBSK Pulp

In the fourth quarter of 2011, the global NBSK market continued to suffer from declining prices in all markets. According to Resource Information Systems Inc. (“RISI”), prices for pulp delivered to both Northern Europe and North America decreased on a monthly basis through the fourth quarter, reaching a low of $825 per tonne in Northern Europe and $890 per tonne in North America. While the global NBSK shipment-to-capacity ratio reached 96% in December 2011, softwood shipments were 91% for the year, down from 93% in 2010. World deliveries of chemical pulp grew 3.5% in 2011, with shipments to China increasing by 30% and shipments to North America and Europe falling by 3.6% and 3.1% respectively. Therefore almost all of the global growth came from China.

Quarter over quarter, global softwood pulp inventories increased by four days reaching 36 days, while hardwood pulp inventories dropped eight days to 33 days. Overall, producer inventories fell by four days to 34 days.

Quarterly Average Market Pulp Price

NBSK Pulp delivered in Northern Europe and North America

	2011		$/tonne 2010		2009
	Northern Europe	North America	Northern Europe	North America	Northern Europe	North America
1st Quarter	960	970	860	880	585	673
2nd Quarter	1,017	1,025	957	993	602	645
3rd Quarter	980	993	980	1,000	693	733
4th Quarter	868	920	957	967	787	820
Year	956	977	938	960	667	718

Source: RISI

RBK Pulp

Recycled pulp demand decreased through the fourth quarter of 2011, mainly due to printing and writing market related downtime on green paper production and tissue sector substitution to cheaper hardwood kraft pulp.

Low hardwood kraft pulp prices combined with high wastepaper prices also prevented the RBK pulp from entering the short fiber commodity market.

Comparative Overview of Financial Results

Consolidated Results of Operations

	Years ended December 31,
	2011	2010
	(in thousands of Canadian dollars)
Sales	537,690	556,539
Cost of products sold	436,377	431,774
Delivery costs	42,165	41,494
Selling and administrative expenses	17,889	13,764

EBITDA(1)	41,259	69,507
Depreciation	35,871	34,485

Profit (loss) from operations	5,388	35,022
Financial expenses	11,380	17,336
Financial income	(192)	(30)
(Gain) loss on financial instruments	(3,492)	3,216
Loss on disposal of property, plant and equipment	390	74
(Gain) loss on foreign currency translation	(1,530)	3,381
(Gain) on settlement of a claim	(55)	(5,544)
Impairment(2)	62,985	—

(Loss) earnings before income taxes	(64,098)	16,589
Recovery of provision for income taxes	(67)	(5)

Net (loss) earnings	(64,031)	16,594

1)	Non-IFRS Measure. See “Non-IFRS Measures”.
2)	Triggered by the Abitibi Bid

Overview

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

In 2011, consolidated sales reached C$537.7 million, a decrease of C$18.8 million when compared with sales of C$556.5million in 2010. This reduction is mainly attributable to an unfavorable exchange rate for C$22.2 million and a lower sales volume for C$18.9 million, which were partially offset by higher pulp prices and a favorable sales mix for C$22.3 million.

Cost of products sold totalled C$436.4 million in 2011, an increase of C$4.6 million when compared with the corresponding period of 2010. This increase is primarily due to higher input prices, mainly wastepaper, and a write-down to net realizable value of finished products inventory, which was partially offset by a lower sales volume for C$15.4 million and the impact of the exchange rate on Fibrek’s US operating costs.

Delivery costs increased to C$61 per tonne in 2011, from C$58 per tonne in the corresponding period of 2010. The increase of C$3 per tonne when compared with 2010 results primarily from freight rate increases mainly due to fuel surcharges partly offset by the impact of a stronger Canadian dollar on Fibrek’s RBK transportation costs.

Selling and administrative expenses in 2011 totalled C$17.9 million, compared with C$13.8 million in the corresponding period of 2010. This increase is primarily attributable to higher consulting fees mainly related to efforts expended by Fibrek to seek out value maximizing alternatives to the Abitibi Bid as well as to a potential acquisition opportunity in the tissue sector, interrupted by the Abitibi Bid for a total of C$3.7 million.

EBITDA for 2011 was C$41.3 million (or 7.7% of sales), compared to C$69.5 million (or 12.5% of sales) for the corresponding period of 2010.

Depreciation amounted to C$35.9 million in 2011, compared with C$34.5 million in 2010.

As a result of the above, the profit from operations for 2011 amounted to C$5.4 million, a reduction of C$29.6 million as compared to last year’s operating profit of C$35.0 million.

Financial expenses decreased from C$17.3 million in 2010 to C$11.4 million in 2011. This C$5.9 million reduction results mainly from a lower debt level due to the redemption of the Debentures (as hereinafter defined), which reduced interest for 2011. In 2010, Fibrek wrote-off C$0.7 million of deferred financing fees following the repayment of the Old Credit Facilities (as hereinafter defined) and recorded lower interest accretion on Debentures of C$2.4 million. See “Liquidity and Capital Resources — Financing Activities”.

In 2011, gain on financial instruments amounted to C$3.5 million, compared with a loss on financial instruments of C$3.2 million in the corresponding period in 2010. In the first half of 2011, Fibrek redeemed its Debentures, resulting in a gain of C$2.8 million mainly related to the write-off of the accretion of the equity portion of the Debentures (see “Liquidity and Capital Resources — Financing Activities — Debentures”). Also, Fibrek recorded a gain of C$0.8 million following the sale of 236,226 shares of Abitibi in the first quarter of 2011. Such shares were allocated to Fibrek in partial settlement of the claim filed pursuant to the procedures undertaken by Abitibi under the Companies’ Creditors Arrangement Act, resulting in a gain on settlement of a claim totaling C$5.5 million in 2010. A minimal amount of common shares were reserved by Abitibi for the benefit of holders of disputed claims and could be distributed subsequently to unsecured creditors in accordance with the terms of the plan of reorganization.

In the first half of 2010, Fibrek recorded a loss on financial instruments of C$3.3 million related to the mark-to-market of the derivative portion of the Debentures.

Gain on foreign currency translation in 2011 totalled C$1.5 million, compared to a loss on foreign currency translation of C$3.4 million in 2010. This favorable variation of the foreign currency translation is mainly due to the revaluation, with the exchange rate at the end of each period, of accounts receivable and cash and cash equivalents denominated in US dollars.

In 2010, Fibrek recorded a gain on settlement of a claim totaling C$5.5 million related to the claim filed pursuant to the procedures undertaken by Abitibi under the Companies’ Creditors Arrangement Act, as discussed above.

In 2011, Fibrek recorded an impairment totaling C$63.0 million in the RBK segment. The Abitibi Bid triggered a need to conduct an impairment test which resulted in a C$63.0 million write-down of assets in the RBK segment.

A net loss of C$64.0 million was recorded in 2011, compared with net earnings of C$16.6 million in the corresponding period of 2010. The net loss per share amounted to C$0.49 (basic and diluted) in 2011, compared with net earnings per share of C$0.15 (C$0.12 diluted) in the corresponding period of 2010.

Results of the NBSK Segment

	Years ended December 31,
	2011	2010
	(in thousands of Canadian dollars)
Sales	274,688	284,815
Cost of products sold	200,636	200,934
Delivery costs	21,829	21,958
Selling and administrative expenses	8,382	5,608

EBITDA(1)	43,841	56,315
Depreciation	30,315	28,670

Profit from operations	13,526	27,645

(1)	Non-IFRS measure. See “Non-IFRS Measures”.

Sales for the year ended December 31, 2011 totalled C$274.7 million, compared with C$284.8 million for the corresponding period of 2010, representing a reduction of C$10.1 million. This reduction is attributable to a stronger Canadian dollar compared to the US currency for C$11.3 million and a lower sales volume for C$1.8 million, which were partly offset by higher pulp prices for C$3.0 million.

According to RISI, NBSK market pulp price (for pulp delivered in North America) was higher by $17 per tonne or 2% on average during 2011 when compared with 2010. The increase in NBSK average market pulp price was more than offset by a stronger Canadian dollar when compared with 2010, resulting in an average sales price of C$967 per tonne, C$22 per tonne below the average sales price recorded in 2010.

The NBSK pulp sales volume totalled 341,441 tonnes in 2011, a reduction of 2,186 tonnes when compared with 343,627 tonnes for the corresponding period of 2010.

During 2011, 11% of Fibrek’s sales of NBSK pulp were realized in Canada, 70% in the United States, 14% in Europe and 5% in other regions. Over the same period last year, these percentages were 14%, 62%, 21% and 3%, respectively.

Sales made to the top five NBSK pulp customers in 2011 totalled C$187.8 million, or 68% of total NBSK pulp sales. Last year, sales made to the top five NBSK pulp customers amounted to C$189.4 million, or 67% of total NBSK pulp sales.

Production at the Saint-Félicien Mill during the year ended December 31, 2011 totalled 356,043 tonnes, compared with 339,701 tonnes in 2010. The increase in production volume was due to an increase in productivity mainly related to the machine press installed in November 2010.

On a per tonne basis, cost of products sold in 2011 remained at the same level compared with the same period of 2010. Higher chemical and energy costs as well as a finished good inventory write-down were offset by lower wood fiber costs as well as lower fixed costs per tonne attributable to better productivity.

Delivery costs of C$64 per tonne in 2011 are at the same level as for the corresponding period of 2010.

Results of the RBK Segment

	Years ended December 31,
	2011	2010
	(in thousands of Canadian dollars)
Sales	263,002	271,724
Cost of products sold	235,741	230,840
Delivery costs	20,336	19,536
Selling and administrative expenses	9,507	8,156

EBITDA(1)	(2,582)	13,192
Depreciation	5,556	5,815

(Loss) profit from operations	(8,138)	7,377

1)	Non-IFRS Measure. See “Non-IFRS Measures”.

For the year ended December 31, 2011, the RBK pulp segment recorded sales of C$263.0 million, compared with C$271.7 million for the corresponding period of 2010. This reduction of C$8.7 million is mainly attributable to a lower sales volume for C$16.7 million and an unfavorable exchange rate for C$10.9 million, which were partly offset by higher net realized pulp prices for C$18.9 million.

The RBK pulp sales volume reached 346,481 tonnes in 2011, compared with 368,538 tonnes for 2010. In 2011, RBK pulp average sales prices increased by 7% (3% when translated in Canadian dollars) compared with 2010.

During 2011, 86% of RBK pulp sales were realized in the United States, 10% in Europe and 4% in other regions. Over the same period last year, these percentages were 80% in the United States, 10% in Europe and 10% in other regions.

Sales to the top five RBK pulp customers totalled C$133.7 million or 51% of the sales for the RBK pulp segment during 2011. Last year, sales made to the top five RBK pulp customers amounted to C$114.4 million, or 42% of total RBK pulp sales.

Production at the Fairmont and Menominee mills totalled 370,822 tonnes in 2011, compared with 360,543 tonnes in 2010. The increase in production volume was due to improved productivity in 2011.

On a per tonne basis, cost of products sold for 2011 increased by 9%, compared with the same period of 2010. Wastepaper price increases represented almost the total of the increase. Other factors, such as a finished goods inventory write-down, were partly offset by the impact of the stronger Canadian dollar on the US dollar mills’ costs.

Delivery costs increased to C$59 per tonne in 2011, from C$53 per tonne in the corresponding period of 2010. The increase of C$6 per tonne results mainly from freight rate increases mainly due to fuel surcharge, partly offset by the impact of a stronger Canadian dollar compared to the US currency.

Liquidity and Capital Resources

Fibrek generates substantially all of its cash through the sale of NBSK pulp produced at the Saint-Félicien Mill and of RBK pulp produced at the Fairmont and Menominee mills. The amount of cash generated is therefore dependent upon prevailing market NBSK and RBK pulp prices and sales volume as well as exchange rates. Market NBSK and RBK pulp prices and sales volume vary according to prevailing general economic conditions.

To the extent necessary, Fibrek can also draw on the unused portion of its ABL Credit Facility (as defined under “Financing Activities — Credit Facilities”) to fund liquidity needs for inventory and accounts receivable.

The principal liquidity requirements are for working capital (such as wood fiber, wastepaper, pulp inventory, chemicals, natural gas and accounts receivable), capital expenditures and interest payments on short and long-term debt. Since September 30, 2011, Fibrek has had an increased need for liquidity given (i) the recent costs associated with its strategic alternatives review process in response to the Abitibi Bid, (ii) the high level of RBK pulp inventories and lower than anticipated sales which have resulted in a five-week market-related shutdown of the Fairmont mill effective February 20, 2012, (iii) capital expenditures required in connection with Fibrek’s power generation initiatives in Saint-Félicien, and (iv) costs associated with growth and diversification opportunities, such as the interrupted tissue company acquisition. The C$32.3 million proceeds from the Special Warrants will be used by Fibrek to reduce the amount drawn on its ABL Credit Facility.

Operating Activities

	Years ended December 31,
	2011	2010
	(in thousands of Canadian dollars)
Cash flows from operating activities before changes in non-cash working capital items	40,832	64,432
Changes in non-cash working capital items	(6,872)	2,194

Cash flows from operating activities	33,960	66,626

Cash flows from operating activities for 2011 totalled C$34.0 million, compared with cash flows from operating activities of C$66.6 million for 2010. The reduction in cash flows from operating activities is due to lower operating results and to the increase in non-cash working capital. The increase of C$6.9 million in operating working capital is mainly due to an increase in inventories, mainly finished goods, partly offset by a reduction in accounts receivable and an increase in accounts payable.

Investing Activities

	Years ended December 31,
	2011	2010
	(in thousands of Canadian dollars)
Other assets	(100)	290
Addition to property, plant and equipment	(21,415)	(19,649)
Proceeds from disposal of property, plant and equipment	20	16
Proceeds from disposal of financial instrument	6,307	—

Cash flows used in investing activities	(15,188)	(19,343)

Cash flows used in investing activities for 2011 totalled C$15.2 million, compared with C$19.3 million in 2010.

Capital Expenditures

On an accrual basis, capital expenditures for Fibrek’s mills totalled C$21.9 million (net of C$13.0 million of grants) for the year ended December 31, 2011, compared with C$14.7 million (net of C$6.8 million of grants) for the corresponding period of 2010.

Capital expenditures at the Saint-Félicien Mill totalled C$17.8 million (net of C$13.0 million of grants) in the year ended December 31, 2011, compared with C$10.5 million (net of C$6.8 million of grants) for the corresponding period of 2010. In 2011, the investments for the Saint-Félicien mill consisted mainly of work in connection with the third turbo generator group as well as asset maintenance expenditures. In 2010, the investments for the Saint-Félicien mill consisted mainly of the installation of a new machine press and work in connection with the third turbo generator group as well as asset maintenance expenditures.

In connection with a 9.5 MW electricity sales contract concluded with Hydro-Québec, the Saint-Félicien mill will be adding a third turbogenerator group to its existing co-generation plant. Tie-in works have been completed during the October annual outage. The project is currently on budget and on schedule for a start up in December 2012. Until now, most of this project has been funded by grants received under the Canadian Government’s Green Transformation Program (the “Green Transformation Program”).

As mentioned above, in November 2010, the Saint-Félicien mill installed a new machine press, during the regular major maintenance shutdown, to increase production and improve energy efficiency at the mill. This project is energy efficient since the pulp contains less water prior to the drying stage. This project qualified under the Green Transformation Program and benefited from the grant.

Capital expenditures at the Fairmont and Menominee mills totalled C$4.1 million for the year ended December 31, 2011, compared with C$4.2 million for the corresponding period of 2010. In both 2011 and 2010, the investments for the Fairmont and Menominee mills consisted mainly of asset maintenance expenditures.

In 2012, the capital investment program provides for expenditures of C$30.0 million (net of grants), of which C$10.5 million is required for asset maintenance and carry forward projects. Since the adoption of IFRS, major maintenance programs are included in capital assets.

Total capital expenditures assume that future cash flows will be sufficient to cover such expenditures and that no extraordinary event will require increased capital expenditures.

Financing Activities

	Years ended December 31,
	2011	2010
	(in thousands of Canadian dollars)
Borrowings under the Term Loan	—	75,646
Borrowings under the ABL Credit Facility	72,805	10,427
Borrowings under the Investment Quebec loan (PSIF)	—	978
Reimbursement of long-term debt (including the ABL Credit Facility)	(41,474)	(160,132)
Share issuance costs	—	37,928
Redemption of Debentures	(51,749)	—
Refinancing fees	—	(2,062)
Interest paid	(9,247)	(12,501)

Cash flows used in financing activities	(29,665)	(49,716)

Cash flows used for financing activities totalled C$29.7 million for 2011, compared with C$49.7 million for the corresponding period of 2010.

In 2011, Fibrek used C$36.0 million from its ABL Credit Facility to redeem the Debentures, of which C$33.0 million was reimbursed, and made scheduled mandatory repayments of C$2.3 million.

In 2010, Fibrek repaid the Old Credit Facilities and initially borrowed, under the New Credit Facilities (as hereinafter defined), C$78 million from the Term Loan as well as $10 million under the ABL Credit Facility which was repaid before the end of 2010 (see “Credit Facilities”).

In 2010, scheduled mandatory reimbursements of C$1.2 million were made on the Old Term Facility, the Term Loan and the PSIF loan.

Credit Facilities

On July 16, 2010, Fibrek completed a series of transactions intended to, among other things, refinance the Old Credit Facilities (the “Refinancing Transactions”). The Refinancing Transactions were comprised of:

•	a five-year secured term loan for an amount of C$78 million (the “Term Loan”) bearing interest at a rate of 8.25% per year;

•	a C$75 million three-year asset-based secured revolving credit facility (the “ABL Credit Facility” and, collectively with the Term Loan , the “New Credit Facilities”); and

•	a C$40 million (gross proceeds) Rights Offering (see “Financing Activities—Rights Offering”).

Pursuant to the Refinancing Transactions, Fibrek repaid its old revolving facility maturing on October 30, 2010 (the “Old Revolving Facility”) and its old term facility maturing on October 30, 2012 (the “Old Term Facility” and together with the Old Revolving Facility, the “Old Credit Facilities”).

Term Loan

The Term Loan provides for a five-year secured term loan in a principal amount of C$78 million and is to be repaid in quarterly installments at a rate of approximately 1% per annum of the original principal amount thereof, with the balance due and payable at maturity, on July 15, 2015. The Term Loan bears interest at a rate of 8.25% per year, which is payable quarterly.

All obligations in respect of the Term Loan are secured by:

•

a first ranking hypothec and first priority security interest on all the assets, movable and immovable, present and future, of Fibrek and its subsidiaries, with the exception of accounts receivable, inventory and assets relating thereto; and

•

a second ranking hypothec and second priority security interest on all of the existing and subsequently acquired accounts receivable, inventory and assets relating thereto of Fibrek and its subsidiaries.

The Term Loan contains certain covenants and events of default customary to borrowings of this nature, including a requirement for Fibrek to maintain at all times certain minimum levels of supply under wood fiber and wastepaper supply agreements. The Term Loan also requires Fibrek to maintain certain customary financial ratios, namely an interest coverage ratio of not less than 2.0x at all times and a total debt to capitalization ratio of not more than 40% until December 31, 2011, 37.5% in 2012 and 35% thereafter. The Term Loan also provides for a quarterly mandatory repayment of C$187,500 which started on September 30, 2010.

ABL Credit Facility

The ABL Credit Facility provides for an initial term of three years for an amount of up to C$75 million. The amount available to be drawn under the ABL Credit Facility varies from time to time based on Fibrek’s eligible accounts receivable and inventory levels. On August 3, 2011, as provided under the ABL Credit Facility, the term was extended for an additional year, bringing the maturity to July 16, 2014.

The obligations under the ABL Credit Facility are secured by:

•

a first ranking hypothec and first priority security interest on all of the existing and subsequently acquired accounts receivable, inventory and assets relating thereto of Fibrek and its subsidiaries; and

•

a second ranking hypothec and second priority security interest on all the assets, movable and immovable, present and future, of Fibrek and its subsidiaries, other than the above-mentioned accounts receivable, inventory and assets related thereto.

Borrowing availability under the ABL Credit Facility is limited to the lesser of:

•	the sum of:

•	85% of Fibrek’s net amount of eligible accounts receivable plus

•	the lesser of:

•	75% of Fibrek’s net amount of eligible raw materials, eligible finished goods inventory and eligible in-transit inventory, or

•	85% of the net orderly liquidation value of eligible raw materials, eligible finished goods inventory and eligible in-transit inventory, or

•	C$75 million.

At Fibrek’s option, all Canadian dollar denominated loans under the ABL Credit Facility bear interest at a rate based either on a “Canadian Prime Rate” or the applicable bankers’ acceptance rate, plus a margin in each case. All US dollar denominated loans under the ABL Credit Facility bear interest at a rate based either on LIBOR or the US Base Rate, plus a margin in each case.

The ABL Credit Facility contains certain covenants and events of default customary to borrowings of this nature. The ABL Credit Facility also provides for certain springing financial covenants depending on the net amount available to draw. Should these covenants be triggered, the ABL Credit Facility would require Fibrek to maintain a fixed charge coverage ratio of not less than 1.2x and would put some limitations on capital expenditures.

Financial covenant ratios

The New Credit Facilities require Fibrek to maintain certain financial ratios as described above. Certain ratios, such as the interest coverage and fixed charge coverage ratios, are based on the previous twelve months financial information. For the twelve-month period ended December 31, 2011, Fibrek’s ratios were as follows:

Financial Covenant Ratios

	Twelve-month period ended December 31, 2011
	Actual	Covenant
Term Loan
Interest Coverage Ratio	5.1 : 1.0	2.0 : 1.0
Total Debt-to-Capitalization(1)	23.1%	40.0%

(1)	The Term Loan provides that up to C$150 million of reduction in equity may be excluded from the calculation of the total Debt-to-Capitalization, following adoption of IFRS.

Old Credit Facilities

On October 30, 2006, SFK Pulp Finco Inc. and SFK Pulp Recycling U.S. Inc., as borrowers, entered into a credit agreement (the “Old Credit Agreement”) with a syndicate of institutional investors (for the Old Term Facility) and a syndicate of Canadian financial institutions and one institutional investor (for the Old Revolving Facility) (collectively, the “Old Lenders”) pursuant to which the Old Lenders made available (i) the US equivalent of a C$200 million senior secured term facility to both SFK Pulp Finco Inc. and SFK Pulp Recycling

U.S. Inc. (the “Old Term Facility”), and (ii) a C$55 million senior secured revolving credit facility to SFK Pulp Finco Inc. and SFK Pulp Recycling U.S. Inc. (the “Old Revolving Facility” and, together with the Old Term Facility, the “Old Credit Facilities”).

On July 16, 2010, the Old Term Facility and the Old Revolving Facility were repaid in full.

Credit Rating

Fibrek has a corporate family rating of B2 and a B1 rating on its senior secured credit facilities from Moody’s Investors Service. A rating is not a recommendation to buy, sell or hold investments, and may be subject to revision or withdrawal at any time by the relevant rating agency.

Rights Offering

Following completion of the conversion of the Fund into Fibrek pursuant to a court approved arrangement, Fibrek filed a short form prospectus qualifying the distribution of rights to subscribe for and purchase Fibrek Shares in the capital of Fibrek for gross proceeds of C$40 million (the “Rights Offering”). On July 16, 2010, Fibrek issued an aggregate of 39,602,848 Fibrek Shares pursuant to the Rights Offering, of which:

•	28,057,068 were issued upon the exercise of the basic subscription privilege;

•	2,996,274 were issued pursuant to the additional subscription privilege; and

•	8,549,506 were issued under a standby purchase agreement with Fairfax.

Immediately following completion of the Rights Offering, Fairfax owned approximately 25.85% of the issued and outstanding Fibrek Shares. Pursuant to the standby purchase agreement, Fibrek paid standby fees of C$400,000 to Fairfax.

The net proceeds of this transaction, representing C$37.9 million, were used to reduce Fibrek’s debt.

Debentures

On September 7, 2006, SFK Pulp Fund (the “Fund”) issued debentures (the “Debentures”) in an aggregate principal amount of C$51,750,000 (including the over-allotment option) by way of a public offering. The obligations of the Fund under the Debentures were assumed by Fibrek as part of the plan of arrangement to convert the Fund into Fibrek.

The Debentures, which were to mature on December 31, 2011, bore interest at an annual rate of 7% payable semiannually on September 30 and December 31 of each year.

Redemption of Debentures

On February 28, 2011, Fibrek completed the partial redemption of its Debentures for an aggregate principal amount of C$25,874,000. Fibrek paid to the holders of redeemed Debentures a redemption price equal to the principal amount of the redeemed Debentures, plus accrued and unpaid interest up to but excluding the redemption date, for a total of C$26,161,719.

On June 28, 2011, Fibrek completed the redemption of the last portion of its Debentures for an aggregate principal amount of C$25,875,000. Fibrek paid to the holders of redeemed Debentures a redemption price equal to the principal amount of the redeemed Debentures, plus accrued and unpaid interest up to but excluding the redemption date, for a total of C$26,758,373.

Fibrek used available funds to pay the redemption price of the redeemed Debentures.

PSIF

On February 23, 2007, Fibrek obtained a C$6 million interest-free loan from Investissement Québec through the Soutien à l’industrie forestière program (“PSIF”) to support investment in the forest industry. Under the loan agreement, Fibrek must comply with certain restrictive covenants, including the requirement to meet certain financial ratios which are less onerous on Fibrek than those of the New Credit Facilities. This loan allowed the Saint-Félicien mill to modernize its facilities through, among other things, the upgrading of its unbleached pulp washing technology.

The loan contains a mandatory repayment schedule of C$125,000 per month which started on December 31, 2010. As at December 31, 2011, the amount outstanding was C$4,375,000.

Special Warrants

In addition to the Support Agreement, on February 9, 2012, Fibrek and Mercer entered into the Special Warrant Agreement pursuant to which 32,320,000 Special Warrants will be issued at a price of C$1.00 per Special Warrant for total subscription proceeds of C$32,320,000.

Dividends

No dividends were declared for the years ended December 31, 2011 and 2010.

Financial Position

	As at December 31,
	2011	2010
	(audited)
	(in thousands of Canadian dollars)
Cash and cash equivalents	5,576	16,421
Accounts receivable	63,294	68,424
Inventories	99,868	77,187
Property, plant and equipment	307,553	382,609
Total Consolidated assets	481,792	555,900
Accounts payable and accrued liabilities	66,488	56,064
Debentures	—	49,609
ABL Credit Facility	34,789	—
Long-term debt	80,864	82,798
Equity	257,095	335,273

Accounts receivable decreased by C$5.1 million mainly due to lower pulp sales volume when compared to December 31, 2010.

Total inventories increased by C$22.7 million, mainly due to an increase in finished goods inventory.

The decrease in property, plant and equipment results mainly from an impairment of C$63.0 million triggered by the Abitibi Bid and the depreciation expense recorded in 2011.

The increase in accounts payable and accrued liabilities is mainly due to higher prices for raw materials.

The Debentures were redeemed in the first half of 2011.

The increase of the amount drawn under the ABL Credit Facility was mainly required to support working capital needs and to redeem the Debentures.

The reduction in long-term debt is a result of the mandatory repayments. See “Liquidity and Capital Resources – Financing Activities – Credit Facilities”.

Impairment of Long-Lived Assets

Assets that are subject to depreciation are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. For the purpose of assessing impairment, assets are grouped at the lowest level for which cash flows are separately identifiable, namely cash generating unit (“CGU”).

Basis of Assumptions When Estimating Value in Use

The estimation of recoverable amount is based on assumptions regarding the future development of several factors. These include pulp prices, sales volumes, input prices (woodchips, wastepaper, energy, chemicals, etc.), capital expenditures and currency rates. Generally, pulp price assumptions used are those published by an independent firm unless judged too optimistic by Fibrek’s management. The net present value is calculated through discounting the expected cash flows using a weighted average cost of capital (“WAAC”) appropriate for the CGU. The WACC is essentially composed of an estimated return on equity and market interest rates on debt for similar companies adjusted for a risk relevant to Fibrek. When calculating value in use at the end of 2011, the discount rate was 12.0% for both CGUs.

Cash flow is calculated individually for five years for each CGU and a normalized trend thereafter.

Impairment Charge in 2011

The Abitibi Bid filed on December 15, 2011 was an indication for management to perform an impairment test. Consequently, Fibrek has reviewed its assumptions to estimate future cash flows for both CGUs, the NBSK and RBK segments. As a result of these tests, an impairment loss of C$63.0 million was recognized on the RBK segment.

Outstanding Securities

As at December 31, 2011, there were 130,075,556 Fibrek Shares outstanding and 3,161,092 options outstanding. As at February 27, 2012 there were no change in the number of Fibrek Shares and options outstanding.

Financial Instruments and Other Instruments

Fibrek’s financial instruments consist of cash and cash equivalents, accounts receivable, investment at fair value through profit or loss, accounts payable, derivative instruments, current and long-term debt. The table below presents the major assumptions for these financial instruments.

Financial instruments	Assumptions
Cash and cash equivalents Accounts receivable Accounts payable	Fair value is equal to book value due to the short term maturity nature of the instrument.

Investment at fair value through profit or loss Financial instruments	Fair value is equal to last trading value of the period on public financial markets.

ABL Credit Facility Term Loan

Fair value is calculated using the same terms and conditions as at period-end except, for interest rates used for discounting purposes, as follows :

a)      Future interest payments, for the ABL Credit Facility, are calculated based on rates that are effective at year-end since the related debts are at variable rates. Future interest payments, for the Term Loan, are calculated based on the loan agreement.

b)      Future repayments are the same as required in the agreements.

c)      Interest rates used for discounting represent rates that Fibrek would have had at period-end

PSIF – Investissement Québec	Fair value is determined by discounting future cash flows assuming that Fibrek would have had the cash from its current facilities at period-end.

In accordance with its hedging policy, Fibrek uses financial instruments on a case-by-case basis to cover itself against exchange rate fluctuations for specific minimal spot pulp sales. As at December 31, 2011, Fibrek had no hedging position relating to foreign exchange.

Fibrek may also hedge the price of up to 50% of its gas consumption for 12 months in advance. As at December 31, 2011, Fibrek had no hedging position relating to gas prices.

Fibrek is also exposed to credit risks on the accounts receivable from its customers. In order to reduce these risks, Fibrek has adopted policies which include reviews of new customers’ credit history before extending credit and the conduct of regular reviews of existing customers’ credit performance. As at December 31, 2011, only one customer represented more than 10 % of Fibrek’s total accounts receivable.

Off-Balance Sheet Arrangements

Operating Leases

As at December 31, 2011, Fibrek had C$4.3 million in outstanding commitments under various leases for warehouses, office spaces and equipment over the next five years.

Contractual Obligations

Fibrek enters into contractual obligations in the normal course of business for the purchase of raw materials, including wood fiber, bark, wastepaper, natural gas and chemicals, as well as for transportation of its products. The majority of the agreements to purchase goods or services entered into by Fibrek do not provide for fixed or minimum quantities to be purchased, however certain of these agreements contain exclusivity provisions. All purchase obligations were estimated using current consumption of Fibrek and current market prices, except for the transportation portion of the gas supply agreement described in note 17 to Fibrek’s financial statements for the year ended December 31, 2011, attached as Annex A to this proxy statement.

As at December 31, 2011, Fibrek’s contractual obligations were as follows:

	Total	2012	2013 2014	2015 2016	2017 & thereafter
	(in thousands of Canadian dollars) (unaudited)
Debt(1)
Term Loan	76,898	750	1,500	74,648	—
ABL Revolving Credit Facility	34,789	—	34,789	—	—
PSIF – Investissement Quebec	4,375	1,500	2,875	—	—
Finance lease obligations	5,660	902	1,852	1,920	986
Operating leases	4,323	1,946	1,965	412	—
Purchase obligations
Capital expenditures	6,419	6,419	—	—	—
Natural gas	553	305	248	—	—
Other obligations
Trade and other payables	66,488	66,488	—	—	—
Landfill closure liability	125	125
Employee benefits	6,803	6,803

Total contractual obligations	206,433	85,238	43,229	76,980	986

1)	Principal amount.

As at December 31, 2011, commitments of Fibrek related to the co-generation project amounted to C$5.6 million, a portion of which will be funded with grants from the Canadian Green Transformation Program.

Landfill closure liability and employee benefits represent contribution for the following year only. Other years are not presented as the amounts could fluctuate significantly due to the variation of future performance and change in assumptions.

Although there can be no assurance, for 2012 and the foreseeable future, Fibrek’s management expects cash flows from operating activities and from other sources of financing to be sufficient to meet Fibrek’s current contractual obligations. The foregoing assumes that pulp prices, sales volume and exchange rates will not significantly deteriorate, that operating, wood fiber, wastepaper and chemical costs will not increase materially, that wood fiber and wastepaper deliveries will be sufficient to fulfill its mills’ requirements and that no extraordinary event will require increased capital expenditures.

Guarantees

In the normal course of business, Fibrek enters into agreements which contain features meeting the definition of a “guarantee” as defined by IFRS. These are customary in the industry.

Fibrek has entered into agreements which provide for indemnification provisions for its directors, trustees and officers against expenses including legal fees, judgments, fines and any amount actually and reasonably incurred by them in connection with any action, suit or proceeding in which they are sued as a result of their service, subject to certain provisions. Fibrek purchases directors’ and officers’ liability insurance.

In connection with the Rights Offering, Fibrek entered into a dealer manager agreement with TD Securities Inc., and a stand-by purchase agreement with Fairfax, whereby Fibrek may have to indemnify the parties to these agreements with respect to the representations and warranties made.

Under the terms of the ABL Credit Facility, Fibrek agreed to indemnify, hold harmless and defend the lender, as agent for the lenders, from and against any and all losses, liabilities, claims, damages and expenses arising out of, in connection with or as a result of, among other, (i) the ABL Credit Facility and related loan documents, including the use of the proceeds and compliance with or enforcement by the lender of its rights thereunder, (ii) any contractual obligations entered into by Fibrek, (iii) the role of the lender in any actual or prospective investigation, litigation or other proceeding relating to the ABL Credit Facility, and (iv) the breach of any environmental legislation.

Under the terms of the Term Loan, Fibrek agreed to indemnify the lender for any costs resulting from (i) any change of law having affected the lender’s costs or revenues with respect to the Term Loan, (ii) an event of default, and (iii) a breach of any applicable law, including any environmental legislation.

The Support Agreement entered into by Fibrek and Mercer contains, among other things, a termination fee of C$8.5 million payable by Fibrek in certain circumstances, including the acceptance of an unsolicited superior proposal from a third party. Furthermore, unless such termination fee is paid and provided that Mercer has not materially breached any covenant or other obligation under the Support Agreement, Mercer shall be entitled to an expense reimbursement payment of C$2.0 million.

In connection with the Special Warrant Agreement entered into by Fibrek and Mercer, Fibrek may have to indemnify Mercer with respect to the representations and warranties made.

No amount has been accrued in Fibrek’s financial statements with respect to the foregoing guarantees and indemnities. The nature of these guarantees and indemnities prevents Fibrek from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties, if any.

Changes in Accounting Policies

The consolidated financial statements of Fibrek are prepared in accordance with IFRS. Fibrek has identified the accounting policies that are critical to the understanding of Fibrek’s operations and financial results in Fibrek’s consolidated financial statements and the notes thereto for the year ended December 31, 2011.

International Financial Reporting Standards

For interim and annual financial statements relating to the fiscal year beginning on or after January 1, 2011, the AcSB has confirmed that IFRS replaces Canadian GAAP for publicly accountable enterprises.

Accordingly, Fibrek adopted accounting policies consistent with IFRS beginning with the interim financial report for the quarter ended March 31, 2011. Fibrek’s 2011 interim financial reports and annual financial statements includes comparative 2010 financial statements, adjusted to reflect any changes in accounting policies resulting from the adoption of IFRS.

Impact of Adopting IFRS on the Organization

The board of directors and audit committee of Fibrek have been regularly updated on the progress of the IFRS implementation plan, with specific information regarding the changes to significant accounting policies.

As part of its analysis of the changes to significant accounting policies, the implementation team have made necessary modifications required to its accounting systems and business processes. Changes to systems, processes and controls were minimal.

No contractual arrangements were impacted by the changes to significant accounting policies.

Impact of Adopting IFRS on Internal Controls over Financial Reporting

The changes to accounting policies and business processes had minimal impact on Fibrek’s internal controls over financial reporting.

Fibrek has augmented certain existing controls and procedures to include the ongoing activities of the IFRS transition plan.

First-time adoption of IFRS

The adoption of IFRS requires the application of IFRS 1 First-time Adoption of International Financial Reporting Standards (IFRS 1), which provides guidance for an entity’s initial adoption of IFRS. IFRS 1 generally requires retrospective application of IFRS effective at the end of the entity’s first annual IFRS reporting period. However, IFRS 1 also provides certain optional exemptions and mandatory exceptions to this retrospective treatment.

Fibrek has applied the following optional exemptions in the preparation of its opening IFRS statement of financial position as at January 1, 2010, Fibrek’s “Transition Date”:

•	To elect to recognize in opening equity all cumulative actuarial gains and losses related to its defined benefit pension plans at the Transition Date.

•

To elect not to apply retrospective treatment to certain aspects of International Accounting Standard (IAS) 21 The Effects of Changes in Foreign Exchange Rates, and deem the cumulative translation differences for all foreign operations to be zero at the Transition Date.

•

To apply IFRIC 1 Changes in Existing Decommissioning, Restoration and Similar Liabilities prospectively from the Transition Date. IFRIC 1 provides guidance regarding the treatment of changes in decommissioning, restoration and similar liabilities, such as Fibrek’s landfill closure liability.

•

To apply IAS 23 Borrowing Costs prospectively from the Transition Date. IAS 23 requires the capitalization of borrowing costs directly attributable to the acquisition, production or construction of certain assets.

•	To apply IFRS 2 Share-based Payment retrospectively only to equity instruments that were issued after November 7, 2002 and had not vested by the Transition Date.

•	To apply IFRS 3 Business Combinations prospectively from the Transition Date, therefore not restating business combinations that took place prior to the Transition Date.

•

To apply the transition provisions of IFRIC 4 Determining whether an Arrangement Contains a Lease, therefore determining if arrangements existing at the Transition Date contain a lease based on the circumstances existing at that date.

IFRS 1 does not permit changes to estimates that have been made previously. Accordingly, estimates used in the preparation of Fibrek’s opening IFRS statement of financial position as at the Transition Date are consistent with those made under Canadian GAAP.

Impact of Adopting IFRS on Fibrek’s Financial Statements

Adoption of IFRS resulted in certain changes to significant accounting policies. Below is a reconcilation of the December 31, 2009 balance sheet under Canadian GAAP to the opening IFRS statement of financial position as at January 1, 2010 and a reconciliation of the statements of earnings for the year of 2010.

Reconciliation of the opening statement of financial position

	note	December 31, 2009 (Canadian GAAP)	Transition adjustment	January 1, 2010 (IFRS)
		(in thousands of Canadian dollars)
Assets
Current assets
Cash and cash equivalents		19,174	—	19,174
Trade and other receivables		53,424	—	53,424
Inventories	c	79,003	(748)	78,255
Prepaid expenses		4,036	—	4,036

		155,637	(748)	154,889

Deferred financing fees		421	—	421
Property, plant and equipment	a,b	542,360	(134,918)	407,442
Intangible assets	a	395	(86)	309
Other assets		856	—	856

		699,669	(135,752)	563,917

Liabilities
Current liabilities
Trade and other payables		45,213	—	45,213
Landfill closure liability		445	—	445
Derivative instruments		113	—	113
Current portion of long-term debt		36,682	—	36,682

		82,453	—	82,453

Debenture derivative at fair value through profit or loss	d	—	859	859
Landfill closure liability	e	2,075	1,091	3,166
Employee benefits	f	14,022	10,538	24,560
Convertible unsecured subordinated debentures		47,696	—	47,696
Long-term debt		118,776	—	118,776

		265,022	12,488	277,510

Equity
Unitholders’ capital		658,609	—	658,609
Equity component of Debentures	d	6,242	(6,242)	—
Accumulated other comprehensive income	g	(4,704)	4,704	—
Deficit		(225,500)	(146,702)	(372,202)

		434,647	(148,240)	286,407

		699,669	(135,752)	563,917

Reconciliation of the statements of earnings

Notes:

a)	Impairment of Assets

IFRS requires a write-down of assets if the recoverable amount (defined as the higher of the fair value less costs to sell and the value in use of a group of assets) is less than its carrying value. Value in use is determined using discounted estimated future cash flows. Under Canadian GAAP a write-down to estimated fair value was required only if the undiscounted estimated future cash flows of a group of assets were less than its carrying value.

While no impairment of assets existed at December 31, 2009 under Canadian GAAP, retrospective application of changes in its accounting policy on adoption of IFRS resulted in the recognition of an impairment of C$137.0 million at January 1, 2010. Recognition of the impairment resulted in a corresponding decrease in the carrying value of Fibrek’s capital assets as well as in equity as well as a reduction of depreciation in the statement of earnings starting in 2010.

b)	Property, Plant & Equipment (“PP&E”)

IAS 16 Property, Plant and Equipment (“IAS 16”) requires Fibrek to choose, for each class of capital assets, between the cost model or the revaluation model. Under the revaluation model, an item of PP&E is carried at its revalued amount, being its fair value at the date of the revaluation less any accumulated depreciation and accumulated impairment losses. Fibrek selected the cost model in accounting for its capital assets, which is consistent with Canadian GAAP.

Other aspects of IAS 16, while similar to Canadian GAAP, include some differences that requires a change in accounting policies. These differences include the accounting for significant components that are recorded and depreciated separately. The retrospective application of this change in accounting policy resulted in a reduction of the carrying value of its capital assets of C$2.7 million.

Also, IAS 16 requires major inspections and overhauls to be accounted as a separate component of PP&E. Fibrek has determined that, under IFRS, a significant part of its major maintenance program qualifies as a separate component of PP&E. As at January 1, 2010 the carrying value of PP&E was increased by C$4.7 million and a reduction of cost of product sold in the statement of earnings starting in 2010.

The net impact of the recognition of these two accounting policies resulted in a decrease in equity as well as an increase in depreciation in the statement of earnings starting in 2010.

c)	Inventories

The retrospective application of changes in accounting policies described above for PP&E resulted in a reduction of the finished goods inventory value by C$0.7 million with a corresponding decrease in equity as well as impacting cost of product sold in the statement of earnings starting in 2010.

d)	Equity component of Debentures

Prior to the conversion of SFK Pulp Fund into a corporate structure, holders of the Fund’s units held certain redemption rights. Under Canadian GAAP, the units were considered to be equity instruments. Under IFRS the Fund’s units met the definition of a liability. However, by meeting certain conditions, the units were eligible for an exception that allowed classification as equity.

Under Canadian GAAP, the Debentures were considered a compound financial instrument with debt and equity components. Under IFRS however, while the units themselves were classified as equity, they met the definition of liability and, as a result, the conversion feature of the Debentures is prevented from being classified as equity.

Changes in Fibrek’s accounting policies to reflect this difference resulted in the equity component of the Debentures to be accounted for as a derivative liability and mark-to-market at the end of each reporting period. Consequently a derivative liability of C$0.9 million representing the convertible feature was recognized as at January 1, 2010.

When the conversion was completed on May 25, 2010, the holders of the Units became the shareholders of Fibrek. Unlike the holders of units of the Fund, shareholders do not have redemption rights. As such, the shares meet the definition of equity instruments under IFRS. Due to the fact that the shares, unlike the units of the Fund, do not rely on the exception to be classified as equity, the Debentures are considered a compound financial instrument with both debt and equity components. As such, the deriviative liablity was reclassified in equity as a separate component of the Debentures.

e)	Landfill closure liability

IFRS requires the discount rate used to measure the landfill closure liability to be based on current interest rates, adjusted to reflect the risks specific to the liability. Canadian GAAP required the liability to be discounted using a credit-adjusted risk-free rate.

Fibrek has changed its accounting policy to reflect the IFRS requirements; retrospective application of this change resulted in an increase in the landfill closure liability of C$1.1 million.

IFRS requires the landfill closure liability to be adjusted each period to reflect current estimates of the obligation, and any change in the appropriate discount rate. Under Canadian GAAP, no changes to the measurement of the liability were made if the only change was to the discount rates. In addition, the discount rate was only adjusted to the appropriate current rate if there was an increase in the estimate of the obligation.

Changes in accounting policies to reflect the IFRS requirements result in a different, and potentially more volatile, recognition and measurement of landfill closure costs.

In addition, IFRS requires the unwinding of the discount rate (accretion of the liability due solely to the passage of time) to be reflected as borrowing costs. Under Canadian GAAP, this was classified as an operating expense.

f)	Employee Benefits

IFRS requires that the past service cost element of defined benefit plans be expensed on an accelerated basis, with vested past service costs expensed immediately and unvested past service costs recognized on a straight-line basis over the vesting period. Under Canadian GAAP, past service costs were amortized on a straight-line basis over the expected average remaining service period of active employees under the plan.

Changes in accounting policy are also necessary to reflect how the minimum funding requirements for Fibrek’s defined benefit plans impact the measurement of the pension asset under IFRS.

The retrospective application of these changes in the accounting policy related to employee benefits, together with the election to recognize all cumulative actuarial gains and losses in opening equity at the Transition date, resulted in an increase of C$10.5 million in the carrying value of the pension liability and a corresponding decrease in equity as well as a reduction of cost of product sold in the statement of earnings starting in 2010.

g)	Foreign Currency Translation

Fibrek has elected to deem the cumulative translation differences for all foreign operations to be zero at the Transition Date. This election resulted in an adjustment to accumulated other comprehensive income of C$4.7 milion, and a corresponding decrease in equity.

Other Changes in Significant Accounting Policies

The adoption of IFRS requires other changes to Fibrek’s signficant accounting policies, however the changes noted below did not have a significant impact on the financial statements.

•	Provisions

IFRS requires the recognition of a decommissioning liability for legal or constructive obligations, while Canadian GAAP only requires the recognition of such liabilities for legal obligations. A constructive obligation exists when an entity has created reasonable expectations that it will take certain actions. This difference did not resulted in the recognition of additional provisions.

•	Foreign Currency

IFRS requires that the functional currency of Fibrek and its subsidiaries be determined separately, and the way in which the factors considered to determine functional currency are applied is somewhat different than Canadian GAAP. The changes to the accounting policies related to foreign currency to reflect these differences did not have an impact on the financial statements.

•	Income Taxes

While accounting for income taxes is similar under IFRS and Canadian GAAP, in certain circumstances there are differences in the measurement of future tax assets and future tax liabilities. The changes in its accounting policies related to income taxes did not have a significant effect on the financial statements.

•	Share-based Payments

In certain circumstances, IFRS requires a different measurement of share-based compensation than that of Canadian GAAP. Due to the nature of its share-based compensation plans, no significant changes to the accounting policies was required.

Future Accounting Changes

New accounting standards or amendments to existing accounting standards have been published and are required to be applied for accounting periods beginning on or after January 1, 2013, with early adoption permitted. These future accounting changes are presented in note 3 to the consolidated financial statements for the year ended December 31, 2011.

IAS 1 Presentation of Financial Statements (“IAS 1”)

Issued in June 2011, the amendments to IAS 1 will require the grouping of items within other comprehensive income into items that might be reclassified to profit or loss and items that will not be reclassified to profit or loss in subsequent accounting period.

Fibrek has not yet assessed the impact of this new standard or determined whether it will early adopt the standard. This amendment to IAS 1 is to be applied for accounting periods beginning on or after July 1, 2012.

Critical Accounting Estimates

The preparation of financial statements in conformity with IFRS requires Fibrek’s management to make estimates and assumptions that impact the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Significant areas requiring the use of Fibrek management estimates relate to the valuation of capital assets and intangibles acquired in business combinations, impairment of assets, pension and other employee benefits, asset retirement obligations, useful lives for amortization, long-term compensation plan and future income taxes. These estimates are revised periodically. Results as determined by actual events could differ materially from the above estimates.

Long-Lived Assets

Capital assets represented 64% of Fibrek’s consolidated assets as at December 31, 2011. If Fibrek’s estimated useful lives of these assets were incorrect, Fibrek could experience increased or reduced charges for amortization of capital assets in the future. Capital assets must be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable and an impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The most significant assumptions underlying the recoverability of capital assets include projected revenues and EBITDA which are determined using key assumptions such as anticipated pulp prices, exchange rates, sales volume, wood fiber, wastepaper and other production costs, capital expenditures, interest expenses and production outputs. If the future was to adversely differ from Fibrek management’s best estimate of key economic assumptions and associated cash flows were to materially decrease, Fibrek could potentially experience future material impairment charges in respect of its capital assets. Such charges do not result in a cash outflow and would not impact Fibrek’s liquidity.

Employee Future Benefits

Fibrek provides eligible employees with pension benefits under defined benefit pension plans and maintains defined contribution 401(k) plans for all US employees that meet service eligibility requirements. Since January 1, 2010, all Canadian non-unionized employees have stopped accruing benefit under the defined benefit pension plan and started with a new defined contribution plan. Certain actuarial and economic assumptions used in determining defined benefit pension costs, accrued pension benefit obligations and pension plan assets require significant judgment.

The accrued benefit obligation and expense are determined by independent actuaries on an annual basis, using the projected benefit method pro-rated on service, and based on Fibrek management’s best economic and demographic estimates and significant actuarial assumptions, including expected years of service of employees, retirement age and specified benefit levels. The discount rate, which is used to determine the accrued benefit obligation, is based on market interest rates on high-quality long-term bonds. Future increases in compensation are based upon current benefit policies and economic forecasts. Defined benefit pension costs are also impacted by the quantitative methods used to determine estimated returns on pension plan assets. The expected return on plan assets is determined by considering long-term historical returns, future estimates of long-term investment returns and asset allocation.

The significant actuarial assumptions adopted are internally consistent and reflect the long-term nature of employee future benefits. Significant changes in assumptions, because of updated historical information, or changes in the market conditions, for example, could materially impact Fibrek’s employee benefit obligations and future expense, as well as its overall financial performance. The net actuarial gains or losses are recognized on Fibrek’s statement of financial position and in the statement of comprehensive income and as such, the benefit expense is not impacted by those gains or losses.

Tax Reassessment

In January 2009, Fibrek received notices of assessment for the 2002 and 2003 taxation years from the Canada Revenue Agency (“CRA”) and the Ministère du Revenu du Québec (“MRQ”) reassessing the tax value allocated to the assets of the Saint-Félicien Mill at the time such assets were purchased by Fibrek from Abitibi-Consolidated Inc. in August 2002. These assessments do not involve any taxes payable. In October 2009, Fibrek requested a statement of revised losses from CRA and the MRQ. In September 2010, Fibrek received from CRA a statement of revised losses. In December 2010, Fibrek filed a notice of objection within the prescribed delay. The CRA has since acknowledged receipt of Fibrek’s notice of objection. An introductory meeting between Fibrek representatives and CRA took place in October 2011.

On February 21, 2012, CRA presented a verbal proposition to Fibrek. Fibrek’s management expects a settlement before the end of the first quarter of 2012.

Outlook

NBSK pulp prices continued to decline in all markets during the last quarter of 2011. Having reached a low of $825 per tonne in December, Northern Europe prices are now expected to remain relatively flat through the first quarter of 2012. However, an additional reduction of $20 per tonne in North-America prices was announced in January, bringing the price down to $870 per tonne. The global NBSK market is currently showing signs that prices have reached the bottom of the cycle. For the first time in seven months, February presented no price reductions and China spot prices were increased by $20 per tonne. An announcement was also made by a leading producer of NBSK for an additional $20 per tonne on China spot prices for the month of March. Furthermore, paper machines which had taken market-related downtime during the holidays are now being restarted. Fibrek anticipates a gradual recovery in both demand and prices during the second quarter of 2012.

During the fourth quarter of 2011, RBK pulp markets continued to be negatively impacted by high wastepaper prices and low hardwood kraft pulp prices. This situation, in conjunction with market-related downtime on green paper production in the printing and writing sector, and substitution to hardwood kraft pulp in the tissue sector, resulted in a decrease in the demand. Due to these difficult market conditions, Fibrek announced on February 10, 2012 that it will be taking market-related downtime for approximately five weeks, beginning February 20, 2012, at the Fairmont mill to manage inventory levels. Looking forward, Fibrek believes the return to a balanced level of hardwood inventories should have a positive impact on the RBK pulp demand.

On October 26, 2011, the Québec Government adopted a regulation which allows Hydro-Québec to purchase electric power produced by cogeneration facilities from residual forest biomass from a renewable energy source producer. The program was approved by the Régie de l’énergie on December 15, 2011 and formally launched by Hydro-Québec on December 20, 2011. Fibrek believes that its Saint-Félicien Mill qualifies as a renewable energy source producer under this program. On January 27, 2012, Fibrek submitted its proposal to be awarded the equivalent of the existing installed green energy capacity of 33 MW under the 150 MW available for allocation in this cogeneration program.

Certification

As at December 31, 2011, an evaluation was carried out, under the supervision of and with the participation of Fibrek’s management, including the President and Chief Executive Officer and the Vice-President and Chief Financial Officer, of the effectiveness of Fibrek’s disclosure controls and procedures and internal control over financial reporting as both defined in Regulation 52-109 Respecting Certification of Disclosure in Issuers’ Annual and Interim Filings. Based on that evaluation, the President and Chief Executive Officer and the Vice-President and Chief Financial Officer concluded that these disclosure controls and procedures and internal control over financial reporting were effective.

Fibrek’s management also concluded that during the financial year ended December 31, 2011, no changes were made to internal controls over financial reporting that have materially impacted, or are reasonably likely to materially impact these controls.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK FOR FIBREK

Fibrek is exposed to various market risks from changes in interest rates and foreign currency exchange rates which can affect Fibrek’s results of operations and financial condition and consequently Fibrek’s fair value. In particular, Fibrek is exposed to market risk associated with the exchange rate between the Canadian dollar and the U.S. dollar.

Exchange Rates

Exchange rate fluctuations between the Canadian dollar and its US counterpart have a significant impact on NBSK pulp results; these fluctuations also impact sales made in Canada which are dependent on the price of pulp in North America.

In 2011, the Canadian dollar was, on average, 4% stronger than in 2010 (0.9893 C$/$ in 2011 compared with 1.0301 C$/$ in 2010) when compared to the US currency.

In accordance with its policy, Fibrek can use financial instruments to cover itself against exchange rate fluctuations for specific minimal spot pulp sales (see “Financial Position – Financial Instruments and Other Instruments”). Fibrek did not use such financial instruments during the year. Moreover, the Fairmont and Menominee Mills in the United States reduce Fibrek’s exposure to the C$/$ exchange rate volatility.

As a result of the exchange rate, the $17 per tonne higher average sales price for NBSK pulp (delivered in North America) translated into a reduction of the average sales price by C$22 per tonne, from C$989 per tonne in 2010 to C$967 per tonne in 2011.

Assuming production at full capacity and current pulp prices, a change of C$0.01 in the value of the C$ relative to the $ has, on an annualized basis, an impact of approximately C$2.5 million or C$0.02 per share (based on 130,075,556 Fibrek Shares outstanding) on Fibrek’s net earnings (loss).

Sensitivity

Fibrek is also exposed to commodity price risk in connection with the price of NBSK pulp. Assuming production at full capacity and the US exchange rate as at December 31, 2011, a change of $10 per tonne in the price of NBSK pulp has, on an annualized basis, an impact of approximately C$3.8 million or C$0.03 per share on Fibrek’s net earnings (loss) (based on 130,075,556 Fibrek Shares outstanding). The same variation analysis performed on RBK pulp shows an annual impact of approximately C$3.9 million or C$0.03 per share (based on 130,075,556 Fibrek Shares outstanding) on Fibrek’s net earnings (loss).

For a more complete qualitative and quantitative discussion of Fibrek’s exposure to market risk, please refer to Note 20 “Financial Instruments” of Fibrek’s consolidated financial statements for the year ended December 31, 2011, included as Annex A to this proxy statement.

ANNEX C

COMPARISON OF MERCER SHAREHOLDERS’ RIGHTS AND

FIBREK SHAREHOLDERS’ RIGHTS AND CORPORATE GOVERNANCE MATTERS

	Fibrek Shareholder Rights	Mercer Stockholder Rights

Authorized Capital Stock	• An unlimited number of Common Shares. • An unlimited number of Preferred Shares issuable in series.	• 200,000,000 shares of Mercer Common Stock, par value of US$1.00. • 50,000,000 shares of Preferred Stock, par value of US$1.00.

Dividends	The articles of incorporation of Fibrek provide that, subject to the prior rights of the holders of the Preferred Shares and any other classes of shares of Fibrek ranking in priority to the Fibrek Shares with respect to the payment of dividends, the holders of Fibrek Shares shall be entitled to receive any dividends declared by Fibrek.

The articles of incorporation of Mercer provides with respect to Preferred Stock that the board of directors shall determine the dividend rate, if any, on shares of such series, the manner of calculating any dividends and the preference of any dividends.

Any decision regarding the dividend policies of Mercer will be determined by the board of directors of Mercer following completion of the combination.

Sources of Dividends	Under the CBCA, dividends may be declared at the discretion of Fibrek’s board of directors. Fibrek may pay dividends unless there are reasonable grounds for believing that (1) Fibrek is, or would after such payment be, unable to pay its liabilities as they become due or (2) the realizable value of Fibrek’s assets would, as a result of the dividend, be less than the aggregate of its liabilities and stated capital of all classes of shares.	The WBCA provides that dividends may be declared at the discretion of the board of directors. Mercer may pay dividends unless (1) Mercer would not be able to pay its liabilities as they become due in the usual course of business or (2) Mercer’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Vote Required for Certain Transactions

Under the CBCA, certain extraordinary corporate actions, such as:

•     amalgamations (other than with certain affiliated corporations);

•     continuances;

•     sales, leases or exchanges of all, or exchanges of all, substantially all, the or property of a corporation other than in the ordinary course of business;

•     reductions of stated capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the

Under the WBCA, the affirmative vote of a majority of the outstanding stock entitled to vote is generally required for:

•     mergers;

•     share exchanges;

•     consolidations;

•     dissolutions and revocations of dissolutions; and

•     sales of substantially all of the assets of the corporation.

However, unless the articles of incorporation requires otherwise, no vote will be required in connection with a

	Fibrek Shareholder Rights	Mercer Stockholder Rights

•     satisfaction of solvency tests); and

•     other extraordinary corporate actions such as liquidations, dissolutions and, if ordered by a court, arrangements, are required to be approved by “special resolution”.

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

merger where either:

•     the merger is with a 90% owned subsidiary; or

•     the articles of incorporation of the surviving corporation will not differ, except for certain amendments, from its articles of incorporation before the merger;

•     each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger;

•     the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number of voting shares of the surviving corporation authorized by its articles of incorporation immediately before the merger; and

•     the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number of participating shares authorized by its articles of incorporation immediately before the merger.

Amendment of Certificate or Articles of Incorporation	Under the CBCA, an amendment to the articles of incorporation generally requires approval by special resolution of the voting shares. Specified amendments may also require the approval of other classes or series of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or	The WBCA authorizes a corporation’s board of directors to make various changes to its articles of incorporation without shareholder approval including changes of corporate name, changes of the number of outstanding shares necessary to effectuate a stock split in the corporation’s own shares and changes of

	Fibrek Shareholder Rights	Mercer Stockholder Rights

series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

the par value of its shares. Other amendments to a corporation’s articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. For the amendment to be adopted, it must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment.

Subject to certain exceptions, the Mercer articles of incorporation provides that Mercer reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation in the manner prescribed or permitted by applicable laws.

Amendment of By-Laws	Fibrek’s board of directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of the corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit that action to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend that action by simple majority, or ordinary resolution. If the action is rejected by shareholders, or the directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect will be effective until it is confirmed by the shareholders. Based on Fibrek’s publicly filed documents, it would appear that Fibrek does not currently have any by-laws currently in force.

The WBCA provides that the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. Unless the articles of incorporation provide otherwise, the board of directors have a similar power.

The Mercer by-laws may be altered, amended or repealed and new by-laws may be adopted by the board of directors, except that the board of directors may not repeal or amend any bylaw that the shareholders have expressly provided, in amending or repealing such bylaw, may not be amended or repealed by the board of directors. The shareholders may also alter, amend and repeal these by-laws or adopt new by-laws. All by-laws made by the board of directors may be amended, repealed, altered or modified by the shareholders.

	Fibrek Shareholder Rights	Mercer Stockholder Rights

Dissident or Appraisal Rights

The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares as determined by Fibrek’s board of directors of the corporation or, failing that, by the appropriate Canadian court upon an application timely brought by the corporation or a dissenting shareholder, in connection with specified matters, including:

•     any amalgamation with another corporation (other than with certain affiliated corporations);

•     an amendment to the corporation’s articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting;

•     an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•     a continuance under the laws of another jurisdiction;

•     a sale, lease or exchange of all, or substantially all, the property of the corporation other than in the ordinary course of business;

•     a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation;

•     the carrying out of a going-private transaction or a squeeze-out transaction (as defined in the CBCA); and

•     certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

The WBCA provides that shareholders have the right, in some circumstances, to dissent from certain corporate transactions by demanding payment for their shares equal to the fair value of such shares immediately before the effective date of the corporate action to which the dissenter objects.

In addition, appraisal rights are generally not available to stockholders of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

	Fibrek Shareholder Rights	Mercer Stockholder Rights
However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Oppression Remedy	The CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any securityholder, creditor, director or officer of the corporation if an application is made to a court by a “complainant”, which includes:	The WBCA does not provide for a similar remedy.

•     a present or former registered holder or beneficial owner of securities of the corporation or any of its affiliates;

•     a present or former officer or director of the corporation or any of its affiliates;

•     the director appointed under the CBCA; and

•     any other person who in the discretion of the court is a proper person to make such application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights.

Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for interim costs on final disposition of the complaint (as in the case of a derivative action as described below under “Shareholder Derivative Actions”).

	Fibrek Shareholder Rights	Mercer Stockholder Rights

Shareholder Derivative Actions

A Fibrek shareholder may apply to a Canadian court for leave to bring an action in the name and on behalf of Fibrek or any of its subsidiaries, or to intervene in an existing action to which Fibrek or any of its subsidiaries is a party. Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

•     the shareholder has given required notice to the directors of Fibrek or the subsidiary of the shareholder’s intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action;

•     the shareholder is acting in good faith; and

•     the request appears to be in the interests of Fibrek or the relevant subsidiary.

Under the CBCA, the court in a derivative action may make any order it thinks fit.

Under the WBCA, Mercer stockholders may bring derivative actions on behalf of, and for the benefit of, Mercer. The plaintiff in a derivative action on behalf of Mercer either must be or have been a stockholder of Mercer at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains. A stockholder may not sue derivatively on behalf of Mercer unless the stockholder first makes a demand on the board of directors that it bring suit and the demand is refused.

Director Qualifications

Generally, at least 25% of the directors of a CBCA corporation must be resident Canadians. However, if a CBCA corporation has less than four directors, at least one director must be resident Canadian. The CBCA requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Furthermore, under the CBCA, no business may be transacted at a meeting of the board of directors unless 25% of the directors present are resident Canadians.

The WBCA does not have director residency requirements comparable to those of the CBCA. The WBCA permits a corporation to prescribe qualifications for directors under its articles of incorporation or by-laws.

Neither the Mercer articles of incorporation nor its by-laws provide citizenship or residency qualifications for its directors.

Number of Directors	Fibrek’s articles state that the minimum number of directors is 3 and the maximum is 15. The actual number of directors, within that range, is determined by the board of directors from time to time. The CBCA provides

The WBCA provides that a board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or by-laws. The Mercer articles of incorporation

	Fibrek Shareholder Rights	Mercer Stockholder Rights

	that any amendment to increase or decrease this minimum or maximum number of directors requires the approval of shareholders of Fibrek by special resolution.	provides that the number of directors constituting the whole board of directors will be not less than three or more than 13, with the then-authorized number of directors being fixed from time to time by the board of directors.

Removal of Directors	Under the CBCA, unless the articles of a corporation provide for cumulative voting (which is not the case for Fibrek), shareholders of the corporation may, by a majority of the votes cast at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by a majority of the votes cast at a meeting of the shareholders of that class or series.

The WBCA provides that the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause.

The Mercer by-laws provide that one or more members of the board of directors (including the entire board of directors) may be removed, with cause, at a meeting of shareholders called expressly for that purpose. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. Neither the board of directors nor any individual director may be removed without cause.

Filing Vacancies on the Board of Directors	Under the CBCA, a vacancy among directors created by the removal of a director by shareholders may be filled at a meeting of shareholders at which the director is removed. In addition, the CBCA allows a vacancy on the board of directors to be filled by a quorum of directors except for the case when the vacancy results from an increase in the number or minimum or maximum number of directors or from a failure to elect the number or minimum number of directors required by Fibrek’s articles of incorporation.	The Mercer by-laws provides that a vacancy on a corporation’s board of directors may be filled by the board of directors or shareholders, if not filled by the board of directors. If the directors in office constitute fewer than a quorum of the board of directors, they may fill the vacancy by an affirmative vote of the majority of directors still in office. A newly created directorship, resulting from an increase in the number of directors, may be filled by the board of directors. A director elected to fill any vacancy shall hold office until the next shareholders meeting at which directors are elected.

Quorum of Directors	Under the CBCA, no business may be transacted at any meeting of the board of directors unless 25% of the directors present are residents of Canada.	The Mercer by-laws provide that a majority of the number of directors fixed by or in the manner provided by these by-laws shall constitute a quorum for the transaction of business. If a quorum is present when a vote is taken, the affirmative vote of a

	Fibrek Shareholder Rights	Mercer Stockholder Rights

majority of directors present is the act of the board of directors unless Mercer’s Articles of Incorporation or by-laws require the vote of a greater number of directors. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Annual Meeting of Shareholders	Under the CBCA, Fibrek’s board of directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year. The corporation may apply to a Canadian court for an order extending the time for calling an annual meeting. Meetings of shareholders must typically be held at a location within Canada as determined by the directors or at a place outside Canada as specified in the articles.	The WBCA provides that Mercer must hold a meeting of shareholders annually for the election of directors. The superior court of the county may order a meeting to be held on application of any shareholder of the corporation entitled to vote in the election of directors at an annual meeting, if an annual meeting was not held within the earlier of six months after the end of the corporation’s fiscal year or 15 months after its last annual meeting or approval of corporate action by shareholder consent in lieu of such a meeting. Annual shareholders’ meetings may be held in or out of the state of Washington at the place stated in or fixed in accordance with the by-laws.

Notice of Meeting of Shareholders	Under the CBCA, notice of the date, time and place of a meeting of Fibrek shareholders must be given not less than 21 days nor more than 60 days prior to the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting. In the case of a special notice, the notice must also state the nature of the business to be transacted at the meeting and the text of any special resolution to be submitted to the meeting.	The WBCA provides that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting stating, among other things, the place (if any), date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called must be given not less than 10 or more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. If the matter to be acted upon is a merger or consolidation, or a sale, lease or exchange of all or substantially all of Mercer’s assets, such notice shall be given not less than 20 or more than 60 days prior to the meeting.

	Fibrek Shareholder Rights	Mercer Stockholder Rights

Record Date for Notice of Meetings of Shareholders and Shareholder Votes	Under the CBCA, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but the record date must not precede by more than 60 days or by less than 21 days (30 days under Canadian securities regulations) the date on which the meeting is to be held. If no record date is fixed, the record date will be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice thereof shall be given, not less than seven days before the date so fixed by newspaper advertisement in the manner provided by the CBCA and by written notice to each stock exchange in Canada on which the shares of Fibrek are listed for trading.

The Mercer by-laws provide that, for the purposes of determining the stockholders entitled to receive notice of and to vote at any stockholder meeting, the board of directors may fix a record date that is 10 to 70 days before the date of the meeting.

According to the WBCA for the purpose of determining the stockholders entitled to receive payment of any dividend or other distribution the board of directors may fix a record date, which is between 70 and 10 Business Days prior to the meeting of shareholders. If no record date is fixed by the board of directors, the record date will be the date the board of directors authorizes the dividend.

Proxies	The CBCA provides that every Fibrek shareholder entitled to vote at a meeting of shareholders may appoint a person or persons, who need not be shareholders, to attend and act for the shareholder at the meeting by proxy. The proxy must be executed by the shareholder or the shareholder’s attorney authorized in writing, or if the shareholder is a body corporate, by its duly authorized officer or attorney. The directors may specify in a notice calling a meeting a time not exceeding 48 hours, excluding Saturdays, Sundays and holidays, preceding any meeting before which time proxies to be used at that meeting must be deposited with Fibrek or its transfer agent.	The WBCA provides that each stockholder entitled to vote at a stockholder meeting or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy. In the event the proxy does not specify its duration, it is valid for eleven months.

A shareholder may revoke a proxy by depositing an instrument in writing executed by the shareholder or the shareholder’s attorney authorized in writing at the registered office of the corporation up to and including the last Business Day prior to the meeting or with the chairman of the meeting on the day of the meeting.

	Fibrek Shareholder Rights	Mercer Stockholder Rights

Advance Notice Provisions for Shareholder Proposals

Under the CBCA, shareholder proposals, including proposals with respect to the nomination of candidates for election to the board of directors, may be made by eligible registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. Proposals must be submitted at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the immediately preceding annual meeting. To be eligible to submit a proposal, a shareholder must be or have the support of the registered or beneficial holder of, (i) at least 1% of the total number of outstanding voting shares of the corporation as of the day on which the shareholder submits a proposal or (ii) shares whose fair market value is at least C$2,000 on the close of business on the day before the shareholder submits the proposal, and those registered or beneficial holders must have held the shares for at least six months immediately prior to the submission of the proposal. Proposals for director nominations must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the meeting.

The foregoing provisions do not preclude nominations made at meetings of shareholders.

Pursuant to the Mercer by-laws, a stockholder proposal or nomination for directors must be given:

•     with respect to a proposal or an election to be held at an annual meeting of stockholders, not less than 90 days and no more than 120 days prior to the anniversary date of the immediately preceding annual meeting.

 Pursuant to the Mercer by-laws, a stockholder proposal must include:

•     a description of such item of business and the reasons for conducting it at such meeting;

•     the name and address of the stockholder proposing such item of business (the “Proponent”);

•     the class and number of shares held of record, held beneficially;

•     any material interest of the Proponent in such item of business; and

•     all other information that would be required to be filed with the SEC if the Proponents were participants in a solicitation subject to Section 14 of the Exchange Act.

Quorum of Shareholders	Under the CBCA, the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy constitute a quorum.	Under Mercer’s by-laws, a quorum shall exist at any meeting of shareholders if one-third of the shares entitled to vote is represented in person or by proxy.

Calling a Special Meeting of Shareholders

Under the CBCA, the holders of not less

than 5% of the shares that carry a right to vote at a meeting may requisition the directors to call a meeting of shareholders. If the directors do not call the meeting within 21 days after receiving a request in compliance with this provision, any shareholder who signed the requisition may call the meeting.

The Mercer by-laws provide that a special meeting of the stockholders may be called by a majority of the board of directors, the Chairperson of the board of directors, the Chief Executive Officer of Mercer or by one or more shareholders holding shares in the aggregate entitled to cast not less than 20% of the votes at that meeting.

	Fibrek Shareholder Rights	Mercer Stockholder Rights

Shareholder Consent in Lieu of Meeting

Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting.

For a public company such as Fibrek, this effectively means that all actions requiring shareholder approval must be taken at a duly convened shareholders’ meeting.

Mercer’s articles of incorporation provides that stockholders may not act by written consent and may only take action at the annual meeting or a special meeting of the stockholders.

Fiduciary Duties of Directors and Officers	Directors and officers of corporations governed by the CBCA have fiduciary duties to the corporation. Under the CBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	Directors of corporations incorporated or organized under the WBCA have fiduciary obligations to the corporation and its stockholders. These fiduciary obligations require the directors to act in accordance with the so-called duties of “due care” and “loyalty”. The WBCA provides that the duty of care requires that the directors act in good faith, in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires a director to act in good faith in a manner reasonably believed to be in the best interests of the corporation and its stockholders and not in their own interests.

Indemnification of Officers and Directors

Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity (whom we refer to in this document as an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in any civil, criminal, administrative, investigative or other proceeding in which the person is involved because of that association, if:

•     the person acted honestly and in good faith with a view to the best interests of the corporation or other entity, and

The WBCA provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions, if:

•     the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation;

•     in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; and

	Fibrek Shareholder Rights	Mercer Stockholder Rights

•     in the case of a criminal or administrative action enforceable by a monetary penalty, the person had reasonable grounds for believing the person’s conduct was lawful.

A corporation may advance moneys to an indemnifiable person for the costs, charges and expenses of a proceeding provided that the indemnifiable person repays the moneys if he or she does not fulfill the abovementioned requirements.

An indemnifiable person is also entitled to indemnity for reasonable defense costs and expenses if the person fulfills the above mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought to have done.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the abovementioned requirements.

Under the CBCA, the corporation may purchase and maintain insurance for the benefit of any of the persons referred to above, against any liability incurred by such persons in (1) the person’s capacity as a director or officer of the corporation, or (2) the person’s capacity as a director or officer, or similar capacity, of another entity, if the person acts or acted in that capacity at the corporation’s request.

•     no indemnification is paid for judgments and settlements in actions by or in the right of the corporation.

The WBCA provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

In addition, Mercer may purchase and maintain insurance against liability asserted against or incurred by any of the persons referred to above whether or not it would have the power to indemnify them against this liability.

Mercer’s articles of incorporation provides that its officers, directors, employees, or agents of Mercer will be indemnified and held harmless from any and all claims and liabilities to which they may be or may become subject to as a result of such position as director or officer. Mercer will reimburse each such person for all legal and other expenses reasonably incurred to the extent permitted under the WBCA.

Limitations on Directors Liability	The CBCA does not permit any limitation of a director’s liability other than in connection with the adoption of a unanimous shareholder agreement (which is not the case for Fibrek, a public company) that restricts certain powers of the directors.

Mercer’s articles of incorporation provides that, to the full extent permitted under the WBCA, a director of Mercer shall not be liable to Mercer or its stockholders for monetary damages for breach of fiduciary duty as a director.

The WBCA provides that a corporation may limit the liability of directors such that they will not be personally liable to the corporation or its stockholders for monetary damages

	Fibrek Shareholder Rights	Mercer Stockholder Rights

for breach of their fiduciary duties as directors, except for liability:

•     for any breach of their duty of loyalty to the corporation or its stockholders;

•     for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law;

•     relating to the approval of unlawful distributions or loans as defined in the WBCA; or

•     for any transactions from which the director derived an improper personal benefit to which the director is not legally entitled.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Certain Anti-Takeover Provisions and Interested Shareholders

The CBCA does not contain a provision comparable to Delaware Law with respect to business combinations. However, rules or policies of certain Canadian securities regulatory authorities, including MI 61-101 in effect in the Provinces of Quebec and Ontario, contain requirements in connection with “related party transactions”. Under MI 61-101, a “related party transaction” means a transaction between a corporation whose securities are publicly traded or held by the public (the “issuer”) and a person that is a related party of the issuer at the time the transaction is agreed to, whether or not there are also other parties to the transaction, as a consequence of which, either through the transaction itself or together with connected transactions, the issuer directly or indirectly:

•     purchases or acquires an asset from the related party for valuable consideration;

Chapter 23B.19 the WBCA prohibits a corporation from engaging in any significant business transaction with an “acquiring person” for a period of five years after the date of the transaction in which the person became an acquiring person, unless the significant business transaction is approved by a majority of the board of directors prior to the time the person became an acquiring person. A significant business transaction includes mergers, asset sales and other transactions resulting in a disproportionate financial benefit to the acquiring person. Subject to certain exceptions, an “acquiring person” is a person who, together with affiliates and associates, owns or acquires 10% or more of a corporation’s voting stock.

Fibrek Shareholder Rights	Mercer Stockholder Rights

•     purchases or acquires, as a joint actor with the related party, an asset from a third party if the proportion of the asset acquired by the issuer is less than the proportion of the consideration paid by the issuer;

•     sells, transfers or disposes of an asset to the related party;

•     sells, transfers or disposes of, as a joint actor with the related party, an asset to a third party if the proportion of the consideration received by the issuer is less than the proportion of the asset sold, transferred or disposed of by the issuer;

•     leases property to or from the related party;

•     acquires the related party, or combines with the related party, through an amalgamation, arrangement or otherwise, whether alone or with joint actors;

•     issues a security to the related party or subscribes for a security of the related party;

•     amends the terms of a security of the issuer if the security is beneficially owned, or is one over which control or direction is exercised, by the related party, or agrees to the amendment of the terms of a security of the related party if the security is beneficially owned by the issuer or is one over which the issuer exercises control or direction;

•     assumes or otherwise becomes subject to a liability of the related party;

•     borrows money from or lends money to the related party, or

•     enters into a credit facility with the related party;

•     releases, cancels or forgives a debt or liability owed by the related party;

Fibrek Shareholder Rights	Mercer Stockholder Rights

•     materially amends the terms of an outstanding debt or liability owed by or to the related party, or the terms of an outstanding credit facility with the related party; or

•     provides a guarantee or collateral security for a debt or liability of the related party, or materially amends the terms of the guarantee or security.

A “related party” of an entity means a person, other than a person that is solely a bona fide lender, that, at the relevant time and after reasonable inquiry, is known by the entity or a director or senior officer of the entity to be:

•     a control person of the entity;

•     a person of which a person referred to in the preceding item is a control person;

•     a person of which the entity is a control person;

•     a person that has (i) beneficial ownership of, or control or direction over, directly or indirectly, or (ii) a combination of beneficial ownership of, and control or direction over, directly or indirectly, securities of the entity carrying more than 10% of the voting rights attached to all the entity’s outstanding voting securities;

•     a director or senior officer of (i) the entity, or (ii) a person described in any other paragraph of this definition, a person that manages or directs, to any substantial degree, the affairs or operations of the entity under an agreement, arrangement or understanding between the person and the entity, including the general partner of an entity that is a limited partnership, but excluding a person acting under bankruptcy or insolvency laws;

Fibrek Shareholder Rights	Mercer Stockholder Rights

•     a person of which persons described in any paragraph of this definition beneficially own, in the aggregate, more than 50% of the securities of any outstanding class of equity securities; or

•     an affiliated entity of any person described in any other paragraph of this definition.

MI 61-101 requires more detailed disclosure in the proxy materials sent to securityholders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered and the inclusion of a summary of the valuation in the proxy material. MI 61-101 also requires that, subject to certain exceptions, an issuer will not engage in a related party transaction unless approval of a majority of the disinterested shareholders of Fibrek for the related party transaction is obtained.

ANNEX D

DESCRIPTION OF MERCER’S CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our Articles of Incorporation and amendments thereto which have been filed with the SEC. See “Incorporation of Certain Information by Reference”.

Authorized Share Capital

We are authorized to issue up to 200,000,000 shares of common stock, $1.00 par value per share and 50,000,000 million shares of preferred stock, $1.00 par value per share, issuable in series. As of the March 9, 2012, there were 55,779,204 shares of common stock and no shares of preferred stock of any series issued and outstanding.

Common Stock

Each share of our common stock entitles the holder to one vote at a meeting of our shareholders. Cumulative voting in the election of directors is not permitted. The shares of the common stock are entitled to dividends when, as and if declared by our board of directors from time to time. Upon the liquidation, dissolution or winding up of Mercer, the holders of the shares of common stock are entitled to participate pro rata in any distribution of our assets (in cash or in kind or partly each) after the payment of all liabilities, subject to the rights of holders of preferred stock.

Preferred Stock

We are authorized, without further action by our shareholders, to issue preferred stock from time to time and to: (i) divide the preferred stock into one or more series; (ii) designate the number of shares of each series and the designation thereof; (iii) fix and determine the relative rights and preferences as between series including, but not limited to, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price and liquidation preferences (if and to the extent that any such rights are to be applicable to any such series); and (iv) amend the relative rights and preferences of any series that is wholly unissued.

We have also authorized two million shares of Series A Junior Participating Preferred Shares (the “Series A Preferred Shares”), none of which are issued and outstanding as of the date of this proxy statement.

Series A Preferred Shares

The Series A Preferred Shares are entitled to receive, subject to the rights of holders of preferred stock ranking prior to the Series A Preferred Shares, quarterly dividends, when, as and if declared by the directors of Mercer, in an amount equal to the greater of (i) $10 or (ii) 100 times the dividends declared on the shares of common stock. Mercer is required to declare a dividend on the Series A Preferred Shares immediately after it declares a dividend on its shares of common stock and all dividends declared are cumulative but do not bear interest.

In the event that dividends declared on the Series A Preferred Shares are in arrears for six quarterly periods, all holders of preferred stock with dividends in arrears for six quarterly periods, irrespective of the series, voting as a class, have the right to elect two directors at a meeting of its shareholders. However, the term of any director so elected terminates upon the payment of outstanding dividends. When dividends on the Series A Preferred Shares are in arrears: (i) Mercer cannot declare or pay dividends on, or make any other distribution on, or redeem or purchase, any shares ranking junior to the Series A Preferred Shares; (ii) declare or pay dividends on, or make any other distributions on, any shares ranking on parity with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears on a pro rata basis; (iii) redeem or purchase shares ranking on parity with the Series A Preferred Shares, except that Mercer may redeem or purchase such parity shares in exchange for shares ranking junior to the Series A Preferred Shares; or (iv) purchase any Series A Preferred Shares or shares ranking on parity with the Series A

Preferred Shares, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as the directors of Mercer determine in good faith will result in a fair and equitable treatment among the respective shares.

Upon the liquidation, dissolution or winding up of Mercer, no distribution may be made to holders of shares ranking junior to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares have received $100 per share plus an amount equal to accrued and unpaid dividends thereon, whether or not declared. Following such payment, holders of Series A Preferred Shares are not entitled to any additional distributions and holders of Series A Preferred Shares and holders of the shares of common stock are entitled to receive a pro rata share of the remaining assets of Mercer to be distributed.

In the event that Mercer enters into any consolidation, merger, combination or other transaction in which shares of common stock of Mercer are exchanged for securities, cash and/or other property, the Series A Preferred Shares shall at the same time be similarly exchanged in an amount per share equal to 100 times the aggregate amount of the securities, cash and/or other property into which each share of common stock of Mercer is exchanged.

Series A Preferred Shares vote together as one class with the shares of common stock. Each Series A Preferred Share entitles the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of Mercer.

Anti-takeover Provisions

Washington Law

Mercer is subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, contained within the Revised Code of Washington, which prohibits a Washington corporation from engaging in any significant business transaction with an “acquiring person” for a period of five years after the date of the transaction in which the person became an acquiring person, unless the significant business transaction is approved by a majority of Mercer’s board of directors prior to the time the person became an acquiring person. A significant business transaction includes mergers, asset sales and other transactions resulting in a disproportionate financial benefit to the acquiring person. Subject to certain exceptions, an “acquiring person” is a person who, together with affiliates and associates, owns or acquires 10% or more of a corporation’s voting stock.

Articles of Incorporation

The board of directors of Mercer has the authority to issue up to 50,000,000 shares of preferred stock, and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the holders of the shares of common stock. The rights of the holders of shares of preferred stock that may be issued in the future may adversely affect the rights of the holders of the shares of common stock. The issuance of the preferred stock, while providing Mercer with desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Mercer, thereby delaying, deferring or preventing a change in control of Mercer. Furthermore, such preferred stock may have other rights, including economic rights senior to the shares of common stock and, as a result, the issuance of the preferred stock could have a material adverse effect on the market value of the shares of common stock. Mercer has no present plan to issue shares of preferred stock.

Dividend Policy

Our board of directors has not declared cash dividends on our common stock. Furthermore, the indenture governing our Senior Notes contains a covenant restricting us from paying dividends (other than dividends payable solely in stock) on our common stock. As a result, it is unlikely that we will pay any dividends on our common stock in the foreseeable future. In any event, the declaration and payment of future dividends by our board of directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our board of directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare Investor Services

ANNEX E

PRINCIPAL SHAREHOLDERS OF FIBREK

Share Ownership of Certain Beneficial Owners of Fibrek Shares

The following table sets forth information regarding the beneficial ownership of Fibrek Shares as of February 27, 2012 by each shareholder known by us to own more than five percent (5%) of Fibrek Shares other than as set forth under “Share Ownership of Directors and Executive Officers of Fibrek” below. Such information is based solely upon the lock-up agreements dated November 28, 2011, entered into between Fibrek’s three largest institutional shareholders and Abitibi in connection with the Abitibi Bid, as well as statements made in public filings or other information we believe to be reliable.

Name and Address of Owner	Number of Shares Owned	Percent of Outstanding Shares
Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, ON, M5J 2N7	33,628,301	25.9	%(1)
Dalal Street, LLC 1220 Roosevelt St, Suite 200 Irvine, CA, 92620	14,563,534	11.2	%(1)
Oakmont Capital Inc. 45 St. Clair Avenue West, Suite 400 Toronto, ON M4V 1K9	11,310,987	8.7	%(1)

(1)	The percentage of outstanding Fibrek is calculated out of a total of 130,075,556 Fibrek Shares issued and outstanding as of February 27, 2012.

Share Ownership of Directors and Executive Officers of Fibrek

The following table sets forth information regarding the ownership of Fibrek Shares as of March 9, 2012 by (i) each of Fibrek’s directors and executive officers who have entered in to the Lock-Up Agreements with us and (ii) Hubert Lacroix, the Chairman of Fibrek’s board of directors. The number of shares owned is based solely upon the amount disclosed in each respective Lock-Up Agreement and publicly filed insider reports. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Fibrek Shares set forth opposite his name.

Name of Owner	Number of Fibrek Shares Owned	Percent of Outstanding Fibrek Shares(6)
Pierre Gabriel Côté(1)	1,892,010	1.4%
Hubert Lacroix	31,831	*
Pierre Desjardins	15,000	*
Dino Fuoco	4,488	*
Harold P. Gordon	29,411	*
Adam Lapointe	49,232	*
François R. Roy	11,501	*
Patsie Ducharme(2)	480,635	*
Dany Paradis(3)	512,850	*
Jean-Pierre Benoit(4)	439,692	*
Nancy Orr	40,673	*
Emmanuelle Lamarre-Cliché(5)	353,659	*
Directors and Executive Officers as a Group (11 persons)	3,860,982	2.9%

E-1

*	Less than one percent (1%) of Fibrek’s issued and outstanding Shares on the March 9, 2012.
(1)	Includes 1,591,881 options exercisable into 1,591,881 Fibrek Shares.
(2)	Includes 405,635 options exercisable into 405,635 Fibrek Shares.
(3)	Includes 420,965 options exercisable into 420,965 Fibrek Shares.
(4)	Includes 379,692 options exercisable into 379,692 Fibrek Shares.
(5)	Includes 313,659 options exercisable into 313,659 Fibrek Shares.
(6)	The percentage of outstanding Fibrek Shares is calculated out of a total of 130,075,556 Fibrek Shares issued and outstanding, plus 3,161,092 options to acquire Fibrek Shares, as of February 27, 2012.

E-2

ANNEX F

OPINION OF RAYMOND JAMES

February 9, 2012

To the Board of Directors of

Mercer International Inc.

Suite 1120

700 West Pender Street Vancouver, BC

V6C 1G8

To the Board of Directors:

Raymond James Ltd. (“Raymond James”, “we”, “us”, or “our”) understands that Mercer International Inc. (“Mercer” or the “Company”) has entered into an agreement (the “Support Agreement”) dated February 9, 2012 with Fibrek Inc. (“Fibrek”) pursuant to which Mercer will offer to acquire all of the issued and outstanding shares of Fibrek by way of a take-over bid (the “Transaction”). The above description is summary in nature. The specific terms and conditions of the Transaction are set out in the Support Agreement and will be more fully described in the S4 registration statement and proxy circular (the “Proxy Circular”), which is to be mailed to shareholders of Mercer (the “Mercer Shareholders”) in connection with the Transaction.

Engagement

Raymond James was engaged by the Company pursuant to an engagement agreement dated January 30, 2012 (the “Engagement Agreement”) to act as its financial advisor in connection with the Transaction and prepare an opinion (the “Fairness Opinion”) as to whether the Transaction is fair, from a financial point of view, to Mercer Shareholders.

Pursuant to the terms of the Engagement Agreement, Raymond James has not been engaged to prepare, and has not prepared, a formal valuation or appraisal of the shares, or any of the assets or other securities of either Mercer or Fibrek and the Fairness Opinion should not be construed as such.

Under the Engagement, Raymond James agreed to provide the Fairness Opinion and other financial advisory services and advice. In consideration for providing the Fairness Opinion and other financial advisory services in connection with the Transaction, Raymond James is to be paid a fee, a portion of which is payable upon consummation of the Transaction, and is to be reimbursed for its reasonable out-of-pocket expenses. Furthermore, Mercer has agreed to indemnify Raymond James, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by Raymond James in connection with the Engagement Agreement.

Raymond James has received no instructions from the Company’s board of directors (the “Board of Directors”) or management of Mercer in connection with the conclusions reached in the Fairness Opinion.

Subject to the terms of the Engagement Agreement, Raymond James consents to the inclusion of the Fairness Opinion in its entirety, together with a summary thereof, in a form acceptable to Raymond James, acting reasonably, in the Proxy Circular and to the filing of the Proxy Circular by Mercer thereof with the applicable securities regulatory authorities in each Canadian and United States jurisdiction where such filing is required by law.

Raymond James Ltd.

Suite 2200—925 West Georgia Street, Vancouver, B.C., V6C 3L2 604 659 8200 604 659 8398 Fax

Member of Canadian Investor Protection Fund

Credentials of Raymond James

Raymond James is a wholly-owned, indirect subsidiary of Raymond James Financial, Inc. (“Raymond James Financial”). Raymond James Financial is a publicly listed, diversified financial services holding company whose subsidiaries engage primarily in investment and financial planning, including securities and insurance, brokerage, investment banking, asset management, banking and cash management and trust services. Raymond James is a Canadian full service investment dealer with operations located across Canada. Raymond James is a member of the Toronto Stock Exchange, the TSX Venture Exchange, the Montreal Exchange, the Investment Industry Regulatory Organization of Canada, the Investment Funds Institute of Canada, and the Canadian Investor Protection Fund. Raymond James and its officers have prepared numerous valuations and fairness opinions and have participated in a significant number of transactions involving private and publicly traded companies.

The opinion expressed herein is the opinion of Raymond James, the form and content of which has been reviewed by a committee of managing directors or other professionals of Raymond James, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Independence of Raymond James

None of Raymond James or its associates or affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (British Columbia)), or a related entity of Mercer, Fibrek, or their respective associates, affiliates, or insiders.

Raymond James has not provided financial advisory services or participated in financings involving Mercer or Fibrek within the past 24 months. There are no understandings, agreements or commitments between Raymond James and either Mercer or Fibrek, or either of their respective affiliates or associates with respect to any future business dealings. However, Raymond James may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Mercer, Fibrek, or any of their respective associates, affiliates, or insiders.

Raymond James acts as a trader and dealer, both as principal and agent, in major financial markets and, as such may have had positions in the securities of Mercer or Fibrek and, from time to time, may have executed transactions on behalf of clients for which it received or may receive compensation. As an investment dealer, Raymond James conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Mercer, Fibrek, or for any of their respective associates or affiliates and other interested parties.

Scope of Review

In connection with rendering our Fairness Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

1.	the Support Agreement;

2.	the letter of intent entered into between Mercer and Fibrek dated February 3, 2012;

3.	annual reports and forms 10-K of Mercer, including audited consolidated financial statements and management’s discussion and analysis for the fiscal years ended December 31, 2010 and 2009;

4.	unaudited consolidated interim financial statements of Mercer and management’s discussion and analysis for the three month periods ended September 30, 2011, June 30, 2011 and March 31, 2011;

5.	proxy statements of Mercer for the years ended December 31, 2010 and 2009;

6.	public filings submitted by Mercer to securities commissions or similar regulatory authorities and stock exchanges in Canada and the United States;

7.	discussions with senior management of Mercer;

8.	discussions with legal counsel to Mercer;

9.	the Canaccord Genuity valuation of Fibrek dated February 3, 2012;

10.	the press release by Mercer announcing the Transaction;

11.	certain other internal information (including financial models, forecast, projections, estimates and related confidential information) prepared and provided to us by Mercer management concerning the business, operations and prospects of Mercer;

12.	industry reports in respect of Mercer and for the pulp industry in general;

13.	annual reports of Fibrek, including audited consolidated financial statements for the fiscal years ended December 31, 2010 and 2009;

14.	unaudited consolidated interim financial statements of Fibrek and management’s discussion and analysis for the three month periods ended September 30, 2011, June 30, 2011 and March 31, 2011;

15.	annual information forms of Fibrek for the years ended December 31, 2010 and 2009;

16.	public filings submitted by Fibrek to securities commissions or similar regulatory authorities and stock exchanges;

17.	discussions with senior management of Fibrek;

18.	discussions with the financial advisors of Fibrek;

19.	certain other internal information prepared and provided to us by Fibrek management concerning the business, operations and prospects of Fibrek;

20.	public information relating to the business, operations, financial performance and stock trading history of Mercer, Fibrek and other selected public companies considered by Raymond James to be relevant;

21.	representations contained in certificates delivered or to be delivered in conjunction with the Fairness Opinion addressed to us from senior officers of Mercer and Fibrek as to the completeness and accuracy of the information upon which the Fairness Opinion is based and such matters specified therein; and

22.	such other corporate, industry and financial market information, investigations and analyses as Raymond James considered necessary or appropriate in the circumstances.

Raymond James has not, to the best of its knowledge, been denied access by Mercer or Fibrek to any information requested by Raymond James. Raymond James has assumed the accuracy and fair presentation of, and relied upon the audited financial statements of Mercer and Fibrek and the reports of the auditors thereon.

Assumptions and Limitations

We have relied upon and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, valuations, appraisals, advice, opinions and representations pertaining to Mercer, Fibrek and their respective subsidiaries obtained by us from public sources, contained in the Support Agreement, provided to us by senior management of Mercer and Fibrek and their respective consultants or advisors, or as otherwise provided to us pursuant to our engagement. Our Fairness Opinion is conditional upon such completeness, accuracy and fair presentation. Subject to the exercise of our professional judgment and except as expressly described herein, we have not attempted to verify independently the accuracy or completeness of any such information, data, valuations, appraisals, advice, opinions, representations, budgets, estimates or forecasts.

The Transaction is subject to a number of conditions outside the control of Mercer and we have assumed all conditions precedent to the completion of the Transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification. In rendering this Fairness Opinion, we express no view as to the likelihood that the conditions with respect to the Transaction will be satisfied or waived or that the Transaction will be implemented within the time frame indicated in the Support Agreement. This Fairness Opinion does not constitute a recommendation as to how any Mercer Shareholder should vote with respect to the proposed Transaction or any other matter.

Senior management of Mercer and Fibrek have represented to us in certificates (the “Representation Certificates”), among other things, that the information, data, opinions and other materials (the “Information”) provided to us by or on behalf of Mercer and Fibrek was complete and correct at the dates the Information was provided to us and that there has been no material change, financial or otherwise, in the position of Mercer, Fibrek and their respective subsidiaries, or in its assets, liabilities (contingent or otherwise), business, operations or affairs of Mercer or Fibrek which has not otherwise been disclosed to us, and there has been no change of any material fact which is of a nature so as to render the Information untrue or misleading in any material respect as of the date hereof. With respect to any financial forecasts and projections provided to Raymond James and used in our analyses, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of Mercer and Fibrek as to the matters covered thereby, and in rendering our Fairness Opinion we express no view as to the reasonableness of such forecasts or projections or the assumptions on which they are based.

In arriving at our Fairness Opinion, in addition to the facts and conclusions contained in the materials, information, documents, reports, representations and opinions referred to above, we have assumed, among other things that the representations and warranties provided in the Representation Certificates are accurate in all material respects.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction.

This Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Mercer and Fibrek as reflected in the Information and documents reviewed by us and as represented to us in our discussions with management of Mercer and Fibrek and pursuant to the Representation Certificates. In its analyses and in preparing the Fairness Opinion, Raymond James made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are beyond the control of Raymond James or any party to the Transaction and while reasonable under current circumstances, may prove to be incorrect. The Fairness Opinion is given as of the date hereof and Raymond James disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to Raymond James’ attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Raymond James reserves the right to change, modify or withdraw the Fairness Opinion.

The Fairness Opinion has been provided for the use of the Board of Directors and may not be used by any other person or relied upon by any other person other than the Board of Directors without the express prior written consent of Raymond James; provided that Raymond James hereby consents to the Fairness Opinion, and references to it, being included in the Proxy Circular, subject to our satisfactory review of the Proxy Circular disclosure prior to distribution to the Mercer Shareholders.

Raymond James believes that its analysis must be considered as a whole and that selecting portions of the analysis or the factors considered by it, without considering all factors and analysis together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Conclusion

Based upon and subject to the foregoing, Raymond James is of the opinion that, as of the date hereof, the consideration being offered under the Transaction is fair, from a financial point of view, to Mercer Shareholders.

Yours truly,

RAYMOND JAMES LTD.

ANNEX G

SUPPORT AGREEMENT

MERCER INTERNATIONAL INC.

AND

FIBREK INC.

SUPPORT AGREEMENT

February 9, 2012

ARTICLE 1 INTERPRETATION		1

1.1	DEFINITIONS	1
1.2	CURRENCY	11
1.3	ACCOUNTING MATTERS	11
1.4	KNOWLEDGE	11
1.5	SCHEDULES	11

ARTICLE 2 THE OFFER		11

2.1	THE OFFER	11
2.2	CONDITIONS TO MAKING OF THE OFFER	14
2.3	BOARD OF DIRECTORS’ RECOMMENDATION	15
2.4	FIBREK STOCK OPTION PLAN	15
2.5	OFFER DOCUMENTS	16
2.6	SHAREHOLDER RIGHTS PLANS	17
2.7	COMPULSORY ACQUISITION/SUBSEQUENT ACQUISITION TRANSACTION	17
2.8	WAIVER OF STANDSTILL	17
2.9	DIRECTORS	18
2.10	REGISTRAR AND TRANSFER AGENT	18
2.11	INFORMATION AGENT AND DEALER MANAGER	18

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		18

3.1	REPRESENTATIONS AND WARRANTIES OF THE OFFEROR	18
3.2	REPRESENTATIONS AND WARRANTIES OF FIBREK	18

ARTICLE 4 CONDUCT OF BUSINESS		18

4.1	COVENANTS OF FIBREK REGARDING THE CONDUCT OF BUSINESS	18

ARTICLE 5 COVENANTS OF FIBREK		21

5.1	NON-SOLICITATION	21
5.2	RIGHT TO MATCH	22
5.3	TERMINATION FEE AND EXPENSE REIMBURSEMENT	23
5.4	LIQUIDATED DAMAGES: EXCLUSIVE REMEDY	24
5.5	INJUNCTIVE RELIEF	24

ARTICLE 6 COVENANTS OF THE OFFEROR		25

6.1	EXTENSION OF EXPIRY DATE	25
6.2	DIRECTORS’ AND OFFICERS’ INSURANCE AND INDEMNIFICATION	25
6.3	EMPLOYMENT AND BENEFIT MATTERS	25
6.4	ADDITIONAL OFFEROR COVENANTS	26

ARTICLE 7 OTHER COVENANTS		26

7.1	NOTICE PROVISIONS	26
7.2	REGULATORY MATTERS	26
7.3	PUBLICITY	27

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		27

8.1	TERMINATION	27
8.2	EFFECT OF TERMINATION	29

ARTICLE 9 GENERAL PROVISIONS		29

9.1	NOTICES	29

ARTICLE 10 MISCELLANEOUS		30

10.1	AGREEMENT MATTERS	30
10.2	BINDING EFFECT AND ASSIGNMENT	30
10.3	SURVIVAL	31
10.4	EXPENSES	31
10.5	COUNTERPARTS	31
10.6	FURTHER ASSURANCES	31
10.7	ACCESS TO INFORMATION	31
10.8	SEVERABILITY	32

SCHEDULE A - CONDITIONS TO THE OFFER

SCHEDULE B - REPRESENTATIONS AND WARRANTIES

SCHEDULE C - FORM OF LOCK-UP AGREEMENT

SCHEDULE D - PRORATION CALCULATIONS

SUPPORT AGREEMENT

THIS AGREEMENT dated February 9, 2012,

BETWEEN:

MERCER INTERNATIONAL INC., a corporation existing under the laws of Washington (the “Offeror”)

- and -

FIBREK INC., a corporation existing under the laws of Canada (“Fibrek”)

WHEREAS:

A.	The Offeror, directly or through one of its affiliate(s), desires to make an offer for all the Common Shares (as defined below), by way of a take-over bid, on the terms and subject to the conditions set out in this Agreement; and

B.	The board of directors of Fibrek (the “Board of Directors”) has unanimously determined, after consultation with its financial and legal advisors, that the consideration to be offered for the Common Shares pursuant to the Offer (as defined below) is fair, from a financial point of view, to all Shareholders (as defined below) (other than those who have entered into lock-up agreements with any Person other than the Offeror with respect to their Common Shares) and that it would be advisable and in the best interests of Fibrek for the Board of Directors to take all reasonable action to support and facilitate the Offer and enter into this Agreement and to recommend that Shareholders tender their Common Shares to the Offer, all on the terms and subject to the conditions contained herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“1933 Act” means the U.S. Securities Act of 1933, as amended;

“2010 Financial Statements” has the meaning ascribed thereto in Section (h)(i) of Part II of Schedule B;

“2010 Offeror Financial Statements” has the meaning ascribed thereto in Section (g)(i) of Part I of Schedule B;

“Acquisition Proposal” means, other than the Contemplated Transactions, any offer, proposal, expression of interest, solicitation, inquiry or announcement from any Person (other than the Offeror and its Affiliates) (including any offer or proposal made prior to the date hereof and any modification after the date hereof of any offer or proposal made prior to the date hereof), whether or not in writing and whether or not delivered to the shareholders of Fibrek, relating to:

(a)

any acquisition, sale or other disposition, direct or indirect, whether in a single transaction or a series of related transactions, of (a) the assets of Fibrek and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Fibrek and its subsidiaries or which contribute 20% or more of the consolidated revenue of Fibrek and its subsidiaries; or (b) voting or equity securities (including securities convertible into voting or equity securities), which together with other voting or equity securities beneficially owned (including securities convertible into voting or equity securities) by such Person or any Persons acting jointly or in concert with such Person, would be equal to 20% or more of the issued and outstanding voting or equity securities of Fibrek or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Fibrek and its subsidiaries or which contribute 20% or more of the consolidated revenue of Fibrek and its subsidiaries;

(b)	any take-over bid, tender offer, deposit offer or exchange offer that, if consummated, would result in a person or group of persons beneficially owning 20% or more of any class of voting or equity securities (including securities convertible into voting or equity securities) of Fibrek;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, dual listed structure, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Fibrek and/or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Fibrek and its subsidiaries or which contribute 20% or more of the consolidated revenue of Fibrek and its subsidiaries; or

(d)	any public announcement of an intention to do any of the foregoing;

“Affiliate” has the meaning ascribed thereto in the CBCA;

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this support agreement, together with the Schedules attached hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Bid Circular” has the meaning ascribed thereto in Section 2.1(c);

“Board of Directors” has the meaning ascribed thereto in the Recitals;

“Business Day” means any day, other than a Saturday, Sunday or, unless otherwise specified, a day on which Canadian chartered banks in the cities of Montreal, Quebec and Vancouver, British Columbia are generally authorized or obliged by law to close;

“Canadian GAAP” means (i) for the period up to January 1, 2011, generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting, and (ii) as of January 1, 2011, International Financial Reporting Standards, in each case, as applicable, at the relevant time, applied on a consistent basis;

“CBCA” means the Canada Business Corporations Act;

“Change of Control Events” has the meaning ascribed thereto in Section 6.3;

“Change of Control Payments” has the meaning ascribed thereto at Section (t) of Part II of Schedule B;

“Code” means the United States Internal Revenue Code, as amended;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or her designee;

“Common Shares” means the issued and outstanding common shares of Fibrek, and shall include all common shares of Fibrek issued upon exercise of any Options prior to the Expiry Time;

“Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder, as amended from time to time;

“Competition Act Approval” means the Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act in respect of the purchase of the Common Shares by the Offeror, or the waiting period under Part IX of the Competition Act shall have expired or have been waived in accordance with the Competition Act and the Commissioner shall have advised the Offeror in writing (which advice shall not have been rescinded or amended) that she does not intend, at the time of such advice, to make an application under Section 92 of the Competition Act in respect of the purchase of the Common Shares by the Offeror and the form of and any terms and conditions attached to any such advice are acceptable to the Offeror, acting reasonably;

“Compulsory Acquisition” means an acquisition by the Offeror of all Common Shares not tendered to the Offer utilizing the provisions of Section 206 of the CBCA;

“Conditional Option Exercise” has the meaning ascribed thereto in Section 2.4(b);

“Conditions of the Offer” has the meaning ascribed thereto in Section 2.1(b);

“Confidentiality Agreement” means the confidentiality agreement made as of the 23rd day of December, 2011, between the Offeror and Fibrek, as it may be amended;

“Contemplated Transactions” means the making of the Offer, the mailing of the Offer Documents and the take-up of Common Shares under the Offer;

“Contract” means any contract, agreement, commitment, understanding, undertaking, engagement, license, franchise, lease, arrangement or other contractual right or obligation, whether written or oral;

“Credit Facilities” has the meaning ascribed thereto in Section 2.2(a)(xi);

“Current Premia” has the meaning ascribed thereto in Section 6.2(a);

“DataSite” means the information made available to and accessible by the Offeror through Fibrek’s on-line data room on Merrill DataSite;

“Diligence Information” means all documentation and other information made available to the Offeror or any of its Representatives on or before the date hereof through: (i) the DataSite; and (ii) the management presentations held in January 2012;

“Directors’ Circular” has the meaning ascribed thereto in Section 2.3(b)(i);

“Disclosure Letter” means the disclosure letter executed by Fibrek and delivered to the Offeror on the date hereof in connection with the execution of this Agreement;

“Effective Time” means the time that the Offeror shall have first taken up Common Shares pursuant to Section 2.1(k);

“Eligible Options” means Options having an exercise price lower than the Offer Price;

“Employee Plans” means all the employee benefit, fringe benefit, deferred benefit, supplemental unemployment benefit, bonus, incentive pay or compensation, performance compensation, deferred compensation, profit sharing or deferred profit sharing, termination, severance, change of control, pension, supplementary pension, retirement, stock option, stock purchase, stock appreciation, restricted stock unit, performance stock unit, director share unit, phantom stock, registered retirement savings, insurance, extended health, welfare, medical (including out of country), dental, disability, life insurance, employee family assistance, vacation or vacation pay programs, or similar plans for the benefit of or relating to any of the current or former directors, officers or employees or consultants of Fibrek or any of its subsidiaries (or any spouses, dependants, survivors or beneficiaries of any such Persons) maintained, sponsored, funded or otherwise contributed to or required to be contributed to, by Fibrek or any of its subsidiaries, or under which Fibrek or any of its subsidiaries has or will have any liability or contingent liability, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, other than government-sponsored employment insurance, workers’ compensation, health insurance or pension plans;

“Environmental Laws” means all applicable Laws that relate to or impose liability or standards with respect to: (i) the use, manufacture, handling, transport, transfer, processing, generation, labelling, distribution, treatment, storage, discharge, disposal, spill, recycling, import, export, sale, destruction or release of any Hazardous Substances; and (ii) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with the environment or natural resources (including climate, ambient air, surface water, sewer systems, groundwater, land surface, subsurface strata, wetlands, wildlife, aquatic species and vegetation), or otherwise relating to environmental or public health and safety matters;

“Existing Unsolicited Offer” means the unsolicited offer for Common Shares made by AbitibiBowater Inc. (doing business as Resolute Forest Products) and RFP Acquisition Inc. made pursuant to an offeror’s circular filed with the securities regulators in Canada on December 15, 2011, as amended from time to time, as the case may be, in accordance with applicable Securities Laws;

“Existing Unsolicited Offer Extension Date” has the meaning ascribed thereto in Section 6.1;

“Existing Unsolicited Offer Lock-Up Agreements” mean those lock-up agreements dated as of November 28, 2011 entered into between AbitibiBowater Inc. and each of (i) Fairfax Financial Holdings Limited; (ii) Oakmont Capital Inc., Terence M. Kavanaugh and Gregory P. Hannon; and (iii) Dalal Street, LLC, in each case, as may be amended from time to time;

“Expense Reimbursement” has the meaning ascribed thereto in Section 5.3(c);

“Expiry Date” means the date on which the Expiry Time occurs;

“Expiry Time” has the meaning ascribed thereto in Section 2.1(d);

“Fairness Opinion” means a fairness opinion from Fibrek’s financial advisor, TD Securities, to the effect that, as of the date thereof, the consideration offered for the Common Shares under the Offer is fair, from a financial point of view, to all Shareholders (other than those who have entered into lock-up agreements with any Person other than the Offeror with respect to their Common Shares);

“Fibrek” has the meaning ascribed thereto in the designation of the Parties;

“Fibrek Public Disclosure Record” means all documents filed by Fibrek since December 31, 2010 and prior to the date of this Agreement with the Canadian securities regulators on SEDAR under the name of “Fibrek Inc.” and not marked private;

“Fibrek Securityholders” means the Shareholders and the holders of Options;

“Fibrek Stock Option Plan” means the share option plan of Fibrek, dated March 25, 2010, as amended after the date hereof in accordance with the terms of this Agreement;

“Filings” has the meaning ascribed thereto in Section 7.2(b);

“Financial Statements” has the meaning ascribed thereto in Section (h)(i) of Part II of Schedule B;

“Financing” has the meaning ascribed thereto in Section 5.3(c) of this Agreement;

“Fully-Diluted Basis” means, with respect to the number of Common Shares outstanding at any time, the number of Common Shares that would be outstanding assuming all Options and any other rights to receive Common Shares outstanding at that time had been exercised or converted, but excluding Common Shares issuable upon the exercise of SRP Rights;

“Governmental Entity” means any applicable: (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, minister, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board or authority of any of the foregoing; (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) stock exchange;

“Hazardous Substance” means any substance or material that is deemed to be, alone or in any combination, a pollutant, contaminant, waste, special waste, toxic, radioactive, ignitable, corrosive, reactive, hazardous, deleterious, dangerous or a source of contamination under any Environmental Law, and any substance or material the presence or concentration of which in soil, sediment, ground water or surface water is regulated under any Environmental Law, including, without limitation, petroleum, petroleum products, asbestos and urea-formaldehyde insulation;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States), and the rules and regulations promulgated thereunder;

“HSR Act Approval” means the expiry of the applicable waiting period under the HSR Act, unless the waiting period is earlier terminated;

“ICA Approval” means that the Offeror shall have received written evidence from the responsible Minister under the Investment Canada Act that the Minister is satisfied or deemed to be satisfied that the Contemplated Transactions are likely to be of net benefit to Canada pursuant to the Investment Canada Act;

“including” means including without limitation, and “include” and “includes” each have a corresponding meaning;

“Interim Financial Report” has the meaning ascribed thereto in Section (h)(i) of Part II of Schedule B;

“Investment Canada Act” means the Investment Canada Act and the regulations promulgated thereunder, as amended from time to time;

“Latest Mailing Time” has the meaning ascribed thereto in Section 2.1(c);

“Laws” means any and all applicable: (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws; (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Entity; and (iii) policies, guidelines, notices and protocols, to the extent that they have the force of law and which are binding on or affect the Person to which they relate, and include, for greater certainty, any applicable Environmental Laws, Regulatory Laws and Securities Laws;

“Lien” means (i) any mortgage, charge, pledge, hypothec, claim, security interest, assignment, lien (statutory or otherwise), privilege, easement, encroachment, servitude, pre-emptive right or right of first refusal, ownership or title retention agreement or restriction, restrictive covenant or conditional sale agreement, and (ii) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation;

“Lock-Up Agreement” means each of the lock-up agreements dated the date hereof between the Offeror and each of the Locked-Up Shareholders, in the form attached hereto as Schedule C;

“Locked-Up Shareholders” means all directors and officers of Fibrek and any Affiliate or associate (as defined in the Securities Act) of such directors and officers holding Common Shares or Options, with the exception of Hubert T. Lacroix who holds his Common Shares in a blind trust;

“Mailing Date” means the first date on which Offer Documents are mailed to Shareholders pursuant to Section 2.1(c);

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, assets, properties, obligations, liabilities (contingent or otherwise), financial condition or results of operations of Fibrek and its subsidiaries either alone or in combination with any other changes, effects, events, occurrences, state of facts or developments; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in Canadian GAAP; (ii) any adoption, proposal, implementation or change in Laws or any interpretation thereof by any Governmental Entity; (iii) any change in global, national or regional political conditions (including the commencement, occurrence or continuation of any strike, riot, lockout, outbreak or escalation of illness, war, armed hostilities, act of terrorism or facility takeover for emergency purposes); (iv) any change in general economic, business, regulatory or market conditions or in national or global financial, capital, securities or currency markets; (v) any natural disaster; (vi) the execution, announcement or performance of this Agreement or consummation of the Contemplated Transactions; (vii) any change in the market price or trading volume of the Common Shares (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred); (viii) the failure, in and of itself, of Fibrek to meet any internal or public projections, forecasts or estimates of revenue or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (ix) any action, omission, effect, change, event or occurrence taken, made, caused, requested or directed by or on behalf of the Offeror; or (x) any action taken by Fibrek or any of its subsidiaries that is required or permitted pursuant to this Agreement; provided that an effect described in any of clauses (i) and (v) may be taken into account to the extent Fibrek and its subsidiaries, taken as a whole, are disproportionately affected thereby relative to other peers of Fibrek and its subsidiaries in the same industry in which Fibrek and its subsidiaries operate;

“material change” has the meaning ascribed thereto in the Securities Act;

“Material Contract” means (i) any real property lease, and (ii) any other Contract to which Fibrek or any of its subsidiaries is a party or by which Fibrek or any of its subsidiaries is bound or by which Fibrek or any of its subsidiaries has, or will have, any liability or contingent liability: (a) which, if terminated, would reasonably be expected to have a Material Adverse Effect on Fibrek; (b) under which Fibrek or any of its subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party in excess of $1,000,000 in the aggregate; (c) relating to indebtedness for borrowed money of Fibrek or any of its subsidiaries, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $1,000,000; (d) providing for the establishment, organization or formation of any joint ventures involving Fibrek or any of its subsidiaries; (e) under which Fibrek or any of its subsidiaries is obligated to make, or expects to receive, payments in excess of $1,000,000 over the remaining term of the Contract; (f) that limits or restricts Fibrek or any of its subsidiaries from engaging in any line of business or any geographic area or limits or restricts the manner in which it can conduct business; (g) which has a remaining term to maturity of more than 12 months and cannot be terminated earlier without penalty upon notice from Fibrek or its subsidiaries; (h) which is entered into with a director, officer or shareholder of Fibrek or any of its subsidiaries, or any of their Affiliates, or with a party which does not deal at arm’s length with Fibrek or any of its subsidiaries for the purposes of the Tax Act or the Code; (i) is with a Governmental Entity; (j) pursuant to which Fibrek provides an indemnification to any

Person (other than a current or former director or officer of Fibrek, and Contracts entered into by Fibrek or any of its subsidiaries in the ordinary course of business that are not otherwise Material Contracts and which would not reasonably be expected to result in the liability of Fibrek and its subsidiaries to a third party exceeding $1,000,000 in the aggregate); and (k) any Contract included under the heading “Material Contracts” in Fibrek’s annual information form dated March 23, 2011 and any amendments thereto that are included in the Fibrek Public Disclosure Record;

“material fact” has the meaning ascribed thereto in the Securities Act;

“Maximum Cash Consideration” means $70,000,000;

“Maximum Share Consideration” means 11,741,496 Offeror Shares;

“Minimum Deposit Condition” has the meaning ascribed thereto in Section (a) of Schedule A;

“NASDAQ” means the NASDAQ Stock Market;

“Offer” has the meaning ascribed thereto in Section 2.1(a), which term shall include any amendments to, variations of, or extensions of, such Offer made in accordance with this Agreement;

“Offer Documents” has the meaning ascribed thereto in Section 2.1(c);

“Offer Price” has the meaning ascribed thereto in Section 2.1(a);

“Offeror” has the meaning ascribed thereto in the designation of the Parties;

“Offeror Financial Statements” has the meaning ascribed thereto in Section (g)(i) of Part I of Schedule B;

“Offeror Interim Financial Report” has the meaning ascribed thereto in Section (g)(i) of Part I of Schedule B;

“Offeror Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, assets, properties, obligations, liabilities (contingent or otherwise), financial condition or results of operations of the Offeror and its subsidiaries either alone or in combination with any other changes, effects, events, occurrences, state of facts or developments; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an Offeror Material Adverse Effect: (i) any change in United States generally accepted accounting principles; (ii) any adoption, proposal, implementation or change in Laws or any interpretation thereof by any Governmental Entity; (iii) any change in global, national or regional political conditions (including the commencement, occurrence or continuation of any strike, riot, lockout, outbreak or escalation of illness, war, armed hostilities, act of terrorism or facility takeover for emergency purposes); (iv) any change in general economic, business, regulatory or market conditions or in national or global financial, capital, securities or currency markets; (v) any natural disaster; (vi) the execution, announcement or performance of this Agreement or consummation of the Contemplated Transactions; (vii) any change in the market price or trading volume of the Common Shares (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred); (viii) the failure, in and of itself, of the Offeror to meet any internal or public projections, forecasts or estimates of revenue or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether an Offeror Material Adverse Effect has occurred); (ix) any action, omission, effect, change, event or occurrence taken, made, caused, requested or directed by or on behalf of the Offeror; or (x) any action taken by the Offeror or any of its subsidiaries that is required or permitted pursuant to this Agreement; provided that an effect described in any of clauses (i) and (v) may be taken into account to the extent the Offeror and its subsidiaries, taken as a whole, are disproportionately affected thereby relative to other peers of the Offeror and its subsidiaries in the same industry in which the Offeror and its subsidiaries operate;

“Offeror Public Disclosure Record” means all documents filed by the Offeror on “EDGAR”, the SEC reporting site, and on SEDAR by Mercer since December 31, 2010 and prior to the date of this Agreement but shall not include documents that are “furnished”;

“Offeror Shareholder Approval” means the receipt by the Offeror of the requisite approval from a simple majority of shareholders of the Offeror who vote in person or by proxy at a meeting of shareholders, duly held in accordance with applicable Laws, including applicable Securities Laws, to approve the issuance of the Offeror Shares to be issued pursuant to the Offer pursuant to the rules of NASDAQ;

“Offeror Shares” means the common shares in the capital stock (par value $1.00) of the Offeror;

“Options” means the outstanding options to purchase Common Shares granted under or otherwise subject to the Fibrek Stock Option Plan;

“Outside Date” means June 15, 2012, subject to the right of any Party to extend the Outside Date one time for up to an additional 15 days (in increments of days if desired) (but for greater certainty in no event later than June 30, 2012) if either of conditions (b) and (c) of the Conditions of the Offer set forth at Schedule A hereto has not been satisfied, unless any such condition is incapable of being satisfied based upon a final and non-appealable decision or order of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Montreal time) on the date that is 10 days (or such shorter period as is practical in the circumstances) prior to the then current Outside Date, or such later date as may be mutually agreed to in writing by the Parties.

“Parties” means Fibrek and the Offeror, and “Party” means any of them;

“Permits” means any licenses, permits, certificates, consents, orders, approvals, waivers, registrations or other similar authorizations issued by or from any Governmental Entity as required by applicable Laws for the ownership, operation or lease of any of the real property of Fibrek or its subsidiaries or conduct of the respective businesses of Fibrek and its subsidiaries in compliance with applicable Law;

“Person” includes an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

“Property” has the meaning ascribed thereto in Section (o) of Part II of Schedule B;

“Registration Statement” has the meaning ascribed thereto in Section 2.1(c);

“Regulation 61-101” means Regulation 61-101 respecting protection of minority security holders in special transactions;

“Regulatory Laws” means the Competition Act, the Investment Canada Act and the HSR Act;

“Representatives” means, collectively, in respect of a Person (a) its directors, officers, employees, agents, representatives and any financial advisor, law firm, accounting firm or other professional firm retained to assist the Person in connection with the transactions contemplated in this Agreement, and (b) the Person’s Affiliates and subsidiaries and the directors, officers, employees, agents and representatives and advisors thereof;

“Response Period” has the meaning ascribed thereto in Section 5.2(a)(iii);

“Returns” means all reports, declarations, forms, elections, information statements and returns (whether in tangible, electronic or other form) relating to, or required to be filed or prepared in connection with any Taxes, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto;

“Rights Agent” means Computershare Investor Services Inc., the rights agent under the Shareholder Rights Plan;

“SEC” means the Securities and Exchange Commission, United States;

“Securities Act” means the Securities Act (Quebec) and the rules, regulations and published policies promulgated thereunder;

“Securities Authorities” means the TSX and the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada;

“Securities Laws” means the Securities Act, together with all other securities laws, rules and regulations and published policies of the Securities Authorities, and the 1933 Act, together with all other securities laws, rules and regulations, in each case as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Shareholders” means the registered holders of the outstanding Common Shares from time to time;

“Shareholder Rights Plan” means the shareholder rights plan agreement between Fibrek and the Rights Agent, dated December 19, 2011, as modified or amended or superseded by any other shareholder rights plan;

“Special Warrant Agreement” means the special warrant agreement entered into the date hereof between the Parties, which special warrant agreement sets forth the terms and conditions of the Financing;

“Special Warrants” means 32,320,000 special warrants of Fibrek, as more particularly described in the Special Warrant Agreement;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“subsidiary” has the meaning ascribed thereto in Regulation 45-106 respecting prospectus and registration exemptions;

“Subsequent Acquisition Transaction” means any proposed arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or similar transaction involving Fibrek and the Offeror or an Affiliate of the Offeror to be completed after completion of the Offer, which, if successfully completed, will result in the Offeror owning, directly or indirectly, all of the Common Shares and/or all of the assets of Fibrek and provides for consideration per Common Share that is at least equal in value to, and is in the same form as, the consideration per Common Share offered under the Offer which, for greater certainty, excludes a Compulsory Acquisition;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that:

(a)	did not result from a breach of Section 5.1 of this Agreement by Fibrek or its Representatives;

(b)	relates to the acquisition of all of the Common Shares (other than the Common Shares owned by the Person making the Acquisition Proposal together with its Affiliates) or to the acquisition of, or a plan of arrangement, merger, business combination or similar transaction involving, all or substantially all of the consolidated assets of Fibrek and its subsidiaries;

(c)	is reasonably likely to be completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the party making the same;

(d)	is not subject to any financing condition and which the Board of Directors in consultation with its financial advisors and outside legal counsel has determined in good faith is either fully funded or is subject to adequate arrangements which have been made to ensure that the required funds will be available to effect payment in full for all of the Common Shares or assets, as applicable, to be acquired pursuant thereto;

(e)	is not subject to a due diligence and/or access condition;

(f)	in respect of which the Board of Directors determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors, that:

(i)	failure to recommend such Acquisition Proposal to the Fibrek Securityholders would be inconsistent with its fiduciary duties under applicable Law; and

(ii)	having regard to all of its terms and conditions, such Acquisition Proposal, would, if consummated in accordance with its terms, result in a transaction more favourable to the Fibrek Securityholders from a financial point of view than the Offer (or any amended Offer proposed by the Offeror pursuant to Section 5.2(b) hereof);

“Tax Act” means the Income Tax Act (Canada);

“Taxes” means: (a) any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profit taxes (including federal, provincial, state, local and territorial income taxes), payroll and employee withholding taxes, employment taxes (including health), unemployment/employment insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, license taxes, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation assessments and premiums, and government pension plan premiums or contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Fibrek or any of its subsidiaries is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not; and (b) any liability for the payment of any amount described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise;

“TD Securities” means TD Securities Inc.;

“Term Loan” means the term loan agreement in the aggregate amount of $78 million dated July 16, 2010, as amended, between Fibrek, as borrower, and SGF Rexfor Inc., as lender;

“Termination Fee” has the meaning ascribed thereto in Section 5.3(a);

“Termination Fee Event” has the meaning ascribed thereto in Section 5.3(b);

“Transaction Date” means the earlier of: (i) the termination of this Agreement in accordance with its terms; and (ii) the appointment or election to the Board of Directors of Fibrek of Persons designated by the Offeror who represent a majority of the directors of Fibrek;

“Transaction Payments” has the meaning ascribed thereto in Section 6.3;

“TSX” means the Toronto Stock Exchange.

1.2	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.3	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement with respect to Fibrek shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature with respect to Fibrek required to be made shall be made in a manner consistent with Canadian GAAP and past practice.

1.4	Knowledge

In this Agreement, references to “the knowledge of Fibrek” or similar phrases means the actual knowledge, after reasonable inquiry, of the following Persons, in their capacities with Fibrek as indicated: Pierre-Gabriel Côté – President and Chief Executive Officer; Patsie Ducharme – Vice President and Chief Financial Officer; Jean-Pierre Benoit – Vice President, Sales and Operations; Dany Paradis – Vice President, Change Management and Supply Chain; and Emmanuelle Lamarre Cliche – Vice President, Sustainable Development, Legal Affairs and Corporate Secretary, and references to “the knowledge of the Offeror” or similar phrases means the actual knowledge, after reasonable inquiry, of the following Persons, in their capacities with the Offeror as indicated: Jimmy S.H. Lee - President and Chief Executive Officer and David M. Gandossi – Secretary, Executive Vice-President and Chief Financial Officer, in each case without personal liability on the part of any of them.

1.5	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A - Conditions of the Offer

Schedule B - Representations and Warranties

Schedule C - Form of Lock-up Agreement

Schedule D - Proration Calculations

ARTICLE 2

THE OFFER

2.1	The Offer

(a)	The Offeror shall promptly announce publicly the Offeror’s intention to make an offer (the “Offer”) and the Offeror shall make, subject to the terms and conditions hereof, a take-over bid for all outstanding Common Shares, including Common Shares issued after the date of the Offer and prior to the Expiry Time on the exercise of any Options prior to the Expiry Time, but excluding Common Shares owned by or on behalf of the Offeror or its Affiliates, for consideration per Common Share equal to, at the election of the Shareholders, either:

(i)	$1.30 in cash;

(ii)	0.1540 of an Offeror Share; or

(iii)	$0.54 in cash plus 0.0903 of an Offeror Share, subject in the case of (i) and (ii) to proration as described in Schedule D, provided that the amount of cash or number of Offeror Shares shall not exceed the Maximum Cash Consideration and Maximum Share Consideration, respectively (the “Offer Price”).

(b)	The Offer shall be made in accordance with this Agreement and applicable Securities Laws and be subject only to the conditions (the “Conditions of the Offer”) set forth in Schedule A hereto.

(c)	The Offeror, at its sole expense, shall prepare the Offer and accompanying take-over bid circular (collectively, the “Bid Circular”) and related letter of transmittal and notice(s) of guaranteed delivery and other ancillary offer documents and instruments (collectively with the Bid Circular, the “Offer Documents”) in both the English and French languages to the extent required by Law, and in compliance with Securities Laws. The Offeror shall mail the Offer Documents in accordance with applicable Securities Laws to each Fibrek Securityholder named on the lists provided by Fibrek to the Offeror referred to in Section 2.5(c), as soon as reasonably practicable after the date of this Agreement and, subject to Section 2.1(f) and Section 2.1(h), in any event not later than 11:59 p.m. (Montreal time) on the date that is 19 days from the date of this Agreement (the “Latest Mailing Time”). The Offeror will also prepare and file in accordance with applicable Securities Laws, a registration statement on SEC Form S-4 in connection with the Offeror Shares to be issued in connection with the Offer (the “Registration Statement”). The Offeror, upon receipt of any comments from the SEC relating to the Registration Statement which relate to Fibrek, will inform Fibrek of such comments and respond as promptly as practicable and otherwise use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC.

(d)	The Offer shall be open for acceptance until (i) not earlier than 5:00 p.m. (Montreal time) on the first Business Day that falls after the day that is 35 days from the Mailing Date, subject to the right of the Offeror in its sole discretion to extend from time to time the period during which Common Shares may be deposited under the Offer if the conditions set forth in Schedule A are not satisfied on the Expiry Date of the Offer, as it may be extended; and (ii) not later than the Outside Date (the time at which the Offer expires, as it may be extended from time to time in accordance with this Agreement, being referred to as the “Expiry Time”). The Offeror shall use its commercially reasonable efforts to consummate the Offer, subject only to the terms and conditions of this Agreement and applicable Laws.

(e)	Fibrek will, in a timely manner, furnish the Offeror with all such information regarding Fibrek and its Affiliates as is reasonably requested by the Offeror or otherwise required to be included in the Bid Circular or the Registration Statement under applicable Securities Laws or in any other filings required to be made by the Offeror under applicable Laws in connection with the Contemplated Transactions. Fibrek and its advisors shall be given a reasonable opportunity to review and provide comments on the Offer Documents prior to their printing and reasonable consideration shall be given to any comments made by Fibrek and its advisors.

(f)	Fibrek will publish and release its audited financial statements for the fiscal year ended December 31, 2011 as soon as reasonably practicable after the date hereof, and in any event no later than February 24, 2012.

(g)	If the mailing of the Bid Circular is delayed by reason of:

(i)	an injunction or order made by a Governmental Entity, then the Latest Mailing Time shall be extended for a period ending on the fifth Business Day following the date on which such injunction or order ceases to be in effect; or

(ii)	Fibrek not having provided to the Offeror:

(A)	such assistance in the preparation of the Bid Circular and the Registration Statement as may be reasonably requested by the Offeror, including providing such information pertaining to Fibrek and its Affiliates as may be reasonably necessary to complete the Bid Circular and the Registration Statement, in order that the Bid Circular and the Registration Statement comply in all material respects with applicable Securities Laws or any other filings required to be made by the Offeror under applicable Laws;

(B)	the Directors’ Circular in accordance with Section 2.3(b)(i) (unless the Directors’ Circular has not been provided due to a breach by the Offeror of its covenant contained in Section 2.3(c)); or

(C)	the lists referred to in Section 2.5(c),

the Latest Mailing Time shall be extended for a period ending at 11:59 p.m. (Montreal time) on the fifth Business Day following the date on which Fibrek supplies such necessary documents, information, lists or other assistance.

(h)	Without limiting anything in Section 2.1(f), the Latest Mailing Time may, at the option of the Offeror, be extended if an Acquisition Proposal shall have been:

(i)	publicly announced by any Person other than the Offeror, unless since such Acquisition Proposal was announced, the Board of Directors has confirmed in writing to the Offeror that such Acquisition Proposal is not a Superior Proposal and the reasons therefor and publicly stated that such Acquisition Proposal is not a Superior Proposal and has publicly reaffirmed its recommendation in favour of the Offer; or

(ii)	privately submitted to Fibrek or the Board of Directors or any committee or member thereof, or the financial advisors to the Board of Directors, unless the Board of Directors has confirmed in writing to the Offeror that such Acquisition Proposal is not a Superior Proposal and the reasons therefor;

in which case the Latest Mailing Time shall be extended until the Board of Directors has publicly stated that such Acquisition Proposal is not a Superior Proposal and has publicly reaffirmed its recommendation in favour of the Offer, in the case of (i) above or the Board of Directors has confirmed in writing to the Offeror that such Acquisition Proposal is not a Superior Proposal, in the case of (ii) above.

(i)	Fibrek acknowledges and agrees that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer and transfer or assign to one or more of its Affiliates the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer; provided, however, that the Offeror shall not, without the prior written consent of Fibrek:

(i)	increase the Minimum Deposit Condition or decrease the Minimum Deposit Condition to a percentage lower than 50.1% of the Common Shares outstanding on a Fully Diluted Basis;

(ii)	decrease the Maximum Cash Consideration, the Maximum Share Consideration, or the cash amount and ratio of an Offeror Share offered for each Common Share;

(iii)	decrease the number of Common Shares in respect of which the Offer is made;

(iv)	change the form of consideration payable under the Offer (other than to add additional consideration); or

(v)	add any condition to the Offer not set forth in Schedule A hereto or otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse in any way to the Fibrek Securityholders; provided that, for certainty, the Offeror may, in its sole discretion, increase the total consideration per Common Share and/or add additional consideration to the Offer.

(j)	The Offeror shall use its reasonable commercial efforts to cause the Offeror Shares to be issued pursuant to the Offer to be listed for trading on NASDAQ and the TSX at their time of issue.

(k)	The Offeror agrees that, provided all of the Conditions to the Offer set forth in Schedule A, have been satisfied or waived prior to the Expiry Time, the Offeror shall take up and pay for all of the Common Shares validly deposited under the Offer as soon as reasonably possible and in any event not later than three Business Days after it becomes obligated by the terms of the Offer to take up such Common Shares deposited under the Offer (the “Effective Time”).

2.2	Conditions to Making of the Offer

(a)	The obligation of the Offeror to make the Offer pursuant to Section 2.1 shall be subject to the following conditions having been satisfied or waived by the Offeror, in its sole discretion:

(i)	this Agreement shall not have been terminated pursuant to Section 8.1;

(ii)	the Lock-Up Agreements shall have been entered into, shall remain in full force and effect and the Locked-Up Shareholders shall not be in breach of their obligations thereunder;

(iii)	Fibrek shall have complied in all material respects with all of its covenants in this Agreement to be complied with prior to the making of such Offer;

(iv)	each of the representations and warranties of Fibrek provided herein (a) that are qualified by a reference to Material Adverse Effect or materiality shall be true and correct at the date the Offer is made (except to the extent such representations and warranties speak as of an earlier date, which shall be true and correct as of such date) and (b) that are not qualified by a reference to Material Adverse Effect or to materiality shall be true and correct in all material respects at the date the Offer is made (except to the extent such representations and warranties speak as of an earlier date, which shall be true and correct as of such date);

(v)	Fibrek shall have delivered the Director’s Circular to the Offeror in sufficient quantities to permit delivery to the Fibrek Securityholders with the Offer Documents, which circular shall contain, with no director objecting, dissenting or abstaining, the determination of the Board of Directors that the Offer is in the best interests of Fibrek and the recommendation of the Board of Directors that Shareholders accept the Offer, as well as a copy of the fairness opinion of TD Securities opining that the consideration offered under the Offer is fair, from a financial point of view, to holders of Common Shares;

(vi)	the Offeror shall have received all waivers, rulings or orders necessary from all applicable Governmental Entities for the Offeror to make the Offer and to mail the Offer Documents to the Fibrek Securityholders;

(vii)	no Material Adverse Effect shall have occurred that was not disclosed to the Offeror or publicly disclosed prior to the date of this Agreement, and no other change or event shall have occurred or fact or circumstance shall exist which would make it impossible or impracticable to satisfy one or more of the conditions of the Offer set forth in Schedule A;

(viii)	no cease trade order, injunction or other prohibition at Law shall exist and no Law shall have been proposed, enacted, promulgated or applied, which in either case, would reasonably be expected to impose material limitations or conditions on, restrict, cease trade, prohibit or frustrate, any of the Contemplated Transactions;

(ix)	the Offeror shall have received, not more than seven hours before the time of mailing of the Offer Documents, a certificate of Fibrek, signed by two senior officers (without personal liability), satisfactory to the Offeror, acting reasonably, certifying after reasonable inquiry that the conditions in paragraphs (iii), (iv) and (vii) have been satisfied;

(x)	the applicable change of control provisions pursuant to the Term Loan shall have been waived and all necessary approvals of the lender thereto shall have been obtained in a manner satisfactory to the Offeror, acting reasonably; and

(xi)	the Offeror shall have received documents satisfactory to the Offeror, in its sole discretion, reflecting firm commitments from each of Investissement Québec and the Fonds de solidarité FTQ in relation to two credit facilities aggregating $70,000,000 (collectively the “Credit Facilities”).

(b)	The conditions in Section 2.2(a) are for the sole benefit of the Offeror and may be waived by it in its sole discretion in whole or in part. Such conditions shall be deemed to be satisfied or waived upon the mailing of the Offer Documents.

2.3	Board of Directors’ Recommendation

(a)	Fibrek hereby represents and warrants, and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement, that as of the date of this Agreement:

(i)	the Board of Directors has received an oral Fairness Opinion and confirmation from TD Securities that it will deliver a written Fairness Opinion to the Board of Directors dated the date of the oral Fairness Opinion on or before the date of the Directors’ Circular;

(ii)	the Board of Directors has unanimously determined, after consultation with its financial and legal advisors, that the consideration to be offered for the Common Shares pursuant to the Offer is fair to all Shareholders (other than those who have entered into lock-up agreements with any Person other than the Offeror with respect to their Common Shares), that it would be in the best interests of Fibrek to support and facilitate the Offer and enter into this Agreement and recommend that Shareholders deposit their Common Shares to the Offer; and

(iii)	the directors and officers of Fibrek (and the Affiliates and “associates” (as such term is defined in the Securities Act) of such directors and officers) holding not less than 760,150 Common Shares and any Eligible Options have advised Fibrek that, at the date hereof, they intend to deposit their Common Shares to the Offer and to take the actions described in Section 2.4 with respect to their respective Options and will so represent in the Director’s Circular and consent to the press releases referred to in Section 2.3(b)(iii).

(b)	the Board of Directors shall:

(i)	as soon as reasonably practicable, at Fibrek’s sole expense, prepare and approve in final form and print for distribution to the Fibrek Securityholders, a directors’ circular (the “Directors’ Circular”), in both the English and French languages prepared in accordance with applicable Securities Laws and setting forth (among other things) the determinations and recommendations referred to in Section 2.3(a)(ii) and the intentions of the directors and officers referred to in Section 2.3(a)(iii) and attaching the written Fairness Opinion;

(ii)	deliver to the depositary of the Offer, at its designated offices (or as the Offeror may otherwise direct in writing) as soon as reasonably practicable after the date of the Agreement and, subject to Section 2.1(f) and Section 2.1(h), in any event not later than 11:59 p.m. (local time of depositary’s designated offices) on the day preceding the date of the Latest Mailing Time or such earlier date required by the depositary of the Offer for mailing with the Offer Documents, a sufficient quantity of commercial copies of the Directors’ Circular; and

(iii)	issue a press release on the date of mailing of the Offer by the Offeror reconfirming its recommendation that Shareholders deposit all of their Common Shares to the Offer, which shall include reference to the Fairness Opinion, the recommendations of the Board of Directors and the intentions of the directors and officers as indicated in Section 2.3(a)(iii).

(c)	The Offeror will, in a timely manner, furnish Fibrek with all such information regarding the Offeror and its Affiliates and the Contemplated Transactions as is reasonably requested by Fibrek or otherwise required to be included in the Directors’ Circular under applicable Securities Laws or in any other filings required to be made by Fibrek under applicable Laws in connection with the Contemplated Transactions. The Offeror and its advisors shall be given a reasonable opportunity to review and provide comments on the Directors’ Circular and press release to be issued pursuant to Section 2.3(b)(iii) prior to printing, and issuance, as applicable, and reasonable consideration shall be given to any comments made by the Offeror and its advisors.

2.4	Fibrek Stock Option Plan

(a)

The Offeror and Fibrek agree that, between the date hereof and the Expiry Date, subject to the terms of the Fibrek Stock Option Plan and the receipt of any necessary approvals and in accordance with Securities Laws, Fibrek shall take such actions as may be necessary or desirable, including amending the terms of the

Fibrek Stock Option Plan to provide that the vesting of any unvested Eligible Options be accelerated and a cashless exercise of the Eligible Options be effected solely for the purpose of tendering under the Offer all Common Shares issued in connection with such cashless exercise, all on terms and in a manner acceptable to Offeror, and the Board of Directors shall consent to such acceleration, solely for the purpose of tendering the underlying Common Shares to the Offer. Fibrek shall take commercially reasonable measures to ensure that such accelerated Options are exercised and deposited under the Offer.

(b)	The Offeror and Fibrek agree that all Eligible Options tendered to Fibrek for exercise, conditional upon the Offeror taking up the Common Shares under the Offer (a “Conditional Option Exercise”), shall be deemed to have been exercised immediately prior to the take-up of the Common Shares by the Offeror. The Offeror shall accept as validly tendered under the Offer all of the Common Shares to be issued pursuant to the Conditional Option Exercise, provided that the holders of such Options confirm to Fibrek and the Offeror that such Common Shares are tendered pursuant to the Offer. Fibrek shall resolve prior to the Effective Time that all Eligible Options remaining and not exercised at the Effective Time shall be terminated for no consideration, which termination shall not require the consent of any holders of Options.

(c)	The Offeror agrees to reasonably co-operate and make all such tendering or other arrangements with Fibrek to facilitate the exercise or conditional exercise of Options and the deposit, pursuant to the Offer and as contemplated hereby, of all Common Shares issued in connection therewith prior to the Expiry Time.

(d)	Fibrek shall promptly notify the Offeror in writing of any exercise of Eligible Options. Such notice shall include full particulars of each such exercise.

(e)	Fibrek or the Offeror shall withhold all Taxes that must be withheld in relation to the Options, their vesting, their exercise, their disposition or the sale of the Common Shares, as the case may be. Without limiting the generality of the foregoing, Fibrek and the Offeror, shall have the right to deduct, withhold and remit from any payment(s) of any kind (including proceeds from the sale of the Common Shares, salary or bonus) otherwise due to an Option holder, a total amount not to exceed the amount of any Taxes required to be withheld with respect to any grant, vesting, exercise or disposition of any Option or the underlying Common Shares.

(f)	Except to the extent specifically contemplated in this Agreement, Fibrek shall not amend Fibrek’s Stock Option Plan, or make any additional grants or modify any existing grants under any of such plans, without the prior approval of the Offeror.

2.5	Offer Documents

(a)	Within the time periods required by Securities Laws, the Offeror shall file or cause to be filed with the appropriate Securities Authorities the Offer Documents.

(b)	The Offer Documents when filed with such Securities Authorities and when mailed to each of the Fibrek Securityholders named on the lists provided by Fibrek to the Offeror referred to in Section 2.5(c), shall contain (or shall be amended in a timely manner to contain) all information that is required to be included therein in accordance with all applicable Securities Laws and any other applicable Laws in all material respects.

(c)	Fibrek agrees to provide such assistance as the Offeror or its Representatives may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to Fibrek Securityholders and to such other Persons as are entitled to receive the Offer in accordance with Securities Laws, including delivering to the Offeror:

(i)	promptly and in any case within three (3) Business Days following the execution and delivery of this Agreement, lists of all registered Fibrek Securityholders, showing the name and address of each holder and the number of Common Shares and Options (including the exercise price thereof) held by each such holder, all as shown on the records of Fibrek as of a date that is not more than three (3) Business Days prior to the date of delivery of such basic lists; and

(ii)	from time to time, at the request of the Offeror, acting reasonably, supplemental lists setting out any changes from the basic lists referred to in Section (i) above in the names or addresses of registered Fibrek Securityholders or holdings of such Fibrek Securityholders held by each such Fibrek Securityholder (together with available participants lists).

2.6	Shareholder Rights Plans

Fibrek agrees that it will continue to defer separation of the SRP Rights with respect to the Offer until no earlier than immediately after the Expiry Time. Fibrek agrees that, with effect at the time that is immediately prior to the time upon which the Offeror elects to take up Common Shares deposited under the Offer, Fibrek shall irrevocably waive or suspend the operation of or otherwise render the Shareholder Rights Plan inoperative against the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction. Subject to the foregoing, unless required by the terms of the Shareholder Rights Plan with respect to a competing take-over bid or a final and non-appealable order of a court having jurisdiction or an order of the Autorité des Marchés Financiers, Fibrek shall not redeem the SRP Rights or otherwise waive, amend, suspend the operation of or terminate the Shareholder Rights Plan without the prior written consent of the Offeror.

2.7	Compulsory Acquisition/Subsequent Acquisition Transaction

(a)	If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Common Shares (other than Common Shares currently held by or on behalf of the Offeror or its Affiliates or “associates” (as such term is defined in the Securities Act), the Offeror may, to the extent the Offeror determines it is more beneficial than a Subsequent Acquisition Transaction, pursue and use its commercially reasonable efforts to complete a Compulsory Acquisition as soon as practicable to acquire the remainder of the Common Shares not tendered to the Offer for consideration at least equal to the amount paid per Common Share under the Offer.

(b)	If a Compulsory Acquisition is not available to the Offeror or is determined by the Offeror to be less beneficial than a Subsequent Acquisition Transaction, but the Minimum Tender Condition has been satisfied, the Offeror shall use its commercially reasonable efforts to complete a Subsequent Acquisition Transaction as soon as practicable but in any event within a period not exceeding 120 days after the date of completion of the Offer for consideration at least equal to the amount paid per Common Share under the Offer, provided that, prior to proceeding with such Subsequent Acquisition Transaction, the Offeror may elect to proceed with two successive extensions of its Offer, each for a period of 10 days.

(c)	Fibrek agrees with the Offeror that in the event the Offeror takes up and pays for Common Shares under the Offer it will use commercially reasonable efforts to assist the Offeror in completing any Compulsory Acquisition or Subsequent Acquisition Transaction, provided that the consideration per Common Share offered in connection with the Compulsory Acquisition or Subsequent Acquisition Transaction includes a cash component that is at least equal to the cash paid per Common Share under the Offer.

2.8	Waiver of Standstill

Notwithstanding the terms of the Confidentiality Agreement, Fibrek hereby waives all of the standstill provisions contained in the Confidentiality Agreement in respect of the transactions contemplated by this Agreement and consents to the actions of the Offeror in accordance with the terms of this Agreement and to the Offeror acquiring all of the outstanding Common Shares pursuant to the Offer and pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction. In all other respects, the provisions of the Confidentiality Agreement shall continue to apply notwithstanding the execution of this Agreement by the Parties or the announcement of the transactions contemplated hereunder, unless the Offeror takes up and pays for the Common Shares pursuant to the Offer, in which case the Confidentiality Agreement shall be automatically terminated without further action.

2.9	Directors

Fibrek acknowledges that, immediately upon the take-up and payment by the Offeror pursuant to the Offer, the Offeror shall be entitled to designate a number of directors of the Board of Directors, and any members of committees thereof, determined on a pro rata basis based on the proportion of the Common Shares on a Fully-Diluted Basis then held or controlled by the Offeror, such number of directors or members of committees rounded up to the nearest whole number. Fibrek shall not frustrate the attempts of the Offeror to do so and covenants to co-operate with the Offeror, subject to applicable Law, to enable the designees of the Offeror to be elected or appointed to the Board of Directors, and any committees thereof and to constitute the applicable percentage of directors or members of committees, including, without limitation, at the request of the Offeror, by using its reasonable commercial efforts to increase the size of the Board of Directors and reasonable commercial efforts to secure the resignations of such directors as the Offeror may request.

2.10	Registrar and Transfer Agent

Provided this Agreement has not been terminated, Fibrek agrees to permit the registrar and transfer agent for Fibrek to act as depositary in connection with the Offer and instruct such party to furnish to the Offeror (and such Persons as it may designate) such information and provide to the Offeror (and such Persons as it may designate) such other assistance as it may request, at such times as it may request, in connection with the implementation and completion of the Contemplated Transactions, including information as to the number of Common Shares that have been deposited (and not withdrawn) under the Offer.

2.11	Information Agent and Dealer Manager

The Offeror may, if it decides to do so and at its own cost, appoint an information agent, solicitation agent and/or a dealer manager in connection with the Offer to solicit acceptances of the Offer. Any dealer manager may form a soliciting dealer group comprised of members of the Investment Industry Regulatory Organization of Canada and of the stock exchanges in Canada to solicit acceptances of the Offer in Canada and elsewhere. Fibrek will cooperate with any information agent, solicitation agent and/or dealer manager so appointed, including using commercially reasonable efforts to promptly provide any information requested by the information agent, solicitation agent and/or dealer manager, acting reasonably.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Offeror

The Offeror hereby represents and warrants the matters set forth in Part I of Schedule B hereto, and acknowledges that Fibrek is relying upon such representations and warranties in connection with the entering into of this Agreement.

3.2	Representations and Warranties of Fibrek

Fibrek hereby represents and warrants the matters set forth in Part II of Schedule B hereto, and acknowledges that the Offeror is relying on such representations and warranties in connection with the entering into of this Agreement.

ARTICLE 4

CONDUCT OF BUSINESS

4.1	Covenants of Fibrek Regarding the Conduct of Business

Fibrek covenants and agrees that, during the period from the date of this Agreement until the Transaction Date, except as otherwise expressly contemplated or permitted by this Agreement or the Disclosure Letter or to the extent otherwise expressly consented to by the Offeror in writing (which consent shall not be unreasonably withheld or delayed), Fibrek shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, and use commercially reasonable efforts to maintain and preserve their business organization, assets, employees, goodwill and business relationships. Without limiting the generality of the foregoing, from the date of this Agreement until the Transaction Date, except as otherwise expressly contemplated or permitted by this Agreement or the Disclosure Letter, Fibrek shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of the Offeror (such consent not to be unreasonably withheld or delayed):

(a)	except as disclosed in Section 4.1(a) of the Disclosure Letter, take any action except in the ordinary course of business consistent with past practice (for greater certainty, such ordinary course of business shall include any market-related downtime consistent with past practice);

(b)	(i) amend its or its subsidiaries articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of Fibrek or any of its subsidiaries nor provide any consent, waiver or approval to any Person in which Fibrek or any of its subsidiaries has a voting or equity interest in respect of such actions; (iii) issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any shares of Fibrek or its subsidiaries, or any rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other securities of Fibrek or its subsidiaries, other than the issuance of Common Shares pursuant to the terms of the Financing or the outstanding Options nor provide any consent, waiver or approval to any Person in which Fibrek or any of its subsidiaries has a voting or equity interest in respect of such actions; (iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Fibrek or any of its subsidiaries; (v) amend the terms of any of its securities nor provide any consent, waiver or approval in respect of such amendments to the terms of any securities of any Person in which Fibrek or any of its subsidiaries has a voting or equity interest; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Fibrek or any of its subsidiaries nor provide any consent, waiver or approval to any Person in which Fibrek or any of its subsidiaries has a voting or equity interest in respect of such actions; (vii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with Canadian GAAP; (ix) declare, set aside or pay a dividend, return capital or otherwise make a distribution (whether in cash, shares or property) on any of its outstanding securities; or (ix) enter into any agreement with respect to any of the foregoing;

(c)	notwithstanding anything to the contrary herein and except as disclosed in Section 4.1(c) of the Disclosure Letter, (i) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets (excluding for greater certainty any inventory purchased in the ordinary course of business consistent with past practice), securities, properties, interests in any business, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital or property transfer; (ii) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or, make any loans, capital contributions, investments or advances except to wholly-owned subsidiaries or in the ordinary course of business; or (iii) authorize or propose any of the foregoing or enter into any agreement to do any of the foregoing;

(d)	except in the ordinary course of business consistent with past practice (i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer (including by way of joint venture) any assets, securities, properties, interests or businesses of Fibrek or any of its subsidiaries; (ii) pay, discharge or satisfy any material liabilities or obligations or repay any indebtedness for borrowed money prior to its maturity; or (iii) authorize or propose any of the foregoing or enter into any agreement to do any of the foregoing;

(e)	other than as is necessary to comply with existing Contracts to which Fibrek or any of its subsidiaries is a party, or as is necessary to comply with applicable Laws (in which case written notice shall be provided by Fibrek to the Offeror of the proposed actions) or as expressly permitted by this Agreement: (i) grant to any officer, employee, consultant or director of Fibrek or any of its subsidiaries an increase in compensation in any form, or grant any general salary or fee increase; (ii) make any loan to any director, officer, employee or consultant of Fibrek or any of its subsidiaries; (iii) other than pursuant to any contractual obligation existing as at the date hereof and set forth at Section 3.2(t) of the Disclosure Letter, take any action with respect to the grant of any severance, change of control, bonus or termination payment to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend any such existing agreement) with, or terminate employment (except for just cause or serious reason) of any director or officer of Fibrek; (iv) increase any benefits payable under any existing severance or termination pay policies or employment or services agreements, or adopt or materially amend any Employee Plan; (v) increase bonus levels or other benefits payable to any director, officer, employee or consultant of Fibrek or any of its subsidiaries; or (vi) provide for accelerated vesting, removal of restrictions, determination of the issuance of stock in lieu of cash, or an exercise of any stock based or stock related awards (including stock options, stock appreciation rights, deferred share units, performance units and restricted share awards) upon a change of control occurring on or prior to the Effective Time except in connection with a Superior Proposal;

(f)	except as disclosed in Section 4.1(f) of the Disclosure Letter, settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any material action, claim or proceeding brought against Fibrek and/or any of its subsidiaries; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the Offer or the Contemplated Transactions;

(g)	except as disclosed in Section 4.1(g) of the Disclosure Letter, expend or commit to expend any amounts with respect to capital expenditures except in the ordinary course of business consistent with budgets presented to the Offeror prior to the date hereof or as otherwise contemplated in this Section 4.1;

(h)	except as disclosed in Section 4.1(h) of the Disclosure Letter, enter into any agreement that if entered into prior to the date hereof would be a Material Contract other than Contracts entered into in the ordinary course of business consistent with past practice and on terms not materially less advantageous to Fibrek or any of its subsidiaries than terms generally provided for in similar agreements to which Fibrek or any of its subsidiaries is a party, provided that any such agreement does not require payments to be made by Fibrek or a subsidiary in the aggregate amount of more than $1,000,000 per year and does not have a term to maturity of more than 12 months which cannot be terminated earlier without penalty upon notice from Fibrek or its subsidiaries; (ii) modify or amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights thereto except for the renewal of such Material Contract in the ordinary course of business and on terms not materially less advantageous to Fibrek or its subsidiaries than the agreement being renewed; or (iii) enter into or modify any existing Contract or series of related existing Contracts resulting in a new Contract or series of related new Contracts or enter into any modifications to an existing Contract or series of related existing Contracts, in either case outside of the ordinary course of business, provided that any such Contract does not require payments to be made by Fibrek or a subsidiary in the aggregate amount of more than $1,000,000 per year and does not have a term to maturity of more than 12 months which cannot be terminated earlier without penalty upon notice from Fibrek or its subsidiaries;

(i)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted or as proposed to be conducted, or fail to prosecute with commercially reasonable efforts any pending applications to any Governmental Entities for material Permits;

(j)	take any action or fail to take any action that is intended to, or could reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Offeror to complete the Offer or the Contemplated Transactions;

(k)	except as specifically permitted by this Agreement, enter into any Contracts or other transactions with any officer or director of Fibrek, or any Person who owns 10% or more of the outstanding Common Shares except in connection with a Superior Proposal in accordance with and pursuant to the terms of Section 5.2(a) hereof; or

(l)	agree, propose, resolve or commit to do or make any public announcement in respect of any of the foregoing.

Fibrek shall immediately notify the Offeror in writing of: (i) any circumstance or development that, to the knowledge of Fibrek, is or could reasonably be expected to constitute a Material Adverse Effect; and (ii) any of its representations and warranties provided herein being inaccurate, incorrect or misleading. Notwithstanding this Article 4, and for greater certainty, the Offeror shall not control or materially influence Fibrek until the Effective Time.

ARTICLE 5

COVENANTS OF FIBREK

5.1	Non-Solicitation

(a)	Except as otherwise expressly provided in this Article 5, Fibrek shall not directly or indirectly through any of its Representatives or otherwise:

(i)	make, solicit, assist, initiate, encourage, promote or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Fibrek or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, offers or proposals regarding an Acquisition Proposal or otherwise co-operate in any way with, or assist with or participate in any way in any effort or attempt by any Person to make an Acquisition Proposal;

(ii)	enter into or participate in any discussions or negotiations regarding an Acquisition Proposal;

(iii)	withdraw, modify or qualify (or propose to do so) in a manner adverse to the Offeror, the approval or recommendation of the Board of Directors or any committee thereof of the Offer or this Agreement;

(iv)	approve, recommend or remain neutral or propose publicly to approve. recommend or remain neutral to any Acquisition Proposal, or

(v)	accept, recommend (or remain neutral), approve or enter into (or propose to do so) any letter of intent, agreement in principle, agreement, understanding or arrangement in respect of an Acquisition Proposal or providing for the payment of any break, termination or other fees or expenses to any Person in the event that Fibrek completes the transactions contemplated in this Agreement or any other transaction with the Offeror or any of its Affiliates agreed to prior to any termination of this Agreement, whether formal or informal.

(b)	Fibrek shall, and shall cause its Representatives to, immediately terminate any existing solicitation, assistance, discussions, negotiations or process with any Persons (other than the Offeror, its Affiliates or its Representatives) with respect to any proposal that constitutes, or which could reasonably be expected to lead to, an Acquisition Proposal, whether or not initiated by Fibrek and request the return or destruction of all such confidential information provided in connection therewith. Fibrek shall not amend, modify or waive, but shall enforce any of the enforceable standstill, confidentiality and non-solicitation provisions of the confidentiality agreements entered into by Fibrek with other Persons relating to a potential Acquisition Proposal.

(c)	Fibrek shall, as soon as practicable and in any event within 24 hours following receipt thereof, notify the Offeror, at first orally and then in writing, of any inquiry, proposal or offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Fibrek or for access to properties, books and records or a list of the Fibrek Securityholders or any amendments to the foregoing. Such notice shall include the terms and conditions of, and the identity of the Person making, any inquiry, proposal or offer (including any amendment thereto), and shall include, in the case of a proposal or offer, full and complete copies of any such written proposal or offer or any amendment to any of the foregoing. Fibrek shall keep the Offeror promptly and fully informed of the status, including any change to the material terms, of any such proposal or offer or any amendment to the foregoing, and will respond promptly to all inquiries by the Offeror with respect thereto.

(d)	Notwithstanding Section 5.1(a) or any provision of this Agreement to the contrary, if after the date of this Agreement, Fibrek receives from any Person an unsolicited bona fide written request for material non-public information in relation to a potential Acquisition Proposal and which proposes a bona fide Acquisition Proposal (that was not solicited, encouraged or facilitated on or after the date hereof in contravention of Section 5.1(a)), and (i) the Board of Directors determines in good faith consultation with its financial and legal advisors, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal and (ii) the failure to provide the Person making such Acquisition Proposal with access to such information regarding Fibrek would be inconsistent with the fiduciary duties of the Board of Directors, then, and only then, Fibrek may provide such Person with access to information regarding Fibrek, subject to the execution of a confidentiality agreement, provided however that Fibrek shall send a copy of any such confidentiality and standstill agreement, which is customary in such situations and which in any event and taken as a whole is no less favourable to the Company than the Confidentiality Agreement, to the Offeror promptly upon its execution and shall provide the Offeror with a list of or copies of the information provided to such Person and immediately provide the Offeror with access to similar information to which such Person was provided.

(e)	Fibrek shall ensure that its Representatives are aware of the provisions of this Section 5.1 and Fibrek shall be responsible for any breach of this Section 5.1 by such Representatives.

5.2	Right to Match

(a)	Subject to Section 5.2(b), Fibrek agrees that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 5.1(d)) and/or withdraw, modify or qualify its approval or recommendation of the Offer in any manner adverse to the Offeror and recommend or approve the Acquisition Proposal, unless and until:

(i)	the Board of Directors determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	Fibrek has complied with its obligations under all other provisions of this Article 5 including providing the Offeror with a full and complete copy of the Acquisition Proposal;

(iii)	a period (the “Response Period”) of five (5) Business Days shall have elapsed from the later of (A) the date on which the Offeror received written notice from the Board of Directors that the Board of Directors determined, subject only to compliance with this Section 5.2, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal and (B) the date the Offeror received a full and complete copy of such Acquisition Proposal;

(iv)	after the Response Period, the Board of Directors determines in good faith, after consultation with its financial and legal advisors, that such Acquisition Proposal, after due consideration of any amendments to the Offer proposed by the Offeror pursuant to Section 5.2(b) hereof, continues to constitute a Superior Proposal; and

(v)	Fibrek concurrently terminates this Agreement pursuant to Section 8.1(e) and has paid or concurrently pays to the Offeror the Termination Fee pursuant to Section 5.3(a).

(b)	During the Response Period, the Offeror will have the right, but not the obligation, to offer to amend in writing the terms of this Agreement and the Offer. Fibrek agrees that, if requested by the Offeror, it will negotiate with the Offeror in good faith to amend the terms of this Agreement and the Offer. The Board of Directors will review any such written amendment to determine, in good faith in the exercise of its fiduciary duties whether the Acquisition Proposal to which the Offeror is responding would be a Superior Proposal when assessed against the Offer as it is proposed by the Offeror to be amended. If the Board of Directors does not so determine, the Board of Directors will cause Fibrek to enter into an amendment to this Agreement reflecting the proposal by the Offeror to amend the terms of the Offer and upon the execution by the Parties of such amendment will reaffirm its recommendation of the Offer, as so amended.

(c)	Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders shall constitute a new Acquisition Proposal for the purposes of this Section 5.2 and the Offeror shall be afforded a new Response Period in respect of each such Acquisition Proposal.

5.3	Termination Fee and Expense Reimbursement

(a)	If a Termination Fee Event (as defined below) occurs, Fibrek shall pay to the Offeror by wire transfer in immediately available funds to an account specified by the Offeror an amount (the “Termination Fee”) equal to $8,500,000;

(b)	“Termination Fee Event” means:

(i)	This Agreement is terminated by the Offeror pursuant to any of (A) Section 8.1(b)(i), (B) Section 8.1(b)(ii), (C) Sections 8.1(d)(i), (D) Section 8.1(d)(ii), (E) Section 8.1(d)(iii) or (F) Section 8.1(i)(i), in which case the Termination Fee shall be paid within one (1) Business Day after this Agreement is terminated;

(ii)	This Agreement is terminated by Fibrek pursuant to Section 8.1(e), in which case Fibrek shall pay the Offeror the Termination Fee concurrently with the earliest of accepting, recommending or approving or entering into of any definitive agreement relating to, a Superior Proposal; or

(iii)	If, prior to the Expiry Time: (A) an Acquisition Proposal (other than the Existing Unsolicited Offer unless the price per Common Share offered thereunder is increased after the date hereof) is or has been publicly announced or any Person has publicly announced an intention to make an Acquisition Proposal; and, provided the Offeror has fulfilled all of its obligations under Section 6.1; (B) the Offer is not completed as a result of the Minimum Deposit Condition not having been met; and (C) within twelve months from the date of this Agreement, either (1) any Common Shares are acquired under such Acquisition Proposal or another Acquisition Proposal; or (2) the Board of Directors approves or recommends an Acquisition Proposal or Fibrek enters into a definitive agreement with respect to an Acquisition Proposal, then, in each case, the Termination Fee shall be paid to the Offeror on the earlier of the date the Common Shares are acquired and the date the Acquisition Proposal is approved or recommended or entered into or agreed to.

(c)	Unless the Termination Fee is paid and provided that (i) the Offer Documents have been mailed in accordance with Section 2.1 and (ii) the Offeror has not materially breached any covenant or obligation under this Agreement, the Offeror shall be entitled to an expense reimbursement payment of $2,000,000 (the “Expense Reimbursement”) if either of the following should occur: (i) if (x) this Agreement is terminated pursuant to Section 8.1 other than pursuant to Section 8.1(c), and (y) at the time of termination, the private placement (the “Financing”) of the Special Warrants has not been completed on the terms and conditions set forth in the Special Warrant Agreement; in which case the Expense Reimbursement will be paid within three (3) Business Days after this Agreement is terminated, or (ii) any Common Shares are taken-up under the Existing Unsolicited Offer (as amended from time to time) or the Person or Persons making the Existing Unsolicited Offer, or any of their respective Affiliates, take-up any Common Shares pursuant to the Existing Unsolicited Offer Lock-Up Agreements, in which case the Expense Reimbursement shall be paid within one (1) Business Day of the same.

(d)	For greater certainty, Fibrek shall not be obligated to pay more than one Termination Fee under this Section 5.3 if one or more of the Termination Fee Events specified in Section 5.3(b) occurs or to make more than one Expense Reimbursement, and in no circumstances will be required to pay both a Termination Fee and an Expense Reimbursement. Notwithstanding any other provision of this Agreement, if Fibrek has made an Expense Reimbursement payment to the Offeror in accordance with Section 5.3(c) and a Termination Fee subsequently becomes payable, the Termination Fee shall be reduced by the amount of any such Expense Reimbursement.

5.4	Liquidated Damages: Exclusive Remedy

Each Party acknowledges that payment of the Termination Fee and the Reimbursement Payment each represents payment of liquidated damages which are a genuine pre-estimate of the damages the Offeror will suffer or incur as a result of the event giving rise to such payment and, in the case of the Termination Fee the resultant termination of this Agreement and is not a penalty. Fibrek irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Each Party agrees that, upon any termination of this Agreement under circumstances where a Termination Fee or Expense Reimbursement is payable under Section 5.3, and such fee or payment is paid in full, the Offeror shall be precluded from any other remedy against Fibrek in respect thereof, whether under any provision of this Agreement, at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Fibrek or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

5.5	Injunctive Relief

(a)	Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)	The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by Fibrek, on the one hand, or the Offeror, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Fibrek, on the one hand, and the Offeror on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement without any requirement to post a “bond” or other form of security.

(c)	The Parties hereto further agree that (x) by seeking the remedies provided for in this Section 5.5, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 5.5 are not available or otherwise are not granted, and (y) nothing set forth in this Section 5.5 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 5.5 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available then or thereafter.

ARTICLE 6

COVENANTS OF THE OFFEROR

6.1	Extension of Expiry Date

The Offeror covenants and agrees that if the Existing Unsolicited Offer is at any time extended to a date (the “Existing Unsolicited Offer Extension Date”) later than the Expiry Date, and on the Expiry Date: (i) the Minimum Deposit Condition has not yet been satisfied, and (ii) the Existing Unsolicited Offer does not constitute a Superior Proposal, the Offeror shall as soon as practicable, but in any event prior to the Expiry Time, extend the Offer to a date that is at least three (3) Business Days later than either (a) the Existing Unsolicited Offer Extension Date; or (b) the date on which the Existing Unsolicited Offer Lock-Up Agreements terminate in accordance with their terms.

6.2	Directors’ and Officers’ Insurance and Indemnification

(a)	As set forth in the Disclosure Letter, Fibrek may purchase, prior to or following the Effective Time, pre-paid non-cancellable run-off directors’ and officers’ liability insurance providing such coverage for such individuals on terms comparable in all material respects to those contained in the current insurance policies. In the event that Fibrek does not purchase the foregoing insurance, the Offeror agrees that for the period from the Effective Time until six years after the Effective Time, the Offeror will cause Fibrek and its subsidiaries (or any successors thereof) to maintain the current directors’ and officers’ insurance policies or policies reasonably equivalent thereto; provided that without detracting from the foregoing, the insurance shall contain terms and conditions taken as a whole no less advantageous in any material respect to the directors and officers of Fibrek and its subsidiaries than those contained in the policies in effect on the date hereof, for all directors and officers of Fibrek and its subsidiaries at the Effective Time and former directors and officers of Fibrek and its subsidiaries, covering claims made prior to or within six years after the Expiry Time; and provided, further, that neither Fibrek nor the Offeror shall be required, in order to maintain such directors’ and officers’ insurance policy, to pay an annual premium in excess of 200% of the annual cost (the “Current Premia”) of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 200% of the Current Premia, Fibrek and the Offeror shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of the Current Premia.

(b)	From and after the Effective Time, the Offeror shall cause Fibrek and its subsidiaries (or any successors thereof) jointly and severally to indemnify the directors and officers of Fibrek and its subsidiaries, to the fullest extent to which the Offeror and Fibrek are permitted to indemnify them under their respective constating documents, the currently existing indemnification agreements between Fibrek and its directors and officers as disclosed in the Diligence Information and applicable Law, from all claims in connection with any transactions or matters contemplated under this Agreement or otherwise in connection with Fibrek, its subsidiaries and their respective businesses and properties.

(c)	The provisions of this Section 6.2 are intended to be for the benefit of, and will be enforceable by, each individual director and officer referred to herein, his or her heirs and successors and his or her legal representatives and for such purpose only, Fibrek hereby confirms that it is acting as agent on their behalf.

6.3	Employment and Benefit Matters

The Offeror acknowledges that the completion of the Contemplated Transactions will result in a change of control or other payment triggering events (the “Change of Control Events”) under certain of the benefit and incentive plans, employment agreements and other agreements, as disclosed in Section 6.3 of the Disclosure Letter and confirms and agrees that Fibrek and its subsidiaries, as applicable, shall have the right on closing of the Contemplated Transactions to pay (in accordance with the aforementioned disclosure) to the employees, officers and directors of Fibrek and its subsidiaries, as applicable, all amounts that would be due to such individuals under such plans and agreements upon the occurrence of the Change of Control Events together with, if need to be, a resignation from the relevant individual (the “Transaction Payments”), together with all other amounts owing to such individuals as at the closing of the Contemplated Transactions. If any Transaction Payments are not paid by Fibrek or its subsidiaries on closing of the Contemplated Transactions, then the Offeror will cause Fibrek and its subsidiaries, as applicable, to pay the Transaction Payments to the employees, officers and directors in the amounts, at the times and upon the conditions specified in such plans and agreements and in accordance with the Disclosure Letter.

6.4	Additional Offeror Covenants

In addition, the Offeror covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, the Offeror shall, and shall cause each of its subsidiaries to:

(a)	use all commercially reasonable efforts to: (i) satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder to the extent the same is within its control; and (ii) take, or cause to be taken, all action, and do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Offer and the Contemplated Transactions;

(b)	make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Laws;

(c)	use its reasonable commercial efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date;

(d)	use its reasonable commercial efforts to cause the Offeror Shares to be issued pursuant to the Offer to be listed for trading on NASDAQ and the TSX on or before the Expiry Date;

(e)	if the Offeror takes up and pays for Common Shares pursuant to the Offer, use all reasonable commercial efforts to acquire the balance of the Common Shares as soon as practicable by way of Compulsory Acquisition or any Subsequent Acquisition Transaction;

(f)	the Offeror shall immediately notify Fibrek in writing of an Offeror Material Adverse Effect; and

(g)	the Offeror shall take all commercially reasonable actions necessary, in accordance with applicable Laws, including applicable Securities Laws, to duly call and hold a meeting of its shareholders as promptly as practicable following the date hereof to consider and vote upon approval of the issuance of the Offeror Shares pursuant to this Agreement.

ARTICLE 7

OTHER COVENANTS

7.1	Notice Provisions

Each Party will give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts of which it is aware that would, or would be reasonably likely to cause a failure of any of the Conditions to the Offer.

7.2	Regulatory Matters

(a)

Each Party agrees to file or cause to be filed all filings with Governmental Entities under any Regulatory Laws and Securities Laws that are necessary or advisable for the consummation of the Contemplated Transactions, provided, however, that, the Offeror shall pay 100% of the fees in respect of the ICA Approval, the Competition Act Approval and the HSR Act Approval. The Parties shall use their respective commercially reasonable efforts and cooperate fully with each other: (i) to make or cause to be made such filings promptly following the execution of this Agreement; (ii) to respond at the earliest date reasonably possible to any requests for additional information or documentary material made by any Governmental Entity; and (iii) to take such actions as are necessary or advisable to obtain the necessary approvals under the Regulatory Laws and Securities Laws at the earliest date reasonably possible, all so as to enable the consummation of the Contemplated Transactions to occur as soon as reasonably possible (and in any event in advance of the Outside Date).

(b)	Each Party shall, in connection with the notifications, filings, applications or other submissions under any Regulatory Law or Security Law (collectively, the “Filings”), use its commercially reasonable efforts, subject to all applicable Laws relating thereto and to the exchange of privileged, confidential or competitively-sensitive information, to: (i) permit the other Party to review in advance any proposed communication to any Governmental Entity; (ii) keep the other Party promptly informed of any material communication received by such Party from, or given by such Party to, the relevant Governmental Entities and any material communication received or given in connection with any proceeding by a private party; and (iii) to consult with the other Party in advance of and give the other Party the opportunity to attend and participate in meetings and conferences with the Governmental Entities with respect to the Contemplated Transactions.

(c)	Other than to the extent any Laws expressly require Fibrek or any of its subsidiaries to obtain any consent, clearance or approval of any Governmental Entity or to make any filing with any Governmental Entity, the Offeror shall be solely responsible for making all such filings and otherwise pursuing all required consents, clearances and approvals from Governmental Entities which are required to consummate the Contemplated Transactions (provided that Fibrek shall, in a timely manner, provide all information, consents, approvals and assistance reasonably requested by the Offeror in connection therewith), and shall, without limiting the generality of Section 7.2(a), pay all fees in respect of the Competition Act Approval and the HSR Act Approval, in each case, associated therewith and shall advise Fibrek of any filings or notices made or other communications given or received in connection with such consents, clearances and approvals.

7.3	Publicity

The Parties agree to jointly plan and coordinate a press release to be disseminated on the date of execution of this Agreement. Subject to the foregoing and to any other provision of this Agreement, the Parties agree that, from the date hereof until the earlier of the completion of the Offer and the termination of this Agreement, neither party shall issue any further press releases relating to the Contemplated Transactions unless required under any applicable Laws to do so, in which case, so long as it is not legally prohibited from doing so, the Party issuing a press release shall provide the other party with prompt written notice so that the other Party may, in its sole discretion, seek a protective order or other appropriate remedy.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1	Termination

This Agreement may be terminated prior to the Effective Time or such other time as may be expressly stipulated in any of the subsections below:

(a)	by mutual written consent of Fibrek and the Offeror;

(b)	by the Offeror, by written notice to Fibrek at any time if:

(i)	Fibrek is in default of any covenant or obligation in Sections 2.3(b) or Article 5 hereof;

(ii)	Fibrek has materially breached any other covenant or obligation under this Agreement; or

(iii)	any representation or warranty of Fibrek:

(A)	that is qualified by reference to a Material Adverse Effect shall be untrue or incorrect in any respect;

(B)	that is qualified by reference to materiality shall be untrue or incorrect in any respect; or

(C)	that is not qualified by reference to a Material Adverse Effect or materiality shall be untrue or incorrect in any material respect,

provided that in the case of each of (i), (ii) or (iii) above, written notice shall be provided by the Offeror to Fibrek of any such breach or failure and such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date that is two (2) Business Days, in the case of (i), or five (5) Business Days, in the case of (ii) and (iii), from the date of written notice of such breach or failure and the Business Day prior to the Expiry Date;

(c)	by Fibrek, by written notice to the Offeror, at any time if:

(i)	the Offeror is in default of any covenant or obligation in Sections 2.1(a), 2.1(b) and 2.1(c);

(ii)	the Offeror has materially breached any other covenant or obligation under this Agreement; or

(iii)	any representation or warranty of the Offeror shall be untrue or incorrect in any material respect,:

provided that in the case of each of (i), (ii) or (iii) above, written notice shall be provided by Fibrek to the Offeror of any such breach or failure and such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date that is two (2) Business Days, in the case of (i), or five (5) Business Days, in the case of (ii) and (iii), from the date of written notice of such breach or failure and the Business Day prior to the Expiry Date;

(d)	by the Offeror, by written notice to Fibrek if the Board of Directors or any committee thereof (i) withdraws, amends or modifies in any manner adverse to the Offeror its recommendation in favour of the Offer, or fails to recommend in favour of the Offer; (ii) approves or recommends in favour of any Acquisition Proposal; or (iii) the Board of Directors fails to publicly recommend or reaffirm its approval of the Offer and recommendation that Securityholders deposit all of their Common Shares under the Offer within three (3) Business Days of the written request by the Offeror that the Board of Directors make such a recommendation or reaffirmation;

(e)	by Fibrek, by written notice to the Offeror in order to accept, recommend or enter into a binding written agreement with respect to a Superior Proposal, the whole in accordance with and without any breach of Section 5.1 and Section 5.2;

(f)	by either Fibrek or the Offeror by written notice to the other of them if the Expiry Date does not occur on or prior to the Outside Date, provided that the failure of the Expiry Date to so occur is not the result of the breach of a representation, warranty or covenant by the Party terminating this Agreement and provided further that Fibrek may only terminate this Agreement pursuant to this Section 8.1(f) if the Offeror has not waived the unsatisfied conditions and publicly announced its intention to take up and pay for Common Shares that have been deposited pursuant to Section 2.1(d) hereof;

(g)	by either Fibrek or the Offeror, by written notice to the other of them if the Offer terminates, expires or is withdrawn at the Expiry Time without the Offeror taking up and paying for any of the Common Shares as a result of the failure of any of the Conditions of the Offer being satisfied or waived, unless the failure of such condition shall be due to the failure of the Party seeking to terminate this Agreement to perform the obligations required to be performed by it under this Agreement;

(h)	by Fibrek or the Offeror, if any court of competent jurisdiction or other Governmental Entity having authority over the Parties shall have issued any order, decree or ruling enjoining or otherwise prohibiting the Contemplated Transactions, which order, decree or ruling is final and non-appealable (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable);

(i)	by the Offeror, by written notice to Fibrek at any time if:

(i)	Fibrek has materially breached any covenant or obligation under the Special Warrant Agreement; or

(ii)	any representation or warranty of Fibrek under the Special Warrant Agreement:

(A)	that is qualified by reference to a Material Adverse Effect shall be untrue or incorrect in any respect;

(B)	that is qualified by reference to materiality shall be untrue or incorrect in any respect; or

(C)	that is not qualified by reference to a Material Adverse Effect or materiality shall be untrue or incorrect in any material respect,

provided that in the case of each of (i) or (ii) above, written notice shall be provided by the Offeror to Fibrek of any such breach or failure and such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date that is five (5) Business Days, in the case from the date of written notice of such breach or failure and the Business Day prior to the Expiry Date.

8.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the Parties hereunder except as set forth in this Article 8, Section 5.3, Section 5.3(c), Section 5.5, Section 6.1 and Section 6.2 (if termination occurs after the Effective Time), Article 9 and Article 10, which provisions shall survive the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1	Notices

(a)	Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day, in the place of receipt) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (local time in the place of receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next Business Day.

(b)	The address for service for each of the Parties hereto shall be as follows:

(i)	if to the Offeror:

Mercer International Inc.

Suite 1120

700 West Pender Street

Vancouver, B.C. V6C 1G8

Attention:             David Gandossi

Fax:                       (604) 684-1094

with a copy (which shall not constitute notice) to:

Sangra Moller LLP

Suite 1000

925 West Georgia Street

Vancouver, B.C. V6C 3L2

Attention:             H.S. Sangra

Fax:                      (604) 669-8803

(ii)	if to Fibrek:

625 René-Lévesque Blvd. West

Suite 700

Montréal QC H3B 1R2

Attention:             Chief Financial Officer

Fax:                       (514) 871-0551

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West, Suite 4000

Montreal, QC H3B 3V2

Attention:             Steeve Robitaille and Pierre-Yves Leduc

Fax:                       (514) 397-3222

ARTICLE 10

MISCELLANEOUS

10.1	Agreement Matters

(a)	This Agreement:

(i)	together with the Confidentiality Agreement and the Special Warrant Agreement and any other written agreement between the Parties that explicitly references this Section and provides that such additional agreement shall be binding on the Parties, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof;

(ii)	shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns; and

(iii)	shall be governed in all respects, including as to validity, interpretation and effect by the Laws of the Province of Quebec and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof that would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Quebec, unless such action or proceeding is necessary to obtain injunctive relief from any breach or threatened breach of this Agreement in a jurisdiction other than Quebec.

10.2	Binding Effect and Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior express written consent of the other Party, provided that the Offeror may assign this Agreement and its rights hereunder, in whole or in part, to an Affiliate, but no such assignment shall relieve the Offeror of its obligations hereunder.

10.3	Survival

Subject to Section 8.2, the representations and warranties of Fibrek and the Offeror contained in this Agreement shall not survive the completion of the Offer, and shall expire and be terminated on the earlier of the Effective Time or the termination of this Agreement in accordance with its terms.

10.4	Expenses

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein. The fees and expenses referred to in this Section 10.4 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

10.5	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy (including pdf e-mail transmission) of this Agreement, and such facsimile or similar executed electronic copy (including pdf e-mail transmission) shall be legally effective to create a valid and binding agreement between the Parties.

10.6	Further Assurances

Subject to the terms and conditions herein provided and to the fiduciary duties of the Board of Directors and the board of directors of the Offeror, each Party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, including: (a) the execution and delivery of such documents as the other party may reasonably request or require for such purpose and, in the case of Fibrek, provide complete and executed documentation relating to any prior transactions or reorganizations undertaken by Fibrek that the Offeror may reasonably request; and (b) obtaining such information, documents including financial statements and reports of auditors, or consents required in connection with the preparation of the documents contemplated hereunder, and using reasonable commercial efforts to obtain all necessary waivers, consents and approvals, including applicable regulatory approvals and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by Governmental Entities. Each Party shall cooperate in all reasonable respects with the other Party in taking such actions.

10.7	Access to Information

Upon reasonable notice and subject to applicable Law and to any restrictions imposed on Fibrek pursuant to the terms and conditions of any Contract to which it or any of its subsidiaries is a party, Fibrek agrees to provide the Offeror and its representatives with access during normal business hours from the date hereof and until the earlier of the Effective Time and the termination of this Agreement, to all books, records, information and files in its possession and control and access to its personnel on an as requested basis as well as access to its properties to the extent such information has been requested prior to the date of this Agreement and has not been provided (or relates to such information), or is otherwise relevant to the Agreement and is reasonably necessary for the purposes of securing all necessary regulatory approvals, integrating the business of the Parties and their subsidiaries, the preparation and settlement of definitive documents and/or the advancement of the Offer. In addition, Fibrek covenants and agrees to provide the Offeror with copies of all Tax returns and related assessments for Fibrek and its subsidiaries to the extent it has not previously done so prior to the date of this Agreement. Any investigation by the Offeror hereto and its representatives shall not mitigate, diminish or affect the representations and warranties of Fibrek contained in this Agreement or any document or certificate given pursuant hereto.

10.8	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above.

MERCER INTERNATIONAL INC.

Per:
Name: Jimmy S.H. Lee
Title: President and Chief Executive Officer

FIBREK INC.

Per:
Name:
Title:

SCHEDULE A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Agreement to which this schedule is attached, the Offeror shall have the right to withdraw the Offer and not take up and pay for or extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)	(i) there shall have been properly and validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares which, together with the Common Shares and Special Warrants held by the Offeror and its Affiliates represent at least 50.1% of the outstanding Common Shares calculated on a Fully-Diluted Basis (the “Minimum Deposit Condition”);

(b)	Competition Act Approval shall have been obtained;

(c)	ICA Approval shall have been obtained;

(d)	HSR Act Approval shall have been obtained;

(e)	without limiting the scope of the conditions in Section (b), (c) and (d) of this Schedule A above, all requisite authorizations from any applicable Governmental Entity are received and all waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities, including, for greater certainty, approval for the listing of the Offeror Shares to be issued pursuant to the Offer on the NASDAQ and the TSX) that are, in the Offeror’s discretion, necessary to complete the Offer, shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its reasonable discretion;

(f)	this Agreement shall not have been terminated by Fibrek or the Offeror in accordance with its terms;

(g)	subject to Section (e) of this Schedule A, which shall govern to the extent of any inconsistency with this Section (g); (x) no act, action, suit, investigation or proceeding shall have been taken or threatened or be pending before or by any Governmental Entity or private Person or entity, or group thereof (which, in the case of a private Person or entity, or group thereof, the Offeror reasonably believes may succeed) whether or not having the force of Law; (y) there shall be no judgment, order, injunction, decree or stay proposed, sought, enacted, enforced, issued, amended or deemed applicable to the Offer; and (z) no Law shall have been proposed, enacted, entered, promulgated, amended or applied, in either case, unless the same is acceptable to the Offeror in its sole discretion:

(i)	challenging the validity of the Offer or the Offeror’s ability to maintain the Offer;

(ii)	which has the effect, directly or indirectly, of cease trading, making illegal, enjoining, prohibiting, preventing, restraining or imposing material limitations or conditions on: (A) the making or consummation of the Offer; (B) the take-up or acquisition by, or the sale to, the Offeror of Common Shares; or (C) the ability of the Offeror to acquire, own or hold, or exercise full rights of ownership in respect of the Common Shares;

(iii)	which would reasonably be expected to result in a Material Adverse Effect or, if the Offer were consummated, would reasonably be expected to result in an Offeror Material Adverse Effect;

(iv)	which seeks to prohibit or limit the ownership or operation by the Offeror of any material portion of the business or assets of Fibrek or its subsidiaries, or compel the Offeror or its Affiliates to dispose of or hold separate any material portion of the business or assets of Fibrek or any of its Affiliates; or

(v)	which seeks to obtain from the Offeror or Fibrek or any of their respective Affiliates any material damages, fees, levies or penalties directly or indirectly in connection with the Offer;

Conditions to the Offer

(h)	the Offeror shall have determined in its reasonable discretion that no Material Adverse Effect has occurred or would reasonably be expected to occur, in respect of Fibrek after the date of this Agreement or a Material Adverse Effect shall have been disclosed to, or discovered by, the Offeror, if not previously disclosed in writing to the Offeror, after the date of this Agreement;

(i)	at the Expiry Time:

(i) Fibrek shall have complied in all material respects with its covenants and obligations under this Agreement to be complied with at or prior thereto; (ii) all representations and warranties made by Fibrek in this Agreement shall be true and correct as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time) without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation and warranty, where such inaccuracies in the representations and warranties, individually or in the aggregate, would (A) not reasonably be expected to have a Material Adverse Effect, or (B) materially and adversely affect the ability of the Offeror to proceed with the Offer or, (C), if the Offer were consummated, would not reasonably be expected to have a Material Adverse Effect; and (iii) the representations and warranties of Fibrek in Section (e) of Part II of Schedule B (Capitalization) shall be true and correct in all respects except for deminimus deviations, and the Offeror shall have received, not more than seven hours before the Expiry Time, a certificate of Fibrek, signed by two senior officers (without personal liability), satisfactory to the Offeror, acting reasonably, certifying all of the foregoing in this Section (i) (other than (i)(ii)(B)) after due inquiry;

(j)	the Board of Directors shall not have withdrawn, modified or changed in a manner adverse to the Offeror its approval or recommendation of the Agreement or the Offer, or approved or recommended any Acquisition Proposal;

(k)	none of the Lock-Up Agreements shall have been terminated by a Locked-Up Shareholder and no breach of any Lock-Up Agreement by a Locked-Up Shareholder shall have occurred;

(l)	the Shareholder Rights Plans shall have been waived by the Board of Directors in accordance with the requirements of this Agreement or otherwise terminated so as to have no effect in respect of the Contemplated Transactions or any acquisition of Common Shares by the Offer or its Affiliates pursuant to the Contemplated Transactions;

(m)	the Offeror Shareholder Approval shall have been obtained; and

(n)	the Registration Statement for the Offeror Shares to be issued pursuant to the Offer shall have become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued nor shall there have been any proceeding for that purpose initiated or threatened by the SEC and the Offeror shall have received all necessary state securities Laws or blue sky authorizations.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such assertion, including any action or inaction by the Offeror. Subject to the provisions of the Agreement to which this Schedule is attached, the Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

Conditions to the Offer

SCHEDULE B

REPRESENTATIONS AND WARRANTIES

PART I: REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

(a)	Organization and Qualification. The Offeror is a corporation duly incorporated, amalgamated, continued or created and validly existing under the Laws of its jurisdiction of incorporation, amalgamation, continuance or creation and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted.

(b)	Authority Relative to this Agreement. The Offeror has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Offeror as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by the Offeror and the performance by the Offeror of its obligations under this Agreement have been duly authorized by the board of directors of the Offeror and no other corporate proceedings on its part are necessary to authorize this Agreement or the performance of its obligations hereunder, other than the Offeror Shareholder Approval. This Agreement has been duly executed and delivered by the Offeror, and constitutes a legal, valid and binding obligation of the Offeror, enforceable against the Offeror in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	No Violation. Neither the authorization, execution and delivery of this Agreement by the Offeror, nor the completion of the transactions contemplated by this Agreement, nor compliance by the Offeror with any of the provisions hereof will:

(i)	result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, material penalty or payment obligation under any provision of:

(A)	its articles, charters or by-laws or other comparable organizational documents;

(B)	any material Contract to which the Offeror is a party or to which it, or any of its properties or assets, may be subject or by which the Offeror is bound, or

(C)	except for compliance with Securities Laws, Regulatory Laws, the policies and bylaws of any applicable stock exchange, any Laws applicable to the Offeror, or any of its properties or assets;

(d)	Sufficiency of Funds. Other than the amounts to be provided under the Credit Facilities, which the Offeror expects to have in advance of making the Offer, the Offeror has sufficient funds, or adequate arrangements (in compliance with applicable Securities Laws) for financing in place, to ensure that it will have sufficient funds, to pay that portion of the purchase price payable under the Offer in cash in respect of all of the Common Shares on a Fully-Diluted Basis.

(e)	Capitalization and Listing. The authorized capital of the Offeror is set forth in the Offeror Public Disclosure Record. The Offeror Shares to be issued in connection with the Offer will be duly authorized and, when issued under the Offer, all such Offeror Shares will be: (i) validly issued as fully paid and non-assessable; and (ii) listed for trading on NASDAQ and the TSX.

(f)	Reports. The Offeror has filed or furnished with all applicable securities regulatory authorities true and complete copies of the Offeror Public Disclosure Record that the Offeror is required to file or furnish therewith. The Offeror Public Disclosure Record at the time filed or furnished: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein when necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) complied in all material respects with the requirements of all applicable securities laws.

Representations and Warranties

(g)	Financial Statements.

(i)	The Offeror’s audited financial statements as at and for the fiscal years ended December 31, 2010 (the “2010 Offeror Financial Statements”) and December 31, 2009 and the Offeror’s unaudited interim financial report for the three and nine-months ended September 30, 2011 (the “Offeror Interim Financial Report”) periods (including the notes thereto) (collectively, the “Offeror Financial Statements”) were, and all financial statements of the Offeror which are publicly disseminated by the Offeror in respect of any subsequent periods prior to the Effective Time will be, prepared in accordance with US GAAP applied on a basis consistent with prior periods (except as otherwise indicated in such Offeror Financial Statements and the notes thereto or in the related report of the Offeror’s independent accountants) and present fairly in all material respects the consolidated financial condition, results of operations, and cash flows of the Offeror and its subsidiaries as of the respective dates thereof and for the periods indicated therein and reflect reserves required by US GAAP in respect of all material contingent liabilities, if any, of the Offeror and its subsidiaries on a consolidated basis as of the respective dates thereof.

(ii)	The management of the Offeror has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Offeror in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Offeror in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to the Offeror’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure;

(iii)	The Offeror maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Offeror and its subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP, and that receipts and expenditures of the Offeror and its subsidiaries are being made only with authorizations of management and directors of the Offeror and its subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Offeror or its subsidiaries that could have a material effect on its financial statements. To the knowledge of the Offeror, prior to the date of this Agreement: (1) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Offeror that are reasonably likely to adversely affect the ability of the Offeror to record, process, summarize and report financial information; and (2) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Offeror;

(iv)	To the Offeror’s knowledge, there is no effect, event, occurrence or state of facts that would, or would be reasonably be expected to prevent the chief executive officer and/or the chief financial officer of the Offeror from properly providing the certifications required under Items 601(b)(31)(i) and 601(b)(32) of SEC Regulation S-K, in each case with respect to the Offeror’s annual filings for its fiscal year ended December 31, 2011, without taking into account any transactions contemplated by this Agreement; and

(v)	Since September 30, 2011, neither the Offeror nor any of its subsidiaries nor, to the Offeror’s knowledge, any director, officer, auditor of the Offeror or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written

Representations and Warranties

or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Offeror or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Offeror or any of its subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the board of directors the Offeror.

(h)	Absence of Certain Changes. Except as disclosed or reflected in the Offeror Public Disclosure Record publicly available on EDGAR, since December 31, 2010, there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, an Offeror Material Adverse Effect.

(i)	Litigation. Except as disclosed in the Offeror Public Disclosure Record, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Offeror, threatened against or relating to the Offeror or any of its subsidiaries, the business of the Offeror or any of its subsidiaries or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, an Offeror Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor to the Offeror’s knowledge are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Section shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, an Offeror Material Adverse Effect). Neither the Offeror nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have an Offeror Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(j)	Stock Exchange Compliance. The Offeror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ and the TSX.

PART II: REPRESENTATIONS AND WARRANTIES OF FIBREK

(a)	Organization and Qualification. Fibrek and each of its subsidiaries is a corporation, partnership or trust, as the case may be, duly incorporated, amalgamated, continued, created or formed, as the case may be, and validly existing under the applicable Laws of its jurisdiction of incorporation, amalgamation, continuance, creation or formation, as the case may be, and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Fibrek and each of its subsidiaries is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its property and assets, owned, leased, licensed or otherwise held, or the nature of its activities, makes such registration or authorization and qualification necessary, except where the failure to be so registered, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)	Authority Relative to this Agreement. Fibrek has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Fibrek as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by Fibrek and the performance by Fibrek of its obligations under this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by Fibrek, and constitutes a legal, valid and binding obligation of Fibrek, enforceable against Fibrek in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

Representations and Warranties

(c)	No Violation. Neither the authorization, execution and delivery of this Agreement by Fibrek, nor the completion of the transactions contemplated by this Agreement, nor compliance by Fibrek with any of the provisions hereof will:

(i)	result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, material penalty or payment obligation under any provision of:

(A)	its or any subsidiary’s articles, charters or by-laws or other comparable organizational documents;

(B)	any Material Contract to which Fibrek or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Fibrek or any of its subsidiaries is bound, except as disclosed in Section 3.2(c) of the Disclosure Letter; or

(C)	except for compliance with Securities Laws, Regulatory Laws, and the policies and bylaws of the TSX, any Laws applicable to Fibrek, its subsidiaries, or any of their respective properties or assets;

(ii)	except as disclosed in Section 3.2(c) of the Disclosure Letter, give rise to any termination or acceleration of indebtedness of Fibrek or any of its subsidiaries, or cause any available credit of Fibrek or any of its subsidiaries to cease to be available; or

(iii)	result in the imposition of any Lien upon any of the property or assets of Fibrek, or a subsidiary of Fibrek, or restrict, hinder, impair or limit the ability of Fibrek or a subsidiary of Fibrek to conduct the business of Fibrek or any of its subsidiaries as and where it is now being conducted that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)	Compliance with Laws. None of Fibrek or any of its subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (i) its articles or bylaws or equivalent organizational documents; or (ii) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Material Adverse Effect.

(e)	Capitalization. The authorized share capital of Fibrek consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series. As of the close of business on the day prior to the date of this Agreement, there were issued and outstanding 130,075,556 Common Shares, and a total of 4,523,635 Common Shares have been reserved for issuance under the Fibrek Stock Option Plan. The terms of the options (including the exercise prices thereof) are disclosed in Section 3.2(e) of the Disclosure Letter. Except for the Options and the SRP Rights, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, obligations or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or that may require the issuance, sale or transfer by Fibrek of any securities of Fibrek (including Common Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Fibrek (including Common Shares) or subsidiaries of Fibrek, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of Fibrek or any of its subsidiaries based upon the book value, income or any other attribute of Fibrek or any of its subsidiaries. No Shareholder is entitled to any pre-emptive or other similar right granted by Fibrek or any of its subsidiaries.

(f)	Ownership of Subsidiaries. Section 3.2(f) of the Disclosure Letter includes a complete and accurate list of all subsidiaries owned, directly or indirectly, by Fibrek, each of which is wholly-owned. All of the issued and outstanding securities and other ownership interests in the subsidiaries of Fibrek are duly authorized, validly issued, fully paid and non-assessable, and, except as disclosed in Section 3.2(f) of the Disclosure Letter, all such securities and other ownership interests held directly or indirectly by Fibrek are legally and

Representations and Warranties

beneficially owned free and clear of all Liens and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such securities or other ownership interests in material assets or properties of any of the subsidiaries of Fibrek. Except as disclosed in Section 3.2(e) of the Disclosure Letter there are no Contracts, commitments, agreements, understandings, arrangements or restrictions that require Fibrek or any of its subsidiaries to issue, sell or deliver any securities or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests. Other than the subsidiaries listed on Section 3.2(f) of the Disclosure Letter, neither Fibrek nor any of its subsidiaries own any capital stock of, or other equity or voting interests in, any Person.

(g)	Securities Laws Matters. Fibrek is a “reporting issuer” under Securities Laws in each of the provinces and territories of Canada and is not on a list of reporting issuers in default under the Securities Laws of such jurisdictions. Fibrek and its subsidiaries have been and are now in compliance, in all material respects, with all applicable Securities Laws and, other than proceedings relating to the Shareholder Rights Plan, there are no current, pending or, to Fibrek’s knowledge threatened proceedings before any Securities Authority or other Governmental Entity relating to any alleged non-compliance with any Securities Laws. The Common Shares are listed on, and Fibrek is in compliance, in all material respects, with the rules and policies of, the TSX. Fibrek is not subject to regulation by any other stock exchange. As of the date hereof, no delisting, suspension of trading in or cease trading order with respect to any securities of Fibrek has been issued or made and, to the knowledge of Fibrek, no inquiry or investigation (formal or informal) of any Securities Authority or the TSX is in effect or ongoing or expected to be implemented or undertaken with respect to Fibrek. Fibrek has not filed any confidential material change report which at the date hereof remains confidential. All of the documents included in the Fibrek Public Disclosure Record, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities.

(h)	Financial Statements.

(i)	Fibrek’s audited financial statements as at and for the fiscal years ended December 31, 2010 (the “2010 Financial Statements”) and December 31, 2009 and Fibrek’s unaudited interim financial report for the three and nine-months ended September 30, 2011 (the “Interim Financial Report”) periods (including the notes thereto) (collectively, the “Financial Statements”) were, and all financial statements of Fibrek which are publicly disseminated by Fibrek in respect of any subsequent periods prior to the Effective Time will be, prepared in accordance with Canadian GAAP applied on a basis consistent with prior periods (except as otherwise indicated in such Financial Statements and the notes thereto or in the related report of Fibrek’s independent accountants) and present fairly in all material respects the consolidated financial condition, results of operations, and cash flows of Fibrek and its subsidiaries as of the respective dates thereof and for the periods indicated therein and reflect reserves required by Canadian GAAP in respect of all material contingent liabilities, if any, of Fibrek and its subsidiaries on a consolidated basis as of the respective dates thereof.

(ii)	The management of Fibrek has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Fibrek in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Fibrek in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Fibrek’s

Representations and Warranties

management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure;

(iii)	Fibrek maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Fibrek and its subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian GAAP, and that receipts and expenditures of Fibrek and its subsidiaries are being made only with authorizations of management and directors of Fibrek and its subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Fibrek or its subsidiaries that could have a material effect on its financial statements. To the knowledge of Fibrek, prior to the date of this Agreement: (1) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Fibrek that are reasonably likely to adversely affect the ability of Fibrek to record, process, summarize and report financial information; and (2) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Fibrek;

(iv)	To Fibrek’s knowledge, there is no effect, event, occurrence or state of facts that would, or would be reasonably be expected to prevent the chief executive officer and/or the chief financial officer of Fibrek from properly providing the certifications required under National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings under Form 52-109F1 - Certification of Annual Filings with respect to Fibrek’s annual filings for its fiscal year ended December 31, 2011, without taking into account any transactions contemplated by this Agreement; and

(v)	Since September 30, 2011, neither Fibrek nor any of its subsidiaries nor, to Fibrek’s knowledge, any director, officer or auditor of Fibrek or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fibrek or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Fibrek or any of its subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board of Directors.

(i)	No Undisclosed Liabilities. Fibrek has no material obligations or liabilities of any nature, other than: (i) those set forth or adequately provided for in the 2010 Financial Statements and the Interim Financial Report; (ii) those incurred in the ordinary course of business consistent with past practice and not required to be set forth under Canadian GAAP in the Interim Financial Report; (iii) those incurred in the ordinary course of business consistent with past practice since September 30, 2011 that are not and would not, individually or in the aggregate with all other liabilities and obligations of Fibrek and its subsidiaries (other than those disclosed in the 2010 Financial Statements,) reasonably be expected to have a Material Adverse Effect or, as a consequence of the consummation of the Offer, have a Material Adverse Effect; (iv) those disclosed in Section 3.2(i) of the Disclosure Letter; and (v) those obligations incurred in connection with the execution of this Agreement.

(j)	Absence of Certain Changes. Except as disclosed in Section 3.2(j) of the Disclosure Letter, since September 30, 2011 and except as otherwise permitted by this Agreement:

(i)	Fibrek and its subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice;

Representations and Warranties

(ii)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, a Material Adverse Effect;

(iii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Material Adverse Effect has occurred;

(iv)	there has not been any change in the accounting practices used by Fibrek and its subsidiaries;

(v)	except for ordinary course adjustments to non-executive employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of Fibrek or its subsidiaries;

(vi)	there has not been any redemption, repurchase or other acquisition of Common Shares by Fibrek, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Common Shares;

(vii)	there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

(viii)	there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice;

(ix)	there has not been any satisfaction or settlement of any claims or liabilities that were not reflected in the 2010 Financial Statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice; and

(x)	except for ordinary course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of Fibrek or its subsidiaries.

(k)	Books and Records. The financial books, records and accounts of Fibrek and each of its subsidiaries: (i) have been maintained in accordance with good business practices and in accordance with applicable Laws (including Canadian GAAP) on a consistent basis with previous years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of Fibrek and its subsidiaries; and (iii) accurately and fairly reflect the basis for the Financial Statements.

(l)	Minute Books. The corporate minute books of each of Fibrek and its subsidiaries that are corporations contain minutes of all meetings and resolutions of their respective boards of directors and committees of such boards of directors, as applicable, other than those portions of minutes of meetings reflecting discussions of the Offer, and of shareholders and are complete and accurate in all material respects. True and complete copies of all such minute books recording such meetings and resolutions and containing currently applicable constating documents of each such entity have been provided to Representatives of the Offeror and neither Fibrek nor any of its subsidiaries has taken any action to amend or supersede such documents.

(m)	Consents and Approvals. Except as disclosed in Section 3.2(m) of the Disclosure Letter, no consent, waiver or approval from other parties to Material Contracts to which Fibrek or any of its subsidiaries is a party or by which it or they are bound is required to be obtained by Fibrek or any of its subsidiaries in connection with the authorization, execution or delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

(n)	Taxes. Except as disclosed in Section 3.2(n) of the Disclosure Letter:

(i)	Fibrek and each of its subsidiaries has filed or caused to be filed on a timely basis all Returns required to be filed by applicable Law. All such Returns are correct and complete in all material respects and have not been amended. Fibrek and each of its subsidiaries has timely paid all Taxes that are due and payable by Fibrek or its subsidiaries, including all instalments on account of Taxes for the current year that are due and payable by Fibrek or its subsidiaries whether or not assessed (or reassessed) by the

Representations and Warranties

appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under applicable Law. Reserves and provisions for Taxes accrued but not yet due and payable as reflected in the Financial Statements are adequate as of the date of the Financial Statements and are in accordance with Canadian GAAP. There are no liens for Taxes upon any of the assets or properties of Fibrek or any of its subsidiaries.

(ii)	there is no dispute, claim, audit, investigation, examination or proceeding pending or, to the knowledge of Fibrek, threatened against Fibrek or any of its subsidiaries in respect of Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(iii)	neither Fibrek nor any of its subsidiaries has requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(A)	to file any Return (which has not since been filed) in respect of any Taxes for which Fibrek or any of its subsidiaries is or may be liable;

(B)	to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which Fibrek or any of its subsidiaries is or may be liable;

(C)	Fibrek or any of its subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(D)	any Governmental Entity may assess or collect Taxes for which Fibrek or any of its subsidiaries is liable;

(iv)	Fibrek and each of its subsidiaries has duly and timely deducted, collected or withheld from any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person and has duly and timely remitted the same (or is properly holding for such remittance) to the appropriate Governmental Entity all Taxes and other amounts it is required or permitted by applicable Law to so deduct or collect and remit;

(v)	Fibrek and each of its subsidiaries has duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, and value-added Taxes required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it;

(vi)	neither Fibrek nor any of its subsidiaries is a party to, bound by or obligated under any Tax sharing agreement, Tax indemnification agreement or other contractual agreement relating to Tax sharing or allocation;

(vii)	Fibrek has made available to the Offeror complete and accurate copies of all Returns which Fibrek and its subsidiaries were required to file in respect of the three fiscal years ending prior to the date hereof;

(viii)	none of Fibrek or any of its subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act or the Code: (A) for consideration the value of which is less than the fair market value of the property; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property; and

(ix)	for the purposes of the Tax Act and the Code and any other relevant Tax purposes:

(A)	Fibrek is resident in Canada; and

(B)	the subsidiaries of Fibrek are resident in the country of the jurisdiction in which they were formed, and are not resident in any other country.

Representations and Warranties

(o)	Assets and Property. Except as disclosed in Section 3.2(o) of the Disclosure Letter, Fibrek and its subsidiaries have good and valid legal and beneficial title to or a valid legal and beneficial leasehold estate, free and clear of any Liens, in all material real and personal property and assets currently owned, leased or used by Fibrek or any of its subsidiaries (the “Property”). To the knowledge of Fibrek, all Taxes, rentals, fees, expenditures and other payments in respect of the Property have been paid or incurred. To the knowledge of Fibrek, there is no adverse claim against or challenge to the title to or ownership of the Property which could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.2(o) of the Disclosure Letter, no person other than Fibrek and its subsidiaries has any interest in the Property owned by Fibrek and its subsidiaries or any right to acquire any interest therein. There are no material restrictions on the ability of Fibrek and its subsidiaries to use, transfer or exploit the Property owned by Fibrek and its subsidiaries in the ordinary course, except pursuant to applicable Law. Neither Fibrek nor any of its subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Fibrek or a subsidiary of Fibrek in any of the Property which could reasonably be expected to have a Material Adverse Effect.

(p)	Material Contracts. Fibrek and its subsidiaries have performed in all material respects the obligations required to be performed by them to date under the Material Contracts. Neither Fibrek nor any of its subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does Fibrek have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. None of Fibrek or any of its subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Fibrek, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto. Prior to the date hereof, Fibrek has made available to the Offeror true and complete copies of all of the Material Contracts of Fibrek and its subsidiaries. All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Fibrek (or a subsidiary of Fibrek, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity). Fibrek has not received any written or, to the knowledge of Fibrek, other notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Fibrek or any of its subsidiaries, and, to the knowledge of Fibrek, no such action has been threatened.

(q)	Permits. Fibrek and each of its subsidiaries have each obtained and are in material compliance with all material Permits required by applicable Laws, necessary to conduct its business as now being conducted. To the knowledge of Fibrek, except as disclosed in Section 3.2(q) of the Disclosure Letter, there are no facts, events or circumstances that would reasonably be expected to result in a Material Adverse Effect or a failure to obtain such material Permits as are necessary to conduct the business of Fibrek and each of its subsidiaries as they are currently being conducted as set forth in the Fibrek Public Disclosure Record.

(r)	Environmental Matters. Except as disclosed in the Fibrek Public Disclosure Record and in Section 3.2(r) of the Disclosure Letter:

(i)	none of Fibrek or any of its subsidiaries is in material violation of any Environmental Laws;

(ii)	there are no pending or threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, orders, notices of non-compliance, infraction or violation, prosecution, investigation or proceedings relating to any Environmental Law against Fibrek or any of its subsidiaries which could be expected to have a Material Adverse Effect;

(iii)	Fibrek and its subsidiaries are in possession of, and in compliance with, all material Permits required under Environmental Laws to own, lease and operate the Property and to conduct their respective businesses as they are now being conducted;

(iv)	no material environmental, reclamation or closure obligation, demand, notice, work order or other material liabilities presently exist pursuant to Environmental Laws with respect to any portion of any

Representations and Warranties

currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Fibrek and its subsidiaries and, to Fibrek’s knowledge, there is no basis for any such material obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(v)	neither Fibrek nor any of its subsidiaries is subject to any proceeding, application, order or directive which relates to environmental or public health or safety matters, and which may require any material work, repairs, construction or expenditures;

(vi)	to Fibrek’s knowledge, there are no changes in the status, terms or conditions of any Permits required under Environmental Laws held by Fibrek or any of its subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Fibrek or any of its subsidiaries following the Effective Date;

(vii)	Fibrek and its subsidiaries have made available to the Offeror all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information in their possession or control with respect to environmental matters; and

(viii)	to Fibrek’s knowledge, Fibrek and its subsidiaries are not subject to any past or present fact, condition or circumstance that would reasonably be expected to result in liability under any Environmental Laws that would reasonably be expected to result in a Material Adverse Effect.

(ix)	All representations and warranties of Fibrek pertaining to environmental or public health and safety matters are included solely in this Sections (q) and (r) of Part II of Schedule B, and all other provisions of this Agreement shall be interpreted accordingly.

(s)	Compliance with Laws. Fibrek and each of its subsidiaries are in compliance with and are not in violation of any applicable Laws, except for any failures to comply or violations which would not have a Material Adverse Effect and none of Fibrek or any of its subsidiaries has received any notice of any alleged violation of any applicable Laws.

(t)	Employment Matters.

(i)	except as disclosed in Section 3.2(t) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will:

(A)	result in any payment (including, without limitation, bonus, golden parachute, retirement, termination, severance, retiring allowance or similar payment, or any other benefit or enhanced benefit) becoming due or payable to any current or former employee, officer or director of Fibrek or of any of its subsidiaries;

(B)	increase the compensation or benefits otherwise payable to any current or former employee, officer or director of Fibrek or of any of its subsidiaries;

(C)	entitle any employee of Fibrek or of any of its subsidiaries to any job security or similar entitlement; or

(D)	result in the acceleration of the time of payment or vesting of any benefits or entitlements otherwise available pursuant to any Employee Plan;

(the foregoing being referred to as “Change of Control Payments”);

(ii)	there is no labour strike, dispute, slowdown, stoppage or other labour difficulty pending, involving or, to the knowledge of Fibrek, threatened, against Fibrek or any of its subsidiaries:

Representations and Warranties

(iii)	Fibrek and its subsidiaries are in compliance with Laws respecting employment and employment practices (including, without limitation, employment insurance, employer health tax, employment standards, labour relations, occupational health and safety, human rights and workers’ compensation), except where failure to be in compliance would not have a Material Adverse Effect, and, to the knowledge of Fibrek, there are no pending or threatened proceedings before any Governmental Entity with respect to any of the foregoing;

(iv)	Section 3.2(t) of the Disclosure Letter contains a complete list of all of the Employee Plans, true and complete copies of which have been provided to the Offeror, each of the Employee Plans is and has been established, maintained, funded, invested and administered in compliance with its terms, all employee plan summaries and booklets, and with all applicable Laws and there has been no amendment to, announcement by Fibrek or any of its subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year;

(v)	all employer payments, contributions or premiums required to be remitted or paid to or in respect of each Employee Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, all applicable actuarial reports and all applicable Laws, and no Taxes, penalties or fees are owing or eligible under or in respect of any Employee Plan; and

(vi)	except as disclosed in Section 3.2(t) of the Disclosure Letter, neither Fibrek nor any of its subsidiaries currently sponsors, maintains, contributes to or has any liability under, nor has ever sponsored, maintained, contributed to or incurred any liability under a “registered pension plan” or a “retirement compensation arrangement”, each as defined under the Tax Act, a “pension plan” as defined under applicable pension benefits standards legislation, or any other plan organized and administered to provide pensions for employees or former employees;

(u)	Disagreements with Auditors. There has not been any reportable disagreement (within the meaning of Section 4.11 of Regulation 51-102 respecting continuous disclosure obligations) with Fibrek’s auditors.

(v)	No Brokers. Except for the fees to be paid to TD Securities and Canaccord Genuity pursuant to their respective engagement letters with Fibrek, true and complete copies of which has been delivered to the Offeror concurrently with the Disclosure Letter, Fibrek has not agreed to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with this Agreement and the transactions contemplated herein.

(w)	Litigation. Except as disclosed in the Fibrek Public Disclosure Record, there is no claim, action, proceeding or investigation pending or, to the knowledge of Fibrek, threatened against or relating to Fibrek or any of its subsidiaries, the business of Fibrek or any of its subsidiaries or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor to Fibrek’s knowledge are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Section shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Material Adverse Effect). Neither Fibrek nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(x)	Insurance.

(i)	Fibrek has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have

Representations and Warranties

been paid and neither Fibrek nor any of its subsidiaries has failed to make a claim thereunder on a timely basis; and

(ii)	each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor share) be kept in full force and effect by Fibrek through the Effective Time. No written (or, to the knowledge of Fibrek, other) notice of cancellation or termination has been received by Fibrek or any subsidiary with respect to any such policy.

(y)	Non-Arm’s Length Transactions. Except as disclosed in the Fibrek Public Disclosure Record, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Fibrek or any of its subsidiaries) between Fibrek or any of its subsidiaries on the one hand, and any (i) officer or director of Fibrek or any of its subsidiaries, (ii) any holder of record or, to Fibrek’s knowledge, beneficial owner of ten percent or more of the voting securities of Fibrek, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(z)	United States Securities Laws. The Common Shares are and are not required to be registered pursuant to Section 12 of the United States Securities Exchange Act of 1934. Fibrek is a “foreign private issuer” as that term is defined in Rule 405 promulgated under the 1933 Act. Fibrek is not an “investment company” under the United States Investment Company Act of 1940, as amended.

Representations and Warranties

SCHEDULE C

FORM OF LOCK-UP AGREEMENT

February •, 2012

[Offeror]

Attention:

Dear Sirs:

I understand that [Offeror] directly or through one of its affiliates (the “Offeror”) has agreed to make a public offer (the “Offer”) to acquire all of the outstanding common shares in the capital of Fibrek Inc. (“Fibrek”).

1.	Covenants of Supporting Shareholder

I                                     , am the beneficial owner of the securities of Fibrek specified below. In my capacity as shareholder and not in my capacity as officer or director of Fibrek (the “Supporting Shareholder”), from the date hereof until the date the support agreement between the Offeror and Fibrek dated February •, 2012 (the “Support Agreement”) is terminated, I hereby agree:

(a)	in accordance with any instructions I will receive from Fibrek (subject to compliance of such instructions with the terms of the Support Agreement), to exercise any Eligible Options (as defined in the Support Agreement, “Eligible Options”)) (the shares of Fibrek issued upon the exercise of the Eligible Options, if any when issued, together with any shares of Fibrek beneficially owned by, hereafter acquired or under the control or direction of the undersigned, the “Locked-up Shares”);

(b)	to, within thirty (30) days after commencement of the Offer in accordance with Section 2 of the Support Agreement, (i) deposit or cause to be deposited with the depositary under the Offer all of the Locked-up Shares (other than the Locked-up Shares issuable upon the exercise of Eligible Options which shall be deposited as described in clause (ii) hereof); and (ii) deposit or cause to be deposited any Locked-Up Shares issued upon the exercise of all Eligible Options held by the undersigned in accordance with Section 2.4 of the Support Agreement;

(c)	not to sell, assign, transfer or encumber the Locked-Up Shares or agree to do any of the foregoing and not to permit any of my affiliates to sell, assign, transfer or encumber the Locked-Up Shares or agree to do any of the foregoing;

(d)	to take all such steps as are required to ensure that at the time at which the Locked-Up Shares are taken up and paid for under the Offer the Locked-up Shares will be owned beneficially by the undersigned with a good and valid title free of any encumbrances;

(e)	except in order to tender to a Superior Proposal, not to exercise, and to cause any of my Affiliates to exercise, any statutory or other rights of withdrawal with respect to any of the Locked-Up Shares once deposited pursuant to the Offer (or otherwise disposed of) unless this Lock-up Agreement is terminated prior to the Offerors taking up the Fibrek Shares under the Offer; and

(f)	to not take any action, directly, or indirectly, which may in any way adversely affect the success of the Offer or the purchase of any Fibrek Shares under the Offer.

2.	Representations and Warranties

I represent and warrant that:

(a)	I have, and at the time the Locked-up Shares are tendered to the Offer I will have, the sole right to sell and vote all of the Locked-up Shares, with good and valid title thereto, free and clear of any and all encumbrances and demands of any nature or kind whatsoever. The only securities of Fibrek beneficially owned, directly or indirectly, by me are the securities set forth below;

Lock-Up-Agreement

(b)	upon take up of and payment for the Locked-up Shares, I will have conveyed to the Offeror good and valid title to the Locked-up Shares free and clear of any and all encumbrances and demands of any nature or kind whatsoever; and

(c)	no person has any agreement or option for the purchase, acquisition or transfer from me of any of the Locked-up Shares or any interest therein or right thereto, except the Offeror pursuant to the terms of this Agreement.

3.	Termination

This agreement shall terminate automatically without any further act of the parties hereto in the event the Support Agreement is terminated. In addition, this agreement may be terminated by notice in writing:

(a)	at any time by mutual consent of the Offeror and the Supporting Shareholder;

(b)	by the Supporting Shareholder if the Offeror has not taken-up and paid for the Locked-up Shares on or prior to the Outside Date (as defined in the Support Agreement); or

(c)	by the Supporting Shareholder if the Offeror has modified the Offer to reflect any change contemplated in [Sections 2.1(i)(i) through (v) of the Support Agreement].

Upon termination of this Agreement, the Supporting Shareholder shall be entitled to withdraw without penalty or liability any of the Locked-up Shares deposited under the Offer and shall no longer be required to deposit any of the Locked-up Shares under the Offer, and none of the parties hereto shall have any further rights or obligations hereunder.

Except as expressly set forth herein, no party to this letter agreement may assign any of its rights or obligations under this letter agreement without the prior written consent of the other party except that the Offeror may assign its rights and obligations under this letter agreement to any of its Affiliates, to the extent permitted by the Support Agreement, but no such assignment shall relieve the Offeror of its obligations hereunder.

Prior to first public disclosure of the existence and terms and conditions of this letter agreement, none of the parties hereto shall disclose the existence of this letter agreement, or any details hereof, to any person other than its advisors, Fibrek and Fibrek’s directors and officers, without the prior written consent of the other party hereto, except to the extent required by law. The existence and terms and conditions of this letter agreement may be disclosed by the Offeror and Fibrek in the press release issued in connection with the execution of the Support Agreement, the Bid Circular and the Directors’ Circular. The Supporting Shareholder consents to the public filing of this Agreement on SEDAR.

Time shall be of the essence of this agreement. This agreement shall be governed and construed in accordance with the laws in force in the Province of Quebec and the laws of Canada applicable therein. The Parties hereto have agreed that this Agreement be drawn up in the English Language. Les parties aux présentes ont convenu que la présente entente soit rédigée en anglais.

Lock-Up-Agreement

Yours truly,

Name:

Address:

Fax:

Accepted and agreed this              day of                             , 2012.

[OFFEROR]

By:
Name:
Title:

Lock-Up-Agreement

LOCKED-UP SHARES

Number of Common Shares	Number of Options

Lock-Up-Agreement

SCHEDULE D

PRORATION CALCULATIONS

The Maximum Cash Consideration and the Maximum Unit Consideration will be pro rated on each date (a “Take-Up Date”) upon which the Offeror takes up or acquires Common Shares pursuant to the Offer, Compulsory Acquisition or Subsequent Acquisition Transaction as necessary to ensure that the total aggregate consideration payable under the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed the Maximum Cash Consideration and the Maximum Unit Consideration. Accordingly:

(a) the aggregate amount of cash that the Offeror will pay as consideration for Common Shares pursuant to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction on any Take-Up Date shall not exceed the Maximum Cash Consideration multiplied by a fraction, the numerator of which is the number of Common Shares to be taken up on such Take-Up Date and the denominator of which is the total number of outstanding Common Shares not held by the Offeror on the date of the Offer, calculated on a fully-diluted basis (the “Maximum Take-Up Date Cash Consideration”); and

(b) the aggregate number of Offeror Shares that the Offeror will issue as consideration for Common Shares pursuant to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction on any Take-Up Date shall not exceed the Maximum Share Consideration multiplied by a fraction, the numerator of which is the number of Common Shares to be taken up on such Take-Up Date and the denominator of which is the total number of outstanding Common Shares not held by the Offeror on the date of the Offer, calculated on a fully-diluted basis (the “Maximum Take-Up Date Share Consideration”).

The actual consideration to be received by a Shareholder electing the cash alternative (a “Cash Electing Shareholder”) and a Shareholder electing (or deemed to be electing) the share alternative (a “Share Electing Shareholder”) is subject to the following:

(a) if, on any Take-Up Date, the aggregate cash consideration that would otherwise be payable by the Offeror to Cash Electing Shareholders in respect of their Common Shares to be taken up on such Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, then the Maximum Take-Up Date Cash Consideration will be prorated among the Cash Electing Shareholders such that each Cash Electing Shareholder will receive an amount equal to the amount of the cash sought by such Cash Election Shareholder multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Cash Consideration and the denominator of which is the aggregate amount of the cash consideration sought by all Cash Electing Shareholders on such Take-Up Date, and each such Cash Electing Shareholder will receive the balance of the consideration to which they are entitled in the form of a number of Offeror Shares calculated by dividing such balance by $8.44 rounded down to the nearest whole number (with cash paid in lieu of any fractional Offeror Share); and

(b) if, on any Take-Up Date, the number of Offeror Shares that would otherwise be issuable to Share Electing Shareholders in respect of their Common Shares to be taken up on such Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, then the Maximum Take-Up Date Share Consideration will be prorated among the Share Electing Shareholders such that each Share Electing Shareholder will receive a number of Offeror Shares equal to the number of Offeror Shares sought by such Share Electing Shareholder multiplied by a fraction (rounded to four decimal places), the numerator of which is the Maximum Take-Up Date Share Consideration and the denominator of which is the aggregate number of Offeror Shares sought by all Share Electing Shareholders in respect of their Common Shares to be taken up on such Take-Up Date, rounded down to the nearest whole number (with cash paid in lieu of any fractional Offeror Shares) and each such Share Electing Shareholder will receive the balance of the consideration to which they are entitled in cash, calculated by multiplying the number of Offeror Shares to which they were otherwise entitled but did not receive by $8.44 (rounded down to the nearest $0.01).

Proration Calculations

For the purposes of the calculations, if any Shareholder elects more than one consideration alternative, such Shareholder will be considered as a separate Shareholder with respect to each consideration alternative elected. Any cash paid in lieu of any fractional Offeror Shares hereunder shall be in addition to and shall not reduce the Maximum Cash Consideration.

Proration Calculations

ANNEX H DIRECTORS OF MERCER

Jimmy S.H. Lee, age 55, has been a director since May 1985 and President and Chief Executive Officer since 1992. Previously, during the period that MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. Mr. Lee was also a director of Quinsam Capital Corp. from March 2004 to November 2007 and Fortress Paper Ltd. from August 2006 to April 2008. During Mr. Lee’s tenure with Mercer, we acquired our Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at our Stendal mill and acquired our Celgar mill.

Due to a variety of professional and other experiences, Mr. Lee possesses particular knowledge and experience in a variety of areas, including finance and banking, credit markets, derivative risk management, and international pulp markets. Additionally, as our Chief Executive Officer since 1992, Mr. Lee has guided the Company’s operations and development for the last 19 years.

William D. McCartney, age 56, has been a director since January 2003. Mr. McCartney has been President and Chief Executive Officer of Pemcorp Management Inc., a business consulting services firm primarily engaged in corporate finance and management consulting services, since 1990. Mr. McCartney is also currently Chief Executive Officer of Terrace Resources and a director of Petra Petroleum and New World Resources, all currently listed on the TSX Venture Exchange. Mr. McCartney was also a former director of Woodbridge Energy, Exeter Resource Corp., Southwestern Resources, Bowram Energy, Newstrike Capital, Aurora Platinum and Sunward Resources Ltd. Mr. McCartney is a member of the Canadian Institute of Chartered Accountants and was the founding partner of Davidson & Company Chartered Accountants.

As a Chartered Accountant, Mr. McCartney brings substantial knowledge relating to the financial accounting and auditing processes. He also has executive experience as the current Chief Executive Officer of Pemcorp Management Inc., as well as significant outside board experience, particularly in the natural resource sector. Mr. McCartney has also been involved with numerous capital restructuring events involving several public companies.

Graeme A. Witts, age 73, has been a director since January 2003. Mr. Witts organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was managing director from 1988 to 2000, when he retired. He is a director and was formerly the Chairman of Azure Property Group, SA, a European hotel group. Mr. Witts is also a fellow of the Institute of Chartered Accountants of England and Wales and has previous executive experience with the Procter & Gamble Company, as well as with Clarks shoes. Mr. Witts also has experience in government auditing.

Mr. Witts brings to the Board extensive experience in government auditing, as well as international executive experience from his tenures with Procter and Gamble and Clark shoes. Additionally, as a fellow of the Institute of Chartered Accountants of England and Wales, Mr. Witts brings a significant financial accounting knowledge from a global perspective.

Guy W. Adams, age 60, has been a director since August 2003. Mr. Adams is the managing member of GWA Advisors, LLC, GWA Investments, LLC and GWA Capital Partners, LLC, where he has served since 2002. GWA Investments is an investment fund investing in publicly traded securities managed by GWA Capital Partners, LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital, which he founded in 1996 to invest his own capital in public and private equity transactions, and a business consultant to entities seeking refinancing or recapitalization. Mr. Adams was a director of Vitesse Semiconductor Corp. from October 2007 to October 2009 and a director of Exar Corporation from October 2005 to September 2007.

Mr. Adams brings to the Board extensive finance and investment experience, including both private and public equity transactions. He has also been involved in numerous refinancing and recapitalization transactions

H-1

and has accumulated significant corporate governance experience after having previously served on the boards of three publicly traded companies. Mr. Adams has often been a speaker at conferences on matters of corporate governance. Additionally, prior to his current position as an investment manager, Mr. Adams spent eight years as an international operations manager in the oil industry.

Eric Lauritzen, age 73, has been a director since June 2004. Mr. Lauritzen was President and Chief Executive Officer of Harmac Pacific, Inc., a North American producer of softwood kraft pulp previously listed on the Toronto Stock Exchange and acquired by Pope & Talbot Inc. in 1998, from May 1994 to July 1998, when he retired. Mr. Lauritzen was Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a North American pulp and paper company previously listed on the Toronto Stock Exchange and acquired by Weyerhaeuser Company Limited in 1999, from July 1981 to April 1994.

As the former President and Chief Executive Officer of Harmac Pacific, Inc., and as the former Vice President of Pulp and Paper Marketing for MacMillan Bloedel Limited, Mr. Lauritzen has accumulated extensive executive, production and marketing experience in the pulp and paper industry, particularly in the softwood kraft pulp sector.

Bernard Picchi, age 62, has been a director since June 2011. Mr. Picchi has been the Managing Director of Private Wealth Management for Palisade Capital Management, LLC since July 2009. Prior to 2009, Mr. Picchi has been an analyst and consultant for several mid-sized broker/dealers and investment advisory firms. In particular, from 1980 to 1999, Mr. Picchi was an All Star rated energy analyst at Solomon Brothers, Kidder Peabody and Lehman Brothers, where he also served as Director of U.S. Stock Research. Mr. Picchi has also been the sole manager of the 5 Star rated $1.5 billion Capital Appreciation Fund of Federated Investors, where he served as U.S. Director of Research from January 2000 to June 2002. Mr. Picchi is also a Chartered Financial Analyst.

Mr. Picchi brings to the Board 30 years experience as a research investment professional with a particular focus on energy markets. The Board feels that Mr. Picchi’s knowledge of energy markets is especially relevant as the Company continues to increase its production and sale of “green” energy.

James Shepherd, age 59, has been a director since June 2011. Mr. Shepherd was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004. Mr. Shepherd is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and is the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has been a director with Canfor Corporation, which is listed on the Toronto Stock Exchange, from 2004 to 2007 and has been a director of Canfor Pulp Income Fund from 2006 to 2007. Mr. Shepherd is also currently a director of Conifex Timber Inc., which is listed on the TSX Venture Exchange, and Buckman Laboratories International Inc.

Mr. Shepherd brings to the Board over 25 years experience in the forest products sector, including Chief Executive Officer experience at Canfor Corporation which is one of the largest NBSK pulp producers in Canada.

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